As filed with the Securities and Exchange Commission on April 9, 2007
Registration No. 333-139989

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VALIDUS HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Bermuda	6331	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Validus Holdings, Ltd.
19 Par-La-Ville Road
Hamilton HM11 Bermuda
(441) 278-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 590-9200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to

Edward J. Noonan Jeff Consolino Validus Holdings, Ltd. 19 Par-La-Ville Road Hamilton HM11 Bermuda (441) 278-9000	Michael A. Becker, Esq. John Schuster, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 (212) 701-3000	Gary I. Horowitz, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Ave. New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
	Amount to be	Maximum Offering	Aggregate Offering
Title of Each Class of Securities to be Registered	Registered	Price per Unit	Price(1)(2)	Amount of Registration Fee(2)
Common Shares, $0.175 par value per common share			$200,000,000	$21,400

(1)	Includes shares to cover over-allotments, if any, pursuant to an over-allotment option granted to the underwriters.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion.
Dated April 9, 2007.

           Shares

Validus Holdings, Ltd.
Common Shares

This is an initial public offering of common shares of Validus Holdings, Ltd. Validus Holdings, Ltd. is offering           common shares. The selling shareholders named in this prospectus are offering           common shares. Validus Holdings, Ltd. will not receive any of the proceeds from the common shares sold by the selling shareholders. Prior to this offering, there has been no public market for our common shares.

We currently estimate that the initial public offering price per common share will be between $      and $      . Our common shares have been approved for listing on the New York Stock Exchange under the symbol “VR,” subject to official notice of issuance.

See “Risk Factors” beginning on page 11 to read about factors that you should consider before buying our common shares.

	Per share	Total

Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling shareholders	$	$

To the extent that the underwriters sell more than                common shares, the underwriters have the option to purchase up to an additional                common shares from the selling shareholders at the initial public offering price less the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about               , 2007.

Goldman, Sachs & Co.	Merrill Lynch & Co.

The date of this prospectus is               , 2007.

You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or any sale of our common shares.

The selling shareholders are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the public offering of our common shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of our common shares and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act of 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, the Bermuda Monetary Authority, which we refer to herein as the “BMA,” must approve all issuances and transfers of securities of a Bermuda exempted company. We have received from the BMA permission for the issue of our common shares and for the free transferability of our common shares as long as the common shares are listed on the New York Stock Exchange or other appointed stock exchange. Any other transfers remain subject to approval by the BMA. The BMA accepts no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights selected information described more fully elsewhere in this prospectus and may not contain all of the information that is important to you. You should read the entire prospectus, including “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and our consolidated financial statements and related notes, before making an investment decision with respect to our common shares. References in this prospectus to the terms “we,” “us,” “our company” or other similar terms mean Validus Holdings, Ltd. and its consolidated subsidiaries and “Validus” means Validus Holdings, Ltd. References in this prospectus to “$” are to United States dollars. The consolidated financial statements and related notes included in this prospectus have been prepared in accordance with accounting principles generally accepted in the United States, which we refer to as “U.S. GAAP.” Unless otherwise stated, all figures assume that the underwriters do not exercise their option to purchase additional common shares. For your convenience, we have provided a glossary, beginning on page G-1, of selected reinsurance and other related terms.

Our Company

Overview

We are a specialized Bermuda-based provider of reinsurance, conducting our operations worldwide through our wholly-owned subsidiary Validus Reinsurance, Ltd. (“Validus Re”). We concentrate on first-party risks, which are property risks and other reinsurance lines commonly referred to as short-tail in nature due to the brief period between the occurrence and payment of a claim. We are one of the new reinsurance organizations that entered the market following the significant natural catastrophes in 2005. We have assembled a senior management team with substantial industry expertise and longstanding industry relationships and were fully operational by December 2005. During the year ended December 31, 2006, we underwrote $540.8 million in gross premiums written. As of December 31, 2006, our total assets, total capitalization and total shareholders’ equity were $1.65 billion, $1.34 billion and $1.19 billion, respectively. Our net income for the year ended December 31, 2006 was $183.1 million, which produced a 16.7% return on average equity for the year. As a result of our short operating history and the relatively low level of catastrophic events in 2006, we have not experienced a high volume of claims to date. Claims arising from unpredictable and severe catastrophic events could adversely affect our financial condition or results of operations. During the January 1, 2007 renewal season, we underwrote a total of approximately $362.0 million in gross premiums written, representing an increase of $144.6 million or 66.5% over the $217.4 million in gross premiums written we underwrote for the January 1, 2006 renewal season. We are well positioned to take advantage of current market situations; we have also built our operations so that we may effectively take advantage of future market conditions as they develop.

We seek to establish ourselves as a leader in the global reinsurance market. Our principal operating objective is to utilize our capital efficiently by underwriting short-tail reinsurance contracts with superior risk and return characteristics, while maintaining a lean operating structure in the favorable regulatory and tax environment of Bermuda. Our primary underwriting objective is to construct a portfolio of short-tail reinsurance contracts which maximize our return on equity subject to prudent risk constraints on the amount of capital we expose to any single extreme event. We manage our risks through a variety of means, including contract terms, portfolio selection, diversification criteria, including geographic diversification criteria, and proprietary and commercially available third-party vendor models. Our primary risk measure, however, is the aggregate amount of contract limits to which we expose our capital. Contract limits are the maximum amount of benefits payable for a given claim or occurrence. We believe this approach to risk management allows us to more precisely measure and price exposures that we underwrite.

We were formed in October 2005 and registered as a Class 4 reinsurer by the Bermuda Monetary Authority in November 2005. Our initial investor, which we refer to as our founding investor, is Aquiline Capital Partners LLC, a private equity firm dedicated to investing in financial services companies. Other sponsoring investors include private equity funds managed by Goldman Sachs Capital Partners, Vestar Capital Partners, New Mountain Capital and Merrill Lynch Global Private Equity.

Our Competitive Strengths

We believe we distinguish ourselves from our competitors as follows:

•	Focus on Short-Tail Lines of Reinsurance. Substantially all of our $540.8 million in gross premiums written for the year ended December 31, 2006 are in short-tail lines. Since inception we have focused on writing short-tail reinsurance risks, which is an area where we believe prices and terms provide an attractive risk adjusted return and our management team has proven expertise. We believe based on industry data that rates for U.S. property catastrophe reinsurance in 2006 were at the highest levels recorded as measured by rate on line, which is the premium paid by an insurer to a reinsurer as a percentage of the reinsurer’s exposure. There can be no assurance, however, that these favorable market conditions will continue to exist.

•	Management with Proven Industry Leadership Experience. Our executive management team has an average of 21 years of industry experience and senior expertise spanning multiple aspects of the global reinsurance business. Edward J. Noonan, our chairman and chief executive officer, has 27 years of industry experience and was previously president and chief executive officer of American Re-Insurance Company. George P. Reeth, our deputy chairman and president, has 30 years of industry experience and previously served as chairman and chief executive officer of Willis Re Inc., a division of Willis Group Holdings Limited. Conan M. Ward, our chief underwriting officer, has 15 years of insurance industry experience and was previously executive vice president of the Global Reinsurance division of Axis Capital Holdings, Limited.

•	Highly Skilled Underwriters and Analytical Staff. Since the Company’s inception, management’s objective has been to target underwriting and technical staff who can differentiate our company through expertise and experience and who can apply analytical rigor to our goal of building a diversified portfolio of reinsurance risks. We currently employ eight underwriters in the property catastrophe, international property, marine and other specialty lines areas. These eight underwriters have an average of 16 years of industry experience and have produced $540.8 million in gross premiums written for the year ended December 31, 2006 while evaluating over 3,100 applications for coverage, or submissions, and declining approximately 60% of the risks presented to them. Our risk analytics staff is comprised of 14 individuals, many of whom have advanced technical degrees, including five PhDs and three Masters degrees in related fields.

•	Concentrated Investor Group with Strong Industry Insight. Aquiline Capital Partners and our five largest shareholders have an equity ownership interest in our company of approximately 80.0%. Members of our investor group have been sponsoring investors in previous Bermuda insurance and reinsurance companies (including GCR Holdings Limited; AXIS Capital Holdings Limited; Allied World Assurance Company Holdings, Limited; and Montpelier Re Holdings Limited) and have participated in the formation, governance, initial public offering and, in some cases, sale processes for these entities. In addition, management holds an approximate 5.5% ownership interest in the company and has similar experience in the full range of such activities at American Re-Insurance Company, Willis Group Holdings Limited and AXIS Capital Holdings Limited, among other companies.

•	Substantial Capital with No Prior Liabilities or Contingencies. We commenced operations with approximately $1.0 billion of equity capital and augmented our equity through the placement of $150.0 million of Junior Subordinated Deferrable Debentures in June 2006. As we are a newly formed company, our balance sheet is unencumbered by any historical losses relating to the 2005 hurricane season, the events of September 11, 2001, asbestos or other legacy exposures affecting our industry. As a result, we have no risk that deteriorating loss reserves related to legacy exposures prior to our formation will impact our future financial results. However, there was a relatively low level of catastrophic events in 2006 and as a consequence we have not experienced a high volume of claims to date during our short operating history.

•	Timely Response to 2006 Market Dislocation and Capacity Shortage. We entered the global reinsurance market in 2006 during a period of imbalance between the supply of underwriting capacity available for reinsurance on catastrophe-exposed property, marine and energy risks and demand for such reinsurance coverage. Our business strategy was responsive to these capacity needs and as of January 1, 2006 a significant portion of our current underwriting and analytical staff was in place, including six underwriters and four catastrophe modellers and risk analytic experts. As a consequence, we believe we developed an industry reputation for thorough and timely quotes for difficult technical risks. A significant volume of property catastrophe business is written in the January 1 renewal period and we believe the combination of our available capacity, staffing levels and management leadership permitted us to underwrite an attractive portfolio of catastrophe-exposed risks at January 1, 2006. Our gross premiums written for the three months ended March 31, 2006 were $248.2 million, of which $217.4 million was underwritten at January 1. In the January 1, 2007 renewal period we believe we were able to capitalize on our established relationships and to further expand our business. In total for the January 1, 2007 renewal season, we underwrote $362.0 million in gross premiums written, representing an increase of $144.6 million or 66.5% over the comparable amount for 2006.

•	Balanced, Diverse Book of Short-Tail Reinsurance. We seek to balance and diversify our portfolio both by line of business and by geography. Of our $540.8 million in gross premiums written for the year ended December 31, 2006, $234.8 million (43.4%) is property catastrophe reinsurance. Among other property coverages, we wrote $94.2 million (17.4%) of property pro rata and $41.9 million (7.8%) of property per risk. We also underwrote $104.6 million (19.3%) of marine reinsurance and $65.3 million (12.1%) of other specialty lines. The other specialty lines of reinsurance we underwrite — such as aerospace, life and accident & health, terrorism and workers’ compensation catastrophe coverages — are short-tail and provide us with risk diversification as they are generally non-accumulating with our property risks. We actively manage our exposures by geographic zone to maintain a diverse portfolio of underlying risks. For the year ended December 31, 2006, we wrote $224.4 million of gross premiums written in the United States (41.5% of total gross premiums written), $99.4 million in territories outside the United States (18.4%) and $71.4 million on a worldwide basis including the United States (13.2%). The remaining $145.6 million of our gross premiums written (26.9%) related to our marine and aerospace lines of business, which we do not classify by geographic area as risks may span multiple zones and risk exposures may not reside at fixed locations in some cases.

•	Effective Use of Third-party Capital. In 2006, Validus entered into collateralized quota share retrocession treaties with Petrel Re Limited (“Petrel Re”), a newly-formed Bermuda reinsurance company, pursuant to which Petrel Re assumes a quota share of certain lines of marine and energy and other lines of business underwritten by the Company for the 2006 and 2007 underwriting years. Petrel Re is a separate legal entity of which Validus has no equity investment, management or board interests, or “related party” relationships. This “sidecar” relationship provides the Company with the capacity to increase premiums written in specific programs where favorable underwriting opportunities are seen. A specified portion of this incremental business is then reinsured with, or ceded to, Petrel Re and fees are earned for the services provided in underwriting the original business. The equity investor in Petrel Re is First Reserve Corporation, a leading private equity firm with a 25-year history of investing exclusively in the energy industry. We believe that the quality of our underwriting and analytical staff, as well as our management, was one of the primary reasons that First Reserve Corporation selected us as the cedant to Petrel Re when it organized and funded the vehicle.

Our Strategy

We aim to create franchise value for our company and to maximize sustainable long-term growth in shareholder value by pursuing the following strategies:

•	Build on Our Already Established Market Position. We believe that our company is widely accepted by intermediaries and ceding clients as an important provider of targeted short-tail reinsurance lines. We base this belief on subjective feedback we receive from intermediaries and ceding clients as well as objective data such as our $540.8 million in gross premiums written for the year ended December 31, 2006 or over 3,100 submissions received from inception to date. In the January 1, 2007 renewal period we believe we were able to capitalize on our established relationships and to further expand our business. In total for the January 1, 2007 renewal season, we underwrote $362.0 million in gross premiums written, representing an increase of $144.6 million or 66.5% over the comparable amount for 2006.

•	Assess Underwriting Decisions Based on Incremental Return on Equity. Our principal operating objective is to utilize our capital efficiently by underwriting short-tail reinsurance contracts with superior risk and return characteristics. We have developed Validus Capital Allocation and Pricing System (“VCAPS”), a proprietary computer-based system for modeling, pricing, allocating capital and analyzing catastrophe-exposed risks, and that also enables us to model various contract features, all on an expedited basis. VCAPS permits us to make underwriting decisions based on incremental return on capital.

•	Prudently Manage Risk Accumulations. We believe expertise in risk management is intrinsic to building a successful reinsurance organization. We have employed a chief risk officer — Stuart W. Mercer — since the formation of the company. Mr. Mercer manages a staff of 13, including five PhDs. Our primary risk measure is the aggregate amount of contractual limits to which we expose our capital. While we believe this is a more conservative risk tolerance than many of our competitors and while it may serve to diminish our profit potential in low loss years, we believe in higher loss years we will lose a smaller proportion of our capital.

•	Employ All Forms of Capital Efficiently. We aim to underwrite as much attractively priced business as is available and manage all forms of capital accordingly. In the current hard market for catastrophe-exposed lines of reinsurance, we have raised in excess of $1.0 billion in common equity in our initial capitalization and then augmented this capital with collateralized retrocessional reinsurance agreements with Petrel Re, and the placement of $150.0 million of Junior Subordinated Deferrable Debentures in June 2006. In addition to the prudent use of financial leverage, we intend to actively manage our capital by evaluating the returns available in the short-tail reinsurance lines, assessing returns in complementary lines of business and, where appropriate and subject to applicable law and rating agency and other considerations, returning excess capital to shareholders.

Risks Relating to Our Business and This Offering

We face certain risks that you should also consider. These risks could materially affect our ability to implement our strategy and include:

•	We have a limited operating history and our historical financial results do not accurately indicate our future performance. We were formed in October 2005 and were fully operational by December 2005. We, therefore, have a limited operating and financial history. We then began underwriting with risks attaching no earlier than January 1, 2006. It has been reported that among the last 20 years, 2006 has produced the third-lowest level of insured losses, after 1997 and 1988. As of December 31, 2006, we have not experienced any catastrophe events such as those experienced by the industry in 2004 and 2005 and the events of September 11, 2001, and as a result we cannot provide assurances as to how our business model or risk controls would respond to such events. There is limited historical financial and operating information available to help you evaluate our past performance or make a decision about an investment in our common shares. As a recently formed company, we face substantial business and financial risks and may suffer significant losses. As a result of these risks, it is possible that we may not be successful in the continued implementation of our business strategy or completing the development of the infrastructure necessary to run our business. In addition, particularly as a recently-formed company, our business strategy may change and may be affected by acquisition, joint venture or other business, investment and/or growth opportunities that may, in the future, become available to us or that we may pursue.

•	Claims arising from unpredictable and severe catastrophic events could adversely affect our financial condition or results of operations. Our reinsurance operations expose us to claims arising out of unpredictable natural and other catastrophic events, such as hurricanes, windstorms, tsunamis, severe winter weather, earthquakes, floods, fires, explosions, acts of terrorism and other natural and man-made disasters. One or more catastrophic or other events could result in claims that substantially exceed our expectations.

•	We depend on our ratings by A.M. Best Company. Our financial strength rating could be revised downward, which could affect our standing among brokers and customers and cause our premiums and earnings to decrease. Brokers negotiate contracts of reinsurance between a primary insurer and reinsurer, on behalf of the primary insurer. Third-party rating agencies, such as A.M. Best Company, assess and rate the financial strength of insurers and reinsurers based upon criteria established by the rating agencies, which criteria are subject to change. Ratings have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies. Insurers and intermediaries use these ratings as one measure by which to assess the financial strength and quality of insurers and reinsurers. These ratings are often a key factor in the decision by an insured or intermediary of whether to place business with a particular insurance or reinsurance provider. Our initial financial strength rating of A-, which was affirmed by A.M. Best on March 7, 2007, is subject to periodic review, and may be revised downward or revoked at the sole discretion of A.M. Best in response to a variety of factors, including a minimum capital adequacy ratio, management, earnings, capitalization and risk profile.

•	The reinsurance business is historically cyclical, and we expect to experience periods with excess underwriting capacity and unfavorable premium rates and policy terms and conditions. The reinsurance business historically has been characterized by periods of intense competition on price and policy terms due to excessive underwriting capacity as well as periods when shortages of capacity permit favorable premium rates and policy terms and conditions, and as a result we may experience significant fluctuations in operating results.

For more information about these and other risks relating to our business and this offering, please see “Risk Factors” beginning on page 11. You should carefully consider these risks, together with the other information contained in this prospectus, before investing in our common shares.

Recent Developments

•	January 2007 Gross Premiums Written. We underwrote $362.0 million in gross premiums written in the January 1, 2007 renewal season, representing an increase of $144.6 million or 66.5% over the $217.4 million in gross premiums written we underwrote for the January 1, 2006 renewal season. In January 2007, we benefitted from being the incumbent on much of the business we underwrote, meaning we were a reinsurer on risk for the policy being renewed. Of the $362.0 million in gross premiums written, we underwrote $236.9 million (65.5%) in property reinsurance, $89.5 million (24.7%) in marine reinsurance and $35.6 million (9.8%) in other specialty lines.

•	Windstorm Kyrill. On January 18, 2007, Windstorm Kyrill produced hurricane-force winds across Europe. Windstorm Kyrill was the most significant storm to affect Europe in several years, causing damage predominantly in Germany as well as in the United Kingdom, Belgium, the Netherlands, Austria, Poland and the Czech Republic. The Company’s initial estimation of expected losses relating to its exposure to this event is between $15.0 million and $30.0 million after reinstatement premiums.

•	Florida Hurricane Catastrophe Fund Legislation. On January 26, 2007, the Governor of the State of Florida signed a law that, in part, increases the amount of reinsurance available to primary insurers from the Florida Hurricane Catastrophe Fund. The Florida Hurricane Catastrophe Fund in effect provides the same type of reinsurance coverage for primary insurers as the excess of loss catastrophe reinsurance contracts provided by private market reinsurers for the Florida residential property market, except without the same expectation of profit as the primary reinsurance market. Accordingly, this law will reduce the amount of private market reinsurance required and most likely will depress pricing on Florida excess of loss catastrophe reinsurance contracts for residential properties. This reduction in demand and pricing for private market reinsurance may be significant. At January 1, 2007, we had gross premiums written of approximately $40.0 million in force for Florida-specific programs which may be directly impacted by this change. It is too early to determine what impact, if any, this law will have on the reinsurance market in Florida, or the impact that similar laws being considered in other coastal states may have on reinsurance markets elsewhere.

•	A.M. Best Ratings Affirmation. On March 7, 2007, A.M. Best Company affirmed the financial strength rating of A- (Excellent) and the issuer credit rating of “a-” of Validus Reinsurance, Ltd. Concurrently, A.M. Best Company assigned an issuer credit rating of “bbb-” to Validus Holdings, Ltd.

•	Credit Facility. On March 12, 2007, we entered into new credit facilities with a syndicate of commercial banks arranged by J.P. Morgan Securities Inc. and Deutshe Bank Securities Inc. The new credit facilities are comprised of a $200 million three-year unsecured facility with letter of credit availability for Validus Re and our other subsidiaries and revolving credit availability for Validus and a $500 million five-year secured facility with letter of credit availability for Validus Re and our other subsidiaries. The Company believes the new facilities will provide adequate financial flexibility for all foreseeable short-term borrowing needs. The Company has $83.0 million outstanding under its secured letter of credit facility as of March 31, 2007. See “Description of Certain Indebtedness — Credit Facilities” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Resources.”

Principal Executive Offices and Corporation Information

Our principal executive offices are located at 19 Par-La-Ville Road, Hamilton HM11 Bermuda. Our telephone number is (441) 278-9000. Our internet address is: http://www.validusre.bm. Information contained on our website is not part of this prospectus.

The Offering

Issuer	Validus Holdings, Ltd.

Common shares offered by us	common shares.

Common shares offered by the selling shareholders	common shares(1).

Common shares to be outstanding immediately after this offering	common shares(2).

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $ million, based upon an assumed initial public offering price of $ per common share, representing the midpoint of the offering range set forth on the cover of this prospectus, and after deducting the underwriters’ discount and fees and expenses of the offering. We intend to use the net proceeds to further capitalize Validus Re to support the future growth of our reinsurance operations and for general corporate purposes, which may include acquisitions or other investments which would be complementary to our business, and which will include a $3.0 million payment to Aquiline in connection with the termination of our Advisory Agreement with them.

We will not receive any proceeds from the sale of common shares by the selling shareholders.

Dividend policy	We intend to pay quarterly cash dividends on our common shares at an initial rate of $ per common share payable in the first full fiscal quarter end after the date hereof. The timing and amount of any cash dividends, however, will be at the discretion of our Board of Directors and will depend upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and contractual constraints or restrictions and any other factors that our Board of Directors deems relevant. See “Dividend Policy,” “Business — Regulation” and “Description of Share Capital — Dividends.”

Voting rights	Shareholders have one vote for each voting common share held by them and are entitled to vote at all meetings of shareholders. However, there are provisions in our Bye-laws that reduce the voting rights of common shares that are owned, directly, indirectly or by attribution, by a person or group to the extent that such person or group holds more than 9.09% of the aggregate voting power of all common shares entitled to vote on a matter.

NYSE symbol	Our common shares have been approved for listing on the New York Stock Exchange under the symbol “VR,” subject to official notice of issuance.

Unless we specifically state otherwise, all information in this prospectus:

•	assumes no exercise of the underwriters’ over-allotment option;

•	assumes an initial public offering price of $ per share, the midpoint of the range set forth on the cover page of this prospectus; and

•	reflects the 1.75 for one reverse stock split of our outstanding common shares which was approved by our shareholders at our Annual General Meeting on March 1, 2007 and effective immediately thereafter.

(1)	Does not include common shares that the underwriters may purchase from the selling shareholders upon the exercise by the underwriters of their option to purchase additional common shares from the selling shareholders.

(2)	Of these shares, will be voting common shares and will be non-voting common shares. In addition, certain of our shareholders have warrants to purchase in the aggregate 8,455,319 common shares, which may be voting or non-voting, and certain of our employees have restricted shares and stock options to acquire an aggregate of 3,523,050 voting common shares as of December 31, 2006. Unvested restricted shares are not considered to be outstanding in the above table but do accumulate dividends and may be voted. See “Capitalization.”

Summary Consolidated Financial Information

The summary consolidated statement of operations data for the year ended December 31, 2006 and the period ended December 31, 2005 and the summary consolidated balance sheet data as of December 31, 2006 and 2005 are derived from our audited consolidated financial statements.

You should read the following summary consolidated financial information together with the other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

The following table presents audited results of operations for the year ended December 31, 2006 and the period ended December 31, 2005:

	Year ended	Period ended
	December 31, 2006	December 31, 2005
	(Dollars in thousands, except share and
	per share amounts)

Revenues
Gross premiums written	$540,789	$—
Reinsurance premiums ceded	(63,696)	—

Net premiums written	477,093	—
Change in unearned premiums	(170,579)	—

Net premiums earned	306,514	—
Net investment income	58,021	2,032
Net realized (losses) gains on investments	(1,102)	39
Foreign exchange gains	2,157	—

Total revenues	365,590	2,071
Expenses
Losses and loss expenses	91,323	—
Policy acquisition costs	36,072	—
General and administrative expenses(1)	46,232	2,657
Finance expenses	8,789	—
Fair value of warrants issued	77	49,122

Total expenses	182,493	51,779

Net income (loss)	183,097	(49,708)

Comprehensive income (loss)
Unrealized gains arising during the period	(332)	144
Adjustment for reclassification of losses realized in income	1,102	(39)

Comprehensive income (loss)	$183,867	$(49,603)

Earnings per share(2)
Weighted average number of common shares and common share equivalents outstanding
Basic	58,477,130	58,423,174
Diluted	58,874,567	58,423,174
Basic earnings per share	$3.13	$(0.85)

Diluted earnings per share	$3.11	$(0.85)

Selected financial ratios
Losses and loss expenses ratio(3)	29.8%	—%

Policy acquisition cost ratio(4)	11.8%	—%
General and administrative expense ratio(5)	15.1%	—%

Expense ratio(6)	26.9%	—%

Combined ratio(7)	56.7%	—%

Return on average equity(8)	16.7%	—%

The following table sets forth summarized balance sheet data as of December 31, 2006 and December 31, 2005:

				As of December 31,
	As of December 31, 2006			2005
	Actual	As adjusted(9)		Actual
	(Dollars in thousands, except per share amounts)

Summary Balance Sheet Data:
Investments at fair value	$1,376,387	$		$610,800
Cash and cash equivalents	63,643			398,488
Total assets	1,646,423			1,014,453
Unearned premiums	178,824		178,824	—
Reserve for losses and loss expenses	77,363		77,363	—
Junior Subordinated Deferrable Debentures	150,000		150,000	—
Total shareholders’ equity	1,192,523			999,806
Book value per common share(10)	$20.39	$		$17.11
Diluted book value per common share(11)	19.73			16.93

(1)	General and administrative expenses for the year ended December 31, 2006 and the period ended December 31, 2005 include $1,000,000 and $nil, respectively, related to our Advisory Agreement with Aquiline.

(2)	Stock options which carry an average exercise price of $17.50 per option are anti-dilutive and consequently are not included in weighted average diluted shares outstanding. SFAS No. 123R requires that any unrecognized stock-based compensation expense that will be recorded in future periods be included as proceeds for purposes of treasury stock repurchases, which is applied against the unvested restricted shares balance. On March 1, 2007 we effected a 1.75 for one reverse stock split of our outstanding common shares. The stock split does not affect our financial statements other than to the extent it decreases the number of outstanding shares and correspondingly increases per share information.

(3)	Calculated by dividing losses and loss expenses by net premiums earned.

(4)	Calculated by dividing policy acquisition costs by net premiums earned.

(5)	Calculated by dividing general and administrative expenses by net premiums earned.

(6)	Calculated by combining the policy acquisition cost ratio and the general and administrative expense ratio.

(7)	Calculated by combining the loss ratio, the policy acquisition cost ratio and the general and administrative expense ratio.

(8)	Return on average equity is calculated by dividing the net income for the period by the average shareholders’ equity during the period. Average shareholders’ equity is the average of the beginning, ending and intervening quarter end shareholders’ equity balances.

(9)	In the “As Adjusted” column, the calculation of basic and diluted book value per share reflects payment of total fees and expenses, including underwriting discounts and commissions of $ million. The “As Adjusted” column also gives effect to this offering of our common shares at an assumed public offering price of $ per share (the midpoint of the price range set forth on the cover page of this prospectus) and the application of the net proceeds thereof, as described under “Use of Proceeds.”

(10)	Book value per common share is defined as total shareholders’ equity divided by the number of common shares outstanding as at the end of the period, giving no effect to dilutive securities.

(11)	Diluted book value per common share is calculated based on total shareholders’ equity plus the assumed proceeds from the exercise of outstanding options and warrants, divided by the sum of common shares, unvested restricted shares, options and warrants outstanding (assuming their exercise).

RISK FACTORS

An investment in our common shares involves a number of risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our common shares. Additional risks not presently known to us or which we currently deem immaterial may also adversely affect our business or results of operations and/or the value of our common shares. Any of the risks described below could have a significant or material adverse effect on our results of operations or financial condition and result in a corresponding decline in the market price of our common shares. You could lose all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Company

We have a limited operating history and our historical financial results do not accurately indicate our future performance.

We were formed in October 2005 and were fully operational by December 2005. We, therefore, have a limited operating and financial history. We then began underwriting with risks attaching no earlier than January 1, 2006. It has been reported that among the last 20 years, 2006 has produced the third-lowest level of insured losses, after 1997 and 1988. As of December 31, 2006, we have not experienced any catastrophe events such as those experienced by the industry in 2004 and 2005 and the events of September 11, 2001, and as a result we cannot provide assurances as to how our business model or risk controls would respond to such events. There is limited historical financial and operating information available to help you evaluate our past performance or make a decision about an investment in our common shares. As a recently-formed company, we face substantial business and financial risks and may suffer significant losses. As a result of these risks, it is possible that we may not be successful in the continued implementation of our business strategy or completing the development of the infrastructure necessary to run our business.

In addition, particularly as a recently-formed company, our business strategy may change and may be affected by acquisition, joint venture or other business, investment and/or growth opportunities that may, in the future, become available to us or that we may pursue. In the future we may pursue investments in or acquisitions of companies complimentary to our business. There can be no assurance that any such investments or acquisitions will occur, or if such investments or acquisitions do occur, that they will be on terms favorable to us.

Claims on policies written under our short-tail insurance lines that arise from unpredictable and severe catastrophic events could adversely affect our financial condition or results of operations.

Substantially all of our gross premiums written to date are in short-tail lines, which means we could become liable for a significant amount of losses in a brief period. Short-tail policies expose us to claims arising out of unpredictable natural and other catastrophic events, such as hurricanes, windstorms, tsunamis, severe winter weather, earthquakes, floods, fires, explosions, acts of terrorism and other natural and man-made disasters. Many observers believe that the Atlantic basin is in the active phase of a multi-decade cycle in which conditions in the ocean and atmosphere, including warmer-than-average sea-surface temperatures and low wind shear, enhance hurricane activity. This increase in the number and intensity of tropical storms and hurricanes can span multiple decades (approximately 20 to 30 years). These conditions may translate to a greater potential for hurricanes to make landfall in the U.S. at higher intensities over the next five years. The frequency and severity of catastrophes are inherently unpredictable.

The extent of losses from catastrophes is a function of both the number and severity of the insured events and the total amount of insured exposure in the areas affected. Increases in the value and concentrations of insured property, the effects of inflation and changes in cyclical weather patterns may increase the severity of claims from catastrophic events in the future. Claims from catastrophic events could reduce our earnings and cause substantial volatility in our results of operations for any fiscal quarter or year, which could adversely affect our financial condition, possibly to the extent of eliminating our shareholders’ equity. Our ability to write new reinsurance policies could also be affected as a result of corresponding reductions in our capital.

Underwriting is inherently a matter of judgment, involving important assumptions about matters that are unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more catastrophic or other events could result in claims that substantially exceed our expectations and which would become due in a short period of time, which could materially adversely effect our financial condition, liquidity or results of operations.

We depend on ratings by A.M. Best Company. Our financial strength rating could be revised downward, which could affect our standing among brokers and customers, cause our premiums and earnings to decrease and limit our ability to pay dividends on the common shares.

Third-party rating agencies, such as A.M. Best Company, assess and rate the financial strength of reinsurers based upon criteria established by the rating agencies, which criteria are subject to change. The financial strength ratings assigned by rating agencies to insurance and reinsurance companies represent independent opinions of financial strength and ability to meet policyholder obligations and are not directed toward the protection of investors. Ratings have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies. Insurers and intermediaries use these ratings as one measure by which to assess the financial strength and quality of insurers and reinsurers. These ratings are often a key factor in the decision by an insured or intermediary of whether to place business with a particular insurance or reinsurance provider. These ratings are not an evaluation directed toward the protection of investors or a recommendation to buy, sell or hold our common shares. This rating was affirmed by A.M. Best on March 7, 2007. See “Prospectus Summary — Our Company — Recent Developments — A.M. Best Ratings Affirmation.”

In December 2005, A.M. Best assigned a financial strength rating of “A−” (Excellent) to us. A.M. Best financial strength ratings currently range from “A++” (Superior) to “F” (In Liquidation) and include 15 separate ratings categories, of which “A−” (Excellent) is the fourth highest ratings category. A.M. Best publications indicate that an “A−” (Excellent) financial strength rating is assigned to companies that, in A.M. Best’s opinion, have demonstrated excellent overall performance when compared to the standards established by A.M. Best and have demonstrated a strong ability to meet their obligations to policyholders. Our financial strength rating is subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best in response to a variety of factors. Such factors include, but are not limited to, a minimum capital adequacy ratio, management, earnings, capitalization and risk profile. Although we may seek additional financial strength ratings from other nationally recognized statistical ratings organizations, there can be no assurance that we will be able to obtain or maintain any particular insurance rating.

If our financial strength rating is reduced from its current level by A.M. Best, our competitive position in the reinsurance industry would suffer, and it would be more difficult for us to market our products. A downgrade could result in a significant reduction in the number of reinsurance contracts we write and in a substantial loss of business as our customers, and brokers that place such business, move to other competitors with higher financial strength ratings. The substantial majority of reinsurance contracts issued through reinsurance brokers contains provisions permitting the ceding company to cancel such contracts in the event of a downgrade of the reinsurer by A.M. Best below “A−” (Excellent). Consequently, you should assume that substantially all of our business could be affected by a downgrade of our A.M. Best rating.

It is increasingly common for our reinsurance contracts to contain terms that would allow the ceding companies to cancel the contract for the remaining portion of our period of obligation if our financial strength rating is downgraded below “A−” (Excellent) by A.M. Best. We cannot predict in advance the extent to which this cancellation right would be exercised, if at all, or what effect any such cancellations would have on our financial condition or future operations, but such effect could be material.

The indenture governing our Junior Subordinated Deferrable Debentures would restrict us from declaring or paying dividends on our common shares if we are downgraded by A.M. Best to a financial strength rating of “B” (Fair) or below or if A.M. Best withdraws its financial strength rating on any of our material insurance subsidiaries.

A downgrade of the Company’s A.M. Best financial strength rating below “B++” (Fair) would also constitute an event of default under our credit facilities. Either of these events could, among other things, reduce the Company’s financial flexibility.

If our risk management and loss limitation methods fail to adequately manage our exposure to losses from catastrophic events, our financial condition and results of operations could be adversely affected.

We manage our exposure to catastrophic losses by analyzing the probability and severity of the occurrence of catastrophic events and the impact of such events on our overall reinsurance and investment portfolio. We use various tools to analyze and manage the reinsurance exposures we assume from ceding companies and risks from a catastrophic event that could have an adverse effect on our investment portfolio. VCAPS, our proprietary risk modeling software, enables us to assess the adequacy of risk pricing and to monitor our overall exposure to risk in correlated geographic zones. VCAPS is new and relatively untested and we cannot assure you the models and assumptions used by the software will accurately predict losses. Further, we cannot assure you that it is free of defects in the modeling logic or in the software code. In addition, we have not sought copyright or other legal protection for VCAPS.

In addition, much of the information that we enter into our risk modeling software is based on third-party data that we cannot assure to be reliable, as well as estimates and assumptions that are dependent on many variables, such as assumptions about building material and labor demand surge, storm surge, the expenses of settling claims, which are known as loss adjustment expenses, insurance-to-value and storm intensity. Accordingly, if the estimates and assumptions that we enter into our proprietary risk model are incorrect, or if our proprietary risk model proves to be an inaccurate forecasting tool, the losses we might incur from an actual catastrophe could be materially higher than our expectation of losses generated from modeled catastrophe scenarios, and our financial condition and results of operations could be adversely affected.

We also seek to limit our loss exposure through loss limitation provisions in our policies, such as limitations on the amount of losses that can be claimed under a policy, limitations or exclusions from coverage and provisions relating to choice of forum, which are intended to assure that our policies are legally interpreted as we intend. We cannot assure you that these contractual provisions will be enforceable in the manner we expect or that disputes relating to coverage will be resolved in our favor. If the loss limitation provisions in our policies are not enforceable or disputes arise concerning the application of such provisions, the losses we might incur from a catastrophic event could be materially higher than our expectations, and our financial condition and results of operations could be adversely affected.

The reinsurance business is historically cyclical, and we expect to experience periods with excess underwriting capacity and unfavorable premium rates and policy terms and conditions, which could materially adversely affect our financial condition and results of operations.

The reinsurance industry has historically been cyclical. Reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of underwriting capacity, underwriting results of primary insurers, general economic conditions and other factors. The supply of reinsurance is related to prevailing prices, the level of insured losses and the level of industry surplus which, in turn, may fluctuate, including in response to changes in rates of return on investments being earned in the reinsurance industry.

The reinsurance pricing cycle has historically been a market phenomenon, driven by supply and demand rather than by the actual cost of coverage. The upward phase of a cycle is often triggered when a major event forces insurers and reinsurers to make large claim payments, thereby drawing down capital. This, combined with increased demand for insurance against the risk associated with the event, pushes prices upwards. Over time, insurers’ and reinsurers’ capital is replenished with the higher revenues. At the same time, new entrants flock to the industry seeking a part of the profitable business. This combination prompts a long slide in prices — the downward cycle — until a major insured event restarts the upward phase. As a result, the reinsurance business has been characterized by periods of intense competition on price and policy terms due to excessive underwriting capacity, which is the percentage of surplus or the dollar amount of exposure that a reinsurer is willing to place at risk, as well as periods when shortages of capacity permit favorable premium rates and policy terms and conditions.

Premium levels may be adversely affected by a number of factors which fluctuate and may contribute to price declines generally in the reinsurance industry. For example, as premium levels for many products have increased subsequent to the significant natural catastrophes of 2004 and 2005, the supply of reinsurance has increased and is likely to increase further, either as a result of capital provided by new entrants or by the commitment of additional capital by existing reinsurers. In addition, some of the prior upward cycles were initiated following each of Hurricane Andrew in 1992 and the events of September 11, 2001. Although it is difficult to assess the current stage of a cycle, continued increases in the supply of reinsurance may have consequences for the reinsurance industry generally and for us, including fewer contracts written, lower premium rates, increased expenses for customer acquisition and retention, and less favorable policy terms and conditions. We have noted, for instance, beginning with the January 2007 renewal season, an increase in the amount of available underwriting capacity for U.S. property catastrophe risks. As a consequence, we have also noted greater competition for participation in reinsurance programs. This has not adversely affected the rates we receive for our reinsurance or our overall gross premiums written to date, however, there can be no assurance that rates and premiums will not be affected in the future. Furthermore, the State of Florida has instituted a law that, in part, increases the amount of reinsurance available to primary insurers from the Florida Hurricane Catastrophe Fund. See “Risk Factors — Risks Related to Laws and Regulations Applicable to Us — Recent legislation in the State of Florida may reduce the amount of private market reinsurance required in Florida, where we write a significant amount of business. This change in law could have a negative impact on our business.”

The cyclical trends in the industry and the industry’s profitability can also be affected significantly by volatile and unpredictable developments, such as natural disasters (such as catastrophic hurricanes, windstorms, tornados, earthquakes and floods), courts granting large awards for certain damages, fluctuations in interest rates, changes in the investment environment that affect market prices of investments and inflationary pressures that may tend to affect the size of losses experienced by insureds and primary insurance companies. We expect to experience the effects of cyclicality, which could materially adversely affect our financial condition and results of operations.

If we underestimate our reserve for losses and loss expenses, our financial condition and results of operations could be adversely affected.

Our success depends on our ability to accurately assess the risks associated with the businesses and properties that we reinsure. If unpredictable catastrophic events occur, or if we fail to adequately manage our exposure to losses or fail to adequately estimate our reserve requirements, our actual losses and loss expenses may deviate, perhaps substantially, from our reserve estimates.

We estimate the risks associated with our outstanding obligations, including the risk embedded within our unearned premiums. To do this, we establish reserves for losses and loss expenses (or loss reserves), which are liabilities that we record to reflect the estimated costs of claim payment and the related expenses that we will ultimately be required to pay in respect of premiums written and include case reserves and incurred but not reported (“IBNR”) reserves. However, under U.S. GAAP, we are not permitted to establish reserves for losses with respect to our property catastrophe reinsurance until an event which gives rise to a claim occurs. As a result, only reserves applicable to losses incurred up to the reporting date may be set aside on our financial statements, with no allowance for the provision of loss reserves to account for possible other future losses with respect to our catastrophe-exposed reinsurance. Case reserves are reserves established with respect to specific individual reported claims. IBNR reserves are reserves for estimated losses that we have incurred but that have not yet been reported to us. Property catastrophe reinsurance covers insurance companies’ exposures to an accumulation of property and related losses from separate policies, typically relating to natural disasters or other catastrophic events.

Our reserve estimates do not represent an exact calculation of liability. Rather, they are estimates of what we expect the ultimate settlement and administration of claims will cost. These estimates are based upon actuarial and statistical projections and on our assessment of currently available data, predictions of future developments and estimates of future trends and other variable factors such as inflation. Establishing an appropriate level of our loss reserve estimates is an inherently uncertain process. It is likely that the ultimate liability will be greater or less than these estimates and that, at times, this variance will be material. Our reserve estimates are refined continually as experience develops and claims are reported and settled. Establishing an appropriate level for our reserve estimates is an inherently uncertain process. In addition, as we operate solely through intermediaries, reserving for our business can involve added uncertainty arising from our dependence on information from ceding companies which, in addition to the risk of receiving inaccurate information involves an inherent time lag between reporting information from the primary insurer to us. Additionally, ceding companies employ differing reserving practices which adds further uncertainty to the establishment of our reserves. Moreover, these uncertainties are greater for reinsurers like us than for reinsurers with a longer operating history, because we do not yet have an established loss history. The lack of historical information for the Company has necessitated the use of industry loss emergence patterns in deriving IBNR. Loss emergence patterns are development patterns used to project current reported or paid loss amounts to their ultimate settlement value or amount. Further, expected losses and loss ratios are typically developed using vendor and proprietary computer models and these expected loss ratios are a material component in the calculation deriving IBNR. Actual loss ratios will deviate from expected loss ratios and ultimate loss ratios will be greater or less than expected loss ratios. Because of these uncertainties, it is possible that our estimates for reserves at any given time could prove inadequate.

To the extent we determine that actual losses and loss adjustment expenses from events which have occurred exceed our expectations and the loss reserves reflected in our financial statements, we will be required to reflect these changes in the current period. This could cause a sudden and material increase in our liabilities and a reduction in our profitability, including operating losses and reduction of capital, which could materially restrict our ability to write new business and adversely affect our financial condition and results of operations and potentially our A.M. Best rating.

We rely on key personnel and the loss of their services may adversely affect us. Our operating location may be an impediment to attracting and retaining experienced personnel.

Various aspects of our business depend on the services and skills of key personnel of the Company. We believe there are only a limited number of available qualified executives in the business lines in which we compete. We rely substantially upon the services of Edward J. Noonan, our Chief Executive Officer and Chairman of our Board of Directors; George P. Reeth, our President and the Deputy Chairman of our Board of Directors; Jeff Consolino, our Chief Financial Officer; Stuart W. Mercer, our Chief Risk Officer; and Conan M. Ward, our Chief Underwriting Officer, among other key employees. Although we are not aware of any planned departures, the loss of any of their services or the services of other members of our management team or any difficulty in attracting and retaining other talented personnel could impede the further implementation of our business strategy, reduce our revenues and decrease our operational effectiveness. Although we have an employment agreement with each of the above named executives, there is a possibility that these employment agreements may not be enforceable in the event any of these employees leave. The employment agreements for each of the above named executives provide that the terms of the agreement will continue until the 12 month anniversary of either party giving notice of termination, and will terminate immediately upon the Company giving notice of termination for cause. We do not currently maintain key man life insurance policies with respect to them or any of our other employees.

Our operating location may be an impediment to attracting and retaining experienced personnel. Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Our success may depend in part on the continued services of key employees in Bermuda. A work permit may be granted or renewed upon demonstrating that, after proper public advertisement, no Bermudian (or spouse of a Bermudian or a holder of a permanent resident’s certificate or holder of a working resident’s certificate) is available who meets the minimum standards reasonably required by the employer. The Bermuda government’s policy places a six-year term limit on individuals with work permits, subject to certain exemptions for key employees. A work permit is issued with an expiry date (up to five years) and no assurances can be given that any work permit will be issued or, if issued, renewed upon the expiration of the relevant term. If work permits are not obtained, or are not renewed, for our principal employees, we would lose their services, which could materially affect our business. Work permits are currently required for 22 of our Bermuda employees, all of whom have obtained three or five year work permits.

We may require additional capital or credit in the future, which may not be available or only available on unfavorable terms.

We monitor our capital adequacy on a regular basis. The capital requirements of our business depend on many factors, including our premiums written, loss reserves, investment portfolio composition and risk exposures, as well as satisfying regulatory and rating agency capital requirements. Our ability to underwrite is largely dependent upon the quality of our claims paying and financial strength ratings as evaluated by independent rating agencies. To the extent that our existing capital is insufficient to fund our future operating requirements and/or cover claim losses, we may need to raise additional funds through financings or limit our growth. Any equity or debt financing, if available at all, may be on terms that are unfavorable to us. In the case of equity financings, dilution to our shareholders could result, and, in any case, such securities may have rights, preferences and privileges that are senior to those of our outstanding securities. If we are not able to obtain adequate capital, our business, results of operations and financial condition could be adversely affected.

In addition, as an alien reinsurer (not licensed in the United States), we are required to post collateral security with respect to any reinsurance liabilities that we assume from ceding insurers domiciled in the United States in order for U.S. ceding companies to obtain full statutory and regulatory credit for our reinsurance. Other jurisdictions and non-U.S. ceding insurers may have similar collateral requirements. Under applicable statutory provisions, these security arrangements may be in the form of letters of credit, reinsurance trusts maintained by trustees or funds-withheld arrangements where assets are held by the ceding company.  We intend to satisfy such statutory requirements by providing to primary insurers letters of credit issued under our credit facilities. To the extent that we are required to post additional security in the future, we may require additional letter of credit capacity and we cannot assure you that we will be able to obtain such additional capacity or arrange for other types of security on commercially acceptable terms or on terms as favorable as under our current letter of credit facilities. See “Description of Certain Indebtedness — Credit Facilities.” Our inability to provide collateral satisfying the statutory and regulatory guidelines applicable to primary insurers would have a material effect on our ability to provide reinsurance to third parties and negatively affect our financial position and results of operations.

Security arrangements may subject our assets to security interests and/or require that a portion of our assets be pledged to, or otherwise held by, third parties. Although the investment income derived from our assets while held in trust typically accrues to our benefit, the investment of these assets is governed by the investment regulations of the state of domicile of the ceding insurer.

Competition for business in our industry is intense, and if we are unable to compete effectively, we may not be able to gain market share and our business may be materially adversely affected.

The reinsurance industry is highly competitive. We face intense competition, based upon (among other things) global capacity, product breadth, reputation and experience with respect to particular lines of business, relationships with reinsurance intermediaries, capital and perceived financial strength (including independent rating agencies’ ratings), innovation, quality of service and price. We compete with major global insurance and reinsurance companies and underwriting syndicates, many of which have extensive experience in reinsurance and may have greater financial, marketing and employee resources available to them than us. Other financial institutions, such as banks and hedge funds, now offer products and services similar to our products and services through alternative capital markets products that are structured to provide protections similar to those provided by reinsurers. These products, such as catastrophe-linked bonds, compete with our products. In the future, underwriting capacity will continue to enter the market from these identified competitors and perhaps other sources. After the events of September 11, 2001, and then again following the three major hurricanes of 2005 (Katrina, Rita and Wilma), new capital flowed into Bermuda, and much of these new proceeds went to a variety of Bermuda-based start-up companies. The full extent and effect of this additional capital on the reinsurance market will not be known for some time and market conditions could become less favorable. Increased competition could result in fewer submissions and lower rates, which could have an adverse effect on our growth and profitability. If we are unable to compete effectively against these competitors, we may not be able to gain market share.

In addition, insureds have been retaining a greater proportion of their risk portfolios than previously, and industrial and commercial companies have been increasingly relying upon their own subsidiary insurance companies, known as captive insurance companies, self-insurance pools, risk retention groups, mutual insurance companies and other mechanisms for funding their risks, rather than risk transferring insurance. This has put downward pressure on insurance premiums.

Loss of business from one or more major reinsurance brokers could adversely affect us.

We market our reinsurance on a worldwide basis primarily through reinsurance brokers, and we depend on a small number of reinsurance brokers for a large portion of our revenues. For the year ended December 31, 2006, our business was primarily sourced from the following brokers: Guy Carpenter & Co. (33.5%), Willis Re Inc. (20.1%), Aon Re Inc. (17.5%), and Benfield Group Ltd. (12.5%). These four brokers provided a total of 83.6% of our gross premiums written for the year ended December 31, 2006. Loss of all or a substantial portion of the business provided by one or more of these brokers could adversely affect our business.

We assume a degree of credit risk associated with substantially all of our reinsurance brokers.

In accordance with industry practice, we frequently pay amounts owed on claims under our policies to reinsurance brokers and the brokers, in turn, pay these amounts over to the ceding insurers and reinsurers that have reinsured a portion of their liabilities with us. In some jurisdictions, if a broker fails to make such a payment, we might remain liable to the ceding insurer or reinsurer for the deficiency notwithstanding the broker’s obligation to make such payment. Conversely, in certain jurisdictions, when the ceding insurer or reinsurer pays premiums for these policies to reinsurance brokers for payment to us, these premiums are considered to have been paid and the ceding insurer or reinsurer will no longer be liable to us for these premiums, whether or not we have actually received them. Consequently, we assume a degree of credit risk associated with substantially all of our brokers.

Our success depends on our ability to establish and maintain effective operating procedures and internal controls. Failure to detect control issues and any instances of fraud could adversely affect us.

Our success is dependent upon our ability to establish and maintain operating procedures and internal controls (including the timely and successful implementation of information technology systems and programs) to effectively support our business and our regulatory and reporting requirements. We may not be successful in such efforts. Even if and when implemented, as a result of the inherent limitations in all control systems, no evaluation of controls can provide full assurance that all control issues and instances of fraud, if any, within the Company will be detected.

We may be unable to purchase retrocessional reinsurance in the future, and if we successfully purchase retrocessional reinsurance, we may be unable to collect, which could adversely affect our business, financial condition and results of operations.

We purchase retrocessional reinsurance, including that provided by Petrel Re, in order that we may offer cedants greater capacity, and to mitigate the effect of large and multiple losses upon our financial condition. Retrocessional reinsurance is a transaction whereby a reinsurer cedes to another reinsurer (the

“retrocessionaire”) all or part of the reinsurance it has assumed. A reinsurer’s insolvency or inability or refusal to make timely payments under the terms of its reinsurance agreement with us could have an adverse effect on us because we remain liable to our client. From time to time, market conditions have limited, and in some cases have prevented, reinsurers from obtaining the types and amounts of retrocessional reinsurance that they consider adequate for their business needs. Accordingly, we may not be able to obtain our desired amounts of retrocessional reinsurance or negotiate terms that we deem appropriate or acceptable or obtain retrocessional reinsurance from entities with satisfactory creditworthiness.

Our investment portfolio may suffer reduced returns or losses which could adversely affect our results of operations and financial condition. Any increase in interest rates or volatility in the equity and debt markets could result in significant losses in the fair value of our investment portfolio which, commencing in 2007, would reduce our net income.

Our operating results depend in part on the performance of our investment portfolio, which currently consists of fixed maturity securities, as well as the ability of our investment managers to effectively implement our investment strategy. Our Board of Directors, including our Finance Committee, oversees our investment strategy, and in consultation with BlackRock Financial Management, Inc. and Goldman Sachs Asset Management, our portfolio advisors, has established investment guidelines. The investment guidelines dictate the portfolio’s overall objective, benchmark portfolio, eligible securities, duration, limitations on the use of derivatives and inclusion of foreign securities, diversification requirements and average portfolio rating. The Board periodically reviews these guidelines in light of our investment goals and consequently they may change at any time.

The investment income derived from our invested assets was $58.0 million, or 31.7% of our net income, for the year ended December 31, 2006. While we follow a conservative investment strategy designed to emphasize the preservation of invested assets and to provide sufficient liquidity for the prompt payment of claims, we will nevertheless be subject to market-wide risks and fluctuations, as well as to risks inherent in particular securities. Our investment performance may vary substantially over time, and we cannot assure you that we will achieve our investment objectives. Unlike more established reinsurance companies with longer operating histories, the Company has a limited performance record to which investors can refer. See “Business — Investments.”

Investment results will also be affected by general economic conditions, market volatility, interest rate fluctuations, liquidity and credit risks beyond our control. In addition, our need for liquidity may result in investment returns below our expectations. Also, with respect to certain of our investments, we are subject to prepayment or reinvestment risk. In particular, our fixed income portfolio is subject to reinvestment risk, and as at December 31, 2006, 59.4% of the fixed income portfolio is comprised of mortgage backed and asset backed securities which are subject to prepayment risk. Although we attempt to manage the risks of investing in a changing interest rate environment, a significant increase in interest rates could result in significant losses, realized or unrealized, in the fair value of our investment portfolio and, consequently, could have an adverse affect on our results of operations.

As of January 1, 2007, we have adopted Statement of Financial Accounting Standards No. 157 “Fair Value Measurements” (FAS 157) and elected Statement of Financial Accounting Standards No. 159 “the Fair Value Option for Financial Assets and Liabilities; Including an Amendment of FASB Statement No 115” (FAS 159) for our entire FAS 115 portfolio, previously accounted for as available-for-sale. Unrealized gains and losses on available-for-sale investments at December 31, 2006 of $875,000 previously included in the accumulated other comprehensive income, will be treated as a cumulative-effect adjustment as of January 1, 2007. The cumulative-effect adjustment will transfer the balance of unrealized gains and losses from accumulated other comprehensive income to retained earnings and will have no impact on the results of operations for the annual or interim periods beginning January 1, 2007. The Company’s investments will be accounted for as trading for the annual or interim periods beginning January 1, 2007 and as such, all unrealized gains and losses will be included in Net Income on the Statement of Operations. Including unrealized gains and losses in Net Income may have the effect of increasing the volatility of our earnings.

The movement in foreign currency exchange rates could adversely affect our operating results because we enter into reinsurance contracts where the premiums receivable and losses payable are denominated in currencies other than the U.S. dollar and we maintain a portion of our investments and liabilities in currencies other than the U.S. dollar.

The U.S. dollar is our reporting currency. We enter into reinsurance contracts where the premiums receivable and losses payable are denominated in currencies other than the U.S. dollar. In addition, we maintain a portion of our investments and liabilities in currencies other than the U.S. dollar. Premiums received in non-U.S. currencies are generally converted into U.S. dollars at the time of receipt. When we incur a liability in a non-U.S. currency, we carry such liability on our books in the original currency. These liabilities are converted from the non-U.S. currency to U.S. dollars at the time of payment. We will therefore realize foreign currency exchange gains or losses as we ultimately receive premiums and settle claims required to be paid in foreign currencies. For the year ended December 31, 2006, 12.8% of our gross premiums written, none of our investments and 2.4% of our reserves for losses and loss expenses were in foreign currencies.

To the extent that we do not seek to hedge our foreign currency risk, the impact of a movement in foreign currency exchange rates could adversely affect our operating results.

We are a new company and the information technology systems necessary to run our business have not been fully tested. In addition, VCAPS, our proprietary modeling in software, is new and is relatively untested. A defect in any of these systems could adversely affect our financial condition or results of operations.

The performance of our information technology systems is critical to our business and reputation and our ability to process transactions and provide high quality customer service. Such systems are and will continue to be a very important part of our underwriting process. We make use of commercially available catastrophe models, licensing the models of all three major vendors, and we enhance the output from these models with our proprietary software, VCAPS. We cannot be certain that we will be able to replace these service providers or consultants, if necessary, without slowing our underwriting response time, or that our proprietary technology, once established, will operate as intended. A defect or error in our information technology systems could result in a loss or delay of revenues, higher than expected loss levels, diversion of management resources, harm to our reputation or an increase in costs. VCAPS is new and we cannot assure you the models and assumptions used by the software will accurately predict losses. Further, we cannot assure you that it is free of defects in the modeling logic or in the software code. In addition, we have not sought copyright or other legal protection for VCAPS. Further, to date, we have limited back-up and disaster recovery for our information technology systems.

The preparation of our financial statements will require us to make many estimates and judgments, which are even more difficult than those made in a mature company, and which, if inaccurate, could cause volatility in our results.

The Company’s consolidated financial statements have been prepared in accordance with U.S. GAAP. Management believes the items that require the most subjective and complex estimates are (1) reserve for losses and loss expenses and (2) premiums. Due to the Company’s short operating history, loss experience is limited and reliable evidence of changes in trends of numbers of claims incurred, average settlement amounts, numbers of claims outstanding and average losses per claim will necessarily take many years to develop. Following a major catastrophic event, the possibility of future litigation or legislative change that may affect interpretation of policy terms further increases the degree of uncertainty in the reserving process. The uncertainties inherent in the reserving process, together with the potential for unforeseen developments, including changes in laws and the prevailing interpretation of policy terms, may result in losses and loss expenses materially different than the reserves initially established. Changes to prior year reserves will affect current underwriting results by increasing net income if the prior year reserves prove to be redundant or decreasing net income if the prior year reserves prove to be insufficient. The Company expects volatility in results in periods in which significant loss events occur because U.S. GAAP does not permit insurers or reinsurers to reserve for loss events until they have occurred and are expected to give rise to a claim. As a result, the Company is not allowed to record contingency reserves to account for expected future losses. The Company anticipates that claims arising from future events will require the establishment of substantial reserves from time to time.

An inability to implement, for the fiscal year ended December 31, 2008, the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 in a timely and satisfactory manner could cause the price of our common shares to fall.

We are presently evaluating our existing internal controls with respect to the standards adopted by the Public Company Accounting Oversight Board. We cannot be certain at this time that we will be able to successfully and satisfactorily complete the procedures, certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 by the time that we are required to file our Annual Report on Form 10-K for the year ended December 31, 2008, which is the first time that our management and our external auditors will be required to deliver reports on our internal controls and procedures in accordance with the Sarbanes-Oxley Act of 2002. Uncertainty as to our ability to comply with such requirements or any material weaknesses uncovered as a result of such procedures could have a material adverse effect on the trading price of our common shares. In addition, we may incur increased costs associated with such procedures or a diversion of internal resources necessary to prepare for or comply with such requirements.

Risks Related to Taxation

We may be subject to U.S. tax.

We are organized under the laws of Bermuda and presently intend to structure our activities to minimize the risk that we would be considered engaged in a U.S. trade or business. No definitive standards, however, are provided by the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations or court decisions regarding activities that constitute the conduct of a U.S. trade or business. Because that determination is essentially factual, we cannot assure you that the Internal Revenue Service (the “IRS”) will not contend that we are engaged in a U.S. trade or business. If we were found to be so engaged, we would be subject to U.S. corporate income and branch profits tax on our earnings that are effectively connected to such U.S. trade or business.

If Validus Re is entitled to the benefits of the income tax treaty between the U.S. and Bermuda (the “Bermuda Treaty”), it would not be subject to U.S. income tax on any income protected by the Bermuda Treaty unless that income is attributable to a permanent establishment in the U.S. The treaty clearly applies to premium income, but may be construed as not protecting other income such as investment income. If Validus Re were found to be engaged in a trade or business in the U.S. and were entitled to the benefits of the treaty in general, but the treaty were found not to protect investment income, a portion of Validus Re’s investment income could be subject to U.S. tax. See “Certain Tax Considerations — U.S. Taxation — Taxation of Validus and its Subsidiaries.”

U.S. persons who hold common shares may be subject to U.S. income taxation at ordinary income rates on our undistributed earnings and profits.

Controlled Foreign Corporation Status.  Validus should not be a controlled foreign corporation (“CFC”) immediately following the offering because its organizational documents provide that if the common shares owned, directly, indirectly or by attribution, by any person would otherwise represent more than 9.09% of the aggregate voting power of all Validus’s common shares, the voting rights attached to those common shares will be reduced so that such person may not exercise and is not attributed more than 9.09% of the total voting power of the common shares. We cannot assure you, however, that the provisions of the Organizational Documents will operate as intended and that Validus will not be considered a CFC. If Validus were considered a CFC, any shareholder that is a U.S. person that owns directly, indirectly or by attribution, 10% or more of the voting power of Validus may be subject to current U.S. income taxation at ordinary income tax rates on all or a portion of Validus’s undistributed earnings and profits attributable to Validus Re’s insurance and reinsurance income, including underwriting and investment income. Any gain realized on sale of common shares by such 10% shareholder may also be taxed as a dividend to the extent of Validus’s earnings and profits attributed to such shares during the period that the shareholder held the shares and while Validus was a CFC (with certain adjustments). See “Certain Tax Considerations — U.S. Taxation — Taxation of Shareholders — CFC Provisions.”

Related Person Insurance Income.  If the related person insurance income (“RPII”) of any of Validus’s non-U.S. insurance subsidiaries were to equal or exceed 20% of that subsidiary’s gross insurance income in any taxable year, and U.S. persons were treated as owning 25% or more of the subsidiary’s stock, by vote or value, a U.S. person who directly or indirectly owns any common shares on the last day of such taxable year on which the 25% threshold is met would be required to include in income for U.S. federal income tax purposes that person’s ratable share of that subsidiary’s RPII for the taxable year. The amount includible in income is determined as if the RPII were distributed proportionately to U.S. holders on that date, regardless of whether that income is distributed. The amount of RPII includible in income is limited by such shareholder’s share of the subsidiary’s current-year earnings and profits, and possibly reduced by the shareholder’s share of prior year deficits in earnings and profits. The amount of RPII earned by a subsidiary will depend on several factors, including the identity of persons directly or indirectly insured or reinsured by that subsidiary. Although we do not believe that the 20% threshold will be met for our non-U.S. insurance subsidiaries, some of the factors that might affect that determination in any period may be beyond our control. Consequently, we cannot assure you that we will not exceed the RPII threshold in any taxable year.

If a U.S. person disposes of shares in a non-U.S. insurance corporation that had RPII (even if the 20% threshold was not met) and the 25% threshold is met at any time during the five-year period ending on the date of disposition, and the U.S. person owned any shares at such time, any gain from the disposition will generally be treated as a dividend to the extent of the holder’s share of the corporation’s undistributed earnings and profits that were accumulated during the period that the holder owned the shares (possibly whether or not those earnings and profits are attributable to RPII). In addition, the shareholder will be required to comply with specified reporting requirements, regardless of the amount of shares owned. We believe that those rules should not apply to a disposition of common shares because Validus is not itself directly engaged in the insurance business. We cannot assure you, however, that the IRS will not successfully assert that those rules apply to a disposition of common shares. See “Certain Tax Considerations — U.S. Taxation — Taxation of Shareholders — RPII Provisions.”

U.S. persons who hold common shares will be subject to adverse tax consequences if Validus is considered a passive foreign investment company for U.S. federal income tax purposes.

If Validus is considered a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, a U.S. holder who owns common shares will be subject to adverse tax consequences, including a greater tax liability than might otherwise apply and an interest charge on certain taxes that are deferred as a result of Validus’s non-U.S. status. We currently do not expect that Validus will be a PFIC for U.S. federal income tax purposes in the current taxable year or the foreseeable future because, through Validus Re, it intends to be predominantly engaged in the active conduct of a global reinsurance business. We cannot assure you, however, that Validus will not be deemed to be a PFIC by the IRS. No regulations currently exist regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying such provisions may be forthcoming. We cannot predict what effect, if any, such guidance would have on an investor that is subject to U.S. federal income taxation. See “Certain Tax Considerations — U.S. Taxation — Taxation of Shareholders — PFIC Provisions.”

Changes in U.S. tax laws may be retroactive and could subject a U.S. holder of common shares to other adverse tax consequences.

The tax treatment of non-U.S. companies and their U.S. and non-U.S. insurance and reinsurance subsidiaries has been the subject of Congressional discussion and legislative proposals in the U.S. We cannot assure you that future legislative action will not increase the amount of U.S. tax payable by us. If that happens, our financial condition and results of operations could be materially adversely affected.

In addition, the U.S. federal income tax laws and interpretations, including those regarding whether a company is engaged in a U.S. trade or business or is a PFIC, or whether U.S. holders would be required to include “subpart F income” or RPII in their gross income, are subject to change, possibly on a retroactive basis. No regulations regarding the application of the PFIC rules to insurance companies are currently in effect, and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when, or in what form, such regulations or pronouncements may be provided, and whether such guidance will have a retroactive effect.

We may become subject to taxes in Bermuda after March 28, 2016, which may have a material adverse effect on our results of operations.

Under current Bermuda law, we are not subject to tax on income or capital gains. We have received from the Minister of Finance under The Exempted Undertaking Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to us or to any of our operations or shares, debentures or other obligations, until March 28, 2016. We could be subject to taxes in Bermuda after that date. This assurance is subject to the proviso that it is not to be construed to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to us. We and Validus Re each pay annual Bermuda government fees; Validus Re pays annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

The Organisation for Economic Cooperation and Development and other multinational organisations are considering measures that might increase our taxes and reduce our net income.

The Organisation for Economic Cooperation and Development, which is commonly referred to as the OECD, has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In the OECD’s report dated 18 April 2002 and updated as of June 2004, Bermuda was not listed as an uncooperative tax haven jurisdiction because it had previously committed to eliminate harmful tax practices and to embrace international tax standards for transparency, exchange of information and the elimination of any aspects of the regimes for financial and other services that attract business with no substantial domestic activity. We are not able to predict what changes will arise from the commitment or whether such changes will subject us to additional taxes.

Risks Related to Laws and Regulations Applicable to Us

If we become subject to insurance statutes and regulations in addition to the statutes and regulations that currently apply to us, there could be a significant and negative impact on our business.

We currently conduct our business in a manner such that we expect Validus will not be subject to insurance and/or reinsurance licensing requirements or regulations in any jurisdiction other than Bermuda. Although we do not currently intend for Validus Re to engage in activities which would require it to comply with insurance and reinsurance licensing requirements outside of Bermuda, should we choose to engage in activities that would require us to become licensed in such jurisdictions, we cannot assure you that we will be able to do so or to do so in a timely manner. Furthermore, the laws and regulations applicable to direct insurers could indirectly affect us, such as collateral requirements in various U.S. states to enable such insurers to receive credit for reinsurance ceded to us.

The insurance and reinsurance regulatory framework of Bermuda recently has become subject to increased scrutiny in many jurisdictions, including the United States. In the past, there have been Congressional and other initiatives in the United States regarding increased supervision and regulation of the insurance industry, including proposals to supervise and regulate offshore reinsurers. Government regulators are generally concerned with the protection of policyholders rather than other constituencies, such as our shareholders. We are not able to predict the future impact on our operations of changes in the laws and regulations to which we are or may become subject.

Recent legislation in the State of Florida may reduce the amount of private market reinsurance required in Florida, where we write a significant amount of business. This change in law could have a negative impact on our business.

On January 26, 2007, the Governor of the State of Florida signed a law that, in part, increases the amount of reinsurance available to primary insurers from the Florida Hurricane Catastrophe Fund. The Florida Hurricane Catastrophe Fund in effect provides the same type of reinsurance coverage for primary insurers as the excess of loss catastrophe reinsurance contracts provided by private market reinsurers for the Florida residential property market, except without the same expectation of profit as the primary reinsurance market. Accordingly, this law will reduce the amount of private market reinsurance required and most likely will depress pricing on Florida excess of loss catastrophe reinsurance contracts for residential properties. This reduction in demand and pricing for private market reinsurance may be significant. At January 1, 2007, we had gross premiums written of approximately $40.0 million in force for Florida-specific programs which may be directly impacted by this change. It is too early to determine what impact, if any, this law will have on the reinsurance market in Florida, or the impact that similar laws being considered in other coastal states may have on reinsurance markets elsewhere.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant levels of legal, accounting and other expenses that we did not incur as a privately-owned company. The U.S. Sarbanes-Oxley Act of 2002, particularly Section 404, and related rules and regulations of the U.S. Securities and Exchange Commission and the New York Stock Exchange regulate corporate governance practices of public companies. Our management and our external auditors will be required to deliver reports on our internal controls and procedures in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 upon the filing of our Annual Report on Form 10-K for the year ended December 31, 2008. We expect compliance with these public company requirements will increase our costs and make some activities more time-consuming than they have been in the past when we were a privately-owned company. Specifically, as a result of being a public company, we may have to enhance the roles and duties of our board of directors, our board committees and management; supplement our internal accounting function, including hiring staff; prepare and distribute periodic public reports; retain to a greater degree outside counsel and accountants; establish or outsource an internal audit function; enhance our investor relations function; and establish new control policies. Furthermore, the cost of compliance could be material to us because of our size and scale of operations.

Risks Related to This Offering and Ownership of Our Common Shares

Because we are a holding company and substantially all of our operations are conducted by our main operating subsidiary, Validus Re, our ability to meet any ongoing cash requirements and to pay dividends will depend on our ability to obtain cash dividends or other cash payments or obtain loans from Validus Re.

We conduct substantially all of our operations through Validus Re. Our ability to meet our ongoing cash requirements, including any debt service payments or other expenses, and pay dividends on our common shares in the future, will depend on our ability to obtain cash dividends or other cash payments or obtain loans from Validus Re and will also depend on the financial condition of Validus Re. The inability of Validus Re to pay dividends in an amount sufficient to enable us to meet our cash requirements could have a material adverse effect on us and the value of our common shares. Validus Re is a separate and distinct legal entity that has no obligation to pay any dividends or to lend or advance us funds and may be restricted from doing so by contract, including other financing arrangements, charter provisions or applicable legal and regulatory requirements or rating agency constraints. The payment of dividends by Validus Re to us is limited under Bermuda law and regulations. The Insurance Act provides that Validus Re may not declare or pay in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its statutory balance sheet in relation to the previous financial year) unless it files an affidavit with the BMA at least seven days prior to the payment signed by at least two directors and Validus Re’s principal representative, stating that in their opinion Validus Re will continue to satisfy the required margins following declaration of those dividends, though there is no additional requirement for BMA approval. In addition, before reducing its total statutory capital by 15% or more (as set out in its previous years’ statutory financial statements) Validus Re must make application to the BMA for permission to do so, such application to consist of an affidavit signed by at least two directors and Validus Re’s principal representative stating that in their opinion the proposed reduction in capital will not cause Validus Re to fail to meet its relevant margins, and such other information as the BMA may require. At December 31, 2006, Bermuda statutory restrictions permit Validus Re to pay a dividend of up to $1.1 billion to us.

We intend to pay quarterly cash dividends on our common shares at an initial rate of $      per common share, payable in the first full fiscal quarter end after the date hereof. The timing and amount of any cash dividends, however, will be at the discretion of our Board of Directors and will depend upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and contractual constraints or restrictions and any other factors that our Board of Directors deems relevant. In addition, the indenture governing our Junior Subordinated Deferrable Debentures would restrict us from declaring or paying dividends on our common shares if we are downgraded by A.M. Best to a financial strength rating of “B” (Fair) or below or if A.M. Best withdraws its financial strength rating on any of our material insurance subsidiaries. See “Description of Share Capital — Dividends” and “Dividend Policy.”

There has been no public market for our common shares and we cannot assure you that an active trading market will develop.

Prior to the closing of this offering, there has been no public trading market of our common shares. Our common shares have been approved for listing on the NYSE under the symbol “VR,” subject to official notice of issuance. If an active trading market does not develop and continue after the closing of this offering, your investment may become less liquid and the market price of the common shares may decline below the initial public offering price. The initial public offering price per common share was determined by negotiation among us and the underwriters and may not be indicative of the market price of our common shares after completion of this offering. The price of our common shares after the closing of this offering may fluctuate widely, depending upon many factors, including:

•	the perceived prospects for the insurance industry in general;

•	differences between our actual financial and operating results and those expected by investors;

•	changes in the share price of public companies with which we compete;

•	news about our industry and our competitors;

•	changes in general economic or market conditions;

•	broad market fluctuations; and

•	regulatory actions.

Our common shares may trade at prices significantly below the initial public offering price and holders of the common shares may experience difficulty in reselling, or an inability to sell, the common shares.

Future sales of our common shares may affect their market price and the future exercise of options and warrants may result in immediate and substantial dilution of the common shares.

After this offering, we will have      common shares outstanding, of which approximately      shares will be “restricted securities” subject to the volume limitations and other conditions of Rule 144 under the Securities Act of 1933, as amended, which we refer to as the “Securities Act.” Furthermore, after this offering certain of our sponsoring shareholders and their transferees will have the right to require us to register these common shares under the Securities Act for sale to the public, either in an independent offering pursuant to a demand registration or in conjunction with a public offering, subject to a “lock-up” agreement of no more than 180 days. Following any registration of this type, the common shares to which the registration relates will be freely transferable. In addition, after this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register common shares issued or reserved for issuance under the Long Term Incentive Plan. The number of Common Shares that have been reserved for issuance under the Plan is equal to 2,740,150 plus 10% of the fully diluted common shares (after giving effect to warrants, restricted shares and stock options issued and authorized, including shares reserved under the Plan) immediately after the consummation of this offering. We cannot predict what effect, if any, future sales of our common shares, or the availability of common shares for future sale, will have on the market price of our common shares. Sales of substantial amounts of our common shares in the public market following this offering, or the perception that sales of this type could occur, could depress the market price of our common shares and may make it more difficult for you to sell your common shares at a time and price that you deem appropriate.

Our Bye-laws authorize our Board of Directors to issue one or more series of common shares and preferred shares without stockholder approval. Specifically, we have an authorized share capital of approximately 571,428,571 shares ($0.175 par value per share), which can consist of common shares and/or preference shares, as determined by our Board of Directors. The Board of Directors has the right to issue the remaining shares without obtaining any approval from our stockholders and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or designation of such series. Any issuance of our preferred stock could adversely affect the voting power of the holders of our common shares and could have the effect of delaying, deferring, or preventing the payment of any dividends (including any liquidating dividends) and any change in control of us. If a significant number of either common or preferred shares are issued, it may cause the market price of our common shares to decline.

We, certain of our officers and directors and the selling shareholders have agreed with the underwriters not to dispose of or hedge any of our or their common shares or securities convertible into or exchangeable for common shares during the period from the date of this prospectus continuing through the date that is     days after the date of the prospectus, except with the prior written consent of               . We cannot predict what effect, if any, future sales of our common shares, or the availability of common shares for future sale, will have on the market price of our common shares, including after the expiration of the    -day lock-up period. Sales of substantial amounts of our common shares in the public market following our initial public offering, or the perception that such sales could occur, may adversely affect the market price of our common shares and may make it more difficult for you to sell your common shares at a time and price which you deem appropriate. See “Shares Eligible for Future Sale — Lock-up Agreements.”

Our classified board structure may prevent a change in our control.

Our board of directors is divided into three classes of directors. The current terms of the directors expire in 2008, 2009 and 2010. Until three years following this offering, each year one class of directors is elected by the shareholders. Until that three year period has elapsed, the staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interest of our shareholders.

There are provisions in our Bye-laws that reduce the voting rights of voting common shares that are held by a person or group to the extent that such person or group holds more than 9.09% of the aggregate voting power of all common shares entitled to vote on a matter. Under these provisions, your voting rights may be limited.

In general, and except as provided below, shareholders have one vote for each voting common share held by them and are entitled to vote at all meetings of shareholders. However, if, and for so long as, the common shares of a shareholder, including any votes conferred by “controlled shares” (as defined below), would otherwise represent more than 9.09% of the aggregate voting power of all common shares entitled to vote on a matter, including an election of directors, the votes conferred by such shares will be reduced by whatever amount is necessary such that, after giving effect to any such reduction (and any other reductions in voting power required by our Bye-laws), the votes conferred by such shares represent 9.09% of the aggregate voting power of all common shares entitled to vote on such matter. “Controlled shares” include, among other things, all shares that a person is deemed to own directly, indirectly or constructively (within the meaning of Section 958 of the Code, or Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)). Upon completion of our initial public offering, there will be           common shares outstanding, of which           common shares would confer votes that represent 9.09% of the aggregate voting power of all common shares entitled to vote generally at an election of directors. An investor who does not hold, and is not deemed under the provisions of our Bye-laws to own, any of our common shares may therefore purchase up to           common shares without being subject to voting cutback provisions in our Bye-laws.

In addition, we have the authority under our Bye-laws to request information from any shareholder for the purpose of determining ownership of controlled shares by such shareholder.

There are regulatory limitations on the ownership and transfer of our common shares which could result in the delay or denial of any transfers you might seek to make.

The BMA must approve all issuances and transfers of securities of a Bermuda exempted company like us. We have received permission from the BMA to issue our common shares, and for the free transferability of our common shares as long as the common shares are listed on the New York Stock Exchange or other appointed exchange, to and among persons who are residents and non-residents of Bermuda for exchange control purposes. Any other transfers remain subject to approval by the BMA and such approval may be denied or delayed.

As a shareholder of our company, you may have greater difficulties in protecting your interests than as a shareholder of a U.S. corporation.

The Companies Act 1981 (the “Companies Act”), which applies to our company, differs in material respects from laws generally applicable to U.S. corporations and their shareholders. Taken together with the provisions of our Bye-laws, some of these differences may result in your having greater difficulties in protecting your interests as a shareholder of our company than you would have as a shareholder of a U.S. corporation. This affects, among other things, the circumstances under which transactions involving an interested director are voidable, whether an interested director can be held accountable for any benefit realized in a transaction with our company, what approvals are required for business combinations by our company with a large shareholder or a wholly-owned subsidiary, what rights you may have as a shareholder to enforce specified provisions of the Companies Act or our Bye-laws, and the circumstances under which we may indemnify our directors and officers. Please see “Description of Share Capital — Differences in Corporate Law.”

We are a Bermuda company and it may be difficult for you to enforce judgments against us or against our directors and executive officers.

We were incorporated under the laws of Bermuda and our business is based in Bermuda. In addition, certain of our directors and officers reside outside the United States, and a portion of our assets and the assets of such persons may be located in jurisdictions outside the United States. As such, it may be difficult or impossible to effect service of process within the United States upon us or those persons, or to recover against us or them on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda; however, a Bermuda court may impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law. Currently, of our executive officers, George Reeth, Jeff Consolino, C. Jerome Dill and Conan Ward reside in Bermuda and Edward Noonan and Stuart Mercer maintain residences in both Bermuda and the United States.

Of our directors, Edward Noonan maintains residences in both Bermuda and the United States, George Reeth resides in Bermuda, Jean-Marie Nessi resides in France and the remainder reside in the United States.

We have been advised by Conyers Dill & Pearman, our special Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws, or original actions brought in Bermuda against us or such persons predicated solely upon U.S. federal securities laws. Further, we have been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts in civil and commercial matters, and there are grounds upon which Bermuda courts may decline to enforce the judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to public policy in Bermuda. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements. This prospectus includes forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements.

We believe that these factors include, but are not limited to, the following:

•	unpredictability and severity of catastrophic events;

•	our ability to obtain and maintain ratings, which may be affected by our ability to raise additional equity or debt financings, as well as other factors described herein;

•	adequacy of our risk management and loss limitation methods;

•	cyclicality of demand and pricing in the reinsurance market;

•	our limited operating history;

•	our ability to successfully implement our business strategy during “soft” as well as “hard” markets;

•	adequacy of our loss reserves;

•	continued availability of capital and financing;

•	our ability to identify, hire and retain, on a timely and unimpeded basis and on anticipated economic and other terms, experienced and capable senior management as well as underwriters, claims professionals and support staff;

•	acceptance of our business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and reinsureds;

•	competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•	potential loss of business from one or more major reinsurance brokers;

•	our ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements;

•	general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance markets in which we expect to operate;

•	the integration of businesses we may acquire;

•	accuracy of those estimates and judgments utilized in the preparation of our financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies, litigation and any determination to use the deposit method of accounting, which, for a relatively new insurance and reinsurance company like our company, are even more difficult to make than those made in a mature company because of limited historical information;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•	availability to us of retrocessions to manage our gross and net exposures and the cost of such retrocessions;

•	the failure of retrocessionaires, producers or others to meet their obligations to us;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us;

•	changes in domestic or foreign laws or regulations, or their interpretations;

•	changes in accounting principles or the application of such principles by regulators; and

•	statutory or regulatory or rating agency developments, including as to tax policy and matters and reinsurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers.

In addition, other general factors could affect our results, including: (a) developments in the world’s financial and capital markets and our access to such markets; (b) changes in regulations or tax laws applicable to us, including, without limitation, any such changes resulting from the recent investigations relating to the insurance industry and any attendant litigation; and (c) the effects of business disruption or economic contraction due to terrorism or other hostilities.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein or elsewhere including the Risk Factors beginning on page 11. All of the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $      million, based upon an assumed initial public offering price of $      per common share, representing the midpoint of the offering range set forth on the cover of this prospectus, and after deducting the underwriters’ discount and fees and expenses of the offering. We intend to use the net proceeds to further capitalize Validus Re to support the future growth of our reinsurance operations and for general corporate purposes, which may include acquisitions or other investments which would be complementary to our business, and which will include a $3.0 million payment to Aquiline in connection with the termination of our Advisory Agreement with them.

We will not receive any of the net proceeds from the sale of common shares by the selling shareholders, including any proceeds received by them in connection with any exercise of the underwriters’ option to purchase additional common shares.

DIVIDEND POLICY

We intend to pay quarterly cash dividends on our common shares at an initial rate of $      per common share payable in the first full fiscal quarter end after the date hereof. The timing and amount of any cash dividends, however, will be at the discretion of our Board of Directors and will depend upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and contractual constraints or restrictions and any other factors that our Board of Directors deems relevant.

We are a holding company and have no direct operations. Our ability to pay dividends depends, in part, on the ability of Validus Re to pay dividends to us. Validus Re is subject to significant regulatory restrictions limiting its ability to declare and pay dividends. The Insurance Act provides that Validus Re may not declare or pay in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its statutory balance sheet in relation to the previous financial year) unless it files an affidavit with the BMA at least seven days prior to the payment signed by at least two directors and Validus Re’s principal representative, stating that in their opinion Validus Re will continue to satisfy the required margins following declaration of those dividends, though there is no additional requirement for BMA approval. In addition, before reducing its total statutory capital by 15% or more (as set out in its previous years’ statutory financial statements) Validus Re must make application to the BMA for permission to do so, such application to consist of an affidavit signed by at least two directors and Validus Re’s principal representative stating that in their opinion the proposed reduction in capital will not cause Validus Re to fail to meet its relevant margins, and such other information as the BMA may require. At December 31, 2006, Bermuda statutory restrictions permit Validus Re to pay a dividend of up to $1.1 billion to us. In addition, the indenture governing our Junior Subordinated Deferrable Debentures would restrict us from declaring or paying dividends on our common shares if we are downgraded by A.M. Best to a financial strength rating of “B” (Fair) or below or if A.M. Best withdraws its financial strength rating on any of our material insurance subsidiaries. See “Business — Regulation — Bermuda,” “Risk Factors — Risks Related to This Offering and Ownership of Our Common Shares — Because we are a holding company and substantially all of our operations are conducted by our main operating subsidiary, Validus Re, our ability to meet any ongoing cash requirements and to pay dividends will depend on our ability to obtain cash dividends or other cash payments or obtain loans from Validus Re” and “Description of Certain Indebtedness — Junior Subordinated Deferrable Debentures.”

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2006 and as adjusted as of that date to give effect to the 1.75 for one reverse stock split of our outstanding common shares and the issuance by us of common shares in this offering. This table should be read in conjunction with “Selected Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	December 31, 2006
		As
	Actual	adjusted
	(Dollars in thousands, except share and per share
	amounts)

Credit facilities(1)	$—		$—
Junior Subordinated Deferrable Debentures(2)	150,000		150,000

Total debt	150,000		150,000

Shareholders’ equity:
Common shares, $0.175 par value per common share, 571,428,571 common shares authorized; 58,482,601 common shares issued and outstanding, as adjusted	10,234

Additional paid-in capital	1,048,025

Accumulated other comprehensive income	875

Retained earnings	133,389

Total shareholders’ equity	1,192,523

Total capitalization	$1,342,523	$

Book value per common share	$20.39	$

Diluted book value per common share(3)	$19.73	$

Debt to capitalization ratio(4)	11.2%		%

(1)	For a description of our credit facilities, see “Description of Certain Indebtedness — Credit Facilities.”

(2)	For a description of our Junior Subordinated Deferrable Debentures, see “Description of Certain Indebtedness — Junior Subordinated Deferrable Debentures.”

(3)	Diluted book value per share is calculated based on total shareholders’ equity plus the assumed proceeds from the exercise of outstanding options and warrants, divided by the sum of shares, options, warrants and unvested restricted shares (assuming their exercise).

(4)	The ratio of debt to total capitalization, excluding the Junior Subordinated Deferrable Debentures, is 0.0% actual and 0.0%, as adjusted.

DILUTION

The initial public offering price per common share is higher than our net tangible book value per common share. Net tangible book value per common share represents the amount of tangible assets less total liabilities, divided by the number of common shares outstanding. Dilution in net tangible book value per common share represents the difference between (1) the amount per common share paid by purchasers of our common shares in this offering and (2) the net tangible book value per common share immediately after this offering. The following tables give effect to the 1.75 for one reverse stock split of our outstanding common shares effected March 1, 2007. As of December 31, 2006, our net tangible book value was approximately $1,192.5 million or $20.39 per common share. The following table illustrates this per share dilution:

Assumed initial offering price per common share		$
Net tangible book value per common share before this offering	$20.39
Increase attributable to this offering

Net tangible book value per common share after this offering

Dilution per common share to new investors		$

The following table sets forth the number of our common shares issued, the total consideration paid and the average price per common share paid by our existing shareholder and new investors, after giving effect to the issuance of        common shares in this offering at an assumed initial offering price of $      per share (before deducting the estimated underwriting discounts and commissions and our estimated offering expenses payable by us).

					Average
					price per
	Common shares issued		Total consideration		common
	Number	Percent	Amount	Percent	share

Existing Shareholders	58,482,601	%	$1,023,445,518	%	$17.50
New Investors

Total		100%		100%

The foregoing tables do not give effect to:

(a) common shares that may be issued pursuant to outstanding warrants;

(b) common shares that may be issued pursuant to options that have been granted to our employees;

(c) unvested restricted shares that have been granted to our employees; and

(d) additional common shares available for future issuance under our stock option and incentive plans.

SELECTED FINANCIAL INFORMATION

The summary consolidated statement of operations data for the year ended December 31, 2006 and the period from October 19, 2005 to December 31, 2005 and the summary consolidated balance sheet data as of December 31, 2006 and 2005 are derived from our audited consolidated financial statements.

You should read the following summary consolidated financial information together with the other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

The following table presents audited results of operations for the year ended December 31, 2006 and the period from October 19, 2005 to December 31, 2005:

	Year ended	Period ended
	December 31, 2006	December 31, 2005
	(Dollars in thousands, except share
	and per share amounts)

Revenues
Gross premiums written	$540,789	$—
Reinsurance premiums ceded	(63,696)	—

Net premiums written	477,093	—
Change in unearned premiums	(170,579)	—

Net premiums earned	306,514	—
Net investment income	58,021	2,032
Net realized (losses) gains on investments	(1,102)	39
Foreign exchange gains	2,157	—

Total revenues	365,590	2,071
Expenses
Losses and loss expenses	91,323	—
Policy acquisition costs	36,072	—
General and administrative expenses(1)	46,232	2,657
Finance expenses	8,789	—
Fair value of warrants issued	77	49,122

Total expenses	182,493	51,779

Net income (loss)	183,097	(49,708)

Comprehensive income (loss)
Unrealized gains arising during the period	(332)	144
Adjustment for reclassification of losses realized in income	1,102	(39)

Comprehensive income (loss)	$183,867	$(49,603)

Earnings per share(2)
Weighted average number of common shares and common share equivalents outstanding
Basic	58,477,130	58,423,174
Diluted	58,874,567	58,423,174
Basic earnings per share	$3.13	$(0.85)

Diluted earnings per share	$3.11	$(0.85)

Selected financial ratios
Losses and loss expenses ratio(3)	29.8%	—%

Policy acquisition cost ratio(4)	11.8%	—%

General and administrative expense ratio(5)	15.1%	—%

Expense ratio(6)	26.9%	—%

Combined ratio(7)	56.7%	—%

Return on average equity(8)	16.7%	—%

The following table sets forth summarized balance sheet data as of December 31, 2006 and December 31, 2005:

				As of December 31,
	As of December 31, 2006			2005
	Actual	As adjusted(9)		Actual
	(Dollars in thousands, except per share amounts)

Summary Balance Sheet Data:
Investments at fair value	$1,376,387	$		$610,800
Cash and cash equivalents	63,643			398,488
Total assets	1,646,423			1,014,453
Unearned premiums	178,824		178,824	—
Reserve for losses and loss expenses	77,363		77,363	—
Junior Subordinated Deferrable Debentures	150,000		150,000	—
Total shareholders’ equity	1,192,523			999,806
Book value per common share(10)	$20.39	$		$17.11
Diluted book value per common share(11)	19.73			16.93

 Notes

(1)	General and administrative expenses for the year ended December 31, 2006 and the period ended December 31, 2005 include $1,000,000 and $nil, respectively, related to our Advisory Agreement with Aquiline.

(2)	Stock options which carry an average exercise price of $17.50 per option are anti-dilutive and consequently are not included in weighted average diluted shares outstanding. SFAS No. 123 requires that any unrecognized stock-based compensation expense that will be recorded in future periods be included as proceeds for purposes of treasury stock repurchases, which is applied against the unvested restricted shares balance. On March 1, 2007, we effected a 1.75 for one reverse stock split of our outstanding common shares. The stock split does not affect our financial statements other than to the extent it decreases the number of outstanding shares and correspondingly increases per share information.

(3)	Calculated by dividing losses and loss expenses by net premium earned.

(4)	Calculated by dividing policy acquisition costs by net premium earned.

(5)	Calculated by dividing general and administrative expenses by net premium earned.

(6)	Calculated by combining the policy acquisition cost ratio and the general and administrative expense ratio.

(7)	Calculated by combining the loss ratio, the policy acquisition cost ratio and the general and administrative expense ratio.

(8)	Return on average equity is calculated by dividing the net income for the period by the average shareholders’ equity during the period. Average shareholders’ equity is the average of the beginning and ending shareholders’ equity balances.

(9)	In the “As Adjusted” column, the calculation of basic and diluted book value per share reflects payment of total fees and expenses, including underwriting discounts and commissions of $ million. The “As Adjusted” column also gives effect to this offering of our common shares at an assumed public offering price of $ per share (the midpoint of the price range set forth on the cover page of this prospectus) and the application of the net proceeds thereof, as described under “Use of Proceeds.”

(10)	Book value per common share is defined as total shareholders’ equity divided by the number of common shares outstanding as at the end of the period, giving no effect to dilutive securities.

(11)	Diluted book value per common share is calculated based on total shareholders’ equity plus the assumed proceeds from the exercise of outstanding options and warrants, divided by the sum of common shares, options, warrants and unvested restricted shares outstanding (assuming their exercise).

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of the Company’s consolidated results of operations for the year ended December 31, 2006 and the period ended December 31, 2005 and the Company’s consolidated financial condition and liquidity and capital resources at December 31, 2006. This discussion and analysis should be read in conjunction with the Company’s consolidated financial statements and related notes thereto.

The Company was formed on October 19, 2005 and has limited historical financial and operating information. Insurance and reinsurance companies face substantial risk in their initial stages of development. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” In addition, for a variety of reasons, including the Company’s recent formation and relatively few significant catastrophe events in 2006, the Company’s historical financial results may not accurately indicate future performance.

Executive Overview

The Company’s principal operating subsidiary, Validus Re, operates as a Bermuda-based provider of short-tail reinsurance products on a global basis. The Company’s strategy is to concentrate on short-tail reinsurance risks, which is an area where management believes current prices and terms provide an attractive risk adjusted return and the management team has proven expertise. The Company’s profitability in any given period is based upon premium and investment revenues less net losses and loss expenses, acquisition expenses and operating expenses. Financial results in the insurance and reinsurance industry are influenced by the frequency and/or severity of claims and losses, including as a result of catastrophic events, changes in interest rates, financial markets and general economic conditions, the supply of insurance and reinsurance capacity and changes in legal, regulatory and judicial environments.

Premiums are a function of the number and type of contracts written, as well as prevailing market prices. Renewal dates for reinsurance business tend to be concentrated at the beginning of quarters, and the timing of premiums written varies by line of business. Most property catastrophe business is written in the January 1, April 1, June 1 and July 1 inception and renewal periods, while other lines are written throughout the year. Written premiums are generally highest in the first quarter and lowest during the fourth quarter of the year. Gross premiums written for pro rata programs are initially recorded as estimates and are adjusted as actual results are reported by the cedant during the period. Pro rata reinsurance is a type of reinsurance whereby the reinsurer indemnifies the policyholder against a predetermined portion of losses. Earned premiums do not necessarily follow the written premium pattern as certain premiums written are earned ratably over the contract term, which is ordinarily twelve months, although many pro rata contracts are written on a risks attaching basis, which means that the contracts cover claims that arise on underlying insurance policies that incept during the term of the reinsurance contract, and are generally earned over a 24 month period, which is the risk period of the underlying (twelve month) policies. Premiums are generally due in monthly or quarterly installments.

The following are the primary lines in which the Company conducts business:

Property:  Validus underwrites property catastrophe reinsurance, property per risk reinsurance and property pro rata reinsurance.

Property Catastrophe:  Property catastrophe includes reinsurance for insurance companies’ exposures to an accumulation of property and related losses from separate policies, typically relating to natural disasters or other catastrophic events. Contrast this to casualty insurance and reinsurance, which covers losses to parties other than the policyholder and the legal liability imposed on the policyholder resulting therefrom. Property catastrophe reinsurance is generally written on an excess of loss basis, which provides coverage to primary insurance companies when aggregate claims and claim expenses from a single occurrence from a covered cause of possible loss, or peril, exceed a certain amount specified in a particular contract. Under these contracts, the Company provides protection to an insurer for a portion of the total losses in excess of a specified loss amount, up to a maximum amount per loss specified in the contract. In the event of a loss, most contracts provide for coverage of a second occurrence following the payment of a premium to reinstate the coverage under the contract, which is referred to as a reinstatement premium. The coverage provided under excess of loss reinsurance contracts may be on a worldwide basis or limited in scope to specific regions or geographical areas. Coverage can also vary from “all property” perils, which is the most expansive form of coverage, to more limited coverage of specified perils such as windstorm-only coverage. Property catastrophe reinsurance contracts are typically “all risk” in nature, providing protection against losses from earthquakes and hurricanes, as well as other natural and man-made catastrophes such as floods, tornadoes, fires and storms. The predominant exposures covered are losses stemming from property damage and business interruption coverage resulting from a covered peril. Certain risks, such as war or nuclear contamination may be excluded, partially or wholly, from certain contracts.

Property per Risk:  Property per risk provides reinsurance for insurance companies’ excess retention on individual property and related risks, such as highly-valued buildings. Retention is the amount or portion of risk that an insurer retains for its own account. Risk excess of loss reinsurance protects insurance companies on their primary insurance risks on a “single risk” basis. A “risk” in this context might mean the insurance coverage on one building or a group of buildings or the insurance coverage under a single policy which the reinsured treats as a single risk. Coverage is usually triggered by a large loss sustained by an individual risk rather than by smaller losses which fall below the specified retention of the reinsurance contract. Such property risk coverages are generally written on an excess of loss basis, which provides the reinsured protection beyond a specified amount up to the limit set within the reinsurance contract.

Property Pro Rata:  In property pro rata contracts the reinsurer shares the premiums as well as the losses and expenses in an agreed proportion with the cedant.

Marine:  We underwrite reinsurance on marine risks covering damage to or losses of marine vessels or cargo, third-party liability for marine accidents and physical loss and liability from principally offshore energy properties. Validus underwrites marine reinsurance on an excess of loss basis, and to a lesser extent, on a pro rata basis.

Between May 8, 2006 and July 28, 2006, Validus Re entered into retrocessional reinsurance agreements with Petrel Re Limited (“Petrel Re”), a newly-formed Bermuda reinsurance company. These agreements include quota share reinsurance agreements (“Collateralized Quota Shares”) whereby Petrel Re assumes a quota share of certain lines of marine & energy and other lines of business underwritten by Validus Re for unaffiliated third parties for the 2006 and 2007 underwriting years. Under the terms of the reinsurance agreements, the Company has determined it is not required to consolidate the assets, liabilities and results of operations of Petrel Re per FIN 46(R). Petrel Re is a separate legal entity of which Validus has no equity investment, management or board interests or related party relationships.

Other Specialty Lines:  Validus underwrites other lines of business depending on an evaluation of pricing and market conditions, which include aerospace, terrorism, life and accident & health and workers’ compensation catastrophe. The Company seeks to underwrite other specialty lines with very limited exposure correlation with its property, marine and energy portfolios. With the exception of the aerospace line of business, which has a meaningful portion of its gross premiums written volume on a proportional basis, the Company’s other specialty lines are primarily written on an excess of loss basis.

Income from the Company’s investment portfolio is primarily comprised of interest on fixed maturity investments net of investment expenses and net realized gains/losses on the sale of investments. A significant portion of the Company’s contracts provide short-tail reinsurance coverage for damages resulting mainly from natural and man-made catastrophes, which means that the Company could become liable for a significant amount of losses on short notice. Accordingly, the Company has structured its investment portfolio to preserve capital and maintain a high level of liquidity, which means that the large majority of the Company’s investment portfolio consists of shorter term fixed maturity investments. The Company’s fixed income investments are held as available for sale. Under U.S. GAAP, these securities are carried at fair value, and unrealized gains and losses on these securities are not included in investment income in the Company’s consolidated statements of income, but are included in other comprehensive income as a separate component of shareholders’ equity.

The Company’s expenses consist primarily of losses and loss expenses, acquisition costs, general and administrative expenses, and finance expenses related to debentures and our credit facilities. Organizational expenses and expenses associated with the issuance of warrants were also incurred in the first quarter of 2006 as well as in the period ended December 31, 2005.

Losses and loss expenses are a function of the amount and type of reinsurance contracts written and of the loss experience of the underlying risks. Reserves for losses and loss expense include a component for outstanding case reserves for claims which have been reported and a component for losses incurred but not reported. The uncertainties inherent in the reserving process, together with the potential for unforeseen developments, may result in losses and loss expenses materially different than the reserve initially established. Changes to prior year loss reserves will affect current underwriting results by increasing net income if the prior year reserves prove to be redundant or decreasing net income if the prior year reserves prove to be insufficient. Adjustments resulting from new information will be reflected in income in the period in which they become known. The Company’s ability to estimate losses and loss expenses accurately, and the resulting impact on contract pricing, is a critical factor in determining profitability.

Since the lines of business underwritten have large aggregate exposures to natural and man-made catastrophes, Validus expects that claims experience will predominantly be the result of relatively few events of significant severity. The occurrence of claims from catastrophic events is likely to result in substantial volatility in, and could have a material adverse effect on, the Company’s financial condition, results of operations, and ability to write new business.

Acquisition costs consist principally of brokerage expenses and commissions which are driven by contract terms on reinsurance contracts written, and are normally a specific percentage of premiums. Under certain contracts, cedants may also receive profit commissions which will vary depending on the loss experience on the contract. Acquisition costs are presented net of commissions or fees received on any ceded premium, including premium ceded to Petrel Re.

General and administrative expenses are generally comprised of fixed expenses which do not vary with the amount of premiums written or losses incurred. Applicable expenses include salaries and benefits, professional fees, office, risk management, and stock compensation expenses. Stock compensation expenses include costs related to the Company’s long-term incentive plan, under which restricted stock and stock options are granted to certain employees.

Company Formation, Business Outlook and Trends

The global property and casualty insurance and reinsurance industry has historically been highly cyclical. During the latter half of the 1990s, the industry experienced excess capacity for writers of insurance and reinsurance, which resulted in highly competitive market conditions. After this extended period of intense competition and eroding premium rates, the reinsurance markets began experiencing improvements in rates, terms and conditions for reinsurers in the first quarter of 2000. Continuing improvements through 2001 extended to the primary insurance industry and were accelerated by the events of September 11, 2001. While 2002 and 2003 proved to be relatively uneventful catastrophe years, the reinsurance markets were again significantly affected by natural catastrophe losses in 2004 and 2005. Taken together, 2004 and 2005 set a record for most Atlantic-basin tropical storms, hurricanes, major hurricanes (defined as category 3 or higher on the Saffir-Simpson Hurricane Intensity Scale) and major hurricanes making U.S. landfall. The 2005 Atlantic-basin hurricane season was the costliest on record, with Hurricanes Katrina, Rita and Wilma each generating in excess of $10 billion in insured losses and Katrina responsible for an estimated $45 billion in insured losses, which places it as the most costly natural catastrophe on record.

Management believes property and other reinsurance premiums have historically risen in the aftermath of significant catastrophic losses. As loss reserves are established, industry surplus is depleted and the industry’s capacity to write new business diminishes. At the same time, management believes that there is a heightened awareness of exposure to natural catastrophes on the part of cedants, rating agencies and catastrophe modeling firms, resulting in an increase in the demand for reinsurance protection. The large industry losses led to an increase in the perception of catastrophe risk by market participants creating a supply/demand imbalance for reinsurance capacity. Validus was formed in October 2005 to take advantage of these opportunities; we have also built our operations so that we may effectively take advantage of future market conditions as they develop.

In the aggregate, Validus has observed substantial increases in premium rates in 2006 compared to 2005 levels. Such rate increases were most significant in the United States catastrophe-exposed lines of business. For risks outside of the U.S., or for risks which were not substantially exposed to catastrophes, rate increases were more modest, or, in some cases, rates have decreased. Capital provided by new entrants or by the commitment of additional capital by existing reinsurers may increase the supply of reinsurance which could affect pricing. An increase in the supply of reinsurance could moderate rate increases.

For the year ended December 31, 2006 the Company has generally observed significant price increases in peak U.S. property zones, particularly on business exposed to hurricanes and earthquakes. These increases are primarily a result of the impact of the catastrophic hurricanes that affected the southeastern U.S. in 2004 and 2005. Management believes these supply and demand pressures which have exerted upward pressure on prices in peak U.S. property zones will remain in the near term.

Following significant losses from Hurricane Ivan in 2004 and Hurricanes Katrina and Rita in 2005, the marine and energy reinsurance accounts have experienced material price increases and more restrictive conditions. Losses resulting from Katrina affected nearly all lines of business written within the marine class and retrocessional capacity has been reduced sharply. Management believes that many reinsurers withdrew from marine and energy business and remaining reinsurers increased pricing and tightened conditions across all sectors. In addition to rate increases, coverage terms have become more restrictive including increased use of mutually exclusive pillars and other parametric devices.

Outside of property business in U.S. peak zones, there has been less upward movement in reinsurance prices for the year ended December 31, 2006. The pricing of worldwide property catastrophe business may increase as updated catastrophe vendor models are released and adapted outside of the U.S. However, to the extent risks are not correlated with peak zone modeled catastrophe losses, there may not be a shortfall of capacity available which may diminish or preclude rate increases.

Since we underwrite global specialty property reinsurance and have large aggregate exposures to natural and man-made disasters, claim experience has been the result of relatively few events of high magnitude. The occurrence of claims from catastrophic events is likely to result in substantial volatility in, and could have a material adverse effect on, the Company’s financial condition and results and ability to write new business. This volatility will affect results for the period in which the loss occurs because U.S. accounting principles do not permit reinsurers to reserve for such catastrophic events until they occur. Catastrophic events of significant magnitude historically have been relatively infrequent, although management believes the property catastrophe reinsurance market has experienced a higher level of worldwide catastrophic losses in terms of both frequency and severity in the period from 1992 to the present. We also expect that increases in the values and concentrations of insured property will increase the severity of such occurrences in the future. The Company seeks to reflect these trends when pricing contracts.

Critical Accounting Policies and Estimates

The Company’s consolidated financial statements have been prepared in accordance with U.S. GAAP. The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect reported and disclosed amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities as at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Management believes the following accounting policies are critical to the Company’s operations as the application of these policies requires management to make significant judgments. Management believes the items that require the most subjective and complex estimates are (1) reserve for losses and loss expenses and (2) premiums.

Reserve for Losses and Loss Expenses.  For most insurance and reinsurance companies, the most significant judgment made by management is the estimation of the reserve for losses and loss expenses. The

Company establishes its reserve for losses and loss expenses to cover the estimated liability for both reported and unreported claims.

Loss reserve estimations for insurance business are not precise in that they deal with the inherent uncertainty of future events. Estimating loss reserves requires management to make assumptions regarding future reporting and development patterns, frequency and severity trends, claims settlement practices, potential changes in the legal environment and other factors such as inflation. These estimates and judgments are based on numerous factors, and may be revised as additional experience or other data becomes available, as new or improved methodologies are developed or as current laws change.

Reserving for reinsurance business introduces further uncertainties. As predominantly a broker market reinsurer for both excess of loss and proportional contracts, the Company must rely on loss information reported to brokers by primary insurers who must estimate their own losses at the policy level, often based on incomplete and changing information. The information received varies by cedant and may include paid losses, estimated case reserves, and an estimated provision for incurred but not reported losses (“IBNR reserves”). Additionally, reserving practices and the quality of data reporting may vary among ceding companies which adds further uncertainty to the estimation of ultimate losses. A time lag is inherent in reporting from the original claimant to the primary insurer to the broker and then to the reinsurer, especially in the case of excess of loss reinsurance contracts due to the accumulation of losses required prior to reaching the Company’s attachment point. Also, the combination of low claim frequency and high severity make the available data more volatile and less useful for predicting ultimate losses. In the case of proportional contracts, the Company relies on an analysis of a contract’s historical experience, reinsurance industry information, and professional judgment in estimating reserves for these contracts. In addition, if available, ultimate loss ratio forecasts as reported by cedants are incorporated, normally on a three or six month lag.

As a result of the time lag described above, the Company must estimate IBNR reserves, which consist of a provision for known loss events, as well as a provision for claims which have occurred but which have not yet been reported to us by ceding companies. Because of the degree of reliance that is necessarily placed on ceding companies for claims reporting, the associated time lag, the low frequency/high severity nature of much of the business underwritten, and the varying reserving practices among ceding companies, reserve estimates are highly dependent on management’s judgment and therefore uncertain. In property lines, there can be additional uncertainty in loss estimation related to large catastrophe events. With winds events, such as hurricanes, the damage assessment process may take more than a year. The cost of claims is subject to volatility due to supply shortages for construction materials and labour. In the case of earthquakes, the damage assessment process may take longer as buildings are discovered to have structural weaknesses not initially detected. The loss settlement period, therefore, may be several years in duration, in which time additional facts regarding individual claims and trends often will become known and current laws and case law may change.

As a result of these uncertainties, there is a risk that the Company’s actual losses may be higher or lower than the reserves booked based on information provided by cedants. The Company incorporates this uncertainty into the judgments and assumptions made when establishing loss reserves. Since the Company relies on information provided by ceding companies in order to assist it in estimating reserves, the Company performs certain processes in order to help determine the completeness and accuracy of such information as follows:

1. The Company performs ceding company audits to confirm the accuracy and completeness of information received from cedants and considers the results of the ceding company audits in setting reserves.

2. In addition to information received from ceding companies on reported claims, the Company also utilizes information on the patterns of ceding company loss reporting and loss settlements from previous events in order to estimate the Company’s ultimate liability related to these events.

3. The Company utilizes reinsurance industry information in order to perform consistency checks on the data provided by ceding companies and to identify trends in loss reporting and settlement activity. The Company incorporates such information in establishing reserves.

4. The Company supplements the loss information received from cedants with loss estimates developed by market share techniques and third party catastrophe models when such information is available.

The Company currently has no backlog related to the processing of assumed reinsurance information. The Company actively manages its relationships with brokers and cedants and has no disputes with any counterparty.

The reserve for losses and loss expenses includes both a component for outstanding case reserves for claims which have been reported and a component for IBNR reserves. IBNR reserves are estimated by management using various actuarial methods. These methods are based on the assumption that ultimate losses vary proportionately with premiums. Expected losses and loss ratios are typically developed using vendor and proprietary computer models. The information used in the models is derived by underwriters and actuaries during the initial pricing of the business, supplemented by reinsurance industry data available from organizations, such as statistical bureaus and consulting firms, where appropriate. Management expects over time to incorporate the Company’s own loss experience as it develops in establishing reserves. Expected losses and loss ratios consider, among other things, rate increases and changes in terms and conditions that have been observed in the market. Other methodologies are also used by the Company in the reserving process for specific types of claims or events, such as catastrophic or other specific major events. These include vendor catastrophe models, and analyses of specific industry events, such as large claims or lawsuits. Ceding company reports on IBNR reserves are also taken into account in making the Company’s estimates. The Company utilizes a reserving methodology that establishes a point estimate for ultimate losses. The point estimate represents management’s best estimate of ultimate losses and loss expenses. The Company does not utilize range estimation in the loss reserving process. The extent of reliance on management judgment in the reserving process differs as to whether the business is insurance or reinsurance and as to whether the business is written on an excess of loss or on a pro rata basis. The Company reviews its reserving assumptions and methodologies on a quarterly basis. Two of the most critical assumptions in establishing reserves are loss emergence patterns and expected loss ratios. Loss emergence patterns are critical to the reserving process as they are a key indicator of the ultimate liability. Expected loss ratios are a primary component in the Company’s initial calculation of estimated ultimate losses. The Company utilizes the same methodology and process to establish annual and interim reserves. Management anticipates that the loss estimates will be subject to an annual corroborative review by independent actuaries using generally accepted actuarial principles.

The Company’s three most significant lines of business, property, marine and aerospace, are exposed to event related risks that are generally reported and paid within three years of the event. The Company estimates that 87% of its current reserves will be paid within three years. Given that the Company’s lines of business are substantially short tail in nature, the reporting, development and payment patterns of such reserves are similar for all lines.

For all lines of business, the Company’s reserve for losses and loss adjustment expenses and loss reserves recoverable consist of four categories: (1) case reserves, (2) additional case reserves, (3) additional case reserves for events (“ACRE”) IBNR, and (4) traditional IBNR. The reserves and recoverables in each of these categories are established on an annual and interim basis as follows:

1. Case reserves — are established for all lines by our claims department based on reports of actual losses from ceding companies. As discussed above, the company performs ceding company audits to verify the accuracy and completeness of data received and considers the results of such audits when establishing case reserves.

2. Additional case reserves — are established for all lines by our claims department in cases where the Company believes that the case reserves reported by the cedant require adjustment. Additional case reserves supplement cases reserves based on information obtained through ceding company audits or other sources.

3. ACRE (event) IBNR reserves — are established for all lines based on the Company’s analysis of known loss events that have not yet been reported to the Company by cedants. In establishing event IBNR, the Company accumulates loss information from modeling agencies and publicly available sources. The loss information is applied to the Company’s book of in-force contracts using internal and third party vendor models to establish an estimate of the Company’s ultimate exposure to the loss event. Paid losses, case reserves and additional case reserves are deducted from the ultimate to ascertain even IBNR reserves.

4. Traditional IBNR reserves — are established using the expected loss method and the Bornhuetter-Ferguson method. These two methods have been chosen based on the maturity of the data and the Company’s limited historical data upon which to base the analysis. The Bornhuetter-Ferguson method establishes an ultimate loss amount by combining actual reported losses with expected unreported losses. The expected loss method establishes an ultimate loss amount by applying a selected loss ratio to the earned premium. Under both methods, paid losses, case reserves and additional case reserves are deducted from the ultimate to ascertain the traditional IBNR reserves.

The Company’s reserving methodology was not changed in the year ended December 31, 2006. Management’s best estimate of the gross reserve for losses and loss expenses and loss reserves recoverable at December 31, 2006 were $77.4 million and $0, respectively. The following table sets forth a breakdown between gross case reserves and gross IBNR by line of business at December 31, 2006.

	At December 31, 2006
			Total gross
			reserve
	Gross case	Gross	for losses and
	reserves	IBNR	loss expenses
	(Dollars in thousands)

Property	$32,187	$27,198	$59,385
Marine	3,637	6,229	9,866
Other specialty
Aerospace	2,286	5,574	7,860
Life and A&H	—	49	49
Terrorism	—	—	—
Workers’ compensation	4	199	203

Total other specialty	2,290	5,822	8,112

Total	$38,114	$39,249	$77,363

Due to the Company’s short operating history, loss experience is limited and reliable evidence of changes in trends of numbers of claims incurred, average settlement amounts, numbers of claims outstanding and average losses per claim will necessarily take many years to develop. The Company’s loss reserve development patterns are primarily based upon reinsurance industry and publicly available competitor data given the Company’s short operating history. The Company will incorporate its own loss development patterns into the reserving process as they become known. The lack of historical information for the Company has necessitated the use of reinsurance industry loss emergence patterns in deriving IBNR. Further, expected losses and loss ratios are typically developed using vendor and proprietary computer models and these expected loss ratios are a material component in the calculation deriving IBNR. Actual loss ratios may deviate from expected loss ratios and ultimate loss ratios will be greater or less than expected loss ratios. For catastrophic events, the Company considers aggregate industry loss reports and catastrophe model projections in addition to ceding company estimates and other factors as described above. For other lines, reinsurance industry loss ratio and development pattern information is utilized in conjunction with the Company’s own experience. The Company records loss expenses based on an analysis of the estimated costs to administer and pay the reserves.

To the extent reinsurance industry data is relied upon to aid in establishing reserve estimates, there is a risk that the data may not match the Company’s risk profile or that the industry’s reserving practices overall differ from that of the Company and its cedants. In addition, reserving can prove especially difficult should a significant loss event take place near the end of an accounting period, particularly if it involves a catastrophic event. These factors further contribute to the degree of uncertainty in the reserving process.

The uncertainties inherent in the reserving process, together with the potential for unforeseen developments, including changes in laws and the prevailing interpretation of policy terms, may result in losses and loss expenses materially different than the reserves initially established. Changes to prior year reserves will affect current underwriting results by increasing net income if the prior year reserves prove to be redundant or decreasing net income if the prior year reserves prove to be insufficient. The Company expects volatility in results in periods that significant loss events occur because U.S. GAAP does not permit insurers or reinsurers to reserve for loss events until they have occurred and are expected to give rise to a claim. As a result, the Company is not allowed to record contingency reserves to account for expected future losses. The Company anticipates that claims arising from future events will require the establishment of substantial reserves from time to time.

Given the risks and uncertainties associated with the process for estimating reserves for losses and loss expenses, management has performed an evaluation of the potential variability in loss reserves and the impact this variability may have on reported results financial condition and liquidity. Management’s best estimate of the gross reserve for losses and loss expenses at December 31, 2006 is $77.4 million. The following tables show the effect on gross reserves for losses and loss expenses as of December 31, 2006 of a five and ten percent change in two of the most critical assumptions in establishing reserves: (1) loss emergence patterns and (2) expected loss ratios. Given the Company’s short operating history and corresponding lack of historical data upon which to determine variability in assumptions, management believes that a reasonably likely scenario is best represented by a standard utilized by some professional actuaries as part of their review of a reinsurer’s reserves. Utilizing this standard as a guide, management has selected five and ten percent to determine reasonably likely scenarios of variability in the loss emergence and loss ratio assumptions. These scenarios consider the normal levels of catastrophe events experienced in the year ended December 31, 2006. Loss reserves may vary beyond these scenarios in periods of heightened catastrophic activity. The reserves resulting from the changes in the assumptions are not additive and should be considered separately. The following tables vary the assumptions employed therein independently.

Gross reserve for losses and loss expenses at December 31, 2006 — Sensitivity to loss emergence patterns

Reserve for losses
Change in assumption	and loss expenses
(Dollars in millions)

10% favorable	$68.6
5% favorable	72.5
No change (selected)	77.4
5% unfavorable	82.7
10% unfavorable	87.9

Gross reserves for loss and loss expenses at December 31, 2006 — Sensitivity to expected loss ratios

Reserve for losses
Change in assumption	and loss expenses
(Dollars in millions)

10% favorable	$73.6
5% favorable	75.5
No change (selected)	77.4
5% unfavorable	79.3
10% unfavorable	81.5

The most significant variance in the above scenarios, 10% unfavorable change in loss emergence patterns, would have the effect of increasing losses and loss expenses by $10.5 million, thereby reducing net income by $10.5 million. In the Company’s judgement, such a variance would not have a material impact on liquidity or future financial position.

Management believes that the reserve for losses and loss expenses is sufficient to cover expected claims within the terms of the policies and agreements with insured and reinsured customers on the basis of the methodologies used to estimate those reserves. However, there can be no assurance that actual payments may vary significant from total reserves. The reserve for losses and loss expenses and the methodology of estimating such reserve are regularly reviewed and updated as new information becomes known. Any resulting adjustments are reflected in income in the period in which they become known.

Premiums.  Assumed reinsurance premium is written on an excess of loss or on a pro rata basis. Reinsurance contracts are generally written prior to the time the underlying direct policies are written by cedants and accordingly cedants must estimate such premiums when purchasing reinsurance coverage. For excess of loss contracts, the deposit premium is defined in the contract. The deposit premium is based on the ceding companies’ estimated premiums, and this estimate is the amount recorded as written premium in the period the risk incepts. In the majority of cases, these contracts are adjustable at the end of the contract period to reflect the changes in underlying risks during the contract period. Subsequent adjustments, based on reports by the ceding companies of actual premium, are recorded in the period they are determined, which would normally be reported within six months to one year subsequent to the expiration of the contract.

For pro rata contracts and excess of loss contracts written on a losses occurring basis, premium income is generally earned ratably over the expected risk period, usually 12 months. For all other contracts, comprising contracts written on a risks attaching basis, premiums are generally earned over a 24 month period due to the fact that some of the underlying exposures may attach towards the end of the contract, and such underlying exposures generally have a 12 month coverage period. The portion of the premium related to the unexpired portion of the policy at the end of any reporting period is reflected on the balance sheet in unearned premiums.

For pro rata contracts, an estimate of written premium is recorded in the period in which the risk incepts. The premium estimate is based on information provided by ceding companies and management’s judgment. As these are pro rata contracts, gross premiums written related to these contracts is a function of the amount of premium the ceding company estimates they will write. At the inception of the contract the ceding company estimates how much premium they expect to write during the year. Management critically evaluates the information provided by ceding companies based on experience with the cedant, broker and the underlying book of business. Subsequent adjustments will be recorded when the actual premium is reported by the ceding company. Reporting by the ceding company may be on a three or six month lag and it may be significantly different than the estimate.

The Company evaluates the appropriateness of these premium estimates based on the latest information available, which includes actual reported premium to date, the latest premium estimates as provided by cedants and brokers, historical experience, management’s professional judgment, information obtained during the underwriting renewal process, as well as a continuing assessment of relevant economic conditions.

Details of gross premiums written by treaty type are provided below.

	Year ended		Period ended
	December 31, 2006		December 31, 2005
	Gross premiums		Gross premiums
	written	Gross premiums	written	Gross premiums
Treaty type(1)	(Dollars in thousands)	written (%)	(Dollars in thousands)	written (%)
		(Dollars in thousands)

Catastrophe excess of loss(2)	$275,187	50.9%	—	—%
Per Risk excess of loss(3)	125,652	23.2%	—	—%
Proportional(4)	139,950	25.9%	—	—%

Total	$540,789	100.0%	$—	—%

(1)	Allocation of treaty type to lines of business is included in “Business — Line of Business by Treaty Type.”

(2)	Catastrophe excess of loss is composed of catastrophe excess of loss, aggregate excess of loss, reinstatement premium protection, second event and third event covers.

(3)	Per Risk excess of loss is composed of per event excess of loss and per risk excess of loss.

(4)	Proportional is composed of quota share and surplus share.

As a newly formed Company with limited operating history, we do not have past history that reflects how our premium estimates will develop. Furthermore, past experience may not be indicative of how future premium estimates develop. Gross premiums written on a proportional basis are recorded using estimated premiums and thus are the portion of the Company’s business that may be subject to adjustment. The Company re-evaluates estimates on a quarterly basis taking into consideration information obtained since the estimate was established, including information received from the cedant (and validated in a manner similar to how the Company evaluates cedant loss information). Based on information received, management has not made adjustments to any premium estimates to date. The Company believes that reasonably likely changes in assumptions made in the estimation process would not have a significant impact on gross premiums written as recorded.

Where contract terms on excess of loss contracts require the reinstatement of coverage after a ceding company’s loss, the mandatory reinstatement premiums are recorded as written and earned premiums when the loss event occurs. Pro rata contracts generally do not contain provisions for the reinstatement of coverage.

Management includes an assessment of the creditworthiness of cedants in the review process above, primarily based on market knowledge, reports from rating agencies, the timeliness of cedants’ payments and the status of current balances owing. Based on this assessment, management believes that as at December 31, 2006 no provision for doubtful accounts is necessary.

Segment Reporting

Management has determined that the Company operates in a single business segment.

Results of Operations

Validus Holdings, Ltd. and Validus Re were formed on October 19, 2005, and Validus Re commenced operations on December 16, 2005. Neither company had any prior operating history. Accordingly, no comparable results from prior periods exist. The Company’s fiscal year ends on December 31. Financial statements are prepared in accordance with U.S. GAAP.

For the Year ended December 31, 2006 and period ended December 31, 2005

The following table presents results of operations for the year ended December 31, 2006 and period from October 19, 2005 to December 31, 2005:

	Year ended	Period ended
	December 31, 2006	December 31, 2005
	(Dollars in thousands)

Gross premiums written	$540,789	$—
Reinsurance premiums ceded	(63,696)	—

Net premiums written	477,093	—
Change in unearned premiums	(170,579)	—

Net premiums earned	306,514	—

Losses and loss expenses	91,323	—
Policy acquisition costs	36,072	—
General and administrative expenses	46,232	2,657

Total underwriting expenses	173,627	2,657

Underwriting income(1)	132,887	(2,657)
Net investment income	58,021	2,032
Finance expenses	(8,789)	—

	182,119	(625)
Fair value of warrants issued	77	49,122
Net realized (losses) gains on investments	(1,102)	39
Foreign exchange gains	2,157	—

Net income	$183,097	(49,708)
Comprehensive income (loss)
Unrealized gains arising during period	(332)	144
Adjustment for reclassification of losses realized in income	1,102	(39)

Comprehensive income (loss)	$183,867	$(49,603)

Selected ratios
Net premiums written/Gross premiums written	88.2%	—%

Losses and loss expenses ratio	29.8%	—%

Policy acquisition cost ratio	11.8%	—%
General and administrative expense ratio	15.1%	—%

Expense ratio	26.9%	—%

Combined ratio	56.7%	—%

(1)	Non-GAAP Financial Measures. In presenting the Company’s results, management has included and discussed certain schedules containing underwriting income (loss) that is not calculated under standards or rules that comprise U.S. GAAP. Such measures are referred to as non-GAAP. Non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those determined in accordance with U.S. GAAP. A reconciliation of this measure to net income, the most comparable U.S. GAAP financial measure, is presented in the section below entitled “Underwriting Income.”

Gross Premiums Written

For the year ended December 31, 2006, gross premiums written were $540.8 million. Gross premiums written were primarily driven by the property line which accounted for $371.0 million of gross premium written for the year ended December 31, 2006. Details of gross premiums written by line of business are provided below:

	Year ended
	December 31, 2006
	Gross premiums	Gross premiums
	written	written (%)
	(Dollars in thousands)

Property	$370,958	68.6%
Marine(1)	104,584	19.3%
Other specialty
Aerospace	40,977	7.6%
Life and A&H(2)	1,729	0.3%
Terrorism	18,525	3.4%
Workers’ compensation(2)	4,016	0.8%

Total other specialty	65,247	12.1%

Total	$540,789	100.0%

(1)	The Marine line of business includes our offshore energy risks.

(2)	Written on an excess of loss basis.

Looking ahead to subsequent quarters, the amount of premiums the Company will write is difficult to predict. Various factors will continue to affect the Company’s appetite and capacity to write risk. These include the pricing required to meet return targets, evolving industry-wide capital requirements and other considerations. In addition, the mix of business will significantly affect ultimate premium volume.

Reinsurance Premiums Ceded

Reinsurance premiums ceded for the year ended December 31, 2006 were $63.7 million. Between May 8, 2006 and July 28, 2006, Validus Re entered into retrocessional reinsurance agreements with Petrel Re Limited (“Petrel Re”), a newly-formed Bermuda reinsurance company. These agreements include quota share reinsurance agreements (“Collateralized Quota Shares”) whereby Petrel Re assumes a quota share of certain lines of marine & energy and other lines of business underwritten by Validus Re for unaffiliated third parties for the 2006 and 2007 underwriting years. This relationship provides the Company with the capacity to increase premiums written in specific programs where favorable underwriting opportunities are seen. A specified portion of this incremental business is then ceded to Petrel Re and fees are earned for the services provided in underwriting the original business. During the year ended December 31, 2006, gross premiums written of $44.5 million was ceded to Petrel Re. Gross premium written ceded to Petrel Re represents 8.2% of the Company’s total gross premiums written and 69.9% of total premiums ceded.

Net Premiums Written

Net premiums written for the year ended December 31, 2006 was $477.1 million. Net premiums written were primarily derived from the property line, net of reinsurance. Details of net premiums written by line of business are provided below:

	Year ended
	December 31, 2006
	Net premiums
	written
	(Dollars in	Net premiums
	thousands)	written (%)

Property	$338,150	70.9%
Marine(1)	74,296	15.5%
Other specialty
Aerospace	40,377	8.5%
Life and A&H(2)	1,729	0.4%
Terrorism	18,525	3.9%
Workers’ compensation(2)	4,016	0.8%

Total other specialty	64,647	13.6%

Total	$477,093	100.0%

(1)	The Marine line of business includes our offshore energy risks.

(2)	Written on an excess of loss basis.

The ratio of net premiums written to gross premiums written was 88.2% for the year ended December 31, 2006 and 0% for the period ended December 31, 2005.

Change in Unearned Premiums

Change in unearned premiums for the year ended December 31, 2006 was $170.6 million. This reflects the fact that most contracts are written on a one year basis, with the premiums earned over twelve months.

Net Premiums Earned

Net premiums earned for the year ended December 31, 2006 was $306.5 million. The large difference between net premiums written and net premiums earned during the year ended December 31, 2006 reflects that most contracts are written on a one year basis, with the premiums earned over twelve months, except contracts written on a risks-attaching basis are generally earned over 24 months.

Losses and Loss Expenses

Losses and loss expenses for the year ended December 31, 2006 was $91.3 million. The loss ratio, which is defined as losses and loss expenses divided by net premiums earned, was 29.8% for the year ended December 31, 2006. The amount recorded represents management’s estimate of expected losses and loss expenses on premiums earned and reflects the relative absence of catastrophes in 2006. For the year ended December 31, 2006 this was due to incurred-but-not-reported reserves of $39.2 million and case reserves of

$38.1 million. The Company paid losses of $14.0 million for the year ended December 31, 2006. Details of loss ratios by line of business are provided below.

Year ended
December 31, 2006

Property	32.3%
Marine(1)	18.2%
Other specialty
Aerospace	61.8%
Life and A&H	3.3%
Terrorism	0.0%
Workers’ compensation	7.6%

Total other specialty	33.3%

Total	29.8%

(1)	The Marine line of business includes our offshore energy risks.

The following table set forth a reconciliation of gross and net reserves for losses and loss expenses by line of business for the year ended December 31, 2006:

	Gross and net reserve for losses and loss expenses
		Incurred related to	Incurred related to	Gross and net
	Gross and net	prior years for	current year for	paid during	Gross and net
	reserve at	the year ended	the year ended	the year ended	reserve at
	December 31,	December 31,	December 31,	December 31,	December 31,
	2005	2006	2006	2006	2006
	(Dollars in thousands)

Property	$—	$—	$69,100	$(9,715)	$59,385
Marine(1)	—	—	10,352	(486)	9,866
Other specialty
Aerospace	—	—	11,619	(3,759)	7,860
Life and A&H	—	—	49	—	49
Terrorism	—	—	—	—	—
Workers’ compensation	—	—	203	—	203

Total other specialty	—	—	11,871	(3,759)	8,112

Total	$—	$—	$91,323	$(13,960)	$77,363

(1)	The Marine line of business includes our offshore energy risks.

The Company did not make any significant changes in the assumptions or methodology used in its reserving process during the year ended December 31, 2006.

At December 31, 2006, gross and net reserves for losses and loss expenses were estimated using the methodology as outlined in the Summary of Critical Accounting Policies and Estimates above.

Management has determined that the gross reserve for losses and loss expenses at December 31, 2006 was $77.4 million.

The following table sets forth a breakdown between case reserves and IBNR by line of business at December 31, 2006:

	At December 31, 2006
			Total gross reserve
	Gross case		for losses and loss
	reserves	Gross IBNR	expenses
	(Dollars in thousands)

Property	$32,187	$27,198	$59,385
Marine	3,637	6,229	9,866
Other specialty
Aerospace	2,286	5,574	7,860
Life and A&H	—	49	49
Terrorism	—	—	—
Workers’ compensation	4	199	203

Total other specialty	2,290	5,822	8,112

Total	$38,114	$39,249	$77,363

(1)	The Marine line of business includes our offshore energy risks.

Policy Acquisition Costs

Policy acquisition costs for the year ended December 31, 2006 was $36.1 million. Policy acquisition costs include brokerage, commission and excise tax and are generally driven by contract terms and are normally a set percentage of premiums. Policy acquisition costs as a percent of net premiums earned were 11.8% for the year ended December 31, 2006.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2006 and period ended December 31, 2005 were $46.2 million and $2.7 million, respectively. General and administrative expenses are generally comprised of salaries and benefits, stock compensation expense, professional fees, rent and office expenses. General and administrative expenses as a percent of net premiums earned were 15.1% for the year ended December 31, 2006. Management expects the general and administrative expense ratio to decrease as certain start-up expenses are discontinued and as earned premium increases. General and administrative expenses for the period ended December 31, 2005 are primarily composed of compensation expenses.

Selected Ratios

The underwriting results of a reinsurance company are also often measured by reference to its combined ratio, which is the sum of the loss ratio and the expense ratio. The net loss ratio is calculated by dividing losses and loss expenses incurred (including estimates for incurred but not reported losses) by net premiums earned. The expense ratio is calculated by dividing acquisition costs combined with general and administrative expenses by net premiums earned. The following table presents the loss ratio, acquisition expense ratio, general and administrative expense ratio, expense ratio and combined ratio for the year ended December 31, 2006.

Year ended
December 31, 2006

Losses and loss expenses ratio	29.8%

Policy acquisition cost ratio	11.8%
General and administrative expense ratio	15.1%

Expense ratio	26.9%

Combined ratio	56.7%

Underwriting Income

The underwriting results of an insurance or reinsurance company are often measured by reference to its underwriting income, which is a non-GAAP measure as previously defined. Underwriting income, as set out in the table below, is reconciled to net income by the addition or subtraction of net investment income (loss), financing expenses, fair value of warrants issued, net realized gains (losses) on investments and foreign exchange gains (losses).

	Year ended	Period ended
	December 31, 2006	December 31, 2005
	(Dollars in thousands)

Underwriting income (loss)(1)	$132,887	$(2,657)
Net investment income	58,021	2,032
Finance expenses	(8,789)	—
Fair value of warrants issued	77	49,122
Net realized (losses) gains on investments	(1,102)	39
Foreign exchange gains	2,157	—

Net income	$183,097	$(49,708)

(1)	Underwriting (loss) in the period ended December 31, 2005 relates to expenses incurred prior to the Company writing premiums.

The underwriting results of an insurance or reinsurance company are often measured by reference to its underwriting income because underwriting income indicates the performance of the company’s core underwriting function, excluding revenues and expenses such as the reconciling items in the table above. The Company believes the use of underwriting income enhances the understanding of our results by highlighting the underlying profitability of the Company’s core reinsurance business. Underwriting profitability is influenced significantly by earned premium growth and the adequacy of the Company’s pricing. Underwriting profitability over time is also influenced by the Company’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through its management of acquisition costs and other underwriting expenses. The Company believes that underwriting income provides investors with a valuable measure of profitability derived from underwriting activities.

The Company excludes the U.S. GAAP measures noted above, in particular net realized gains and losses on investments, from its calculation of underwriting income because the amount of these gains and losses is heavily influenced by, and fluctuates in part, according to availability of investment market opportunities. The Company believes these amounts are largely independent of its underwriting business and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with U.S. GAAP, the Company believes that showing underwriting income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the Company’s results of operations in a manner similar to how management analyzes the Company’s underlying business performance. The Company utilizes underwriting income as a primary measure of underwriting results in its analysis of historical financial information and when performing its budgeting and forecasting processes. Analysts, investors and rating agencies who follow the Company request this non-GAAP financial information on a regular basis. In addition, the bonus component of the total annual incentive compensation for the 2006 performance year as approved by the compensation committee of our Board of Directors was established using underwriting income as a primary input; targets for the bonus component of the total annual incentive compensation for the Company’s named executives are 150% of base salary.

Underwriting income should not be viewed as a substitute for U.S. GAAP net income as there are inherent material limitations associated with the use of underwriting income as compared to using net income, which is the most directly comparable U.S. GAAP financial measure. The most significant limitation is the ability of users of the financial information to make comparable assessments of underwriting income with other companies, particularly as underwriting income may be defined or calculated differently by other companies. Therefore, the Company provides more prominence in this filing to the use of the most comparable U.S. GAAP financial measure, net income, which includes the reconciling items in the table above. The Company compensates for these limitations by providing both clear and transparent disclosure of net income and reconciliation of underwriting income to net income.

Net Investment Income

Net investment income for the year ended December 31, 2006 and period ended December 31, 2005 was $58.0 million and $2.0 million, respectively. Net investment income is comprised of accretion of premium or discount on fixed maturities, interest on coupon-paying bonds, short-term investments and cash and cash equivalents, partially offset by investment management fees. The components of net investment income for the year ended December 31, 2006 and period ended December 31, 2005 is as presented below.

	Year ended	Period ended
	December 31, 2006	December 31, 2005
	(Dollars in thousands)

Fixed maturities and short-term investments	$57,350	$1,266
Cash and cash equivalents	2,583	834

Total investment income	59,933	2,100
Investment expenses	(1,912)	(68)

Net investment income	$58,021	$2,032

Investment management fees incurred relate to BlackRock Financial Management, Inc. (“BlackRock”) and Goldman Sachs Asset Management L.P. and its affiliates (“GSAM”). Each of Merrill Lynch & Co, Inc. (“Merrill Lynch”) and Goldman Sachs is a major shareholder of Validus. BlackRock is considered a related party due to its agreement in February 2006 to merge with Merrill Lynch Investment Managers. Accounting and investment management fees earned by BlackRock at December 31, 2006 were $1,164,000 and at December 31, 2005 were $36,000. Investment management fees earned by GSAM at December 31, 2006 were $675,000 and at December 31, 2005 were $32,000. Management believes that the fees charged were consistent with those that would have been charged by unrelated parties.

Annualized effective investment yield is based on the weighted average investments held calculated on a simple period average and excludes net unrealized gains (losses), foreign exchange gains (losses) on investments and the foreign exchange effect of insurance balances. The Company’s annualized effective investment yield was 4.74% for the year ended December 31, 2006 and 4.59% for the period ended December 31, 2005.

Because Validus provides short-tail reinsurance coverage for losses resulting mainly from natural and man-made catastrophes, the Company could become liable to pay substantial claims on short notice. Accordingly, the investment portfolio has been structured to preserve capital and provide a high level of liquidity, which means that the large majority of the investment portfolio contains short term fixed maturity investments, such as U.S. government and agency bonds, U.S. government-sponsored enterprises, corporate debt securities and mortgage-backed and asset-backed securities.

A portion of the Company’s fixed maturities were in an unrealized loss position at December 31, 2006. The Company evaluates these investments to determine whether such securities’ values are other-than-temporarily-impaired given the length of time the security has been impaired, the expected maturity of the investment, the significance of the decline, the liquidity, business prospects and overall financial condition of the issuer and the Company’s intent and ability to hold the investment to recovery. During the year ended December 31, 2006 there were no fixed maturity securities that were deemed to be other-than-temporarily-impaired.

Finance Expenses

Finance expenses for the year ended December 31, 2006 and period ended December 31, 2005 were $8.8 million and nil, respectively. The finance expenses in 2006 were primarily attributable to an interest expense of $7.8 million on the $150.0 million Junior Subordinated Deferrable Debentures issued in June 2006 as detailed in the Capital Resources section below. The Junior Subordinated Deferrable Debentures bear a fixed interest rate of 9.069%. Finance expenses also include the amortization of debt offering costs and offering discounts and fees related to our credit facilities. The Company expects that finance expenses will increase in future years where the Junior Subordinated Deferrable Debentures are outstanding for the full year.

Fair Value of Warrants Issued

The Company’s founders and sponsoring investors provided their insurance industry expertise, resources and relationships during the fourth quarter of 2005 to ensure that the Company would be fully operational with key management in place in time for the January 2006 renewal season. In return for these services, as well as providing significant capital to the Company, the founders and sponsoring investors were issued Warrants. The Warrants represent, in the aggregate, 12.0% of the fully diluted shares of the Company (assuming exercise of all options, Warrants and any other rights to purchase Common Shares) and are subject to adjustment such that the Warrants will continue to represent, in the aggregate, 12.0% of the fully diluted shares of the Company until such time as the Company consummates an initial public offering, amalgamation, merger or another such similar corporate event. In consideration for the founders’ and sponsoring investors’ commitments, the Company had issued as at December 31, 2006, Warrants to the founding shareholder and sponsoring investors to purchase, in the aggregate, up to 8,455,319 common shares. Of those issued, 1,557,188 of the Warrants are to purchase non-voting common shares. The Warrants will expire ten years from the date of issue and will be exercisable at a price per share of $17.50, equal to the price per share paid by investors in the private offering.

The Warrants may be settled using either the physical settlement or net-share settlement methods. The Warrants have been classified as equity instruments, in accordance with EITF 00-19: “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” The Warrants were initially measured at an aggregate fair value of $75,091,000 and recorded as addition to additional paid-in capital. The founding shareholder’s Warrants in the amount of $25,969,000 were accounted for as a deduction from additional paid-in capital and the balance of $49,122,000 was reported as a fair value of Warrants issued expense. The additional Warrants issued for the period ended December 31, 2006 increased the fair value to $75,168,000 with the increase of $77,000 recorded as a Warrant issued expense.

Net Realized (Losses) Gain on Investments

Net realized (losses) gain on investments for the year ended December 31, 2006 and period ended December 31, 2005 were ($1,102,000) and $39,000, respectively. Net realized losses in 2006 resulted from the sale of fixed maturity investments.

Foreign Exchange Gains

Foreign exchange gains resulted from the effect of the fluctuation in foreign currency exchange rates on the translation of foreign currency balances combined with realized losses resulting from the receipt of premium installments in foreign currencies. The foreign exchange gains during the year ended December 31, 2006 are primarily due to the weakening of the U.S. dollar resulting in gains on translation arising out of receipts of non-U.S. dollar premium installments. Certain premiums receivable and liabilities for losses incurred in currencies other than the U.S. dollar are exposed to the risk of changes in value resulting from fluctuations in foreign exchange rates and may affect financial results in the future.

Net Income (Loss)

Net income (loss) for the year ended December 31, 2006 and period ended December 31, 2005 was $183.1 million and ($49.7) million, respectively. Net income for the year ended December 31, 2006 was principally due to underwriting income which reflected a relatively low level of catastrophic events plus net investment income, partially offset by finance expenses.

Financial Condition and Liquidity

Validus Holdings, Ltd. is a holding company and conducts no operations of its own. The Company relies primarily on cash dividends and other permitted payments from Validus Re to pay finance expenses and other holding company expenses. There are restrictions on the payment of dividends from Validus Re to the Company. The Company does not currently pay a dividend to shareholders. The Bermuda Companies Act 1981 limits the Company’s ability to pay dividends to shareholders. Any determination to pay future dividends will be at the discretion of the Board of Directors and will be dependent upon results of operations and cash flows, financial position and capital requirements, general business conditions, legal, tax, regulatory and any contractual restrictions on the payment of dividends, and any other factors the Board of Directors deems relevant.

Capital Resources

Shareholders’ equity at December 31, 2006 was $1,192.5 million. On June 15, 2006, the Company participated in a private placement of $150.0 million of junior subordinated deferrable interest debentures due 2036 (the “Junior Subordinated Deferrable Debentures”). The Junior Subordinated Deferrable Debentures mature on June 15, 2036, are redeemable at the Company’s option at par beginning June 15, 2011, and require quarterly interest payments by the Company to the holders of the Junior Subordinated Deferrable Debentures. Interest will be payable at 9.069% per annum through June 15, 2011, and thereafter at a floating rate of 3-month LIBOR plus 355 basis points, reset quarterly. The proceeds of $150.0 million from the sale of the Junior Subordinated Deferrable Debentures, after the deduction of commissions paid to the placement agents in the transaction and other expenses, will be used by the Company to fund ongoing reinsurance operations and for general working capital purposes. Debt issuance costs of $3.8 million paid in 2006 are deferred as an asset and amortized to income over the five year optional redemption period.

The Company’s contractual obligations and commitments as at December 31, 2006 are set out below.

	Payment due by period
		Less than			More than
	Total	1 year	1-3 years	3-5 years	5 years
	(Dollars in thousands)

Reserve for losses and loss expenses(1)	$77,363	$49,836	$17,468	$8,083	$1,976
Junior Subordinated Deferrable Debentures (including interest payments)(2)	211,218	13,604	27,207	20,407	150,000
Operating lease obligations	3,938	829	1,658	1,451	—

Total	$292,519	$64,269	$46,333	$29,941	$151,976

(1)	The reserve for losses and loss expenses represents an estimate, including actuarial and statistical projections at a given point in time of an insurer’s or reinsurer’s expectations of the ultimate settlement and administration costs of claims incurred. As a result, it is likely that the ultimate liability will differ from such estimates, perhaps significantly. Such estimates are not precise in that, among other things, they are based on predictions of future developments and estimates of future trends in loss severity and frequency and other variable factors such as inflation, litigation and tort reform. This uncertainty is heightened by the short time in which the Company has operated, thereby providing limited claims loss emergence patterns specifically for the Company. The lack of historical information for the Company has necessitated the use of industry loss emergence patterns in deriving IBNR. Further, expected losses and loss ratios are typically developed using vendor and proprietary computer models and these expected loss ratios are a material component in the calculation deriving IBNR. Actual loss ratios will deviate from expected loss ratios and ultimate loss ratios will be greater or less than expected loss ratios. During the loss settlement period, it often becomes necessary to refine and adjust the estimates of liability on a claim either upward or downward. Even after such adjustments, ultimate liability will exceed or be less than the revised estimates. The actual payment of the reserve for losses and loss expenses will differ from estimated payouts.

(2)	The Junior Subordinated Deferrable Debentures mature on June 15, 2036.

Recent accounting pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The provisions of FIN 48 must be applied beginning January 1, 2007. The Company has evaluated the impact of this guidance and has determined that it will not have a material impact on the Company’s financial condition and results of operations.

In September 2006, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin No. 108 (“SAB 108”), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for companies with fiscal years ending after November 15, 2006 and was adopted by the Company in its fiscal year ending December 31, 2006. The Company has evaluated the impact of this guidance and has determined that it will not have a material impact on the Company’s financial condition and results of operations.

In September 2006, the FASB issued FAS No. 157, Fair Value Measurements (“FAS 157”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. FAS 157 is applicable in conjunction with other accounting pronouncements that require or permit fair value measurements, where the FASB previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, FAS 157 does not re-quire any new fair value measurements. FAS No. 157 will be effective for interim and annual financial statements issued after January 1, 2008 and may be early adopted.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Liabilities Including amendment of FASB Statement No. 115” (FAS 159), which permits entities to choose to measure many financial instruments and certain other items at fair value. FAS 159 includes a provision whereby investments accounted for as available-for-sale or held-to-maturity are eligible for the fair value option at the adoption date and will be accounted for as trading securities subsequent to adoption. If FAS 157 is adopted simultaneously with FAS 159, any change in an existing eligible items fair value shall be accounted for as a cumulative-effect adjustment. FAS No. 159 will be effective as of the beginning of the Company’s fiscal year beginning after November 15, 2007 and may be early adopted.

The Company has early adopted FAS 157 and FAS 159 as of January 1, 2007 and elected the fair value option on all securities previously accounted for as available-for-sale. Unrealized gains and losses on available-for-sale investments at December 31, 2006 of $875,000 previously included in the accumulated other comprehensive income, were treated as a cumulative-effect adjustment as of January 1, 2007. The cumulative-effect adjustment will transfer the balance of unrealized gains and losses from accumulated other comprehensive income to retained earnings and will have no impact on the results of operations for the annual or interim periods beginning January 1, 2007. The Company’s investments will be accounted for as trading for the annual or interim periods beginning January 1, 2007 and as such; all unrealized gains and losses will be included in Net Income on the Statement of Operations. The Company is evaluating the impact of FAS 157 and FAS 159 and has determined that, with the exception of the Company’s investment portfolio, the adoptions of these pronouncements will not have a material impact on the Company’s financial statements.

Quantitative and Qualitative Disclosures About Market Risk

We believe we are principally exposed to four types of market risk:

•	interest rate risk;

•	foreign currency risk;

•	credit risk; and

•	effects of inflation.

Interest Rate Risk.  The Company’s primary market risk exposure is to changes in interest rates. The Company’s fixed maturity portfolio is exposed to interest rate risk. Fluctuations in interest rates have a direct impact on the market valuation of these investments. As interest rates rise, the market value of the Company’s fixed maturity portfolio falls and the Company has the risk that cash outflows will have to be funded by selling assets, which will be trading at depreciated values. As interest rates decline, the market value of the Company’s fixed income portfolio increases and the Company has reinvestment risk, as funds reinvested will earn less than is necessary to match anticipated liabilities. We manage interest rate risk by selecting investments with characteristics such as duration, yield, currency and liquidity tailored to the anticipated cash outflow characteristics of the reinsurance liabilities of Validus Re. As at December 31, 2006, the impact on the Company’s fixed maturity and short term investments from an immediate 100 basis point increase in market interest rates would have resulted in an estimated decrease in market value of 1%, or approximately $13.5 million. As at December 31, 2006, the impact on the Company’s fixed maturity portfolio from an immediate 100 basis point decrease in market interest rates would have resulted in an estimated increase in market value of 0.9% or approximately $12.4 million.

As at December 31, 2006, the Company held $502.1 million, or 59.4%, of the Company’s fixed maturity portfolio in asset-backed and mortgage-backed securities. These assets are exposed to prepayment risk, which occurs when holders of underlying loans increase the frequency with which they prepay the outstanding principal before the maturity date and refinance at a lower interest rate cost. The adverse impact of prepayment is more evident in a declining interest rate environment. As a result, the Company will be exposed to reinvestment risk, as cash flows received by the Company will be accelerated and will be reinvested at the prevailing interest rates.

Foreign Currency Risk.  Certain of the Company’s reinsurance contracts provide that ultimate losses may be payable in foreign currencies depending on the country of original loss. Foreign currency exchange rate risk exists to the extent that there is an increase in the exchange rate of the foreign currency in which losses are ultimately owed. As of December 31, 2006, 2.4% of reserves for losses and loss expenses are in foreign currencies.

Credit Risk.  We are exposed to credit risk primarily from the possibility that counterparties may default on their obligations to us. The amount of the maximum exposure to credit risk is indicated by the carrying value of the Company’s financial assets. Other than our investment in U.S. corporate bonds, if any, there are no significant concentrations of credit risk.

Effects of Inflation.  We do not believe that inflation has had or will have a material effect on our combined results of operations, except insofar as inflation may affect interest rates.

Debt and Financing Arrangements

As Validus Re is not an admitted insurer or reinsurer in the U.S., the terms of certain U.S. insurance and reinsurance contracts require Validus Re to provide letters of credit or other acceptable forms of collateral to clients.

The following table details the Company’s and Validus Re’s borrowings and credit facilities as at December 31, 2006.

		In use/
	Commitment	outstanding
	(Dollars in thousands)

9.069% Junior Subordinated Deferrable Debentures	$150,000	$150,000
364-day $100 million revolving credit facility	100,000	—
$200 million letter of credit facility	200,000	78,323

Total	$450,000	$228,323

On March 14, 2006, the Company entered into a 364-day $100.0 million revolving credit facility and a three-year $200.0 million letter of credit facility, each provided by a syndicate of commercial banks. On March 12, 2007, the Company replaced its existing credit facilities with a new $200 million three-year unsecured facility, which provides for letter of credit availability for Validus Re and our other subsidiaries and revolving credit availability for Validus, and a $500 million five-year secured letter of credit facility, which provides for letter of credit availability for Validus Re and our other subsidiaries. The new credit facilities were provided by a syndicate of commercial banks arranged for by J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. Associated with each of these new credit facilities are various covenants that include, among other things, (i) the requirement that the Company initially maintain a minimum level of consolidated net worth (defined as stockholders’ equity with investments carried at amortized cost, plus qualifying hybrid capital) of at least $872 million, and commencing with the end of the fiscal quarter ending March 31, 2007 to be increased quarterly by an amount equal to 50% of consolidated net income (if positive) for such quarter plus 50% of any net proceeds received from any issuance of common shares of the Company during such quarter and (ii) the requirement that the Company maintain at all times a consolidated total debt to consolidated total capitalization ratio not greater than 0.35:1.00. At December 31, 2006 and for the period then ended, the Company was in compliance with the covenants under its old credit facilities and under the new credit facilities (had the same been in place at such date).

Regulation

Validus Re is registered under the Insurance Act 1978 of Bermuda (“the Act”). Under the Act, Validus Re is required annually to prepare and file Statutory Financial Statements and a Statutory Financial Return. The Act also requires Validus Re to meet minimum solvency requirements. For the year ended December 31, 2006, Validus Re satisfied these requirements.

Bermuda law limits the maximum amount of annual dividends or distributions payable by Validus Re to the Company and in certain cases requires the prior notification to, or the approval of, the Bermuda Monetary Authority. Subject to such laws, the directors of Validus Re have the unilateral authority to declare or not to declare dividends to the Company. There is no assurance that dividends will be declared or paid in the future.

Ratings

The Company’s ability to underwrite business is dependent upon the quality of claims paying and financial strength ratings as evaluated by independent rating agencies. Validus Re was assigned a rating of “A−” (Excellent) by A.M. Best Company in December 2005. This rating is not an evaluation directed to investors in the Company’s securities or a recommendation to buy, sell or hold the Company’s securities. Ratings may be revised or revoked at the sole discretion of A.M. Best. In the normal course of business, the Company evaluates its capital needs to support the volume of business written in order to maintain claims paying and financial strength ratings. Financial information is regularly provided to rating agencies to both maintain and enhance existing ratings. In the event of a downgrade below “A−” (Excellent) by A.M. Best, the Company believes its ability to write business would be materially adversely affected.

The indenture governing our Junior Subordinated Deferrable Debentures would restrict us from declaring or paying dividends on our common shares if we are downgraded by A.M. Best to a financial strength rating of “B” (Fair) or below or if A.M. Best withdraws its financial strength rating on any of our material insurance subsidiaries.

A downgrade of the Company’s A.M. Best financial strength rating below “B++” (Fair) would also constitute an event of default under our credit facilities and a downgrade by A.M. Best could trigger provisions allowing some cedants to opt to cancel their reinsurance contracts. Either of these events could, among other things, reduce the Company’s financial flexibility.

Off-Balance Sheet Arrangements

Validus is not party to any off-balance sheet transaction, agreement or other contractual arrangement as defined by Item 303(a)(4) of Regulation S-K to which an entity unconsolidated with the Company is a party that management believes is reasonably likely to have a current or future effect on its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that the Company believes is material to investors.

Investments

A significant portion of contracts written provide short-tail reinsurance coverage for losses resulting mainly from natural and man-made catastrophes, which could result in a significant amount of losses on short notice. Accordingly, the Company’s investment portfolio is structured to preserve capital and provide significant liquidity, which means the investment portfolio contains a significant amount of relatively short term fixed maturity investments, such as U.S. government securities, U.S. government-sponsored enterprises securities, corporate debt securities and mortgage-backed and asset-backed securities.

Substantially all of the fixed maturity investments held at December 31, 2006 were publicly traded. The average duration of the Company’s fixed maturity portfolio was 0.93 years (2005 - 0.56 years) and the average rating of the portfolio was AA (2005 - AAA), of which $644.1 million or 76.2% (2005 - $192.6 million or 81.4%) were rated AAA, at December 31, 2006.

Cash Flows

During the year ended December 31, 2006 and the period ended December 31, 2005, the Company generated net cash from operating activities of $273.2 million and $(4.8 million) respectively. Cash flows from operations generally represent premiums collected, investment earnings realized and investment gains realized less losses and loss expenses paid and underwriting and other expenses paid. Cash flows from operations may differ substantially, however, from net income.

Sources of funds primarily consist of the receipt of premiums written, investment income and proceeds from sales and redemptions of investments. In addition, cash will also be received from financing activities. Cash is used primarily to pay losses and loss expenses, brokerage commissions, excise taxes, general and administrative expenses, purchase new investments, and payment of premiums retroceded. For the period from inception until December 31, 2006, the Company has had sufficient resources to meet its liquidity requirements.

As of December 31, 2006 and December 31 2005, the Company had cash and cash equivalents of $63.6 million and $398.5 million, respectively.

Validus has written certain business that has loss experience generally characterized as having low frequency and high severity. This results in volatility in both results and operational cash flows. The potential for large claims or a series of claims under one or more reinsurance contracts means that substantial and unpredictable payments may be needed within relatively short periods of time. As a result, cash flows from operating activities may fluctuate, perhaps significantly, between individual quarters and years.

In addition to relying on premiums received and investment income from the investment portfolio, the Company intends to meet these cash flow demands by carrying a substantial amount of short and medium term investments that would mature, or possibly be sold, prior to the settlement of expected liabilities. The Company cannot provide assurance, however, that it will successfully match the structure of its investments with its liabilities.

INDUSTRY OVERVIEW

Cyclicality of the Industry

Historically, insurers and reinsurers have experienced significant fluctuations in claims experience and operating costs due to competition, frequency of occurrence or severity of catastrophic events, levels of underwriting capacity, general economic conditions and other factors. The supply of insurance and reinsurance is related to prevailing prices, the level of insured losses, the level of industry surplus, the availability of capital markets substitutes for reinsurance and clients’ desire to retain (as opposed to cede) risk. The level of industry surplus, in turn, may fluctuate in response to loss experience and reserve development as well as changes in rates of return on investments being earned in the insurance and reinsurance industry. As a result, the insurance and reinsurance business historically has been a cyclical industry characterized by periods of intense competition on price and policy terms due to excess underwriting capacity as well as periods when shortages of capacity permit favorable premium rates and policy terms and conditions.

During periods of excess underwriting capacity, competition generally results in lower pricing and less favorable policy terms and conditions for insurers and reinsurers. During periods of diminished underwriting capacity, industry-wide pricing and policy terms and conditions become more favorable for insurers and reinsurers. Underwriting capacity, as defined by the capital of participants in the industry as well as the willingness of investors to make further capital available, is affected by a number of factors, including:

•	loss experience for the industry in general, and for specific lines of business or risks in particular,

•	natural and man-made disasters, such as hurricanes, windstorms, earthquakes, floods, fires and acts of terrorism,

•	trends in the amounts of settlements and jury awards in cases involving professionals and corporate directors and officers covered by professional liability and directors and officers liability insurance,

•	a growing trend of plaintiffs targeting property and casualty insurers in class action litigation related to claims handling, insurance sales practices and other practices related to the insurance business,

•	development of reserves for mass tort liability, professional liability and other long-tail lines of business, which is coverage that has a lengthy period between the occurrence and final settlement of a claim,

•	investment results, including realized and unrealized gains and losses on investment portfolios and annual investment yields, and

•	ratings and financial strength of market participants.

Industry Background

For several years prior to 2000, the property and casualty market faced increasing excess capital capacity, year-over-year rate decreases and coverage increases. Beginning in 2001, adverse reserve development primarily related to asbestos liability, under-reserving, unfavorable investment returns and losses from the events of September 11, 2001 significantly reduced the industry’s capital base. A number of traditional insurance and reinsurance competitors exited certain lines of business. In addition, the low interest rate environment of recent years reduced the investment returns of insurers and reinsurers, underscoring the importance of generating underwriting profits.

The events of September 11, 2001 altered the insurance and reinsurance market landscape dramatically. The losses related to the events of September 11, 2001 represented one of the largest insurance losses in history, with insurance payments for losses estimated to be approximately $35.6 billion. Prior to the events of

September 11, 2001, the largest insured catastrophic event was Hurricane Andrew, with approximately $20 billion of losses.

Following September 11, 2001, premium levels for many insurance products increased and terms and conditions improved. As a result of the increase in premium levels and the improvements in terms and conditions, the supply of insurance and reinsurance increased from 2001 to 2005. This, in turn, caused premium levels to decrease or rise more slowly in some cases.

Recent Industry Trends

On August 29, 2005, Hurricane Katrina struck Louisiana, Mississippi, Alabama and surrounding areas, creating industry-wide losses incurred of approximately $45.0 billion, which makes Hurricane Katrina the costliest natural disaster in the history of the insurance industry. On September 24, 2005, Hurricane Rita struck Texas and Louisiana. Subsequently, on October 16, 2005, Hurricane Wilma hit Florida and the Yucatan Peninsula of Mexico. Total industry losses incurred from Hurricanes Rita and Wilma are estimated to be approximately $10.0 billion each. Following the three major hurricanes of 2005 (Katrina, Rita and Wilma), new capital flowed into Bermuda, and much of these new proceeds went to a variety of Bermuda-based start-up companies. The full extent and effect of this additional capital on the reinsurance market will not be known for some time.

The 2005 Atlantic hurricane season was the busiest on record according to the National Oceanic and Atmospheric Administration. The 2005 season included 28 named storms, including 15 hurricanes of which seven were major storms, defined as Category 3 or higher on the Saffir-Simpson Hurricane Intensity Scale. Among the records set in 2005 were the number of named storms (28), the number of major storms making landfall in the U.S. (4) and the number of Category 5 hurricanes formed (4). For the 2004 and 2005 seasons combined, records were set for two-year consecutive total of tropical storms (42), two-year consecutive total of hurricanes (25) and two-year consecutive major hurricane U.S. landfalls (7), among others. The 2006 Atlantic hurricane season included nine named storms, five hurricanes and two major (Category 3 or higher) hurricanes with no hurricanes making U.S. landfall.

While 2006’s hurricane season was benign, many observers believe that the Atlantic basin is in the active phase of a multi-decadal cycle in which conditions in the ocean and atmosphere, including warmer-than-average sea-surface temperatures and low wind shear, enhance hurricane activity. This increase in the number and intensity of tropical storms and hurricanes can span multiple decades (approximately 20 to 30 years). These conditions may translate to a greater potential for hurricanes to make landfall in the U.S. at higher intensities.

As a consequence of the elevated level of hurricane activity in 2004 and 2005, commercial catastrophe modeling firms revised upwards hurricane landfall frequencies in their U.S. hurricane models relative to those derived using long-term 1900-2005 historical average hurricane frequencies. The increase in modeled annualized insurance losses primarily affects the Gulf Coast, Florida, and the Southeast, with increases seen for the Mid-Atlantic and Northeast coastal regions as well.

A.M. Best Company revised its criteria in 2005 for companies with natural catastrophe exposure to increase surveillance of insurance and reinsurance company catastrophe exposures and to refine their methodology for evaluating the financial strength of insurance and reinsurance companies to manage the potential losses. We believe the net effect of this change in methodology has been to reduce the amount of risk an insurance or reinsurance company can assume on a given capital base.

As a result of the recent hurricanes, the subsequent recalibration of catastrophe models by the commercial catastrophe modeling firms and revised rating agency criteria, we believe the amount of capacity available to underwrite catastrophe-exposed risks significantly diminished in 2006. As a result premium levels for various catastrophe-exposed insurance risks have increased significantly beginning in January 2006 with improved policy terms and conditions in certain instances. We believe that these increased rate levels and improved contract terms and conditions have continued into 2007. It is, however, difficult to assess the current stage of a cycle and continued increases in the supply of reinsurance may have consequences for the reinsurance industry generally and for us, including fewer contracts written, lower premium rates, increased expenses for customer acquisition and retention, and less favorable policy terms and conditions. We have noted, for instance, beginning with the January 2007 renewal season, an increase in the amount of available underwriting capacity for U.S. property catastrophe risks. As a consequence, we have also noted greater competition for participation in reinsurance programs. This has not adversely affected the rates we receive for our reinsurance or our overall gross premiums written to date, however, there can be no assurance that rates and premiums will not be affected in the future.

Bermuda Insurance and Reinsurance Market

Over the past 20 years, Bermuda has become one of the world’s leading insurance and reinsurance markets. Bermuda’s regulatory and tax environment, which minimizes governmental involvement for those companies that meet specified solvency and liquidity requirements, creates an attractive platform for insurance and reinsurance companies and permits these companies to commence operations quickly and to expand as business warrants.

Bermuda’s position in the insurance and reinsurance markets solidified after the events of September 11, 2001, as approximately $32 billion of new capital was invested in the insurance and reinsurance sector in Bermuda through December 31, 2005. A significant portion of the capital invested in Bermuda was used to fund Bermuda-based start-up insurance and reinsurance companies.

Most Bermuda-domiciled insurance and reinsurance companies have pursued business diversification and international expansion. Many of these companies were established as monoline specialist underwriters; however, most of them have diversified their operations, either across property and liability lines, into new international markets, or through a combination of both of these methods.

There are a number of other factors that have made Bermuda the venue of choice for us and other new property and casualty companies over the last several years, including:

•	a well-developed hub for insurance and reinsurance services,

•	excellent professional and other business services,

•	a well-developed brokerage market offering worldwide risks to Bermuda-based insurance and reinsurance companies,

•	political and economic stability, and

•	ease of access to global insurance markets.

One effect of the considerable expansion of the Bermuda insurance market is a great, and growing, demand for the limited number of trained underwriting and professional staff in Bermuda. Many companies have addressed this issue by moving appropriately trained employees into Bermuda.

BUSINESS

Overview

We are a specialized Bermuda-based provider of reinsurance, conducting our operations worldwide through our wholly-owned subsidiary Validus Re. We concentrate on first-party risks, which are property risks and other reinsurance lines commonly referred to as short-tail in nature due to the brief period between the occurrence and payment of a claim. We are one of the new reinsurance organizations that entered the market following the significant natural catastrophes in 2005. We have assembled a senior management team with substantial industry expertise and longstanding industry relationships and were fully operational by December 2005. During the year ended December 31, 2006, we underwrote $540.8 million in gross premiums written. As of December 31, 2006, our total assets, total capitalization and total shareholders’ equity were $1.65 billion, $1.34 billion and $1.19 billion, respectively. Our net income for the year ended December 31, 2006 was $183.1 million, which produced a 16.7% return on average equity for the year. During the January 1, 2007 renewal season, we underwrote a total of approximately $362.0 million in gross premiums written, representing an increase of $144.6 million or 66.5% over the $217.4 million in gross premiums written we underwrote for the January 1, 2006 renewal season. We are well positioned to take advantage of current market situations; we have also built our operations so that we may effectively take advantage of future market conditions as they develop.

We seek to establish ourselves as a leader in the global reinsurance market. Our principal operating objective is to utilize our capital efficiently by underwriting short-tail reinsurance contracts with superior risk and return characteristics, while maintaining a lean operating structure in the favorable regulatory and tax environment of Bermuda. Our primary underwriting objective is to construct a portfolio of short-tail reinsurance contracts which maximize our return on equity subject to prudent risk constraints on the amount of capital we expose to any single extreme event. We manage our risks through a variety of means, including contract terms, portfolio selection, diversification criteria, including geographic diversification criteria, and proprietary and commercially available third-party vendor models. Our primary risk measure, however, is the aggregate amount of contract limits to which we expose our capital. Contract limits are the maximum amount of benefit payable for a given claim or occurrence. We believe this approach to risk management allows us to more precisely measure and price exposures that we underwrite.

We were formed in October 2005 and registered as a Class 4 reinsurer by the Bermuda Monetary Authority in November 2005. The Class 4 reinsurer category is limited to highly capitalized companies that underwrite direct excess liability and/or property catastrophe reinsurance risk in Bermuda. Our initial investor, which we refer to as our founding investor, is Aquiline Capital Partners LLC, a private equity firm dedicated to investing in financial services companies. Other sponsoring investors include private equity funds managed by Goldman Sachs Capital Partners, Vestar Capital Partners, New Mountain Capital and Merrill Lynch Global Private Equity.

Lines of Business

The following are the primary lines in which we conduct our business. Details of gross premiums written by line of business are provided below:

	Year ended		Period ended
	December 31, 2006		December 31, 2005
	Gross		Gross
	premiums	Gross	premiums	Gross
	written	premiums	written	premiums
	(Dollars in	written	(Dollars in	written
Line of business	thousands)	(%)	thousands)	(%)

Property	$370,958	68.6%	$—	—%
Marine(1)	104,584	19.3%	—	—%
Other Specialty Aerospace	40,977	7.6%	—	—%
Life and A&H(2)	1,729	0.3%	—	—%

	Year ended		Period ended
	December 31, 2006		December 31, 2005
	Gross		Gross
	premiums	Gross	premiums	Gross
	written	premiums	written	premiums
	(Dollars in	written	(Dollars in	written
Line of business	thousands)	(%)	thousands)	(%)

Terrorism	18,525	3.4%	—	—%
Workers’ compensation(2)	4,016	0.8%	—	—%

Total Other Specialty	65,247	12.1%	—	—%

Total	$540,789	100.0%	$—	—%

(1)	The Marine line of business includes our offshore energy risks.

(2)	Written on an excess of loss basis.

Property:  Validus underwrites property catastrophe reinsurance, property per risk reinsurance and property pro rata reinsurance.

Property Catastrophe:  Property catastrophe includes reinsurance for insurance companies’ exposures to an accumulation of property and related losses from separate policies, typically relating to natural disasters or other catastrophic events. Property catastrophe reinsurance is generally written on an excess of loss basis, which provides coverage to primary insurance companies when aggregate claims and claim expenses from a single occurrence from a covered peril exceed a certain amount specified in a particular contract. Under these contracts, the Company provides protection to an insurer for a portion of the total losses in excess of a specified loss amount, up to a maximum amount per loss specified in the contract. In the event of a loss, most contracts provide for coverage of a second occurrence following the payment of a premium to reinstate the coverage under the contract, which is referred to as a reinstatement premium. The coverage provided under excess of loss reinsurance contracts may be on a worldwide basis or limited in scope to specific regions or geographical areas. Coverage can also vary from “all property” perils, which is the most expansive form of coverage, to more limited coverage of specified perils such as windstorm-only coverage. Property catastrophe reinsurance contracts are typically “all risk” in nature, providing protection against losses from earthquakes and hurricanes, as well as other natural and man-made catastrophes such as floods, tornadoes, fires and storms. The predominant exposures covered are losses stemming from property damage and business interruption coverage resulting from a covered peril. Certain risks, such as war or nuclear contamination may be excluded, partially or wholly, from certain contracts.

Property Per Risk:  Property per risk provides reinsurance for insurance companies’ excess retention on individual property and related risks, such as highly-valued buildings. Risk excess of loss reinsurance protects insurance companies on their primary insurance risks on a “single risk” basis. A “risk” in this context might mean the insurance coverage on one building or a group of buildings or the insurance coverage under a single policy which the reinsured treats as a single risk. Coverage is usually triggered by a large loss sustained by an individual risk rather than by smaller losses which fall below the specified retention of the reinsurance contract. Such property risk coverages are generally written on an excess of loss basis, which provides the reinsured protection beyond a specified amount up to the limit set within the reinsurance contract.

Property Pro Rata:  In property pro rata contracts the reinsurer shares the premiums as well as the losses and expenses in an agreed proportion with the cedant.

Marine:  We underwrite reinsurance on marine risks covering damage to or losses of marine vessels and cargo, third-party liability for marine accidents and physical loss and liability from principally offshore energy properties. Validus underwrites marine on an excess of loss basis, and to a lesser extent, on a pro rata basis.

In May 2006, Validus entered into a collateralized quota share retrocession treaty with Petrel Re, a newly-formed Bermuda reinsurance company, pursuant to which Petrel Re assumes a quota share of certain lines of marine and energy and other lines of business underwritten by the Company. Petrel Re is a separate legal entity of which Validus has no equity investment, management or board interests, or related party relationships.

Other Specialty Lines:  Validus underwrites other lines of business depending on an evaluation of pricing and market conditions, which include aerospace, terrorism, life and accident & health and workers’ compensation catastrophe. The Company seeks to underwrite other specialty lines with very limited exposure correlation with its property, marine and energy portfolios. With the exception of the aerospace line of business, which has a meaningful portion of its gross premiums written volume on a proportional basis, the Company’s other specialty lines are written on an excess of loss basis.

Treaty Types

The following are the types of reinsurance treaties we underwrite. Reinsurance treaties cover a specified type or category of risk defined in the reinsurance agreement. Details of gross premiums written by treaty type are provided below.

	Year ended		Period ended
	December 31, 2006		December 31, 2005
	Gross		Gross
	premiums		premiums
	written	Gross	written	Gross
	(Dollars in	premiums	(Dollars in	premiums
Treaty type	thousands)	written (%)	thousands)	written (%)

Catastrophe excess of loss(1)	$275,187	50.9%	—	—%
Per Risk excess of loss(2)	125,652	23.2%	—	—%
Proportional(3)	139,950	25.9%	—	—%

Total	$540,789	100.0%	$—	—%

(1)	Catastrophe excess of loss is composed of catastrophe excess of loss, aggregate excess of loss, reinstatement premium protection, second event and third event covers.

(2)	Per Risk excess of loss is composed of per event excess of loss and per risk excess of loss.

(3)	Proportional is composed of quota share and surplus share.

The majority of the reinsurance products we write are in the form of treaty reinsurance contracts, which are contractual arrangements that provide for automatic reinsuring of a type or category of risk underwritten by our clients and defined in our reinsurance contract with them. When a reinsurer writes treaty reinsurance contracts, they are partially dependent on the individual underwriting decisions made by the cedant. Accordingly, the reinsurer must perform review and analysis of the cedant’s risk management and underwriting practices in deciding whether to provide treaty reinsurance and in appropriately pricing the treaty.

Contracts can be written either on an excess of loss basis or on a pro rata basis, also known as proportional or quota share. In the case of reinsurance written on an excess of loss basis, reinsurers generally receive the premium for the risk assumed and indemnify the cedant against all or a specified portion of losses and expenses in excess of a specified dollar or percentage amount. With respect to quota share reinsurance, reinsurers share the premiums as well as the losses and expenses in an agreed proportion with the cedant. For surplus share reinsurance contracts, the proportional coverage applies only above a certain threshold.

Excess of loss reinsurance consists of what we term catastrophe excess of loss and per risk excess of loss. We include each of catastrophe excess of loss, aggregate excess of loss, reinstatement premium protection and second event and third event covers within our catastrophe excess of loss classification. Aggregate excess of loss is excess of loss reinsurance in which the excess and the limit of liability are expressed as annual aggregate amounts, and reinstatement premium protection is coverage offered to protect the reinsured against the contingency of having to pay reinstatement premiums. We include each of per event excess of loss and per risk excess of loss within our per risk classification. Catastrophe excess of loss is a form of reinsurance that, subject to a specified limit, indemnifies the ceding company for the amount of aggregate losses and loss expenses in excess of a specified retention with respect to an accumulation of losses incurred in a catastrophic event or series of events. Aggregate excess of loss reinsurance indemnifies the ceding company from all covered losses occurring during the treaty coverage period, subject to a predefined retention by the ceding company. Reinstatement premium protection is coverage offered to protect the reinsured against the contingency of having to pay reinstatement premiums. Contracts written as second or third event covers pay out only after the occurrence of one or two previous events have reached the contractual limit. Per risk excess of loss reinsurance indemnifies the cedant for a specific risk or event, subject to specified limits and retention.

In the event of a loss on an excess of loss contract, most contracts (other than aggregate excess of loss contracts) provide for coverage of a second occurrence following the payment of a premium to reinstate the coverage under the contract, which is referred to as a reinstatement premium. The coverage provided under excess of loss reinsurance contracts may be on a worldwide basis or limited in scope to specific regions or geographical areas. Coverage can also vary from “all property” perils, which is the most expansive form of coverage, to more limited coverage of specified perils such as windstorm only or earthquake only.

Premiums are a function of the number and type of contracts written, as well as prevailing market prices. Renewal dates for reinsurance business tend to be concentrated at the beginning of quarters, and the timing of premiums written varies by line of business. Most property catastrophe business is written in January 1, April 1, June 1 and July 1 renewal periods, while the property specialty lines are written throughout the year. Written premiums are generally lower during the fourth quarter of the year than other quarters.

Line of Business by Treaty Type

The following table presents data on treaty type by line of business:

		Year ended		Period ended
		December 31,		December 31,
		2006		2005
		Gross		Gross
		premiums	Gross	premiums	Gross
		written	premiums	written	premiums
		(Dollars in	written	(Dollars in	written
		thousands)	(%)	thousands)	(%)

Property	Catastrophe excess of loss(1)	$234,850	43.4%	$—	—%
	Per Risk excess of loss(2)	41,908	7.8%	—	—%
	Proportional(3)	94,200	17.4%	—	—%

		370,958	68.6%	—	—%

Marine	Catastrophe excess of loss(1)	6,960	1.3%	—	—%
	Per Risk excess of loss(2)	83,144	15.3%	—	—%
	Proportional(3)	14,480	2.7%	—	—%

		104,584	19.3%	—	—%

Other Specialty
Aerospace	Catastrophe excess of loss(1)	9,606	1.8%	—	—%
	Per Risk excess of loss(2)	600	0.1%	—	—%
	Proportional(3)	30,771	5.7%	—	—%

		40,977	7.6%	—	—%

Life and A&H	Catastrophe excess of loss(1)	1,729	0.3%	—	—%

Terrorism	Catastrophe excess of loss(1)	18,025	3.3%	—	—%
	Per Risk excess of loss(2)	—	—%	—	—%
	Proportional(3)	500	0.1%	—	—%

		18,525	3.4%	—	—%

Workers’ Compensation	Catastrophe excess of loss(1)	4,016	0.8%	—	—%

Total		$540,789	100.0%	$—	—%

(1)	Catastrophe excess of loss is composed of catastrophe excess of loss, aggregate excess of loss, reinstatement premium protection, second event and third event covers.

(2)	Per Risk excess of loss is composed of per event excess of loss and per risk excess of loss.

(3)	Proportional is composed of quota share and surplus share.

Underwriting and Risk Management

We manage risk by seeking profitable pricing and by using contract terms, diversification criteria, prudent underwriting, vendor and proprietary modeling systems, and specified conditions based on the nature and scope of coverage. Underwriting is primarily a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. The Company views underwriting and risk management as inextricably linked functions, both critical to our success.

A principal focus of the Company is to develop and effectively utilize sophisticated computer models and other analytical tools to assess the risks and aggregation of the risks that we underwrite and to optimize our portfolio of reinsurance contracts. As compared against relying solely on Probable Maximum Loss

(“PML”) data, which calculates the maximum amount of loss expected from a reinsurance contract measured over various return periods or measured probabilistically, our approach to risk control imposes a limit on our net maximum potential loss for any single event in any one risk zone, which reduces the risks inherent in probabilistic modeling. Further, we recognize that the reliability and credibility of the models is contingent upon the accuracy, reliability and quality of the data that is used in modeling efforts.

Underwriting

All of the Company’s underwriters are subject to a set of underwriting guidelines that are established by our Chief Underwriting Officer and reviewed and approved by the Underwriting Committee of our Board of Directors. The Company’s current underwriting guidelines include:

•	the lines of business that a particular underwriter is authorized to write;

•	exposure limits by line of business;

•	contractual exposures and limits requiring mandatory referrals to the Chief Underwriting Officer;

•	level of analysis to be performed by lines of business; and

•	minimum data requirements and data standards that help ensure data integrity for purposes of modeling.

In general, our underwriting approach is to:

•	seek to reinsure ceding clients who have high quality underlying data and good underwriting track records;

•	carefully evaluate the underlying data provided by cedants and adjust such data where we believe it does not adequately reflect the underlying exposure;

•	price each submission using multiple analytical models for catastrophe-exposed risks;

•	ensure correct application of vendor models for each specific data point and risk factor;

•	analyze the vendor model outputs utilizing the experience of our risk analytics group;

•	integrate outputs from the vendor models, our underwriting system and other data into VCAPS;

•	rank and select submissions using VCAPS in order to optimize our portfolio; and

•	refer submissions to our Chief Underwriting Officer, Chief Executive Officer and the Underwriting Committee of our Board of Directors according to our underwriting guidelines.

The underwriting guidelines are subject to waiver or change by our Chief Underwriting Officer and the Underwriting Committee.

Our underwriters have the responsibility to analyze all submissions and determine if the related potential exposures meet with both the Company’s risk profile and aggregate limitations. In order to determine whether the new exposures meet the Company’s risk profile, the underwriters will request our risk analytics group to model the submission data through one or more of our vendor catastrophe models. The output received from the models is used by the underwriters in the decision-making process when evaluating the submission. The model outputs help the underwriters determine whether the submission is acceptable from an underwriting perspective and whether the PML outputs are acceptable when modeled to a 1 in 100 year hurricane event and 1 in 250 year earthquake event. If the PML outputs for the modeled layers of the submission are acceptable, the underwriter is authorized to continue with the underwriting process. A layer is the interval between the retention or attachment point and the maximum limit of indemnity for which a reinsurer is responsible.

We have established a referral process whereby business exceeding set exposure or premium limits is referred to the Chief Underwriting Officer for review. As the reviewer of such potential business, the Chief

Underwriting Officer has the ability to determine if the business meets the Company’s overall desired risk profile. The Chief Underwriting Officer has defined underwriting authority, and risks outside of this authority must be referred to the Chief Executive Officer. The underwriting committee reviews business that is outside the Chief Executive Officer’s authority.

Risk Management

In determining whether to found and fund Validus, we concluded that there was an opportunity to differentiate ourselves based upon superior risk management expertise; specifically, managing catastrophe risk and optimizing our portfolio to generate attractive returns on capital while controlling our exposure to risk, and assembled a management team with the experience and expertise to do so. We believe it is critical to remain current in our proprietary models rather than wait for vendor models to implement the emerging scientific consensus. This has enabled us to gain a competitive advantage over those reinsurers who rely exclusively on commercial models for pricing and portfolio management. We have made a significant investment in expertise in the risk modeling area to capitalize on this opportunity. Validus has assembled an experienced group of professional experts who operate in an environment designed to allow them to use their expertise as a competitive advantage. While we use both proprietary and commercial probabilistic models, our risk is ultimately subject to absolute aggregate limitations based on risk levels determined by the Underwriting Committee of our Board of Directors.

Vendor Models.  The Company has global licenses for all three major vendor models (RMS, AIR and EQECAT) to assess the adequacy of risk pricing and to monitor our overall exposure to risk in correlated geographic zones. The Company models property exposures that could potentially lead to an overaggregation of property risks (i.e., catastrophe-exposed business) using the vendor models. The vendor models enable us to aggregate exposures by correlated event loss scenarios, which are probability-weighted. This enables us to generate PMLs for the portfolio and major geographic areas. Once exposures are modeled using one of the vendor models, the two other models are used as a reasonability check and validation of the loss scenarios developed and reported by the first. The underwriters generally compare the modeled outputs from all three models and apply their underwriting judgment to determine the most reliable modeled loss scenarios.

We believe each of the three commercial models has unique strengths and weaknesses. We believe that it is necessary to impose our own changes to frequency and severity ahead of changes made by the model vendors.

Our view of market practice revealed a number of areas where our quantitative expertise can be used to improve the reliability of the vendor model outputs:

•	Ceding companies may often report insufficient data and many reinsurers may not be sufficiently critical in their analysis of this data. At Validus, we generally scrutinize data for anomalies that may indicate insufficient data quality. We address these circumstances by either declining the program or, if the variances are manageable, by modifying the model output and pricing to reflect insufficient data quality.

•	Prior to making overall adjustments for changes in climate variables, we adjust other variables (for example, demand surge, storm surge, and secondary uncertainty).

•	When pricing individual contracts, we frequently apply further adjustments to the three vendor models. Examples include bias in damage curves for commercial structures and occupancies and frequency of specific perils.

In addition, many risks, such as second-event covers, aggregate excess of loss, or attritional loss components cannot be fully evaluated using the vendor models. In order to better evaluate and price these risks, we have developed proprietary analytical tools, such as VCAPS and other models and data sets.

Proprietary Models.  In addition to making frequency and severity adjustments to the vendor model outputs, we implement our proprietary pricing and risk management tool, VCAPS, to assist in pricing submissions and monitoring risk aggregation.

To supplement the analysis performed using vendor models, VCAPS, our proprietary risk modeling software, uses the gross loss output of catastrophe models to generate our own 100,000-year simulation set (vs. 10,000-year with certain vendor models), which we use for both pricing and risk management. We believe this approach allows us to more precisely measure and price exposures. The two primary benefits of this approach are:

•	VCAPS takes into account annual limits, event/franchise/annual aggregate deductibles, and reinstatement premiums. This allows us to more accurately evaluate treaties with a broad range of features, including both common (reinstatement premium and annual limits) and complex features (second or third event coverage, aggregate excess of loss, attritional loss components covers with varying attachment across different geographical zones or lines of businesses and covers with complicated structures).

•	VCAPS use of 100,000-year simulation enables robust pricing of catastrophe-exposed business. This is possible in real-time operation because we have designed our computing hardware platform and software environment to accommodate our significant computing needs.

In addition we use other proprietary models and other data in evaluating our businesses. We cannot assure you the models and assumptions used by the software will accurately predict losses. Further, we cannot assure you that it is free of defects in the modeling logic or in the software code. In addition, we have not sought copyright or other legal protection for VCAPS.

Program Limits.  We control our overall exposure to risk by limiting the amount of reinsurance we underwrite in a particular program or contract. This helps us to diversify within and across risk zones. Our Underwriting Committee sets these limits, which may be exceeded only with its approval.

Geographic Diversification.  We actively manage our aggregate exposures by geographic or risk zone (“zones”) to maintain a balanced and diverse portfolio of underlying risks. We limit the coverage we are willing to provide for any risk located in a particular zone to a predetermined level, so as to limit our net aggregate loss exposure from all contracts covering risks believed to be located in that zone. Contracts that have “worldwide” territorial limits have exposures in several geographic zones. Generally, if a proposed reinsurance program would cause the limit to be exceeded, the program would be declined, regardless of its desirability, unless we buy retrocessional coverage, thereby reducing the net aggregate exposure to the maximum limit permitted or less.

The following table sets out gross premiums written for the year ended December 31, 2006, excluding reinstatement premiums, and the percentage of such premiums allocated to the zones of coverage exposure.

	Gross
	premiums
	written	Gross
	(Dollars in	premiums
Geographical area	thousands)	written (%)

United States	$224,423	41.5%

Worldwide excluding United States(1)	38,720	7.2%
Europe	36,812	6.8%
Latin America and Caribbean	15,412	2.8%
Japan	6,326	1.2%
Canada	2,103	0.4%

Subtotal, non-United States	99,373	18.4%
Worldwide including United States(1)	71,432	13.2%
Marine and Aerospace(2)	145,561	26.9%

Total	$540,789	100.0%

(1)	Represents risks in two or more geographic zones.

(2)	Not classified by geographic area as marine and aerospace risks can span multiple geographic areas and are not fixed locations in some instances.

The effectiveness of geographic zone limits in managing risk exposure depends on the degree to which an actual event is confined to the zone in question and on our ability to determine the actual location of the risks believed to be covered under a particular reinsurance program. Accordingly, there can be no assurance that risk exposure in any particular zone will not exceed that zone’s limits.

Ceded Reinsurance.  We monitor the opportunity to purchase retrocessional coverage based on pricing and other market conditions. This coverage may be purchased on an indemnity basis as well as on an industry basis (i.e., industry loss warranties). We also consider alternative retrocessional structures, including capital markets products, if we feel they offer effective income statement or balance sheet protection.

When we buy retrocessional coverage on an indemnity basis, we are paid for an agreed upon portion of the losses we actually suffer. In contrast, when we buy an industry loss warranty cover, which is a reinsurance contract in which the payout is dependent on both the insured loss of the policy purchaser and the measure of the industry wide loss, we are paid only if both we and the industry suffer a loss, as reported by one of a number of independent agencies, in excess of specified threshold amounts. With an industry loss warranty, we bear the risk that we may suffer a loss and yet receive no payment because the industry loss was less than the specified threshold amount.

Between May 8, 2006 and July 28, 2006 Validus entered into collateralized retrocessional reinsurance agreements with Petrel Re, a newly-formed Bermuda reinsurance company, pursuant to which Petrel Re assumes, for the 2006 and 2007 underwriting years, a significant quota share of certain lines of marine and energy and other lines of business underwritten by the Company. During the year ended December 31, 2006, premium of $44.5 million was ceded to Petrel Re. Petrel Re is a separate legal entity of which Validus has no equity investment, management or board interests, or “related party” relationships. The equity investor in Petrel Re is First Reserve Corporation, a leading private equity firm with a 25-year history of investing exclusively in the energy industry. This “sidecar” relationship provides the Company with the capacity to increase premiums written in specific programs where favorable underwriting opportunities are seen. A specified portion of this incremental business is then ceded to Petrel Re and fees are earned for the services provided in underwriting the original business. This relationship provides the Company with the capacity to increase premiums written in specific programs where favorable underwriting opportunities are seen.

We also may use capital markets instruments for risk management in the future (e.g., catastrophe bonds, further sidecar facilities and other forms of risk securitization) where the pricing and terms are attractive.

Distribution

Business is derived primarily through reinsurance intermediaries (“brokers”). Currently, our largest broker relationships as measured by gross premiums written are with Guy Carpenter & Co. (a subsidiary of Marsh & McLennan Companies, Inc.), Willis Re Inc. (a subsidiary of Willis Group Holdings Ltd.), Aon Re

Inc. (a subsidiary of Aon Corporation) and Benfield Group Ltd. The following table sets forth the Company’s gross premiums written by broker:

	Year ended December 31, 2006
	Gross premiums written	Gross premiums
Name of broker	(Dollars in thousands)	written (%)

Guy Carpenter & Co.	$181,357	33.5%
Willis Re Inc.	108,435	20.1%
Aon Re Inc.	94,723	17.5%
Benfield Group Ltd.	67,370	12.5%

Subtotal	451,885	83.6%
All Others	88,904	16.4%

Total	$540,789	100.0%

Reserve for losses and loss expenses

For most reinsurance companies, the most significant judgment made by management is the estimation of the reserve for losses and loss expenses. The Company establishes its reserve for losses and loss expenses to cover the estimated liability for both reported and unreported claims.

Our loss reserves are established based upon our estimate of the total cost of claims that were reported to us but not yet paid (“case reserves”), the costs of additional case reserves on claims reported to us but not considered to be adequately reserved (“ACR’s”) and IBNR. Additional case reserves represent management’s estimate of reserves for claims and claim expenses that are allocated to specific contracts, less paid and reported losses by the client. Under U.S. GAAP we are not permitted to establish loss reserves until an event occurs that gives rise to a loss.

For reported losses, we establish case reserves within the parameters of the coverage provided in our reinsurance contracts. Where there is a possibility of a claim, we may book an additional case re serve that is adjusted as claims notifications are received. We estimate IBNR reserves using actuarial methods. We also utilize historical insurance industry loss emergence patterns, as well as estimates of future trends in claims severity, frequency and other factors, to aid us in establishing our loss reserves.

Loss reserves represent estimates, including actuarial and statistical projections at a given point in time, of a reinsurer’s expectations of the ultimate settlement and administration costs of claims incurred. As a result, it is likely that the ultimate liability will differ from such estimates, perhaps significantly. Such estimates are not precise in that, among other things, they are based on predictions of future developments and estimates of future trends in loss severity and frequency and other variable factors such as inflation, litigation and tort reform. This uncertainty is heightened by the short time in which our company has operated, thereby providing limited claims loss emergence patterns specifically for our company. This has necessitated the use of industry loss emergence patterns in deriving IBNR, which despite management’s and our actuaries’ care in selecting them, will differ from actual experience. Further, expected losses and loss ratios are typically developed using vendor and proprietary computer models and these expected loss ratios are a material component in the calculation deriving IBNR. Actual loss ratios may deviate from expected loss ratios and ultimate loss ratios may be greater or less than expected loss ratios. Loss reserves are reviewed regularly and adjustments to reserves, if any, will be recorded in earnings in the period in which they are determined. Even after such adjustments, the ultimate liability may exceed or be less than the revised estimates.

The following table shows certain information with respect to our reserves:

	At December 31, 2006
			Total gross
			reserve for
	Gross case		losses and loss
	reserves	Gross IBNR	expenses(2)
	(Dollars in thousands)

Property	$32,187	$27,198	$59,385
Marine(1)	3,637	6,229	9,866
Other Specialty
Aerospace	2,286	5,574	7,860
Life and A&H	—	49	49
Terrorism	—	—	—
Workers’ compensation	4	199	203

Other Specialty Subtotal	2,290	5,822	8,112

Total	$38,114	$39,249	$77,363

(1)	The Marine line of business includes our offshore energy risks.

(2)	The Company had no Reinsurance Recoverables at December 31, 2006.

Claims Management

As a result of our short operating history and the relatively low level of catastrophic events in 2006, we have not experienced a high volume of claims to date. The role of our claims department is to investigate, evaluate and pay claims efficiently. Our claims director has implemented claims handling guidelines, reporting and control procedures. The primary objectives of the claims department are to ensure that each claim is addressed, evaluated and processed and appropriately documented in a timely and efficient manner and information relevant to the management of the claim is retained.

Investments

Because we provide short-tail reinsurance coverage for losses resulting mainly from natural and man-made catastrophes, we could become liable to pay substantial claims on short notice. Accordingly, we follow a conservative investment strategy designed to emphasize the preservation of invested assets and provide sufficient liquidity for the prompt payment of claims. Our Board of Directors, including our Finance Committee, oversees our investment strategy, and in consultation with BlackRock Financial Management, Inc. and Goldman Sachs Asset Management, our portfolio advisors, has established investment guidelines. The investment guidelines dictate the portfolio’s overall objective, benchmark portfolio, eligible securities, duration, use of derivatives, inclusion of foreign securities, diversification requirements and average portfolio rating. The Board periodically reviews these guidelines in light of our investment goals and consequently they may change at any time. We also have recently entered into a securities lending agreement under which we loan certain fixed income securities to third parties and receive collateral, primarily in the form of cash. The collateral received is reinvested and is reflected as a “short-term” investment.

Substantially all of the fixed maturity investments held at December 31, 2006 were publicly traded. The average duration of the Company’s fixed maturity portfolio was 0.93 years (2005 - 0.56 years) and the average rating of the portfolio was AA (2005 - AAA), of which $644.1 million or 76.2% (2005 - $192.6 million or 81.4%) were rated AAA, at December 31, 2006.

The table below sets forth certain information regarding our portfolio of invested assets:

	December 31, 2006		December 31, 2005
	Fair value		Fair value
	(Dollars in		(Dollars in
Total cash and investments	thousands)	Fair value (%)	thousands)	Fair value (%)

U.S. Government and Government Agency	$119,731	8.3%	$98,187	9.7%
Corporate	222,989	15.5%	53,866	5.3%
Asset-backed and mortgage-backed securities	502,137	34.9%	84,695	8.4%

Total fixed maturities	844,857	58.7%	236,748	23.4%
Total short-term investments(1)	531,530	36.9%	374,052	37.1%

Total investments	1,376,387	95.6%	610,800	60.5%
Cash and cash equivalents	63,643	4.4%	398,488	39.5%

Total cash and investments	$1,440,030	100.0%	$1,009,288	100.0%

(1)	Short-term investments comprise investments with a remaining maturity of less than one year at time of purchase.

The following table summarizes the fair value by contractual maturity of our fixed maturity investment portfolio as at December 31, 2006 and December 31, 2005. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

	December 31, 2006		December 31, 2005
	Fair value		Fair value
	(Dollars in		(Dollars in
Total fixed maturities by maturity	thousands)	Fair value (%)	thousands)	Fair value (%)

Due in one year or less	$67,920	8.0%	$—	—%
Due after one year through five years	255,739	30.3%	140,601	59.4%
Due after five years through ten years	5,207	0.6%	8,315	3.5%
Due after ten years	13,854	1.7%	3,137	1.3%

	342,720	40.6%	152,053	64.2%
Asset-backed and mortgage-backed securities	502,137	59.4%	84,695	35.8%

Total fixed maturities	$844,857	100.0%	$236,748	100.0%

The following table sets forth certain information regarding the investment ratings of the Company’s fixed maturities portfolio as at December 31, 2006 and December 31, 2005. Investment ratings are lower of Moody’s or Standard & Poor’s rating for each investment security, presented in Standard & Poor’s equivalent rating. For investments where Moody’s and Standard & Poor’s ratings are not available, Fitch ratings are used and presented in Standard & Poor’s equivalent rating.

	December 31, 2006		December 31, 2005
	Fair value		Fair value
	(Dollars in		(Dollars in
Total fixed maturities by ratings	thousands)	Fair value (%)	thousands)	Fair value (%)

AAA	$644,106	76.2%	$192,627	81.4%
AA	69,087	8.2%	9,861	4.2%
A+	58,285	6.9%	17,538	7.4%
A	44,136	5.2%	9,779	4.1%
A−	22,759	2.7%	2,770	1.2%
BBB	6,484	0.8%	4,173	1.7%

Total fixed maturities	$844,857	100.0%	$236,748	100.0%

Financial Strength Ratings

Ratings by independent agencies are an important factor in establishing the competitive position of reinsurance companies and are important to our ability to market and sell our products. Rating organizations continually review the financial positions of reinsurers, including us. A.M. Best maintains a letter scale rating system ranging from “A++” (Superior) to “F” (in liquidation). Our reinsurance subsidiary has been rated “A−” (Excellent) by A.M. Best, which is the fourth highest of fifteen rating levels. The objective of these ratings systems is to assist policyholders and to provide an opinion of a reinsurer’s ability to meet ongoing obligations to its policyholders. Accordingly, financial strength ratings are not intended as a recommendation to buy, hold or sell our common shares.

Other Operations

In October 2006, we established Validus Research Inc. based in Waterloo, Ontario. Validus Research Inc. performs analytical, programming and technical analysis exclusively for the Company. Validus Research Inc. is a direct, wholly-owned subsidiary of Validus Re.

Regulation

United States

We currently conduct our business in a manner such that we expect Validus will not be subject to insurance and/or reinsurance licensing requirements or regulations in any jurisdiction other than Bermuda. Although we do not currently intend for Validus Re to engage in activities which would require it to comply with insurance and reinsurance licensing requirements outside of Bermuda, should we choose to engage in activities that would require us to become licensed in such jurisdictions, we cannot assure you that we will be able to do so or to do so in a timely manner. Furthermore, the laws and regulations applicable to direct insurers could indirectly affect us, such as collateral requirements in various U.S. states to enable such insurers to receive credit for reinsurance ceded to us.

The insurance and reinsurance regulatory framework of Bermuda recently has become subject to increased scrutiny in many jurisdictions, including the United States. We are not able to predict the future impact on Validus’s operations of changes in the laws and regulation to which we are or may become subject.

Bermuda

Bermuda Insurance Regulation — The Insurance Act 1978 and Related Regulations.  Bermuda’s Insurance Act 1978, as amended, and related regulations (the “Insurance Act”), which regulates the reinsurance business of Validus Re, provides that no person shall carry on an insurance or reinsurance business in or from within Bermuda unless registered as an insurer under the Insurance Act by the BMA. Generally, in Bermuda there is no difference in the regulation of insurance and reinsurance. The BMA, in deciding whether to grant registration, has broad discretion to act in the public interest. The Insurance Act requires the BMA to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise. The registration of an applicant as an insurer is subject to its complying with the terms of its registration and such other conditions as the BMA may impose at any time.

The Insurance Act also grants to the BMA powers to supervise, investigate and intervene in the affairs of insurance companies.

An Insurance Advisory Committee appointed by the Bermuda Minister of Finance advises the BMA on matters connected with the discharge of the BMA’s functions and subcommittees thereof supervise, investigate and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures.

The Insurance Act imposes on Bermuda insurance companies solvency and liquidity standards, as well as auditing and reporting requirements. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.

Classification of Insurers.  The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are four classifications of insurers carrying on general business, with Class 4 insurers subject to the strictest regulation. As Validus Re has been incorporated to carry on general insurance and reinsurance business, including property catastrophe reinsurance, it has been registered as a Class 4 insurer in Bermuda and is regulated as such under the Insurance Act.

Validus Re is not licensed to carry on long-term business. Long-term business broadly includes life insurance and disability insurance with terms in excess of five years. General business broadly includes all types of insurance that is not long-term business.

Cancellation of Insurer’s Registration.  An insurer’s registration may be cancelled by the BMA on certain grounds specified in the Insurance Act. Failure of the insurer to comply with its obligations under the Insurance Act or if the BMA believes that the insurer has not been carrying on business in accordance with sound insurance principles, would be such grounds.

Principal Representative.  An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, Validus Re’s principal office is its executive offices in 19 Par-la-Ville Road, Hamilton HM11, Bermuda, and its principal representative is International Advisory Services Limited. Without a reason acceptable to the BMA, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days’ notice in writing to the BMA is given of the intention to do so. It is the duty of the principal representative to forthwith notify the BMA when the principal representative believes there is a likelihood of the insurer (for which the principal representative acts) becoming insolvent or that a reportable “event” has, to the principal representative’s knowledge, occurred or is believed to have occurred. Examples of such a reportable “event” include failure by the insurer to comply substantially with a condition imposed upon the insurer by the BMA relating to a solvency margin or a liquidity or other ratio. Within 14 days of such notification to the BMA, the principal representative must furnish the BMA with a written report setting out all the particulars of the case that are available to the principal representative.

Independent Approved Auditor.  Every registered insurer must appoint an independent auditor who will annually audit and report on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of Validus Re are required to be filed annually with the BMA. The independent auditor of the insurer must be approved by the BMA and may be the same person or firm that audits the insurer’s consolidated financial statements and reports for presentation to its shareholders. Validus Re’s independent auditor is PricewaterhouseCoopers, which also audits the consolidated financial statements of Validus.

Loss Reserve Specialist.  As a Class 4 reinsurer, Validus Re is required to submit an opinion of its approved loss reserve specialist with its statutory financial return in respect of its losses and loss expenses provisions. The loss reserve specialist will normally be a qualified casualty actuary and must be approved by the BMA.

Annual Statutory Financial Statements.  An insurer must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of such statutory financial statements (which include, in statutory form, a balance sheet, income statement, statement of capital and surplus, and notes thereto). The insurer is required to give detailed information and analysis regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with U.S. GAAP. They are distinct from the financial statements prepared for presentation to the insurer’s shareholders under the Companies Act 1981 of Bermuda, which may be prepared in accordance with U.S. GAAP. An insurer is required to submit the annual statutory financial statements as part of the annual statutory financial return. The statutory financial statements and the statutory financial return do not form part of the public records maintained by the BMA or the Registrar of Companies.

Annual Statutory Financial Return.  Validus Re is required to file with the BMA a statutory financial return no later than four months after its financial year end (unless specifically extended). The statutory financial return includes, among other matters, a report of the approved independent auditor on the statutory financial statements of the insurer, a general business solvency certificate, the statutory financial statements themselves and the opinion of the loss reserve specialist. The principal representative and at least two directors of the insurer must sign the solvency certificate. The directors are required to certify whether the minimum solvency margin has been met, and the independent approved auditor is required to state whether in its opinion it was reasonable for the directors to so certify. Where an insurer’s accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the statutory financial return.

Minimum Solvency Margin and Restrictions on Dividends and Distributions.  The Insurance Act provides that the statutory assets of an insurer must exceed its statutory liabilities by an amount greater than the prescribed minimum solvency margin.

Validus Re is registered as a Class 4 insurer in Bermuda and as such:

1.	Validus Re is required to maintain a minimum statutory capital and surplus equal to the greatest of:

(A)	$100,000,000,

(B)	50% of its net premiums written for general business that year (being gross premiums written less any premiums ceded for reinsurance, provided they do not exceed 25% of gross premiums written), and

(C)	15% of its net loss and loss expense provisions and other insurance reserves;

2.	Validus Re is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio (if it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, the insurer will be prohibited, without the approval of the BMA, from declaring or paying any dividends during the next financial year);

3.	Validus Re is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous statutory balance sheet) unless it files with the BMA an affidavit stating that it will continue to meet the required margins;

4.	Validus Re is prohibited, without the approval of the BMA, from reducing by 15% or more its total statutory capital, as set out in its previous year’s financial statements and any application for such approval must include an affidavit stating that it will continue to meet the required margins; and

5.	Validus Re is required, at any time it fails to meet its solvency margin, within 30 days (45 days where total statutory capital and surplus falls to $75 million or less) after becoming aware of that failure or having reason to believe that such failure has occurred, to file with the BMA a written report containing certain information.

Minimum Liquidity Ratio.  The Insurance Act provides a minimum liquidity ratio for general business. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities.

•	Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the BMA, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans.

•	The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).

Supervision, Investigation and Intervention.  The BMA may appoint an inspector with extensive powers to investigate the affairs of an insurer if the BMA believes that such an investigation is in the best interests of its policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the BMA, the BMA may direct an insurer to produce documents or information relating to matters connected with its business.

If it appears to the BMA that there is a risk of an insurer becoming insolvent, or that it is in breach of the Insurance Act or any conditions imposed upon its registration, the BMA may, among other things, direct the insurer (1) not to take on any new insurance business, (2) not to vary any insurance contract if the effect would be to increase its liabilities, (3) not to make certain investments, (4) to realise certain investments, (5) to maintain or transfer to the custody of a specified bank, certain assets, (6) not to declare or pay any dividends or other distributions or to restrict the making of such payments and/or (7) to limit its premium income.

Disclosure of Information.  In addition to powers under the Insurance Act to investigate the affairs of an insurer, the BMA may require certain information from an insurer (or certain other persons) to be produced to the BMA. Further, the BMA has been given powers to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda but subject to restrictions. For example, the BMA must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the BMA must consider whether cooperation is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality.

Notification by Shareholder Controller of New or Increased Control.  Any person who, directly or indirectly, becomes a holder of at least 10 percent, 20 percent, 33 percent or 50 percent of our common shares must notify the BMA in writing within 45 days of becoming such a holder or 30 days from the date they have knowledge of having such a holding, whichever is later. The BMA may, by written notice, object to such a person if it appears to the BMA that the person is not fit and proper to be such a holder. The BMA may require the holder to reduce its holding of common shares in Validus and direct, among other things, that voting rights attaching to the common shares shall not be exercisable. A person that does not comply with such a notice or direction from the BMA will be guilty of an offense.

Objection to Existing Shareholder Controller.  For so long as Validus has as a subsidiary an insurer such as Validus Re registered under the Insurance Act, the BMA may at any time, by written notice, object to a person holding 10 percent or more of Validus’s common shares if it appears to the BMA that the person is not or is no longer fit and proper to be such a holder. In such a case, the BMA may require the shareholder to reduce its holding of common shares in Validus and direct, among other things, that such shareholder’s voting rights attaching to the common shares shall not be exercisable. A person who does not comply with such a notice or direction from the BMA will be guilty of an offense.

Bermuda Companies Act.  Under the Companies Act, a Bermuda company may not declare and pay a dividend or make a distribution out of contributed surplus as defined under the Companies Act, if there are reasonable grounds for believing that such company is, and after the payment will be, unable to pay its liabilities as they become due or that the realizable value of such company’s assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. The Companies Act also regulates and restricts the reduction and return of capital and paid-in share premium, including repurchase and redemption of shares, and imposes minimum issued and outstanding share capital requirements.

Certain Other Bermuda Law Considerations.  Although we are incorporated in Bermuda, we are classified as a non-resident of Bermuda for exchange control purposes by the BMA. Pursuant to our non-resident status, we may engage in transactions in currencies other than Bermuda dollars and there are no exchange control restrictions on our ability to transfer funds, other than funds denominated in Bermuda dollars, inside and outside of Bermuda or to pay dividends to U.S. residents that are holders of our common shares.

Under Bermuda law, “exempted” companies, meaning companies that are exempted from certain provisions of Bermuda law that stipulate that at least 60% of a particular company’s equity must be beneficially owned by Bermudians, are companies formed for the purpose of conducting business outside Bermuda from a principal place of business in Bermuda. As an “exempted” company, we may not, except pursuant to a license or consent granted by the Minister of Finance, participate in certain business or other transactions, including: (1) the acquisition or holding of land in Bermuda, except for land that is held by way of lease or tenancy agreement, is required for its business and is held for a term not exceeding 50 years, or that is used to provide accommodation or recreational facilities for our officers and employees and held with the consent of the Bermuda Minister of Finance for a term not exceeding 21 years, (2) the taking of mortgages on land in Bermuda to secure a principal amount in excess of $50,000, unless the Minister of Finance consents to such higher amount, and (3) the carrying on of business of any kind or type for which we are not duly licensed in Bermuda, except in certain limited circumstances, such as doing business with another exempted undertaking in furtherance of our business carried on outside Bermuda.

We are not currently subject to taxes computed on profits or income or computed on any capital asset, gain or appreciation. Bermuda companies pay, as applicable, annual government fees, business fees, payroll tax and other taxes and duties. See “Certain Tax Considerations.”

Special considerations apply to our Bermuda operations. Under Bermuda law, non-Bermudians, other than spouses of Bermudians and individuals holding permanent resident certificates or working resident certificates, are not permitted to engage in any gainful occupation in Bermuda without a work permit issued by the Bermuda government. A work permit is granted or extended only if an employer can show that, after a proper public advertisement, no Bermudian, spouse of a Bermudian or individual holding a permanent resident certificate is available who meets the minimum standards for the relevant position. The Bermuda government has announced a policy that places a six-year term limit on individuals with work permits, subject to specified exemptions for persons deemed key employees. Currently, all of our Bermuda-based professional employees who require work permits have been granted permits by the Bermuda government.

Properties

We currently occupy office space in Hamilton, Bermuda under a lease expiring on January 31, 2011. Validus Research Inc. occupies space in Waterloo, Ontario under a one year renewable lease expiring on October 8, 2007. We believe that our current office space is suitable for the foreseeable future.

Employees

As at March 31, 2007, we had 44 employees. We believe our relations with our employees are excellent.

Legal Proceedings

We anticipate that, similar to the rest of the insurance and reinsurance industry, we will be subject to litigation and arbitration in the ordinary course of business.

MANAGEMENT

Directors, Executive Officers and Key Employees

The table below sets forth certain information concerning our executive officers and directors:

Name	Age	Position

Edward J. Noonan	48	Chairman of the Board of Directors and Chief Executive Officer
George P. Reeth	50	President and Deputy Chairman
Joseph E. (Jeff) Consolino	40	Executive Vice President and Chief Financial Officer
Stuart W. Mercer	47	Executive Vice President and Chief Risk Officer
Conan M. Ward	39	Executive Vice President and Chief Underwriting Officer
C. Jerome Dill	47	Senior Vice President and General Counsel
Matthew J. Grayson	45	Director
Jeffrey W. Greenberg	55	Director
John J. Hendrickson	46	Director
Stuart A. Katz	37	Director
Sander M. Levy	45	Director
Jean-Marie Nessi	57	Director
Mandakini Puri	47	Director
Alok Singh	52	Director
Christopher E. Watson	56	Director

Executive Officers:

Edward J. Noonan has been chairman of our board and the chief executive officer of the Company since its formation. Mr. Noonan has 27 years of experience in the insurance and reinsurance industry, serving most recently as the acting chief executive officer of United America Indemnity Ltd. (Nasdaq: INDM) from February 2005 through October 2005 and as a member of the board of directors since December 2003. Mr. Noonan served as president and chief executive officer of American Re-Insurance Company from 1997 to 2002, having joined American Re in 1983. Mr. Noonan also served as chairman of Inter-Ocean Reinsurance Holdings of Hamilton, Bermuda from 1997 to 2002. Prior to joining American Re, Mr. Noonan worked at Swiss Reinsurance from 1979 to 1983. Mr. Noonan received a B.S. in Finance from St. John’s University in 1979. Mr. Noonan is a director of the St. Mary Medical Center Foundation. Mr. Noonan is also a director of Central Mutual Insurance Company and All American Insurance Company, both of which are property and casualty companies based in Ohio.

George P. Reeth has been president and deputy chairman of the Company since its formation and has senior operating and distribution responsibilities. Mr. Reeth, who has 30 years experience in the insurance and reinsurance industry, was a senior executive with Willis Group Limited from 1992 to 2005 and was chairman & chief executive officer of North American Reinsurance Operations for Willis Re Inc. from 2000 to 2005. Prior to Willis, Mr. Reeth was executive vice president at Wilcox, Inc. Prior to Wilcox, Mr. Reeth was a senior professional with E.W. Payne Intermediaries from 1986 to 1988 and with Intere Intermediaries, Inc. from 1980 to 1986, Mr. Reeth attended the St. John’s School of Risk Management (formerly The College of Insurance) from 1975 to 1978 and attended Pace University (Lubin School of Business) from 1978 to 1983.

Joseph E. (Jeff) Consolino has been executive vice president and chief financial officer of the Company since March 2006. Mr. Consolino has over 15 years of experience in the financial services industry, specifically in providing investment banking services to the insurance industry, and most recently served as a managing director in Merrill Lynch’s Financial Institutions Group specializing in insurance company advisory and financing transactions. He serves as a Director of National Interstate Corporation, a property and casualty company based in Ohio and of AmWINS Group, Inc., a wholesale insurance broker based in North Carolina.

Stuart W. Mercer has been executive vice president and chief risk officer of the Company since its formation. Mr. Mercer has over 18 years of experience in the financial industry focusing on structured derivatives, energy finance and reinsurance. Previously, Mr. Mercer was a senior advisor to DTE Energy Trading.

Conan M. Ward has been executive vice president and chief underwriting officer of the Company since January 2006. Mr. Ward has over 15 years of insurance industry experience. Mr. Ward was executive vice president of the Global Reinsurance division of Axis Capital Holdings, Ltd. from November 2001 until November 2005, where he oversaw the division’s worldwide property catastrophe, property per risk, property pro rata portfolios. He is one of the founders of Axis Specialty, Ltd and was a member of the operating board and senior management committee of Axis Capital. From July 2000 to November 2001, Mr. Ward was a senior vice president at Guy Carpenter & Co.

C. Jerome Dill has been senior vice president and general counsel of the Company since April 1, 2007. Prior to joining the Company, Mr. Dill was a partner with the law firm of Appleby Hunter Bailhache, which he joined in 1986. Mr. Dill serves on the Board of Directors of Bermuda Commercial Bank.

Directors

Upon completion of this offering, our Board of Directors will consist of 11 persons and will be divided into three classes: Class I of our Board of Directors, whose term will expire at our annual general meeting in 2008, Class II of our Board of Directors, whose term will expire at our annual general meeting in 2009, and Class III of our Board of Directors, whose term will expire at our annual general meeting in 2010. The Board of Directors has determined that each of the following directors is “independent” under the standards that will be applicable to the Company upon consummation of this offering: John J. Hendrickson, Stuart A. Katz, Sander M. Levy, Jean-Marie Nessi, Mandakini Puri and Alok Singh.

Matthew J. Grayson is a senior principal of Aquiline. Mr. Grayson has 24 years experience in the financial services industry. In 1998 following a career in investment banking, corporate finance and capital markets, Mr. Grayson co-founded Venturion Capital, a private equity firm that specialized in financial services companies globally. In 2005, Venturion Capital’s professionals joined with Jeffrey W. Greenberg to form Aquiline. Mr. Grayson serves as the chairman of Victoria Mortgage Funding Limited and of The Mortgage and Loan Group Limited, and serves on the board of Structured Credit Holdings Plc.

Jeffrey W. Greenberg is the managing principal of Aquiline, which he founded in 2005. Mr. Greenberg served as chairman and chief executive officer of Marsh & McLennan Companies, Inc. from 2000 to 2004. From 1996 to 2004, Mr. Greenberg was the chairman of MMC Capital, the manager of the Trident Funds. He previously served as a director of Ace, Inc. Previously, he served as a senior executive of AIG, where he was employed from 1978-1995.

John J. Hendrickson is Founder and Managing Partner of SFRi LLC, an independent investment and advisory firm (formed in 2004) specializing in the insurance industry. From 1995-2004, Mr. Hendrickson held various positions with Swiss Re, including Managing Director of the investment banking firm Fox-Pitt, Kelton Inc., Head of Swiss Re Capital Partners, Co-Founding Partner of Securitas Capital, and Member of the Executive Board. From 1985-1995, Mr. Hendrickson was with Smith Barney, the US investment banking firm, where he focused on serving the capital and strategic needs of (re)insurance clients and private equity investors active in the insurance sector. Mr. Hendrickson has served as a director for several insurance and financial services companies, and, in addition to Validus, currently serves on the boards of United America Indemnity Ltd. and CX Reinsurance Company Limited.

Stuart A. Katz is a Managing Director of each of Goldman, Sachs & Co. and the general partners of GS Capital Partners, the primary vehicles through which The Goldman Sachs Group, Inc. conducts its privately negotiated equity investment activities. Mr. Katz joined the Goldman Sachs Principal Investment

Area in 1996 and worked in the London office from 1997 to 1999. Mr. Katz is a member of the board of directors of Capmark Financial Group and Triad Financial Corporation.

Sander M. Levy is a Managing Director of Vestar Capital Partners, a private equity investment firm based in New York which manages over $7 billion of equity capital, and was a founding partner of Vestar Capital Partners at its inception in 1988. Mr. Levy is currently a member of the board of directors of St. John Knits, Inc., Symetra Financial Corporation, Wilton Re Holdings Limited and Duff & Phelps, LLC.

Jean-Marie Nessi served as the head of the property and casualty business unit for PartnerRe Global, a subsidiary of PartnerRe SA, from 2003 to January 2006. He was appointed Chairman of PartnerRe SA in June of 2003. Prior to PartnerRe, Mr. Nessi led AXA Corporate Solutions, the successor company to AXA Ré and AXA Global Risk.

Mandakini Puri is a Managing Director with Merrill Lynch Global Private Equity where she serves as the Chief Investment Officer. Ms. Puri has been part of Merrill Lynch’s private equity business since 1994, prior to which she was a Director in the High Yield Finance & Restructuring Group at Merrill. Ms. Puri joined Merrill Lynch in 1986.

Alok Singh is a Managing Director of New Mountain Capital, a private equity investment firm based in New York which manages over $3 billion of equity capital. Prior to joining New Mountain Capital in 2002, Mr. Singh served as a Partner and Managing Director of Bankers Trust from 1978-2001. In 2001 he established the Corporate Financial Advisory Group for the Americas for Barclays Capital, and led the group until 2002. Mr. Singh is non-executive chairman of Overland Solutions, Inc. and director of Apptis, Inc. and Deltek, Inc.

Christopher E. Watson is a senior principal of Aquiline, which he joined in 2005. Mr. Watson has more than 33 years of experience in the financial services industry. From 1987 to 2004, Mr. Watson served in a variety of executive roles within the property & casualty insurance businesses of Citigroup and its predecessor entities. From 1994 to 2004, Mr. Watson was president and chief executive officer of Gulf Insurance Group, one of the largest surplus lines insurance companies in the world. Mr. Watson served as a senior executive of AIG from 1974 to 1987.

Organizational Documents

Our Organizational Documents provide that, unless otherwise fixed by the board of directors, a majority of the directors will be required to constitute a quorum for the transaction of business. Our board of directors are authorized to delegate their powers to committees consisting of one or more Directors. The Organizational Documents provide for the indemnification by the Company of its directors and officers.

Board Committees

We have an audit committee, a compensation committee, an executive committee, a finance committee, a corporate governance and nominating committee and an underwriting committee. Under the applicable requirements of the NYSE, each committee will consist exclusively of members who qualify as independent directors within one year of our listing.

The following table details the composition of our Board committees:

Director Name	Audit	Compensation	Executive	Finance	Governance	Underwriting

Edward J. Noonan			✓	✓		✓
Matthew J. Grayson	✓		✓	Chair
Jeffrey W. Greenberg		Chair	✓		✓
John J. Hendrickson	Chair	✓				✓
Stuart A. Katz		✓			✓	✓
Sander M. Levy				✓	✓	✓
Jean-Marie Nessi	✓				Chair	✓
Mandakini Puri		✓	✓
Alok Singh		✓		✓
George P. Reeth			Chair
Christopher E. Watson	✓	✓				Chair

Audit Committee.  Our audit committee is composed of John J. Hendrickson, Matthew J. Grayson, Jean-Marie Nessi and Christopher E. Watson, and is chaired by Mr. Hendrickson. The audit committee assists the Board of Directors in its oversight of the integrity of our financial statements and our system of internal controls, the independent auditors’ qualifications, independence and performance, the performance of our internal audit function and our compliance with legal and regulatory requirements. The audit committee will also prepare the report required to be included in our annual proxy statement. The audit committee is comprised of four directors, at least two of whom are independent as defined under NYSE rules. Within one year of our initial public offering, the committee will be fully independent. Mr. Hendrickson is an “audit committee financial expert” as defined by the SEC. The duties and responsibilities of the audit committee are set forth in the committee’s charter.

Compensation Committee.  Our compensation committee is composed of Jeffrey W. Greenberg, John J. Hendrickson, Stuart A. Katz, Mandakini Puri, Alok Singh and Christopher E. Watson, and is chaired by Mr. Greenberg. The compensation committee assists the Board in matters relating to compensation of our Chief Executive Officer, executive officers and other matters of non-executive officer compensation that are subject to Board approval. The compensation committee will also prepare the report on executive officer compensation required to be included in the Company’s annual proxy statement or Annual Report on Form 10-K, in accordance with applicable rules and regulations. Each member of the compensation committee will be “independent” within the meaning of the rules of the NYSE within one year of our initial public offering. The duties and responsibilities of the compensation committee are set forth in the committee’s charter.

Corporate Governance and Nominating Committee.  Our governance committee is composed of Jean-Marie Nessi, Jeffrey W. Greenberg, Stuart A. Katz and Sander M. Levy, and is chaired by Mr. Nessi. The governance committee assists the Board in (1) identifying individuals qualified to become board members or members of the committees of the Board, and recommending individuals that the Board of Directors select as director nominees to be considered for election at the next annual general meeting of shareholders or to fill vacancies; (2) developing and recommending to the Board appropriate corporate governance guidelines; and (3) overseeing the evaluation of the Board, management and the Board committees and taking a leadership role in shaping the Company’s corporate governance policies. Each member of the governance committee will be “independent” within the meaning of the rules of the NYSE within one year of our initial public offering. The duties and responsibilities of the corporate governance and nominating committee are set forth in the committee’s charter.

Executive Committee.  Our executive committee is composed of George P. Reeth, Matthew J. Grayson, Jeffrey W. Greenberg, Edward J. Noonan and Mandakini Puri, and is chaired by Mr. Reeth. The duties and responsibilities of the executive committee are set forth in the committee’s charter. The executive committee exercises the power and authority of the Board when the entire Board is not available to meet. In furtherance of these purposes, the committee provides guidance and advice, as requested, to the Chairman of the Board and the Chief Executive Officer regarding business strategy and long range business planning.

Finance Committee.  Our finance committee is composed of Matthew J. Grayson, Sander M. Levy, Edward J. Noonan, Alok Singh, and is chaired by Mr. Grayson. The duties and responsibilities of the finance committee are set forth in the committee’s charter. The finance committee oversees the finance function of the Company, including the investment of funds and financing facilities. In furtherance of this purpose, the Committee approves the appointment of the Company’s investment managers, evaluates their performance and fees, and approves the investment policies and guidelines established by the Company. In addition, the committee approves the Company’s strategic asset allocation plan, reviews the adequacy of existing financing facilities, monitors compliance with debt facility covenants and monitors the status of rating agency evaluations and discussions.

Underwriting Committee.  Our underwriting committee is composed of Christopher E. Watson, John J. Hendrickson, Stuart A. Katz, Sander M. Levy, Jean-Marie Nessi and Edward J. Noonan, and is chaired by Mr. Watson. The underwriting committee reviews and approves the underwriting guidelines recommended by our Chief Underwriting Officer. See “Business — Underwriting.”

Director Compensation

During the year ended December 31, 2006, Messrs. Hendrickson and Nessi, our non-employee, non-sponsor-related Directors, received a total of $56,250 and $46,250, respectively, for services as a director, which is comprised of a retainer of $25,000, and an additional $5,000 per meeting attended for service as chairmen of our audit and corporate governance and nominating committees, respectively. Effective as of January 1, 2007, our non-employee, non-sponsor-related Directors will receive an annual retainer of $50,000 and an additional annual retainer fee of $25,000 for each committee on which he or she serves as chair ($50,000 for the audit committee). Pursuant to our Director Stock Compensation Plan, following this offering Directors will be able to elect to receive their annual retainers in the form of our common shares or to defer their annual retainers into share units. In addition, we reimburse each of our Directors for all reasonable expenses in connection with the attendance of meetings of our Board of Directors and any committees thereof.

Director Stock Compensation Plan

Effective upon the consummation of this offering we will have a Director Stock Compensation Plan. Our Director Stock Compensation Plan is designed to attract, retain and motivate members and potential members of our Board of Directors. This Plan provides for the compensation of Directors in common shares rather than cash for each Director so electing.

Under this plan, each Director may make an election in writing on or prior to each December 31 to receive his or her annual retainer fees payable in the following plan year in the form of shares instead of cash. The number of shares distributed in case of election under the plan is equal to the amount of the annual retainer fee otherwise payable on such payment date divided by 100% of the fair market value of a share on such payment date.

This plan further provides that a Director who has elected to receive shares pursuant to the above may make an irrevocable election on or before the December 31 immediately preceding the beginning of a plan year to defer delivery of all or a designated percentage of the shares otherwise payable as his or her annual retainer for service as a Director for the plan year. All shares that a Director elects to defer will be credited in the form of share units to a bookkeeping account maintained by the Company in the name of the Director. Each such unit will represent the right to receive one share at the time determined pursuant to the terms of the plan.

Compensation Committee Interlocks and Insider Participation

Each member of our Compensation Committee is an employee or officer of, or has a relationship with, entities with which we have engaged in certain transactions described in “Certain Relationships and Related Party Transactions.”

Executive Compensation

Compensation Discussion and Analysis

We were formed in October 2005. As a start-up company, during our formation period in 2005 our primary executive compensation objective was to attract talented individuals in a highly competitive market from successful careers to be senior executives of the Company and in many cases to relocate to Bermuda. We sought individuals who demonstrated a high level of expertise, and whom we believed would be able to recruit experienced individuals to form a strong organization. Once these individuals were identified, we engaged in direct negotiations with them, which determined their compensation for 2006. Messrs. Noonan, Reeth, Mercer and Ward each joined us at or about the time of closing of our private placement and each signed an employment agreement specifying salary, bonus targets and initial equity grants. Mr. Consolino joined us in February 2006 from Merrill Lynch, who we had engaged to provide services in connection with our initial capitalization, and signed a similar employment agreement specifying salary, bonus targets and initial equity grants. We refer to these individuals as our named executive officers. The compensation of the named executive officers is described in the tables below, and their employment agreements is described under “Employment Agreements.”

Our compensation program is composed of three principal components:

•	salary;

•	annual incentive compensation (bonus award); and

•	long-term incentive compensation (options and restricted shares).

Our program aligns, as much as possible, our named executive officers’ rewards with our shareholders’ interests. Our Compensation Committee reviews and determines the compensation of each of our named executive officers. Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to the compensation of our named executive officers other than himself.

As a relatively new company, the Compensation Committee, together with management and, where deemed appropriate by them, outside advisors, will be further developing the Company’s compensation plans, with the goal of further aligning the interests of the Company and its shareholders with management, as well as taking into account competitive factors and the need to attract talented individuals to the Company, which, in many cases, may require relocation to Bermuda.

Salary.  Our base salaries reflect each executive’s level of experience, responsibilities and expected future contributions to the success of our Company. The salaries of our named executive officers will be reviewed on an annual basis. We expect to consider factors such as individual and Company performance, cost of living and the competitive environment in determining whether salary adjustments are warranted.

Annual Incentive Compensation.  We have developed an annual bonus compensation program which will be based on the prior year’s Company performance and a qualitative review of each named executive officer’s respective contribution. The target bonus for each of our named executive officers is 150% of his base salary, as specified in each named executive officer’s employment agreement.

The aggregate annual bonus pool for all employees, including our named executive officers, is generated based on a formula approved by the Compensation Committee of our Board of Directors. For the 2006 performance year, the bonus pool calculation will be made based on a percentage of our underwriting income (defined as earned premium less loss and loss expenses, acquisition costs and general and administrative expenses excluding target bonus accrual and share-based compensation expense). Based on our 2006 business plan, underwriting income (as defined above) equal to a 65.0% combined ratio constituted target performance and generated the target bonus pool for distribution. The Compensation Committee arrived at this target based, in part, upon the Company’s 2006 business plan as communicated in connection with our initial capitalization. Management and the Compensation Committee believe that underwriting income and combined ratio are appropriate performance measures for the Company for the 2006 performance year as underwriting income is expected to be the largest component of net income for the Company and underwriting income is the source of income which is most variable.

To give the Company sufficient flexibility and latitude to manage in a competitive environment and reward and retain employees should results fall below expectations, the Compensation Committee has approved a minimum annual bonus pool equal to 20.0% of the annual target bonus pool. The Company expects that the minimum pool threshold would be met in a year with significant catastrophe losses, which would have the effect of reducing the Company’s underwriting income and net income below expectations while potentially making experienced reinsurance personnel more attractive to other employers. It is expected that this minimum annual bonus pool would not be allocated to the named executive officers but instead would be allocated by the company to retain key employees.

The Compensation Committee has determined that the maximum bonus pool will not exceed 150.0% of the target bonus pool for the 2006 performance year.

While a named executive officer’s target bonus percentage will be used as a guide for distribution, our Chief Executive Officer has the latitude to recommend and the Compensation Committee has the authority to re-deploy bonus awards by individual based on the individual’s achievement of goals, both strategic and financial, and general performance metrics. For the 2006 performance year, bonus awards earned in excess of the named executive officer’s target bonus will be paid in cash. We expect that bonus awards earned in excess of the named executive officer’s target bonus in future years may be paid in the form of restricted shares that will vest equally over three years (33 1/3% each year) to the extent that the Compensation Committee approves such grants. In addition, we intend that in future periods a named executive officer, like other employees who participate in the annual bonus compensation program, may elect to purchase restricted shares with a portion of his bonus allocation.

The Compensation Committee may adjust the formula for determining the target bonus pool in future years. While underwriting income and combined ratio are important determinants of our overall profitability and of the return on our invested capital, the Compensation Committee may elect to base the target bonus formula in future performance years on other quantitative or qualitative measures.

Long-Term Incentive Compensation.  The goal of our long-term incentive plan is to align the interests of our executives and shareholders. Our named executive officers have been awarded various levels of restricted share and stock option grants at the time of hiring. Messrs. Noonan, Reeth, Consolino, Mercer and Ward received restricted shares and stock option awards with respect to 1.35%, 0.675%, 0.45%, 0.45% and 0.45%, respectively, of our fully diluted common shares in accordance with the terms of their employment agreements. The total amount set aside for restricted share and stock option grants at the time of our initial capitalization was 5.0% of our fully-diluted share base, after giving effect to common shares issued, warrants and shares reserved for restricted share and stock option grants. Within the 5.0% set aside for restricted share and stock option grants, 3.89% of our fully-diluted share base was identified as available for stock option grants and 1.11% of our fully-diluted share base was identified as available for restricted share grants. The ratio of aggregate shares identified as available for stock option grants to aggregate shares identified as available for restricted share grants is 3.50:1, and each employee receiving an equity grant receives stock options and restricted shares in this proportion. Restricted shares and stock options vest as follows:

•	The restricted shares vest on a three year “cliff” basis.

•	Stock option grants vest equally over five years (20% each year). The stock option grants to our named executive officers have an exercise price of $17.50 per share, which is equal to the price per share paid by our investors in our initial capitalization.

Summary Compensation Table for the Fiscal Year Ended December 31, 2006

The following table sets forth for the fiscal year ended December 31, 2006 the compensation of our Chief Executive Officer, Chief Financial Officer and our next three most highly compensated executive officers.

								Change in
								pension
							Non-equity	value and
							incentive	non-qualified
							plan	deferred	All other
					Stock	Option	compen-	compensation	compen-
Name and principal position	Year	Salary(1)	Bonus(2)		awards(3)	awards(4)	sation	earnings	sation		Total

Edward J. Noonan	2006	$950,000	$1,600,000		$1,233,062	$1,087,565	—	—	$411,873	(5)	$5,282,500
Chairman and Chief Executive Officer
George P. Reeth	2006	600,000	1,300,000		616,531	543,782	—	—	472,783	(6)	3,533,096
President and Deputy Chairman
Jeff Consolino	2006	414,516	950,000		411,023	362,523	—	—	339,832	(7)	2,477,894
Executive Vice President and Chief Financial Officer
Stuart W. Mercer	2006	500,000	1,187,500	(10)	411,023	362,523	—	—	440,072	(8)	2,901,118
Executive Vice President and Chief Risk Officer
Conan M. Ward	2006	500,000	1,700,000	(11)	411,023	362,523	—	—	465,927	(9)	3,439,473
Executive Vice President and Chief Underwriting Officer

(1)	The numbers presented represent earned salary for the full year ended December 31, 2006, except for Jeff Consolino, whose base salary of $500,000 commenced March 3, 2006.

(2)	Bonuses for 2006 compensation year are based upon underwriting profit before target bonus and stock-based compensation. Bonus amounts shown also include signing bonus and other discretionary bonus payments as noted below.

(3)	The restricted stock awards vest at the end of a three year period from the date of grant and contain certain restrictions for said period, relating to, among other things, forfeiture in the event of termination of employment and transferability. For a discussion of valuation, see “Notes to Consolidated Financial Statements 2006 — Note 6.”

(4)	The options vest annually over five years from the date of grant. For a discussion of valuation, see “Notes to Consolidated Financial Statements 2006 — Note 6.”

(5)	Includes defined contribution plan contributions and allocations and payments in lieu thereof ($95,000), housing allowance ($174,000), housing tax gross up ($79,585) and travel allowance ($47,082).

(6)	Includes defined contribution plan contributions and allocations and payments in lieu thereof ($60,000), housing allowance ($230,000), housing tax gross up ($109,738), relocation expenses ($25,615), travel allowance ($17,398) and education allowance ($13,660).

(7)	Includes defined contribution plan contributions and allocations ($41,452), housing allowance ($144,000), housing tax gross up ($69,897), relocation expenses ($33,202), travel allowance ($25,000) and education allowance ($11,670).

(8)	Includes defined contribution plan contributions and allocations ($50,000), housing allowance ($216,000), housing tax gross up ($102,200), relocation expenses ($16,353) and travel allowance ($37,292).

(9)	Includes defined contribution plan contributions and allocations ($50,000), housing allowance ($212,000), housing and other tax gross up ($135,278), car allowance ($10,800), travel allowance ($24,731) and education allowance ($26,900).

(10)	Includes $250,000 for his efforts in establishing our Bermuda operations.

(11)	Includes a signing bonus of $750,000.

Grants of Plan Based Awards Table for the Fiscal Year Ended December 31, 2006

									All other		Grant
								All other	options		date
		Estimated			Estimated			stock	awards:	Exercise	fair
		future payouts			future payouts			awards:	number of	or base	value of
		under non-equity			under equity			number	securities	price of	stock and
		incentive plan awards			incentive plan awards			of shares	underlying	option	option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	of stock	options	awards	awards
Name	Date	($)	($)	($)	($)	($)	($)	or units (#)	(#)	($/Sh)	($)

Edward J. Noonan		$—	$—	$—	$—	$—	$—	—	—	—	—
George P. Reeth		—	—	—	—	—	—	—	—	—	—
Jeff Consolino
Restricted Stock	March 3, 2006	—	—	—	—	—	—	70,461	—	—	1,233,067
Options	March 3, 2006	—	—	—	—	—	—	—	246,614	7.35	1,812,613
Stuart W. Mercer		—	—	—	—	—	—	—	—	—	—
Conan M. Ward		—	—	—	—	—	—	—	—	—	—

Narrative Description of Summary Compensation and Grants of Plan-Based Awards

2005 Long Term Incentive Plan

Our 2005 Long Term Incentive Plan provides for the grant to our employees, consultants and directors of stock options, share appreciation rights (“SARs”), restricted shares, restricted share units, performance shares, performance units, dividend equivalents, and other share-based awards. Subject to anti-dilution adjustments in the event of certain changes in the Company’s capital structure, the number of Common Shares that have been reserved for issuance under the plan is equal to 2,740,150 plus 10% of the fully diluted common shares (after giving effect to warrants, restricted shares and stock options issued and authorized, including shares reserved under the Plan) immediately after the consummation of this offering. Of the shares reserved for issuance, no more than 15 million may be issued as incentive stock options. To date, only nonqualified stock options and restricted shares have been issued under the plan.

The plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee determines which employees, consultants and directors receive awards, the types of awards to be received and the terms and conditions thereof, including the vesting and exercisability provisions of the awards. However, the exercise price of stock options and SARs may not be less than the fair market value of the shares subject thereto on the date of grant, and their term may not be longer than ten years from the date of grant. Payment with respect to SARs may be made in cash or Common Shares, as determined by the Committee.

Awards of restricted shares will be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose. Except as otherwise determined by the Committee, participants granted restricted shares will have all of the rights of a stockholder, including the right to vote restricted shares and receive dividends thereon. A restricted share unit will entitle the holder thereof to receive Common Shares or cash at the end of a specified deferral period. Restricted share units will also be subject to such restrictions as the Committee may impose. Performance shares and performance units will provide for future issuance of shares or payment of cash, respectively, to the participant upon the attainment of performance goals established by the Committee over specified performance periods. Except as otherwise determined by the Committee or otherwise provided in an applicable agreement, all unvested awards will be forfeited upon termination of service.

The plan may be amended, suspended or terminated by the Board of Directors at any time. However, any amendment for which stockholder approval is required under the rules of any stock exchange or automated quotation system on which the Common Shares may then be listed or quoted will not be effective until such stockholder approval has been obtained. In addition, no amendment, suspension, or termination of the plan may materially and adversely affect the rights of a participant under any outstanding award without the consent of the affected participant.

To date, each of the stock options issued under the plan vests in five annual installments and has a term of ten years. All restricted shares granted to date under the plan vest in full after three years. In addition, the stock options and restricted shares will vest in full if the participant is involuntarily terminated within two years following a Change in Control of the Company.

Under the plan, certain provisions apply in case of change in control, as described below under “Potential Payments in Case of Termination or Change in Control — Restricted Share and Option Agreements.” Under the plan, change in control means consummation of (i) a sale of all or substantially all of the consolidated assets of the Company and its Subsidiaries to a person who is not either a member of, or an affiliate of a member of, the Initial Investor Group (as defined below); or (ii) a sale by the Company, one or more members of the Initial Investor Group or any of their respective affiliates resulting in more than 50% of the voting stock of the Company (“Voting Shares”) being held by a person or group (as such terms are used in the Exchange Act) that does not include any member of the Initial Investor Group or any of their respective affiliates; or (iii) a merger or consolidation of the Company into another person as a result of which a person or group acquires more than 50% of the Voting Shares of the Company that does not include any member of, or an affiliate of a member of, the Initial Investor Group; provided, however, that a change in control shall occur if and only if after any such event listed in (i)-(iii) above the Initial Investor Group is unable to elect a majority of the board of directors (or other governing body equivalent thereto) of the entity that purchased the assets in the case of an event described in (i) above, the Company in the case of an event described in (ii) above, or the resulting entity in the case of an event described in (iii) above, as the case may be. The “Initial Investor Group” shall mean (i) Aquiline Financial Services Fund L.P., and (ii) the other Investors under subscription agreements with the Company dated December 9, 2005.

Employment Agreements

We have employment agreements with our named executive officers, as described below.

Edward J. Noonan  We have entered into an employment agreement with Edward Noonan to serve as our Chairman and Chief Executive Officer. The employment agreement provides for (i) a specified annual base salary of not less than $950,000 and is subject to annual review and may be increased by the Compensation Committee, (ii) an annual bonus as determined by the Compensation Committee with annual target bonus equal to 150% of his base salary, (iii) reimbursement for reasonable expenses for nonbusiness travel to and from Bermuda for Mr. Noonan, (iv) while Mr. Noonan’s place of work is Bermuda, a housing allowance paid on an after-tax basis of $22,000 per month, and an automobile allowance of $900 per month, (v) the right to participate in such other employee or fringe benefit programs for senior executives as are in effect from time to time, (vi) a stock option and restricted stock grant and (vii) initiation fees and annual dues for membership in two clubs in Bermuda. Mr. Noonan has agreed to certain confidentiality, non-competition and non-solicitation provisions.

The employment agreement also provides for indemnification of Mr. Noonan by us to the maximum extent permitted by applicable law and our charter documents.

George P. Reeth  We have entered into an employment agreement with George Reeth to serve as our President. The employment agreement provides for (i) a specified annual base salary of not less than $600,000 and is subject to annual review and may be increased by the Compensation Committee, (ii) an annual bonus as determined by the Compensation Committee with annual target bonus equal to 150% of his base salary, (iii) reimbursement for expenses for nonbusiness travel to and from Bermuda for Mr. Reeth and his family in an annual amount not to exceed $30,000, (iv) while Mr. Reeth’s place of work is Bermuda, a housing allowance paid on an after-tax basis of $20,000 per month, and an automobile allowance of $900 per month, (v) the right to participate in such other employee or fringe benefit programs for senior executives as are in effect from time to time, (vi) a stock option and restricted stock grant, (vii) initiation fees and annual dues for membership in two clubs in Bermuda and (viii) reimbursement for tuition expenses incurred by Mr. Reeth for his children who are attending school in Bermuda, up to $30,000 per year. Mr. Reeth has agreed to certain confidentiality, non-competition and non-solicitation provisions.

The employment agreement also provides for indemnification of Mr. Reeth by us to the maximum extent permitted by applicable law and our charter documents.

Jeff Consolino  We have entered into an employment agreement with Jeff Consolino to serve as our Chief Financial Officer. The employment agreement provides for (i) a specified annual base salary of not less than $500,000 and is subject to annual review and may be increased by the Compensation Committee, (ii) an annual bonus as determined by the Compensation Committee with annual target bonus equal to 150% of his base salary, (iii) reimbursement for expenses for nonbusiness travel to and from Bermuda for Mr. Consolino and his family in an annual amount not to exceed $25,000, (iv) while Mr. Consolino’s place of work is Bermuda, a housing allowance paid on an after-tax basis of $18,000 per month, and an automobile allowance of $900 per month, (v) reimbursement for tuition expenses incurred by Mr. Consolino for his children who are attending school in Bermuda, (vi) the right to participate in such other employee or fringe benefit programs for senior executives as are in effect from time to time, (vii) a stock option and restricted stock grant and (viii) initiation fees and annual dues for membership in two clubs in Bermuda. Mr. Consolino has agreed to certain confidentiality and non-solicitation provisions.

The employment agreement also provides for indemnification of Mr. Consolino by us to the maximum extent permitted by applicable law and our charter documents.

Stuart W. Mercer  We have entered into an employment agreement with Stuart Mercer to serve as our Chief Risk Officer. The employment agreement provides for (i) a specified annual base salary of not less than $500,000 and is subject to annual review and may be increased by the Compensation Committee, (ii) an annual bonus as determined by the Compensation Committee with annual target bonus equal to 150% of his base salary, (iii) reimbursement for reasonable expenses for nonbusiness travel to and from Bermuda for Mr. Mercer and his family, (iv) while Mr. Mercer’s place of work is Bermuda, a housing allowance paid on an after-tax basis of $18,000 per month, and an automobile allowance of $900 per month, (v) the right to participate in such other employee or fringe benefit programs for senior executives as are in effect from time to time, (vi) a stock option and restricted stock grant and (vii) initiation fees and annual dues for membership in two clubs in Bermuda. Mr. Mercer has agreed to certain confidentiality, non-competition and non-solicitation provisions.

The employment agreement also provides for indemnification of Mr. Mercer by us to the maximum extent permitted by applicable law and our charter documents.

Conan M. Ward  We have entered into an employment agreement with Conan Ward to serve as our Executive Vice President & Chief Underwriting Officer. The employment agreement provides for (i) a specified annual base salary of not less than $500,000 and is subject to annual review and may be increased by the Compensation Committee, (ii) an annual bonus as determined by the Compensation Committee with annual target bonus equal to 150% of his base salary, (iii) a sign-up bonus, (iv) reimbursement on an after tax basis for expenses for nonbusiness travel to and from Bermuda for Mr. Ward and his family in an annual amount not to exceed $25,000, (v) while Mr. Ward’s place of work is Bermuda, a housing allowance of $18,000 per month and an automobile allowance of $900 per month, both of which will be paid on an after tax basis, (vi) reimbursement on an after tax basis for tuition expenses incurred by Mr. Ward for his children who are attending school in an aggregate amount not to exceed $30,000 annually, (vii) the right to participate in such other employee or fringe benefit programs for senior executives as are in effect from time to time, (viii) a stock option and restricted stock grant and (ix) initiation fees and annual dues for membership in two clubs in Bermuda. Mr. Ward has agreed to certain confidentiality, non-competition and non-solicitation provisions.

The employment agreement also provides for indemnification of Mr. Ward by us to the maximum extent permitted by applicable law and our charter documents.

Outstanding Equity Awards at Fiscal Year End 2006

	Option awards						Stock awards
Equity
incentive plan
										Equity	awards:
										incentive	market or
										plan	payout
										awards:	value of
				Equity					Market	number	unearned
				incentive					value of	of unearned	shares,
				plan			Number		shares or	shares,	units or
	Number of	Number of		awards:			of shares		units of	units or	other
	securities	securities		number			or units		stock	other	rights
	underlying	underlying		of securities			of stock		held that	rights	that
	unexercised	unexercised		underlying	Option	Option	that		have not	that have	have
	options (#)	options (#)		unearned	exercise	expiration	have not		vested	not	not
Name	exercisable	unexercisable		options (#)	price ($)	date	vested (#)		($)(5)	vested (#)	vested ($)

Edward J. Noonan	147,968	591,873	(1)	0	$17.50	December 12, 2015	211,383	(3)		0	0
George P. Reeth	73,984	295,936	(1)	0	17.50	December 12, 2015	105,691	(3)		0	0
Jeff Consolino	0	246,614	(2)	0	17.50	January 1, 2016	70,461	(4)		0	0
Stuart W. Mercer	49,323	197,291	(1)	0	17.50	December 12, 2015	70,461	(3)		0	0
Conan M. Ward	49,323	197,291	(1)	0	17.50	December 12, 2015	70,461	(3)		0	0

(1)	These options vest ratably over five years beginning December 12, 2006.

(2)	These options vest ratably over five years beginning January 1, 2007.

(3)	These restricted shares will vest on December 12, 2008.

(4)	These restricted shares will vest on January 1, 2009.

(5)	Valuation reflects the mid-point of the pricing range of this offering.

Options Exercised and Stock Vested at Fiscal Year End 2006

There were no options exercised or stock vested in the fiscal year ended December 31, 2006.

Pension Benefits

The Company does not maintain a defined benefit pension or retirement plan.

Nonqualified Supplemental Deferred Compensation Table for the Fiscal Year Ended December 31, 2006

	Executive	Registrant		Aggregate
	contributions in	contributions in	Aggregate earnings	withdrawals/	Aggregate
	last FY	last FY	in last FY	distributions	balance at last FYE
Name	($)	($)(1)	($)(2)	($)	($)

Edward J. Noonan	$—	—	$—	$—	—
George P. Reeth	—	—	—	—	—
Jeff Consolino	—	$19,452	—	—	$19,452
Stuart W. Mercer	—	28,000	—	—	28,000
Conan M. Ward	—	28,000	—	—	28,000

(1)	These amounts are also reported as compensation in the Summary Compensation Table under the “All Other Compensation” column.

The Nonqualified Supplemental Deferred Compensation Plan permits U.S. management and highly compensated employees selected by the Company to defer all or a portion of their salary and/or bonuses. The Company may, at its discretion, make additional contributions to the participant’s deferral account, which will vest at the rate of 50% after one year of service and 100% after two years of service (subject to full vesting at age 65, death or disability). The deferred amounts are invested in one or more of the available investment funds as selected by the participant. The participant may at any time change his or her selection of investment funds or make transfers from an investment fund to any of the other available investment funds. Vested deferred amounts, as adjusted for earnings and losses, are paid in a lump sum following retirement, death or other termination of employment. In-service withdrawals are not permitted.

Potential Payments Upon Termination or Change in Control

The following summaries set forth potential payments payable to our senior executives upon termination of their employment or a change in control of the Company under their current employment agreements and our Long-Term Incentive Plan.

Employment Agreements

The employment agreement of each senior executive entitles him to benefits if the Company terminates his employment under a variety of circumstances, as described below.

Edward J. Noonan  Mr. Noonan’s term of employment will continue until the Date of Termination, which is the first to occur of the following: (a) the 12 month anniversary of the Company providing notice of termination without cause to Mr. Noonan; (b) immediately upon the Company providing notice of termination for cause to Mr. Noonan; (c) the 12 month anniversary of Mr. Noonan’s providing notice of termination to the Company, whether with or without good reason; (d) the fifth day following the Company providing notice of termination to Mr. Noonan as a result of his permanent disability; or (e) the date of Mr. Noonan’s death.

The employment agreement provides that if it is terminated as a result of Mr. Noonan’s resignation or leaving of his employment, other than for good reason, he shall continue to: (a) receive base salary and benefits through the Date of Termination; (b) receive any unpaid bonus with respect to the year prior to the year in which the notice of termination is provided, payable at the times such bonuses are payable to other employees of the Company; and (c) receive reimbursement for all reimbursable expenses incurred by him prior to the Date of Termination. No shares of restricted stock or stock options granted to Mr. Noonan will vest on or following the date he provides notice of termination without good reason.

The employment agreement further provides that in the event of termination of Mr. Noonan’s employment by Mr. Noonan for good reason, by the Company with or without cause, as a result of Mr. Noonan’s permanent disability or upon his death, Mr. Noonan (or his estate, in the case of death) shall continue to: (a) receive base salary and benefits through the Date of Termination; (b) receive any unpaid bonus with respect to the year prior to the year in which the notice of termination is provided, payable at the times such bonuses are payable to other employees of the Company; (c) vest in any shares of restricted stock of the Company and any Company stock options granted to Mr. Noonan through the Date of Termination; (d) receive reimbursement for all reimbursable expenses incurred by Mr. Noonan prior to the Date of Termination; (e) in the event the employment period is terminated other than by the Company with cause, receive a bonus for the year notice of termination is given, prorated for the number of full or partial months during which Mr. Noonan provided services to the Company, payable at the time such bonus is payable to other employees of the Company; and (f) in the event the employment period is terminated either by Mr. Noonan for good reason or by the Company without cause and the Company does not elect that Mr. Noonan perform no duties under the agreement after notice of termination, receive an amount equal to a full year bonus (calculated at the target level) for the year prior to the year of termination, payable on the Date of Termination.

George P. Reeth  Mr. Reeth’s term of employment will continue until the Date of Termination, which is the first to occur of the following: (a) the 12 month anniversary of the Company providing notice of termination without cause to Mr. Reeth; (b) immediately upon the Company providing notice of termination for cause to Mr. Reeth; (c) the 12 month anniversary of Mr. Reeth’s providing notice of termination to the Company, whether with or without good reason; (d) the fifth day following the Company providing notice of termination to Mr. Reeth as a result of his permanent disability; or (e) the date of Mr. Reeth’s death.

The employment agreement provides that if it is terminated as a result of Mr. Reeth’s resignation or leaving of his employment, other than for good reason, he shall continue to: (a) receive base salary and benefits through the Date of Termination; and (b) receive reimbursement for all reimbursable expenses incurred by him prior to the Date of Termination. No shares of restricted stock or stock options granted to Mr. Reeth will vest on or following the date he provides notice of termination without good reason.

The employment agreement further provides that in the event of termination of Mr. Reeth’s employment by Mr. Reeth for good reason, by the Company with or without cause, as a result of Mr. Reeth’s permanent disability or upon his death, Mr. Reeth (or his estate, in the case of death) shall continue to: (a) receive base salary and benefits (i) in the case of termination by Mr. Reeth for good reason or by the Company with or without cause, through the Date of Termination, (ii) in the case of termination due to Mr. Reeth’s permanent disability or death, through the six month anniversary of the Date of Termination; (b) vest in any shares of restricted stock of the Company and any Company stock options granted to Mr. Reeth through the Date of Termination; and (c) receive reimbursement for all reimbursable expenses incurred by Mr. Reeth prior to the Date of Termination.

Jeff Consolino  Mr. Consolino’s term of employment will continue until the Date of Termination, which is the first to occur of the following: (a) the 12 month anniversary of the Company providing notice of termination without cause to Mr. Consolino; (b) immediately upon the Company providing notice of termination for cause to Mr. Consolino; (c) the 12 month anniversary of Mr. Consolino’s providing notice of termination to the Company, whether with or without good reason; (d) the fifth day following the Company providing notice of termination to Mr. Consolino as a result of his permanent disability; or (e) the date of Mr. Consolino’s death.

The employment agreement provides that if it is terminated as a result of Mr. Consolino’s resignation or leaving of his employment, other than for good reason, he shall continue to: (a) receive base salary and benefits through the Date of Termination; and (b) receive reimbursement for all reimbursable expenses incurred by him prior to the Date of Termination. No shares of restricted stock or stock options granted to Mr. Consolino will vest on or following the date he provides notice of termination without good reason.

The employment agreement further provides that in the event of termination of Mr. Consolino’s employment by Mr. Consolino for good reason, by the Company with or without cause, as a result of Mr. Consolino’s permanent disability or upon his death, Mr. Consolino (or his estate, in the case of death) shall continue to: (a) receive base salary and benefits (i) in the case of termination by Mr. Consolino for good reason or by the Company with or without cause, through the Date of Termination, (ii) in the case of termination due to Mr. Consolino’s permanent disability or death, through the six month anniversary of the Date of Termination; (b) vest in any shares of restricted stock of the Company and any Company stock options granted to Mr. Consolino through the Date of Termination; (c) receive reimbursement for all reimbursable expenses incurred by Mr. Consolino prior to the Date of Termination; (d) in the event the employment period is terminated other than by the Company with cause, receive a bonus for the year notice of termination is given, prorated for the number of full or partial months during which Mr. Consolino provided services to the Company, payable at the time such bonus is payable to other employees of the Company; and (e) in the event the employment period is terminated after more than two years from the start date other than by the Company for cause, receive reimbursement for all reasonable expenses incurred by him in relocating his and his family’s household items from Bermuda to the United States.

Stuart W. Mercer  Mr. Mercer’s term of employment will continue until the Date of Termination, which is the first to occur of the following: (a) the 12 month anniversary of the Company providing notice of termination without cause to Mr. Mercer; (b) immediately upon the Company providing notice of termination for cause to Mr. Mercer; (c) the 12 month anniversary of Mr. Mercer’s providing notice of termination to the Company, whether with or without good reason; (d) the fifth day following the Company providing notice of termination to Mr. Mercer as a result of his permanent disability; or (e) the date of Mr. Mercer’s death.

The employment agreement provides that if it is terminated as a result of Mr. Mercer’s resignation or leaving of his employment, other than for good reason, he shall continue to: (a) receive base salary and benefits through the Date of Termination; and (b) receive reimbursement for all reimbursable expenses incurred by him prior to the Date of Termination. No shares of restricted stock or stock options granted to Mr. Mercer will vest on or following the date he provides notice of termination without good reason.

The employment agreement further provides that in the event of termination of Mr. Mercer’s employment by Mr. Mercer for good reason, by the Company with or without cause, as a result of Mr. Mercer’s permanent disability or upon his death, Mr. Mercer (or his estate, in the case of death) shall continue to: (a) receive base salary and benefits (i) in the case of termination by Mr. Mercer for good reason or by the Company with or without cause, through the Date of Termination, (ii) in the case of termination due to

Mr. Mercer’s permanent disability or death, through the six month anniversary of the Date of Termination; (b) vest in any shares of restricted stock of the Company and any Company stock options granted to Mr. Mercer through the Date of Termination; and (c) receive reimbursement for all reimbursable expenses incurred by Mr. Mercer prior to the Date of Termination.

Conan M. Ward  Mr. Ward’s term of employment will continue until the Date of Termination, which is the first to occur of the following: (a) the 12 month anniversary of the Company providing notice of termination without cause to Mr. Ward; (b) immediately upon the Company providing notice of termination for cause to Mr. Ward; (c) the 12 month anniversary of Mr. Ward’s providing notice of termination to the Company, whether with or without good reason; (d) the fifth day following the Company providing notice of termination to Mr. Ward as a result of his permanent disability; or (e) the date of Mr. Ward’s death.

The employment agreement provides that if it is terminated as a result of Mr. Ward’s resignation or leaving of his employment, other than for good reason, he shall continue to: (a) receive base salary and benefits through the Date of Termination; and (b) receive reimbursement for all reimbursable expenses incurred by him prior to the Date of Termination. No shares of restricted stock or stock options granted to Mr. Ward will vest on or following the date he provides notice of termination without good reason.

The employment agreement further provides that in the event of termination of Mr. Ward’s employment by Mr. Ward for good reason, by the Company with or without cause, as a result of Mr. Ward’s permanent disability or upon his death, Mr. Ward (or his estate, in the case of death) shall continue to: (a) receive base salary and benefits (i) in the case of termination by Mr. Ward for good reason or by the Company with or without cause, through the Date of Termination, (ii) in the case of termination due to Mr. Ward’s permanent disability or death, through the six month anniversary of the Date of Termination; (b) vest in any shares of restricted stock of the Company and any Company stock options granted to Mr. Ward through the Date of Termination; and (c) receive reimbursement for all reimbursable expenses incurred by Mr. Ward prior to the Date of Termination.

For each of these employment agreements “Cause” means (a) theft or embezzlement by the executive with respect to the Company or its Subsidiaries; (b) malfeasance or gross negligence in the performance of the executive’s duties; (c) the commission by the executive of any felony or any crime involving moral turpitude; (d) willful or prolonged absence from work by the executive (other than by reason of disability due to physical or mental illness or at the direction of the Company or its Subsidiaries) or failure, neglect or refusal by the executive to perform his duties and responsibilities without the same being corrected within ten (10) days after being given written notice thereof; (e) for Mr. Noonan and Mr. Consolino, failure by the executive to substantially perform his duties and responsibilities hereunder without the same being corrected within thirty (30) days after being given written notice thereof, as deter-mined by the Company in good faith, and for Messrs. Reeth, Mercer and Ward, failure by the executive to adequately perform his duties and responsibilities hereunder without the same being corrected within thirty (30) days after being given written notice thereof, as deter-mined by the Company in good faith; (f) continued and habitual use of alcohol by the executive to an extent which materially impairs the executive’s performance of his duties without the same being corrected within ten (10) days after being given written notice thereof; (g) the executive’s use of illegal drugs without the same being corrected within ten (10) days after being given writ-ten notice thereof; (h) the executive’s failure to use his best efforts to obtain, maintain or renew the required work permit in a timely manner, without the same being corrected within ten (10) days after being given written notice thereof; or (i) the material breach by the executive of any of the covenants contained in the employment agreement without, in the case of any breach capable of being corrected, the same being corrected within ten (10) days after being given written notice thereof.

Additionally, for each of these employment agreements “Good Reason” means, without the executive’s written consent, (a) a material breach of the employment agreement by the Company without the same being corrected within ten (10) days after being given written notice thereof; (b) a material reduction, in the aggregate, in the executive’s base salary and his benefits; (c) a material and adverse change by the Company in the executive’s duties and responsibilities, including removal of the executive by the Company from his position, other than due to the executive’s failure to adequately perform such duties and responsibilities as determined by the Board in good faith, without the same being corrected within ten (10) days after being given written notice thereof; provided, however, that, notwithstanding any provision of this Agreement to the contrary, the executive must give written notice of his intention to terminate his employment for good reason within sixty (60) days after the act or omission which constitutes good reason, and any failure to give such written notice within such period will result in a waiver by the executive of his right to terminate for good reason as a result of such act or omission. For Mr. Noonan, Good Reason also means, without the executive’s written consent, if requested in writing by the Executive at any time after the date that is eighteen (18) months after the closing of the Company’s first securities offering, the failure by the Company and the Executive to agree, within sixty (60) days after receipt by the Company of such written request, to the terms and conditions of the Executive serving solely as the Nonexecutive Chairman of the Company. For Mr. Consolino, Good Reason also means, without the executive’s consent (x) a change such that the Executive no longer reports directly to the Company’s Chief Executive Officer; or (y) Edward J. Noonan resigns for Good Reason (as defined in his employment agreement with the Company) or is terminated by the Company other than for Cause (as defined in his employment agreement with the Company).

Assuming each executive’s employment terminated under each of the circumstances described above on December 31, 2006, the payments and benefits due would have an estimated value of:

	Base salary and	Vesting in stock			Additional
	benefits	and options	Bonus	Expenses	compensation
Event and Executive	($)	($)	($)	($)	($)

Edward J. Noonan
Resignation other than for good reason	—	—	—	—	—
Termination by the executive for good reason, by the Company with or without cause, as a result of permanent disability or upon his death	1,045,000		1,425,000	304,800	—
George P. Reeth
Resignation other than for good reason	—	—	—	—	—
Termination by the executive for good reason, by the Company with or without cause, as a result of permanent disability or upon his death	990,000		900,000	294,460	—
Jeff Consolino
Resignation other than for good reason	—	—	—	—	—
Termination by the executive for good reason, by the Company with or without cause, as a result of permanent disability or upon his death	825,000		750,000	263,470	—
Stuart W. Mercer
Resignation other than for good reason	—	—	—	—	—
Termination by the executive for good reason, by the Company with or without cause, as a result of permanent disability or upon his death	825,000		750,000	251,800	—
Conan M. Ward
Resignation other than for good reason	—	—	—	—	—
Termination by the executive for good reason, by the Company with or without cause, as a result of permanent disability or upon his death	825,000		750,000	281,800	—

Each employment agreement includes an agreement by the executive to certain confidentiality, non-competition and non-solicitation provisions.

Restricted Share and Option Agreements

Each of our senior executives is party to a Restricted Share Agreement and a Stock Option Agreement, pursuant to which the executive’s Restricted Shares and Options will become vested in full in the case that their employment is terminated by the Company not for cause or by the executive for good reason within two years following a change in control. Please see the definition of change in control above under “Narrative Description of Summary Compensation and Grants of Plan-Based Awards — 2005 Long Term Incentive Plan.”

Assuming that at December 31, 2006 each executive’s employment terminated and there has been a change in control, the payments and benefits due would be:

	Value of vested
	accelerated	Options	Value of options
Executive	restricted shares	exercisable	exercisable

Edward J. Noonan	$	591,873	$
George P. Reeth		295,936
Jeff Consolino		246,614
Stuart W. Mercer		197,291
Conan M. Ward		197,291

Equity Compensation Plan Information

The following table displays certain information regarding our equity compensation plan at December 31, 2006:

Number of securities
remaining available
for future issuance
	Number of securities to		Weighted-average	under equity
	be issued upon exercise of		exercise price of	compensation plans
	outstanding options and		outstanding options and	(excluding securities in
	restricted stock		restricted stock	column (a))

2005 Amended and Restated Long Term Incentive Plan	3,523,050	(1)	$17.50	—(2)
Total

(1)	Number to equal (A) the sum, without duplication, of (i) what has been issued prior to January 11, 2007 under the existing plan and (ii) remainder of the 5.0% of fully diluted Common Shares not yet issued prior to January 11, 2007 and (iii) a number equal to 10.0% of fully diluted Common Shares (after giving effect to warrants, restricted shares and stock options issued and authorized, including shared reserved under the Plan) after the consummation of the IPO less (B) what has been issued prior to January 11, 2007 under the plan.

PRINCIPAL AND SELLING SHAREHOLDERS

The table below sets forth information as of December 31, 2006 regarding the beneficial ownership of our common shares by:

•	each person known by us to beneficially own more than 5% of our outstanding common shares,

•	each of our directors,

•	each of our named executive officers, and

•	all of our directors and executive officers as a group.

The information provided in the table below with respect to each principal shareholder has been obtained from that shareholder. For a description of related party transactions into which we have entered, as well as other material relationships we have with our principal shareholders, see “Certain Relationships and Related Party Transactions.”

									Assuming full exercise of
	Pre-offering						Post-offering		underwriters’ over-allotment
				Unvested
				restricted				Fully-diluted		Fully-diluted
			Total	shares and	Fully-diluted		Total	total		total
		Shares subject	beneficial	shares subject to	total beneficial	Shares	beneficial	beneficial	Total beneficial	beneficial
	Common	to exercise of	ownership	exercise of	ownership	offered	ownership	ownership	ownership	ownership
Beneficial owner(1)(17)	shares	warrants	(%)(2)	unvested options	%(3)	hereby	(%)(2)	%(3)	(%)(2)	%(3)

Investment funds affiliated with The Goldman Sachs Group, Inc.(4),(5)	14,057,137	1,557,188	26.01%	—	22.16%

Aquiline Financial Services Fund L.P. and its management company and affiliated companies(6)	6,857,142	2,923,920	15.93%	—	13.88%

Funds affiliated with or managed by Vestar Capital Partners(7)	8,571,427	944,177	16.01%	—	13.50%

Funds affiliated with or managed by New Mountain Capital, LLC(8)	6,857,141	760,979	12.86%	—	10.81%

Entities affiliated with Merrill Lynch or managed by Merrill Lynch affiliates(4),(9)	5,714,285	1,035,777	11.34%	—	9.58%

Caisse de Depot et Placement de Quebec(10)	5,714,285	704,610	10.85%	—	9.11%

Edward J. Noonan(11)	171,428	28,185	0.34%	951,223	1.63%

George P. Reeth(11)	57,142	7,046	0.11%	475,611	0.77%

Jeff Consolino(11)	—	—	0.00%	317,075	0.45%

Stuart W. Mercer(11)	—	—	0.00%	317,075	0.45%

Conan M. Ward(11)	42,857	—	0.07%	317,075	0.51%

Matthew J. Grayson(12),(13)	—	3,883	15.93%	—	13.89%

Jeffrey W. Greenberg(12),(13)	—	9,707	15.94%	—	13.90%

John J. Hendrickson(12)	—	70,461	0.12%	—	0.10%

Stuart A. Katz(4),(5),(12)	—		26.01%	—	22.16%

Sander M. Levy(12),(14)	—		16.01%	—	13.50%

Jean-Marie Nessi(12)	—	—	0.00%	—	0.00%

Mandakini Puri(12),(15)	—		11.34%	—	9.58%

Alok Singh(12),(16)	—		12.86%	—	10.81%

Christopher E. Watson(12),(13)	—	5,825	15.94%	—	13.89%

Directors and Executive Officers as a group(17)	271,429	125,107	0.68%	2,378,059	3.94%

(1)	All holdings in this beneficial ownership table have been rounded to the nearest whole share.

(2)	The percentage of beneficial ownership for all holders has been rounded to the nearest 1/10th of a percentage. Total beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes common shares issuable within 60 days of December 31, 2006 upon the exercise of all options and warrants and other rights beneficially owned by the indicated person on that date. Under our bye-laws, if, and for so long as, the common shares of a shareholder, including any votes conferred by “controlled shares,” would otherwise represent more than 9.09% of the aggregate voting power of all common shares entitled to vote on a matter, including an election of directors, the votes conferred by such shares will be reduced by whatever amount is necessary such that, after giving effect to any such reduction (and any other reductions in voting power required by our bye-laws), the votes conferred by such shares represent 9.09% of the aggregate voting power of all common shares entitled to vote on such matter.

(3)	The percentage of beneficial ownership for all holders has been rounded to the nearest 1/10th of a percentage. Fully-diluted total beneficial ownership is based upon all common shares and all common shares subject to exercise of options and warrants outstanding at December 31, 2006. Under our bye-laws, if, and for so long as, the common shares of a shareholder, including any votes conferred by “controlled shares,” would otherwise represent more than 9.09% of the aggregate voting power of all common shares entitled to vote on a matter, including an election of directors, the votes conferred by such shares will be reduced by whatever amount is necessary such that, after giving effect to any such reduction (and any other reductions in voting power required by our bye-laws), the votes conferred by such shares represent 9.09% of the aggregate voting power of all common shares entitled to vote on such matter.

(4)	All of the common shares beneficially owned by funds affiliated with or managed by The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. and entities affiliated with Merrill Lynch or managed by Merrill Lynch affiliates are non-voting.

(5)	Funds affiliated with or managed by Goldman, Sachs & Co. are GSCP V AIV, L.P. (4,798,022.9 shares and 619,634.3 warrants), GS Capital Partners V Employees Fund, L.P. (1,550,787.4 shares and 200,320.6 warrants), GS Capital Partners V Offshore, L.P. (3,279,530.3 shares and 423,541.1 warrants), GS Capital Partners V GmbH & Co. KG (251,708.6 shares and 32,553. 1 warrants), GSCP V Institutional AIV, LTD. (2,177,093.7 shares and 281,139.4 warrants), GS Private Equity Partners 1999, L.P. (1,039,607.8 shares), GS Private Equity 1999 Offshore, L.P. (166,143.7 shares), GS Private Equity Partners 1999 — Direct Investments Funds, L.P. (29,720.7 shares), GS Private Equity Partners 2000, L.P. (439,293.7 shares), GS Private Equity Partners 2000 Offshore Holdings, L.P. (154,627 shares) and GS Private Equity Partners 2000 — Direct Investment Fund, L.P. (170,607 shares). The Goldman Sachs Group, Inc., and certain affiliates, including Goldman, Sachs & Co. (whom we refer to in this prospectus as Goldman Sachs), which is an underwriter for this offering and a broker-dealer, and the Goldman Sachs Funds may be deemed to directly or indirectly beneficially own in the aggregate 14,057,137 of our common shares and 1,557,188 warrants which are owned directly or indirectly by the Goldman Sachs Funds. Affiliates of The Goldman Sachs Group, Inc. and Goldman Sachs are the general partner, managing general partner or managing limited partner of the Goldman Sachs Funds. Goldman Sachs is the investment manager for certain of the Goldman Sachs Funds. Goldman Sachs is a direct and indirect, wholly owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and the Goldman Sachs Funds share voting power and investment power with certain of their respective affiliates. Stuart A. Katz is a managing director of Goldman Sachs. Mr. Katz, The Goldman Sachs Group, Inc. and Goldman, Sachs each disclaims beneficial ownership of the common shares owned directly or indirectly by the Goldman Sachs Funds, except to the extent of their pecuniary interest therein, if any. The address for the Goldman Sachs Funds and their affiliates is 85 Broad Street, 10th Floor, New York, New York 10004.

(6)	Matthew J. Grayson and Christopher E. Watson are senior principals at Aquiline Capital Partners and Jeffrey W. Greenberg is the managing principal of Aquiline Capital Partners.

(7)	Funds affiliated with or managed by Vestar Capital Partners are Vestar AIV Employees Validus Ltd. (90,419.4 shares and 9,934.9 warrants), Vestar AIV Holdings B L.P. (71,538.9 shares and 7,891.4 warrants), and Vestar AIV Holdings A L.P. (8,409,470.9 shares and 926,350.9 warrants). Sander M. Levy is a managing director of Vestar Capital Partners.

(8)	Funds affiliated with or managed by New Mountain are New Mountain Partners II (Cayman), L.P. (6,262,368.7 shares and 694,886.3 warrants), Allegheny New Mountain Partners (Cayman), L.P. (484,642.6 shares and 53,832 warrants) and New Mountain Affiliated Investors II (Cayman), L.P.

(110,131.5 shares and 12,260 warrants). Alok Singh is a managing director of New Mountain Capital, LLC.

(9)	Entities affiliated with Merrill Lynch or managed by Merrill Lynch affiliates are ML Global Private Equity Fund, L.P. (4,285,714.3 shares and 354,066.3 warrants), Merrill Lynch Ventures L.P. 2001 (1,428,571.4 shares and 118,022.3 warrants) and GMI Investments, Inc. (563,688 warrants).

The general partner of ML Global Private Equity Fund, L.P. is MLGPE LTD., a Cayman Islands exempted company whose sole shareholder is ML Global Private Equity Partners, L.P, a Cayman Islands exempted limited partnership (“ML Partners”). The investment committee of ML Partners, which is composed of Merrill Lynch GP, Inc., a Delaware corporation, as the general partner of ML Partners, and certain investment professionals who are actively performing services for ML Global Private Equity Fund, L.P., retains decision-making power over the disposition and voting of shares of portfolio investments of ML Global Private Equity Fund, L.P. The consent of Merrill Lynch GP, Inc., as ML Partners’ general partner, is required for any such vote. Merrill Lynch GP, Inc. is a wholly-owned subsidiary of Merrill Lynch Group, Inc., a Delaware corporation, which in turn is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. MLGPE LTD., as general partner of ML Global Private Equity Fund, L.P.; ML Partners, the special limited partner of ML Global Private Equity Fund, L.P.; Merrill Lynch GP, Inc., by virtue of its right to consent to the voting of shares of portfolio investments of ML Global Private Equity Fund, L.P.; the individuals who are members of the investment committee of ML Partners; and each of Merrill Lynch Group, Inc. and Merrill Lynch & Co., Inc., because they control Merrill Lynch GP, Inc., may therefore be deemed to beneficially own the shares that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own. Each such entity or individual expressly disclaims beneficial ownership of these shares.

The general partner of Merrill Lynch Ventures L.P. 2001 is Merrill Lynch Ventures, L.L.C. (“ML Ventures”), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc. Decisions regarding the voting or disposition of shares of portfolio investments of Merrill Lynch Ventures L.P. 2001 are made by the management and investment committee of the board of directors of ML Ventures, which is composed of three individuals. Each of ML Ventures, because it is the general partner of Merrill Lynch Ventures L.P. 2001; Merrill Lynch Group, Inc. and Merrill Lynch & Co., Inc., because they control ML Ventures; and the three members of the ML Ventures investment committee, by virtue of their shared decision making power, may be deemed to beneficially own the shares held by Merrill Lynch Ventures L.P. 2001. Such entities and individuals expressly disclaim beneficial ownership of the shares that Merrill Lynch Ventures L.P. 2001 holds of record or may be deemed to beneficially own.

Merrill Lynch Ventures L.P. 2001 disclaims beneficial ownership of the shares that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own. ML Global Private Equity Fund, L.P. disclaims beneficial ownership of the shares that Merrill Lynch Ventures, L.P. 2001 holds of record or may be deemed to beneficially own. The address for the Merrill Lynch Funds and their affiliates is 4 World Financial Center, 23rd Floor, New York, NY 10080. Mandakini Puri is a managing director of Merrill Lynch Global Private Equity.

(10)	The natural persons who have investment or voting power for the shares owned by Caisse de Depot et Placement du Quebec are determined pursuant to a delegation of authority to specified individuals adopted by its board of directors.

(11)	Unvested restricted shares held by our named executive officers and included in common shares accumulate dividends and may be voted. Unvested restricted shares held by our named executive officers are Mr. Noonan (211,382.9 shares), Mr. Reeth (105,691.4 shares), Mr. Consolino (70,461.1 shares), Mr. Mercer (70,461.1 shares) and Mr. Ward (70,461.1 shares).

(12)	See “Management — Directors” for biographies of the directors, including their relationships with certain beneficial owners of common shares listed in this table.

(13)	Includes shares, options and warrants beneficially owned by Aquiline Financial Services Fund L.P. and its management company and affiliated companies. Mr. Grayson, Mr. Greenberg and Mr. Watson each disclaim existence of a group and beneficial ownership of the shares, options and warrants owned by Aquiline Financial Services Fund L.P. and its management company and affiliated companies.

(14)	Includes shares, options and warrants beneficially owned by entities affiliated with or managed by Vestar Capital Partners. Mr. Levy disclaims existence of a group and disclaims beneficial ownership of the shares, options and warrants owned by entities affiliated with or managed by Vestar Capital Partners.

(15)	Includes shares, options and warrants beneficially owned by entities affiliated with Merrill Lynch or managed by Merrill Lynch affiliates. Ms. Puri disclaims existence of a group and disclaims beneficial ownership of the shares, options and warrants owned by Merrill Lynch or managed by Merrill Lynch affiliates.

(16)	Includes shares, options and warrants beneficially owned by entities affiliated with or managed by New Mountain Capital LLC. Mr. Singh disclaims existence of a group and disclaims beneficial ownership of the shares, options and warrants owned by entities affiliated with or managed by New Mountain Capital Group, LLC.

(17)	Excludes shares as to which beneficial ownership is disclaimed.

(18)	The addresses of each beneficial owner are as follows: Funds affiliated with or managed by Goldman Sachs & Company, c/o Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004; Aquiline Financial Services Fund L.P., c/o Aquiline Capital Partners LLC, 535 Madison Avenue, New York, NY 10022; Funds affiliated with or managed by Vestar, c/o Vestar Capital Partners, 245 Park Avenue, 41st Floor, New York, NY 10167; Funds affiliated with or managed by New Mountain Capital, LLC, c/o New Mountain Capital, LLC, 787 Seventh Avenue, 49th Floor, New York, NY 10019; Funds Affiliated with or managed by Merrill Lynch Global Private Equity, c/o Merrill Lynch Global Private Equity, 4 World Financial Center, 23rd Floor, New York, NY 10080; Caisse de Depot et Placement de Quebec, Centre CDP Capital, 1000, place Jean-Paul-Riopolle, Montreal, Quebec, Canada H2Z 2B3; The addresses of each other beneficial owner listed are c/o Validus Holdings Ltd., 19 Par-La-Ville Road, Hamilton HM11 Bermuda.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Shareholders Agreement and Related Provisions

Certain of our shareholders who have acquired our common shares prior to the date hereof (“Existing Shareholders”) and we have entered into a shareholders’ agreement dated as of December 12, 2005 that governs certain relationships among, and contains certain rights and obligations of, such Existing Shareholders.

In connection with any future public offerings of common shares by us, the shareholders agreement grants those Existing Shareholders certain rights to participate in registered offerings by us of our common shares, or “piggyback” registration rights. Those rights vary for Existing Shareholders based on their investment amounts and continued shareholdings as follows:

•	Sponsors. Our shareholders agreement defines Aquiline, Goldman Sachs Capital Partners, Vestar Capital Partners, New Mountain Capital and Merrill Lynch Global Private Equity as “Sponsors.” So long as a Sponsor continues to beneficially hold at least 1/3 of its original shares of common shares, a Sponsor is deemed to be a “Qualified Sponsor.” The shareholders agreement permits Qualified Sponsors to make up to four demand registrations.

•	Major Investors. Our shareholders agreement defines a Major Investor as a Qualified Sponsor and any other party who (a) either acquired $100 million of our common shares at our formation or (b) beneficially owns at least 10% of our company on a fully-diluted basis at our formation or prior to our initial public offering. As of the date hereof, the Qualified Sponsors named above and Caisse de Depot et Placement de Quebec are “Major Investors” and would be entitled to two demand registrations.

These demand and piggyback registration rights are subject to limitations as to the maximum number of shares that may be registered if the managing underwriter in such an offering advises that the number of shares of common shares offered should be limited due to market conditions or otherwise. We are required to pay all expenses incurred in connection with demand and piggyback registrations, excluding, in the case of demand registrations, underwriting discounts and commissions. See “Underwriting” for a description of certain lock-up arrangements entered into in connection with the Offering.

Additionally, the shareholders agreement provides that Existing Shareholders as well as affiliates, directors, officers, employees and agents of Existing Shareholders are permitted to engage in activities or businesses that are competitive with us. This section of the shareholders agreement also specifically releases Existing Shareholders from any obligation to refer business opportunities to the Company and establishes that no Existing Shareholder has any fiduciary duty to the Company.

In addition to the above provisions of the shareholders agreement, our bye-laws provide for customary tag-along rights if any Existing Shareholder transfers 5% or more of the outstanding Company securities prior to the first anniversary of our initial public offering (excluding certain permitted transfers). These tag-along rights require the selling Existing Shareholder to give each other Existing Shareholder notice of the terms and conditions of the proposed transfer, and provide that each Existing Shareholder then has the right to participate in the transfer. Persons who acquire shares in this offering will not be bound by these tag-along provisions.

Founder Agreement

We entered into a founder agreement with Aquiline Capital Partners LLC dated as of December 7, 2005 whereby we agreed to pay to Aquiline $12.3 million in return for services rendered in connection with our formation and initial capitalization, including without limitation development of the Company’s business plan, recruitment of management and establishment of the Company’s Bermuda operations. The full $12.3 million has been paid. In addition, we issued warrants to Aquiline. For a description of the warrants, see “Description of Share Capital — Warrants.”

Advisory Agreement

Pursuant to an advisory agreement dated as of December 7, 2005, we agreed to pay Aquiline an annual fee of $1.0 million, payable in advance, for advisory and consulting services in relation to the affairs of the Company and its subsidiaries. These services include insurance market consulting and strategic and capital planning. We paid $1.0 million annual fees to Aquiline in each of 2006 and 2007; the remaining $3.0 million payable to Aquiline under the advisory agreement for 2008, 2009 and 2010 will be paid upon completion of this offering. The agreement terminates on December 7, 2010 or immediately upon the completion of this offering with all remaining fees becoming due.

Relationships with Our Founder, Sponsoring Investors and Underwriters

We and Aquiline engaged Merrill Lynch to provide services in connection with our initial capitalization. In connection with this agreement, Merrill Lynch received $8.1 million in fees during 2005. Merrill Lynch entities, which own 5,714,285 Common Shares, received warrants.

Validus Re entered into agreements on December 8, 2005 with BlackRock an affiliate of Merrill Lynch, under which BlackRock provides investment management services of part of its investment portfolio, as well as certain reporting and related services in connection therewith. Accounting and investment management fees earned by BlackRock for the year ended December 31, 2006 were $1,164,000.

Validus Re entered into an agreement on December 8, 2005, with GSAM under which GSAM was appointed as an investment manager of part of our investment portfolio. Goldman Sachs entities received certain warrants in connection with its original investment in the Company. Investment management fees earned by GSAM for the year ended December 31, 2006 were $675,000.

Entities affiliated with Merrill Lynch were the initial purchasers of $40.0 million of the $150.0 million Junior Subordinated Deferrable Debentures.

In November 2006 we entered into a property quota share reinsurance transaction with a subsidiary of Allied World Assurance Holdings Ltd. pursuant to which we took an approximate 10% share of the reinsurance assumed under that contract. We recorded $30 million of gross premiums written in the fourth quarter of 2006 related to this contract. The contract terms were negotiated on an arm’s-length basis. Funds affiliated with Goldman Sachs are stockholders of Allied World Assurance Holdings Ltd.

SFRi LLC, of which John Hendrickson, one of our Directors, is a Managing Director, received warrants at the time of the founding of the Company. For a description of the warrants, see “Description of Share Capital — Warrants.”

For a discussion of the relationships between certain of our directors and the entities described above, see the director biographies in “Management — Directors.”

Audit Committee Review

We have established written procedures for the review of transactions between us and any company affiliated with funds managed by any of our sponsors or any other company in which our officers or directors have a material interest. We refer to a company in which one of our sponsors has a material interest as a “portfolio company.” Any such transaction must be reviewed and approved by our management or the management of the operating subsidiary entering into the transaction, and the terms of such transaction should be arm’s-length or on terms that are otherwise fair to the Company. Any such transaction will also require prior approval of the Audit Committee, except reinsurance assumed transactions with a portfolio company that senior management have determined are ordinary course. Furthermore, the effect, if any, of such a transaction on the independence of any director will be considered.

DESCRIPTION OF SHARE CAPITAL

The following summary of our share capital is qualified in its entirety by applicable provisions of Bermuda law and our Memorandum of Association and Bye-laws, copies of which will be filed as exhibits to the registration statement of which this prospectus is a part. In this section, the “Company,” “we,” “us” and “our” refer to Validus Holdings, Ltd. and not to any of its subsidiaries.

General

We have an authorized share capital of approximately 571,428,571 shares ($0.175 par value per share), which can consist of common shares and/or preference shares, as determined by our board. We effected a 1.75 for one reverse stock split of our Common Shares prior to the completion of this offering.

Common Shares will have no preemptive rights or other rights to subscribe for additional Common Shares, and no rights of redemption, conversion or exchange. Under certain circumstances, we have the right to purchase all or a portion of the Common Shares held by a shareholder. See “— Acquisition of Securities by the Company.”

In addition, our Bye-laws allow our Board to authorize the issuance of preference shares in one or more series, and may fix the rights and preferences of those shares, including as to dividends, conversion into common shares, voting, return of capital or otherwise.

Voting Rights and Adjustments

Under our Bye-laws, the company has the right to issue non-voting common shares, which are identical in all respects to voting common shares except that they are non-voting. The only non-voting common shares of the Company are held by Goldman Sachs and affiliates of Merrill Lynch.

In general, and except as provided below, shareholders have one vote for each common share held by them and are entitled to vote at all meetings of shareholders. However, if, and for so long as, the common shares of a shareholder, including any votes conferred by “controlled shares” (as defined below), would otherwise represent more than 9.09% of the aggregate voting power of all common shares entitled to vote on a matter, including an election of directors, the votes conferred by such shares will be reduced by whatever amount is necessary such that, after giving effect to any such reduction (and any other reductions in voting power required by our Bye-laws), the votes conferred by such shares represent 9.09% of the aggregate voting power of all common shares entitled to vote on such matter. “Controlled shares” include, among other things, all shares that a person is deemed to own directly, indirectly or constructively (within the meaning of Section 958 of the Code, or Section 13(d)(3) of the Exchange Act).

Restrictions on Transfer of Common Shares

Each transfer must comply with current BMA permission or have specific permission from the BMA. Our Board of Directors may decline to register a transfer of any common shares if they have reason to believe that any adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders or indirect holders of shares or its Affiliates may occur as a result of such transfer (other than such as our Board of Directors considers de minimis). Transfers must be by instrument unless otherwise permitted by the Companies Act.

The restrictions on transfer and voting restrictions described above may have the effect of delaying, deferring or preventing a change in control of our Company.

Issuance of Shares

Subject to our Bye-laws and Bermuda law, our Board of Directors has the power to issue any of our unissued shares as it determines, including the issuance of any shares or class of shares with preferred, deferred or other special rights.

Bye-laws

In addition to the provisions of the Bye-laws described above under “— Voting Rights and Adjustments,” the following provisions are a summary of some of the other important provisions of our Bye-laws.

Our Board of Directors

Our Bye-laws provide that our Board of Directors shall consist of not less than nine and not more than twelve directors (as determined by resolution of the Board). Upon completion of this offering, our Board of Directors will be divided into three classes. See “Management — Board of Directors.” Each director elected after this offering generally will serve a three year term, with termination staggered according to class. Termination prior to the expiry of a director’s term will only be for cause. The Board of Directors may from time to time appoint any person to be a director to fill a vacancy.

Under our Bye-laws, subject to certain exceptions, the affirmative vote of a majority of the votes cast at any meeting at which a quorum is present generally is required to authorize a resolution put to vote at a meeting of the Board of Directors. Corporate action may also be taken by a unanimous written resolution of the Board of Directors without a meeting. A quorum at a meeting of the Board of Directors shall be at least a majority of directors then in office present in person or represented by a duly authorized representative.

Furthermore, our Bye-laws provide that with respect to any direct or indirect wholly-owned subsidiary of the Company that is not a U.S. corporation or that is not treated as a pass-through or disregarded entity for U.S. federal income tax purposes (together, the “Designated Companies”), unless otherwise designated by the Board, the board of directors of each such Designated Company shall, from and after the time such entity becomes a wholly-owned subsidiary, be elected and removed by our shareholders by resolution in general meeting or by written resolution.

Shareholder Action

At any general meeting, two or more persons present in person and representing, in person or by proxy, more than 50% of the issued and outstanding shares entitled to vote at the meeting throughout the meeting shall constitute a quorum for the transaction of business. In general, anything that may be done by resolution of our shareholders in a general meeting may be taken, without a meeting, by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on such resolution. Under our Bye-laws, subject to certain exceptions, including the liquidation, dissolution or winding-up of our company, which, in certain circumstances, require the affirmative vote of at least two-thirds of the votes cast in accordance with our Bye-laws, any questions proposed for the consideration of the shareholders at any general meeting generally shall be decided by the affirmative votes of a majority of the votes cast in accordance with our Bye-laws.

Our Bye-laws contain advance notice requirements for shareholder proposals and nominations for directors, including when proposals and nominations must be received and the information to be included.

Indemnity and Exculpation

Pursuant to our Bye-laws, we indemnify our officers, directors and employees to the fullest extent permitted by Bermuda law. Such indemnity will extend, without limitation, to any matter in which an officer, director or employee of ours may be guilty of negligence, default, breach of duty or breach of trust in relation to us or any of our subsidiaries, but will not extend to any matter in which such officer, director or employee is found, by a court of competent jurisdiction in a final judgment or decree not subject to appeal, guilty of any fraud or dishonesty in relation to us.

Our Bye-laws also provide that none of our officers, directors or employees will be personally liable to us or our shareholders for any action or failure to act to the full extent that they are indemnified under our Bye-laws.

Amendment

Our Bye-laws may be amended only by a resolution adopted by the Board of Directors and by resolution of the shareholders approved by the affirmative vote of the holders of a majority of the total combined voting power of all issued and outstanding shares of our Company.

Warrants

We issued warrants to purchase our common shares to certain of our founders and related persons, as well as certain of our employees. The terms of the warrants provide that they are exercisable at any time prior to December 12, 2015, at an exercise price of $17.50 per share (the “Warrants”). The exercise price and number of common shares issuable upon exercise of each Warrant is subject to adjustment in respect of certain customary events.

The following table shows the number of Warrants to purchase common shares outstanding as of December 31, 2006, assuming consummation of this offering:

	Warrants to acquire	Percentage of fully
Holder	common shares	diluted shares	Exercise price	Expiration

Aquiline Financial Services Fund L.P. and its management company and affiliated companies	2,923,920.0	4.15%	$17.50	December 12, 2015
Investment funds affiliated with The Goldman Sachs Group, Inc.	1,557,188.0	2.21%	17.50	December 12, 2015
Entities affiliated with Merrill Lynch or managed by Merrill Lynch affiliates	1,035,776.8	1.47%	17.50	December 12, 2015
Funds affiliated with or managed by Vestar Capital Partners	944,177.1	1.34%	17.50	December 12, 2015
Funds affiliated with or managed by New Mountain Capital, LLC	760,978.9	1.08%	17.50	December 12, 2015
Caisse de Depot et Placement de Quebec	704,610.3	1.00%	17.50	December 12, 2015
SFRi Consultants LLC(1)	70,461.1	0.10%	17.50	December 12, 2015
Edward J. Noonan	28,184.6	0.04%	17.50	December 12, 2015
George P. Reeth	7,045.7	0.01%	17.50	December 12, 2015
Matthew J. Grayson	3,882.9	0.01%	17.50	December 12, 2015
Jeffrey W. Greenberg	9,707.4	0.01%	17.50	December 12, 2015
Christopher E. Watson	5,824.6	0.01%	17.50	December 12, 2015
Others	403,561.6	0.57%	17.50	December 12, 2015

Total	8,455,319.0	12.00%

(1)	Our director, John J. Hendrickson, is the Managing Director of SFRi Consultants LLC.

Anti-Takeover Provisions and Insurance Regulations Concerning Change of Control

Some of the provisions of our Bye-laws, as well as certain insurance regulations concerning change of control, could delay or prevent a change of control of our company that a shareholder might consider favorable. See “Risk Factors — Risks Related to This Offering and Ownership of Our Common Shares.”

Differences in Corporate Law

You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight these differences set forth below is a summary of certain significant provisions of the Companies Act applicable to us (including modifications adopted pursuant to our Bye-laws) that differ in certain respects from provisions of the corporate law of the State of Delaware. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders.

Duties of Directors

Under Bermuda common law, members of a board of directors owe a fiduciary duty to a company to act in good faith in their dealings with or on behalf of such company and to exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

•	a duty to act in good faith in the best interests of such company;

•	a duty not to make a personal profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith, with a view to the best interests of such company; and

•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of such company.

The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, such court may relieve him, either wholly or partly, from any liability on such terms as such court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of a company against such officers. Our Bye-laws, however, provide that each of our present and future shareholders waive all claims or rights of action that such shareholder might have, individually or in the right of our Company, against any of our directors, officers or employees for any act or failure to act in the performance of the duties of such director, officer or employee, provided that this waiver does not extend to any matter in which such director, officer or employee is found, by a court of competent jurisdiction in a final judgment or decree not subject to appeal, guilty of any fraud or dishonesty in relation to us.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberate manner, and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner that the director reasonably believes to be in the best interests of the shareholders.

Under the “business judgment rule,” courts generally do not second guess the business judgment of directors and officers. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the presumption afforded to directors by the business judgment rule. If the presumption is not rebutted, the business judgment rule attaches to protect the directors from liability for their decisions. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the fairness of the relevant transaction. However, when the board of directors takes defensive action in response to a threat to corporate control and approves a transaction resulting in a sale of control of the corporation, Delaware courts subject directors’ conduct to enhanced scrutiny.

Interested Directors

Under Bermuda law and our Bye-laws, a transaction entered into by us, in which a director has an interest, will not be voidable by us, and such director will not be liable to us for any profit realized pursuant to such transaction, provided the nature of the interest is duly disclosed to our Audit Committee. In addition, our Bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which the director has an interest following a declaration of the interest to our Board of Directors, provided that the director is not disqualified from doing so by the chairman of the meeting. Under Delaware law, such a transaction would not be voidable if (i) the material facts with respect to such interested director’s relationship or interests are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Dividends

Bermuda law does not permit the declaration or payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that a company is, and after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of such company’s assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example, to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, our ability to declare and pay dividends and other distributions is subject to Bermuda insurance laws and regulatory constraints. See “Dividend Policy” and “Business — Regulation.”

Under Delaware law, subject to any restrictions contained in a company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Amalgamations, Mergers and Similar Arrangements

We may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda when conducting such business would benefit us and would be conducive to attaining our objectives contained within our Memorandum of Association. Pursuant to our Bye-laws, we may, with the approval of our board and, except in the case of certain amalgamations with and between wholly-owned Bermudian subsidiaries, the affirmative vote of at least 75% of the votes cast (whether or not, in respect of any given class of shares, such class ordinarily carries the right to vote) at a general meeting at which a quorum of not less than two persons at least holding or representing by proxy more than one third of the issued shares of the Company is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder’s shares if such shareholder is not satisfied that fair market value has been paid for such shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive payment in the amount of the fair market value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Takeovers

Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice, objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Certain Transactions with Significant Shareholders

As a Bermuda company, we may enter into certain business transactions with our significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our Board of Directors but without obtaining prior approval from our shareholders. If we were a Delaware corporation, we would need, subject to certain exceptions, prior approval from shareholders holding at least two-thirds of our outstanding common shares not owned by such interested shareholder to enter into a business combination (which, for this purpose, includes asset sales of greater than 10% of our assets that would otherwise be considered transactions in the ordinary course of business) with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we had opted out of the relevant Delaware statute, as provided for in that statute.

Shareholders’ Suits

The rights of shareholders under Bermuda law and our Bye-laws are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our Memorandum of Association or Bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with such action. Our Bye-laws provide that all present and future shareholders waive all claims or rights of action that they might have, individually or in the right of our company, against any of our directors, officers or employees for any action or failure to act in the performance of the duties of such director, officer or employee, except that such waiver does not extend to any matter in which such director, officer or employee is found, by a court of competent jurisdiction in a final judgment or decree not subject to appeal, guilty of any fraud or dishonesty in relation to us. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Indemnification of Directors and Officers

Under Bermuda law we may and under our Bye-laws we will indemnify our officers, directors and employees against any liabilities and expenses incurred by such person by reason of such person acting in such capacity or any other capacity for, or on behalf of, us; provided that such indemnification does not extend to any matter in which such director, officer or employee is found, by a court of competent jurisdiction in a final judgment or decree not subject to appeal, guilty of any fraud or dishonesty in relation to us. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful. Under our Bye-laws, each of our present and future shareholders agrees to waive any claim or right of action that such shareholder might have, individually or in the right of our company, against any of our directors, officers or employees for any action or failure to act in the performance of the duties of such director, officer or employee, except that such waiver does not extend to any matter as to which such director, officer or employee admits that he is guilty, or is found, by a court of competent jurisdiction in a final judgment or decree not subject to appeal, to be guilty of any fraud or dishonesty in relation to us. Such an admission or finding is not a prerequisite to a shareholder commencing or pursuing a claim.

Inspection of Corporate Records

Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our Memorandum of Association (including its objects and powers) and any alteration to our Memorandum of Association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our Bye-laws, minutes of general meetings and audited annual financial statements, which must be presented to the annual general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but, after our shares are listed on the NYSE and giving the required notice to the Bermuda Registrar of Companies, we may establish a branch register outside of Bermuda. We are required to keep at our registered office a register of our directors and officers (containing that information required under Bermuda law), which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

Shareholder Proposals

Under Bermuda law, the Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders. Our Bye-laws also include advance-notice provisions regarding shareholder proposals and nominations. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

Calling of Special Shareholders’ Meetings

Under our Bye-laws, a special general meeting may be called by our President, our Chairman or a majority of the directors in office. Under Bermuda law, a special meeting may also be called by the shareholders when requisitioned by the holders of at least 10% of the paid-up voting share capital of a company as provided by the Companies Act. Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.

Approval of Corporate Matters by Written Consent

Under Bermuda law, the Companies Act provides that shareholders may take action by written consent, with consent from 100% of shareholders required. Delaware law permits shareholders to take action by the consent in writing by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders at which all shares entitled to vote thereon were present and voted.

Amendment of Memorandum of Association

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters a company’s business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or of any class of shares have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering a company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the outstanding shares entitled to vote thereon is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or otherwise adversely affect the rights or preference of any class of a company’s stock, Delaware law provides that the holders of the outstanding shares of such affected class should be entitled to vote as a class upon the proposed amendment, regardless of whether such holders are entitled to vote by the certificate of incorporation. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in a company’s certificate of incorporation or any amendment that created such class or was adopted prior to the issuance of such class or that was authorized by the affirmative vote of the holders of a majority of such class of stock.

Amendment of Bye-laws

Consistent with the Companies Act, our Bye-laws provide that the Bye-laws may be rescinded, altered or amended only upon approval by a resolution of our Board of Directors and by a resolution of our shareholders approved by the affirmative vote of the holders of a majority of the total combined voting power of all issued and outstanding shares of our company.

Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

Listing

Our common shares have been approved for listing on the New York Stock Exchange under the symbol “VR,” subject to official notice of issuance.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares will be The Bank of New York.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Junior Subordinated Deferrable Debentures

On June 15, 2006, we issued $150.0 million aggregate principal amount of our junior subordinated deferrable interest debentures due 2036, which we refer to as the Junior Subordinated Deferrable Debentures, in a private placement. The Junior Subordinated Deferrable Debentures mature on June 15, 2036, are redeemable at our option at par beginning June 15, 2011 and require us to make quarterly interest payments to the holders of the Junior Subordinated Deferrable Debentures. Interest is payable at 9.069% per annum through and excluding June 15, 2011, and thereafter at a floating rate of 3-months LIBOR plus 355 basis points, reset quarterly. We may elect to defer interest payments on the Junior Subordinated Deferrable Debentures at any time and from time to time for a period of up to 20 consecutive quarterly interest payments, at the end of which interest accrued during the deferral period would be due and payable.

The indenture governing the Junior Subordinated Deferrable Debentures restricts us from declaring or paying dividends or distributions on, or redeeming or repurchasing, any of our shares, including the Common Shares offered hereby, subject to customary exceptions:

•	at any time that an Event of Default (defined to include payment and covenant defaults on the Junior Subordinated Deferrable Debentures and the occurrence of certain bankruptcy events affecting us) has occurred and is continuing, or

•	at any time that any of our material insurance subsidiaries receives a financial strength rating from A.M. Best of “B” (fair) or below (or if A.M. Best withdraws its rating of any of our material insurance subsidiaries), or

•	during any period in which we have elected to defer interest payments on the Junior Subordinated Deferrable Debentures.

Credit Facilities

On March 12, 2007, we entered into a new $200 million three-year unsecured facility, which provides for letter of credit availability for Validus Re and our other subsidiaries and revolving credit availability for Validus (the full $200 million of which is available for letters of credit and/or revolving loans), and a new $500 million five-year secured letter of credit facility, which provides for letter of credit availability for Validus Re and our other subsidiaries. The new credit facilities were provided by a syndicate of commercial banks arranged by J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. The new credit facilities replace our 364-day $100.0 million senior unsecured revolving credit facility and our three-year $200.0 million senior secured letter of credit facility, which have each been terminated. As of March 31, 2007, we have $83.0 million in outstanding letters of credit under our five-year secured letter of credit facility and no amounts outstanding under our three-year unsecured facility.

The credit facilities contain affirmative covenants that include, among other things, (i) the requirement that we initially maintain a minimum level of consolidated net worth of at least $872 million, and commencing with the end of the fiscal quarter ending March 31, 2007 to be increased quarterly by an amount equal to 50% of our consolidated net income (if positive) for such quarter plus 50% of any net proceeds received from any issuance of common shares during such quarter, (ii) the requirement that we maintain at all times a consolidated total debt to consolidated total capitalization ratio not greater than 0.35:1.00, and (iii) the requirement that Validus Re and any other material insurance subsidiaries maintain a financial strength rating by A.M. Best of not less than “B++” (Fair). At December 31, 2006 and for the period then ended, we were in compliance with the covenants under our then existing credit facilities and the covenants under our new credit facilities (had the same been in place at such date).

The credit facilities also contain restrictions on our ability to pay dividends and other payments in respect of equity interests at any time that we are otherwise in default under the credit facilities, make investments, incur debt at our subsidiaries, sell assets and merge or consolidate with others.

We pay interest on revolving loans outstanding under the three-year unsecured facility at an annual rate equal to, at our option, either (a) an adjusted LIBOR rate plus an applicable margin percentage determined with reference to our consolidated leverage ratio or (b) the applicable base rate. We pay letter of credit fees under the three-year unsecured facility in respect of each letter of credit issued thereunder for the account of Validus Re or our other subsidiaries computed at a rate per annum determined by reference to our consolidated leverage ratio. The applicable margin percentage for adjusted LIBOR rate revolving loans and the letter of credit fees for letters of credit issued under our three-year unsecured facility ranges from 0.50% per annum if our consolidated leverage ratio is less than 0.20x to 0.75% per annum if our consolidated leverage ratio is equal to or greater than 0.25x.

We pay letter of credit fees under our five-year secured letter of credit facility in respect of each letter of credit issued thereunder for the account of Validus Re us or our other subsidiaries at a rate per annum of 0.25% of the principal amount thereof.

Letter of credit availability under our five-year secured letter of credit facility is subject to a borrowing base limitation comprised of (a) the market value of cash and eligible securities owned by us or our subsidiaries and placed in a customary account control agreement in favor of the lenders and agents under the five-year secured letter of credit facility multiplied by (b) an agreed upon advance rate applicable for each category of cash and eligible securities. Our obligations under our five-year secured letter of credit facility are secured by a first-priority lien on the cash and eligible securities comprising the borrowing base in favor of the lenders and the issuing bank under the five-year secured letter of credit facility.

The Company believes that our new facilities will provide adequate financial flexibility for all foreseeable short-term borrowing needs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Resources.”

SHARES ELIGIBLE FOR FUTURE SALE

After completion of this offering we will have           common shares outstanding (           common shares if the underwriters exercise their over-allotment option in full), of which our current shareholders will continue to hold           shares. In addition, 2,740,150 common shares have been reserved for issuance pursuant to our 2005 Long Term Incentive Plan (“LTIP”). 8,455,319 shares have been reserved for issuance pursuant to warrants granted to our principal shareholders. All the           common shares registered in this offering (           common shares if the underwriters exercise the over-allotment option in full) will be freely transferable without restriction or further registration under the Securities Act unless such shares are purchased by “affiliates.” Under the Securities Act, an “affiliate” is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with an issuer.

Sale of Restricted Shares

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least two years, including an “affiliate” of the issuer, is entitled to sell, within any three-month period, that number of shares that does not exceed the greater of one percent of the then-outstanding shares of the same class (all common shares in the case of our company) or the average weekly trading volume of the then-outstanding shares of that class during the four calendar weeks preceding the date on which notice of each related sale is filed with the SEC. Sales pursuant to Rule 144 are subject to certain requirements as to manner of sale, notice and availability of current information about the issuer for at least 90 days prior to any sale of that type. Under Rule 144(k), a person who is not deemed to be (and during the three months preceding the sale was not) an “affiliate” of the issuer, and whose shares were not acquired by it or any prior holder from the issuer or any “affiliate” thereof during the two years preceding the proposed sale, is entitled to sell those shares under Rule 144 without regard to the resale volume and other limitations described above. As defined in Rule 144, an “affiliate” of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, is controlled by or is under the common control with that issuer.

Lock-Up Agreements

We, certain of our officers and directors and the selling shareholders have agreed with the underwriters not to dispose of or hedge any of the common shares or securities convertible into or exchangeable for common shares during the period from the date of this prospectus continuing through the date that is     days after the date of this prospectus, except with the prior written consent of          . See “Shares Eligible for Future Sale” for a discussion of specified transfer restrictions.

The     -day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the initial     -day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the initial     -day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the initial     -day period, then in each case the initial     -day restricted period will be automatically extended until the expiration of the 18-day period beginning on the date of earnings release or the announcement of the material news or material event, as applicable, unless          each waives, in writing, such extension.

Registration Rights

Our principal shareholders will hold certain registration rights relating to the remaining shares. See the discussion of registration rights that we granted certain original shareholders in “Certain Relationships and Related Party Transactions — Shareholders Agreements and Related Provisions.”

We expect to provide for Securities Act registration of shares currently held or acquired by employees pursuant to options provided by us (including the          option shares specified above), so that the shares may be sold into the public market from time to time.

Listing

Prior to the date of this prospectus, there has been no public market for the common shares. Trading of the common shares is expected to commence on the NYSE following the completion of this offering. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of common shares, or the perception that those sales could occur, could adversely affect prevailing market prices of the common shares.

CERTAIN TAX CONSIDERATIONS

This section summarizes the material Bermuda and U.S. federal income tax consequences of the ownership and disposition of the common shares acquired in this offering by U.S. Persons (as defined below). The following summary of the taxation of Validus and its subsidiaries, and the taxation of Validus’s shareholders, is based upon current law and does not purport to be a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase common shares. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.

The following legal discussion (including and subject to the matters and qualifications set forth in such discussion) of the material tax considerations under (i) “Bermuda Taxation — Taxation of Validus and Subsidiaries” and “— Taxation of Shareholders” is based upon the advice of Conyers Dill & Pearman, special Bermuda legal counsel and (ii) “U.S. Taxation — Taxation of Validus and its Subsidiaries” and “— Taxation of Shareholders” is based upon the advice of Cahill Gordon & Reindel llp (“Cahill”). Each of these advisers has reviewed its portion of this discussion (as set forth above) and hereby confirms that such portion of the discussion, subject to the conditions and limitations contained therein, constitutes in each case the opinion of such adviser on the material income tax considerations under the law of the relevant jurisdiction relating to Validus and its subsidiaries and the ownership of Validus’s common shares by investors that are U.S. Persons who acquire such shares in this offering. The advice of such advisers does not include any factual or accounting matters, transfer pricing determinations, or other determinations or conclusions such as insurance accounting determinations or computations of related person insurance income (which is referred to herein as “RPII”) or any amounts or components thereof (for example, amounts or computations of income or expense items or reserves entering into RPII computations) or facts relating to the business, income, reserves or activities of Validus and its subsidiaries. The advice of these advisers relies upon and is premised on the accuracy of factual statements and representations made by Validus concerning the business, properties, ownership, organization, source of income and manner of operation of Validus and its subsidiaries. Statements contained herein about the beliefs, expectations and conditions of Validus and its subsidiaries regarding factual matters represent the view of management and have not been independently reviewed or verified by counsel.

The discussion is based upon current law. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could materially adversely affect the tax consequences to us and to holders of common shares.

The tax treatment of a holder of common shares, or of a person treated as a holder of common shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder’s particular tax situation. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING COMMON SHARES.

Bermuda Taxation

Taxation of Validus and Its Subsidiaries

Under current Bermuda law, there is no Bermuda income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax payable by us. Validus has obtained from the Minister of Finance under The Exempted Undertaking Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to Validus or to any of its operations or shares, debentures or other obligations, until March 28, 2016. This assurance is subject to the proviso that it is not to be construed to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda, or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any land leased to Validus. Validus and Validus Re pay annual Bermuda government fees. In addition, Validus Re pays annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

Taxation of Shareholders

Currently, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by the holders of the common shares of Validus in respect of their shares.

U.S. Taxation

Set forth below is the opinion of Cahill regarding the material U.S. federal income tax consequences of the ownership and disposition of the common shares purchased in this offering by U.S. holders who hold the common shares as capital assets. The following opinion is based upon the provisions of the Code, U.S. Treasury regulations, administrative rulings and pronouncements, judicial decisions, and treaties, all as currently in effect. Such authorities may be repealed, revoked or modified, possibly on a retroactive basis, in a manner that could result in U.S. federal income tax consequences that are materially adversely different from those described in the opinion. The following opinion is based on the accuracy of (i) each of the factual matters set forth in this prospectus and (ii) factual representations contained in a certificate of Validus delivered to Cahill in connection with this opinion, which facts have not been independently reviewed or verified by Cahill. Any inaccuracy in any of these factual matters or any change after this offering in any of these factual matters or in the conduct, practices, activities or operating guidelines of Validus or its subsidiaries may affect the legal conclusions reached in the opinion. Cahill has no obligation to update the opinion to reflect future changes in law or any inaccuracies or changes in any of the foregoing factual matters that may later come to its attention.

As discussed in the opinion, the U.S. federal income tax consequences of the ownership and disposition of common shares purchased in this offering will depend to a significant extent on the actual income and assets of Validus and its subsidiaries, the manner in which Validus manages and conducts its business and the business of its subsidiaries, and the composition of Valdius’s direct and indirect shareholders, both now and in the future. Those U.S. federal income tax consequences will also depend on other factual or accounting matters, transfer pricing determinations and other determinations or computations, such as insurance accounting determinations or computations of RPII or any amounts or components thereof, such as amounts of income or expense items or reserves entering into RPII computations. Valdius’s projections, computations and estimates of the foregoing represent the views of management and have not been independently reviewed or verified by counsel.

Statements contained in the opinion about the beliefs, expectations and conditions of Validus and its subsidiaries regarding factual or accounting matters represent the view of Valdius’s management and have not been independently reviewed or verified by counsel.

This opinion is not a guarantee and represents only the judgment of Cahill regarding the specific legal matters addressed. The opinion is not binding on the Internal Revenue Service (the “IRS”) or any court, and there is no assurance that the IRS or a court would not reach a contrary conclusion.

This opinion has been prepared solely for purposes of the offering of the company’s common shares pursuant to the Registration Statement of which this prospectus forms a part. It may not be used or relied upon for any other purpose.

Subject to the foregoing, the legal discussion in the remainder of this section is the opinion of Cahill.

Taxation of Validus and Its Subsidiaries

In general, a non-U.S. corporation is subject to U.S. federal income tax on its taxable income that is effectively connected with the conduct of a trade or business in the U.S. and to the U.S. branch profits tax based upon its after-tax effectively connected earnings and profits, with certain adjustments. We currently intend to structure our activities to minimize the risk that we would be considered engaged in a U.S. trade or business. No definitive standards, however, are provided by the Code, Treasury regulations or court decisions regarding activities that constitute the conduct of a U.S. trade or business. Because that determination is essentially factual, neither we nor Cahill can assure you that the IRS will not contend that we are engaged in a

U.S. trade or business. If we were found to be so engaged, we would be subject to U.S. federal income tax at regular corporate rates, except that a non-U.S. corporation is generally entitled to deductions and credits only if it timely files a U.S. federal income tax return. We intend to file such a “protective” return. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. domestic corporation. In addition, we would be subject to the branch profits tax. The highest marginal U.S. federal income tax rates currently are 35% for a corporation’s effectively connected income and 30% for the branch profits tax.

Bermuda Treaty.  If Validus Re is entitled to the benefits of the income tax treaty between Bermuda and the U.S. (the “Bermuda Treaty”), it would not be subject to U.S. income tax on any income protected by the Bermuda Treaty unless that income is attributable to a permanent establishment in the U.S.

•	Limitation of benefits. An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty only if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the U.S. or Bermuda, or U.S. citizens; and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither resident of the U.S. or Bermuda nor U.S. citizens. The 50% test is generally based on ultimate beneficial ownership of individuals, i.e., by looking through any shareholders that are entities, such as Validus. We believe that Validus Re is eligible for the benefits of the Bermuda Treaty. Because of the factual and legal uncertainties regarding the residency and citizenship of the direct and indirect shareholders of Validus, however, we cannot assure you that Validus Re is, or will continue to be, entitled to the benefits of the Bermuda Treaty.

•	Premium and investment income. The Bermuda Treaty clearly applies to premium income, but may be construed as not protecting investment income. Several practitioners and commentators have asserted that, as a policy matter, the Bermuda Treaty should be construed to protect investment income to the same extent as premium income. Because there are no cases or rulings interpreting this treaty language, the answer is unclear and Cahill is unable to render an opinion on this issue. If Validus Re were considered to be engaged in a U.S. trade or business and were entitled to the benefits of the Bermuda Treaty in general, but the Bermuda Treaty were found not to protect investment income, a portion of Validus Re’s investment income could be subject to U.S. federal income tax.

Net investment income.  Non-U.S. insurance companies carrying on an insurance business within the U.S. have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends in part on the amount of U.S. risk insured or reinsured by such companies. If Validus Re were considered to be engaged in the conduct of an insurance business in the U.S. and were not entitled to the benefits of the Bermuda Treaty in general or with respect to investment income, a portion of its investment income could be subject to U.S. federal income tax.

Withholding tax.  Non-U.S. corporations not engaged in a trade or business in the U.S. are nonetheless subject to U.S. income tax imposed by withholding on certain “fixed or determinable annual or periodical gains, profits and income” from sources within the U.S. Such income generally includes dividends from a U.S. corporation and certain interest on investments. The tax is generally imposed at a 30% rate unless reduced by an applicable income tax treaty. The Bermuda Treaty provides no relief from this tax.

Excise tax.  The U.S. imposes an excise tax on insurance and reinsurance premiums paid to non-U.S. insurers or reinsurers with respect to risks located in the U.S. The applicable tax rates are 4% for insurance premiums and 1% for reinsurance premiums. The Bermuda Treaty does not provide any relief from the excise tax. The person who pays the premium to the non-U.S. insurer or reinsurer is generally responsible for the excise tax. If, however, the tax is not paid by the purchaser of the insurance or reinsurance, the non-U.S. insurer is generally liable for the tax. In addition, the IRS has taken the position that an additional excise tax may be imposed when a non-U.S. insurer or reinsurer cedes U.S. risks to a non-U.S. insurer that is not eligible for the excise tax exemption under an applicable treaty.

Legislative proposals.  Congress has periodically considered legislation intended to eliminate certain tax advantages perceived to be enjoyed by Bermuda insurance companies because of the favorable tax environment in Bermuda. Congress has also considered legislation intended to eliminate certain perceived tax benefits of U.S. insurance companies that have Bermuda affiliates, including benefits resulting principally from reinsurance between or among U.S. insurance companies and their Bermuda affiliates. To that end, Section 845 of the Code was amended in 2004 to permit the IRS to reallocate, recharacterize or adjust items of income, deduction or certain other items related to a reinsurance agreement between related parties to reflect the proper “source, character or amount” for each item (in contrast to prior law, which covered only “source and character”). In addition, one legislative proposal would impose additional limits on the deductibility of interest by foreign-owned U.S. corporations. Another legislative proposal would treat a non-U.S. corporation as a U.S. corporation for U.S. federal income tax purposes if it were considered to be primarily managed and controlled in the U.S.

Taxation of Shareholders

Unless otherwise stated, this opinion addresses only holders that are U.S. Persons (as defined below) who purchase their common shares in this offering and who hold their common shares as capital assets within the meaning of Section 1221 of the Code.

The following opinion is a discussion of only the material U.S. federal income tax matters as described herein and does not purport to address all the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder’s specific circumstances. For example, if a partnership holds common shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common shares, you are urged to consult your tax adviser. In addition, the following opinion does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers or traders in securities, tax-exempt organizations, expatriates, persons whose functional currency is not the U.S. dollar, persons who are considered with respect to Validus or any of its non-U.S. subsidiaries as “United States shareholders” for purposes of the CFC provisions of the Code (generally, except as provided in the discussion of RPII, a U.S. Person, as defined below, who owns or is deemed to own 10% or more of the total combined voting power of all classes of Validus or the stock of any of Validus’s non-U.S. subsidiaries), or persons who hold the common shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code.

This opinion is based upon the Code, the regulations promulgated thereunder and any relevant administrative rulings and pronouncements, judicial decisions and treaties, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This opinion does not address any U.S. federal tax laws other than income tax laws, such as estate and gift tax laws, or the tax laws of any state or local governments within the U.S.

For purposes of this opinion, the term “U.S. Person” means a person who for U.S. federal income tax purposes is: (i) an individual citizen or resident of the U.S., (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if either (x) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions.  Subject to the discussions below relating to the potential application of the CFC, RPII and PFIC provisions, distributions on the common shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of Validus’s current or accumulated earnings and profits, as computed using

U.S. federal income tax principles. To the extent that distributions on common shares exceed Validus’s earnings and profits, the distributions will be treated as a tax-free return of your tax basis in the common shares to the extent thereof, and then as gain from the sale or exchange of a capital asset. Validus’s earnings and profits generally will not include the earnings and profits of its subsidiaries until such amounts are distributed to Validus.

Unless Validus is a PFIC, dividends paid to an individual in taxable years beginning before January 1, 2011 that constitute qualified dividend income generally will be taxable at a maximum U.S. federal income tax rate of 15%, provided certain holding period requirements are satisfied. Dividends paid on the common shares generally will be qualified dividend income if the common shares are readily tradable on an established securities market in the U.S. and certain other conditions are satisfied. U.S. Treasury Department guidance indicates that the common shares, which will be listed on the NYSE, will be considered readily tradable on an established securities market in the U.S. We cannot assure you, however, that the common shares will be considered readily tradable on an established securities market in any future year. Individuals who do not meet a minimum holding period requirement during which they are not protected from the risk of loss or who elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Dividends paid, if any, in taxable years beginning on or after January 1, 2011 will be taxed at the then-applicable ordinary income rates.

A bill was recently introduced in the House of Representatives which, if enacted in its present form, would preclude dividends paid on the common shares from qualifying as qualified dividend income even if the common shares are readily tradable on an established securities market in the U.S. We cannot assure you as to whether this legislation will be enacted.

Dividends paid by Validus to U.S. corporate shareholders will not be eligible for the dividends received deduction under Section 243 of the Code.

CFC Provisions.  Each 10% U.S. Shareholder (as defined below) of a non-U.S. corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns any shares in the CFC, directly or indirectly through non-U.S. entities, on the last day of the non-U.S. corporation’s taxable year in which it is a CFC, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if that income is not distributed. “Subpart F income” of a non-U.S. insurance corporation typically includes “foreign personal holding company income,” such as interest, dividends and other types of passive income, as well as insurance and reinsurance income, including underwriting and investment income, attributable to the insurance of risks situated outside the CFC’s country of incorporation.

Except as otherwise provided for RPII purposes, a non-U.S. corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through non-U.S. entities, or by attribution through application of the constructive ownership rules of Section 958(b) of the Code (that is, “constructively”)) more than 50% of the total combined voting power of all classes of voting stock of such non-U.S. corporation, or more than 50% of the total value of all the stock of such corporation on any day during the taxable year of such corporation. The constructive ownership rules generally apply to family members, partnerships, estates, trusts and controlled corporations. For purposes of taking into account insurance income, a CFC generally includes any non-U.S. insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders on any day during the taxable year of such corporation. Except as discussed below with respect to RPII, a non-U.S. corporation’s status as a CFC has no adverse U.S. federal income tax consequences for a U.S. holder that is not a 10% U.S. Shareholder.

A “10% U.S. Shareholder” is a U.S. Person or a partnership created or organized under the laws of the U.S. or any political subdivision thereof (a “U.S. Partnership”) who owns (directly, indirectly through

non-U.S. entities or constructively) at least 10% of the total combined voting power of all classes of stock entitled to vote of the non-U.S. corporation.

We believe that because of the provisions in our organizational documents that limit voting power, as described in “Description of Share Capital,” no U.S. Person who owns shares of Validus directly or indirectly through one or more non-U.S. entities should be treated as owning (directly, indirectly through non-U.S. entities, or constructively) 10% or more of the total voting power of all classes of shares of Validus or any of its non-U.S. subsidiaries. However, because of legal and factual uncertainties, it is unclear whether the IRS could successfully challenge the effectiveness of these provisions, and Cahill is unable to render an opinion on this issue.

RPII Provisions.  The following discussion generally is applicable for a taxable year only if the RPII of one or more of Validus’s non-U.S. insurance subsidiaries, determined on a gross basis, is 20% or more of such non-U.S. insurance subsidiary’s gross insurance income for such taxable year (the “20% Threshold”) and U.S. Persons and U.S. Partnerships are deemed to own at least 25% of the stock of the non-U.S. subsidiary by vote or value on any day in the taxable year (the “25% Threshold”). The 25% Threshold generally is based on ultimate beneficial ownership by U.S. Persons and U.S. Partnerships (i.e., by looking through any shareholders that are non-U.S. entities). The following discussion generally would not apply for any fiscal year in which gross RPII falls below the 20% Threshold or the 25% Threshold is not met. Although no assurance can be given because of the inherent factual uncertainties regarding the identity of the shareholders of a public company such as Validus, and the relationship between shareholders and insureds, Validus currently believes that the gross RPII of each of its non-U.S. insurance subsidiaries as a percentage of gross insurance income will be below the 20% Threshold each taxable year for the foreseeable future.

RPII is any “insurance income” attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a “RPII shareholder” or a “related person” with respect to such RPII shareholder. In general, “insurance income” is income, including premium and investment income, attributable to the issuing of any insurance or reinsurance contract that would be taxed under the portions of the Code relating to insurance companies if the income were that of a U.S. insurance company. For purposes of inclusion of the RPII of a non-U.S. insurance subsidiary in the income of RPII shareholders, the term “RPII shareholder” means any U.S. Person or U.S. Partnership who owns, directly or indirectly through non-U.S. entities, any amount of Validus’s common shares. Generally, the term “related person” for this purpose means someone who controls or is controlled by the RPII shareholder, or someone who is controlled by the same person or persons that control the RPII shareholder. Control means ownership of more than 50% in value or more than 50% in voting power of stock, applying certain constructive ownership principles. A corporation’s pension plan is ordinarily not a “related person” with respect to the corporation unless the pension plan owns, directly or indirectly through the application of certain constructive ownership rules, more than 50% by vote or value, of the stock of the corporation.

Inclusions in Income.  If the RPII rules apply to a taxable year, each U.S. Person owning directly or indirectly any of Validus’s non-U.S. insurance subsidiaries on the last day of Validus’s taxable year on which the 25% Threshold is met will be required to include in its gross income for U.S. federal income tax purposes its share of the RPII for the entire taxable year. In general, the amount includible in income is determined as if all such RPII were distributed proportionately only to U.S. persons on that date, but limited by such U.S. shareholder’s share of the subsidiary’s current-year earnings and profits, and possibly reduced by the U.S. shareholder’s share, if any, of prior year deficits in earnings and profits.

Exceptions.  RPII of a non-U.S. corporation is not taken into account if (i) less than 20% of the voting power and less than 20% of the value of the corporation’s stock is owned by persons, including non-U.S. Persons, who are directly or indirectly insured under any policy of insurance or reinsurance issued by such corporation or who are related persons with respect to any such person, (ii) the corporation elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business, or (iii) the corporation elects to be treated as a U.S. corporation.

We currently believe that the gross RPII of each of Validus’s non-U.S. insurance subsidiaries does not, and will not in the foreseeable future, equal or exceed 20% of such subsidiary’s gross insurance income in any taxable year. Consequently, we currently do not expect any U.S. holder owning common shares to be required to include any RPII in gross income for U.S. federal income purposes. We cannot assure you, however, that the foregoing exception will apply. Moreover, as discussed below, only limited guidance regarding the RPII provisions is available, and the related Treasury regulations are in proposed form.

Accordingly, the meaning and application of the RPII provisions are uncertain, and future guidance might have a retroactive effect.

Computation of RPII.  The Company might not be able to determine whether any of the underlying direct or indirect insureds to which any of its non-U.S. insurance subsidiaries provides insurance or reinsurance are shareholders or related persons with respect to such shareholders. Consequently, the Company might not be able to determine accurately the gross amount of RPII earned by its non-U.S. insurance subsidiaries in a given taxable year. For any year in which the gross RPII of any of the non-U.S. insurance subsidiaries of the Company is 20% or more of such non-U.S. insurance subsidiary’s gross insurance income for the year, the Company may also seek information from its shareholders to determine whether beneficial owners of common shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons. To the extent the Company is unable to determine whether a beneficial owner of common shares is a U.S. Person, the Company may assume that such owner is not a U.S. Person, thereby increasing the per common share RPII amount for all known RPII shareholders.

The amount of RPII includible in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses.

Apportionment of RPII to U.S. Holders.  For any taxable year of Validus in which the 20% Threshold and the 25% Threshold are met, every RPII shareholder who owns common shares on the last day of such taxable year on which the 25% Threshold was met will be required to include in gross income its share of such non-U.S. insurance subsidiary’s RPII for the portion of the taxable year during which such non-U.S. insurance subsidiary was a CFC under the RPII provisions, whether or not distributed, even though it may not have owned the shares throughout such period. A RPII shareholder who owns common shares during such taxable year but not on the last day of the taxable year in which the 25% Threshold was met generally is not required to include in gross income any part of such non-U.S. insurance subsidiary’s RPII.

Basis Adjustments.  A RPII shareholder’s tax basis in its common shares will be increased by the amount of any RPII that the shareholder includes in income. The RPII shareholder may exclude from income the amount of any distributions by Validus out of previously taxed RPII income. The RPII shareholder’s tax basis in its common shares will be reduced by the amount of such distributions that are excluded from income.

Uncertainty of Application of RPII Provisions.  The RPII provisions have never been interpreted by the courts or the Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is uncertain whether those regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made to them. It is also uncertain whether any such changes or any interpretation or application of the RPII provisions by the IRS or the courts might have retroactive effect. The RPII provisions include the grant of authority to the Treasury Department to prescribe “such regulations as may be necessary to carry out the purpose of this subsection including ... regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise.” Accordingly, the meaning of the RPII provisions and the application of those provisions to Valdius’s non-U.S. insurance subsidiaries is uncertain. In addition, there can be no assurance that the amount of RPII or the amounts of the RPII inclusions for any particular RPII shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Prospective investors are urged to consult their tax advisers regarding the effects of these uncertainties.

Tax-Exempt Shareholders.  If any non-U.S. insurance subsidiary owned by us is considered a CFC in general, tax-exempt entities that are considered 10% U.S. Shareholders of such non-U.S. insurance subsidiary will be required to treat their proportionate share of all of such subsidiary’s insurance and reinsurance income as unrelated business taxable income that generally is subject to tax, regardless of whether such income is currently distributed. In addition, if any such subsidiary is considered a CFC with respect to RPII, tax-exempt entities that are U.S. persons holding common shares will be required to treat their proportionate share of all such subsidiary’s RPII as unrelated business taxable income. Prospective investors that are tax-exempt entities are urged to consult their tax advisers regarding the potential effect of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII shareholder must also file IRS Form 5471 in the circumstances described below in “— IRS Forms 926 and 5471.”

Dispositions of Common Shares.  Subject to the discussions below relating to the potential application of Code Section 1248 and the PFIC rules, holders of common shares generally should recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of common shares. If the holding period for these common shares exceeds one year, any gain recognized by a non-corporate shareholder will be subject to tax a maximum marginal U.S. federal income tax rate of 15%, which will increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. Any gain will be U.S. source gain and will generally be passive category income for foreign tax credit limitation purposes. The deductibility of capital losses is subject to limitations.

Code Section 1248 provides that if a U.S. Person sells or exchanges stock in a non-U.S. corporation and such person owned, directly, indirectly through certain non-U.S. entities, or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC’s earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). We believe that, because of the provisions in Valdius’s organizational documents that limit voting power and other factors, no U.S. shareholder of Validus should be treated as owning (directly, indirectly through non-U.S. entities or constructively) 10% or more of the total voting power of Validus. Consequently, subject to the discussion of RPII below, Code Section 1248 should not apply to dispositions of common shares. However, because of the lack of legal authority addressing this issue, there can be no assurance that the IRS will not challenge the effectiveness of those provisions and that a court will not sustain such a challenge. A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. If such filing is required, Validus will provide, upon request, a completed IRS Form 5471 or the relevant information necessary to complete the Form.

Code Section 1248 also applies to the sale or exchange of shares in a non-U.S. corporation by a U.S. Person if the non-U.S. corporation would have been treated as a CFC for RPII purposes (regardless of whether the shareholder is a 10% U.S. Shareholder or the 20% Threshold has been met) at any time during the five-year period ending on the date of disposition and the U.S. Person owned any stock at that time. If Section 1248 applies in that case, gain on the disposition of common shares may be recharacterized as a dividend to the extent of the U.S. Person’s share of the corporation’s undistributed earnings and profits that were accumulated during the period that the U.S. Person owned the shares (possibly whether or not those earnings and profits are attributable to RPII).

Existing proposed regulations do not address whether Code Section 1248 would apply if a non-U.S. corporation is not a CFC but has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. This application of Code Section 1248 under the RPII rules should not apply to a disposition of common shares because Validus will not be directly engaged in the insurance business. However, there can be no assurance that the IRS will not successfully assert the contrary position or that the Treasury Department will not amend the proposed regulations to provide that Section 1248 will apply to dispositions of common shares. Prospective investors are urged to consult their tax advisers regarding the effects of these rules on a disposition of common shares.

PFIC Provisions.  In general, a non-U.S. corporation will be a PFIC during a taxable year if (i) 75% or more of its gross income constitutes passive income or (ii) 50% or more of its assets produce, or are held for the production of, passive income.

If Validus were characterized as a PFIC for a taxable year, a U.S. Person that receives an “excess distribution” on common shares or recognizes a gain on the disposition of common shares will be subject to a penalty tax, unless the person makes a “qualified electing fund” or “mark-to-market” election. It is uncertain whether we would be able to provide holders of common shares with the information necessary to make a qualified electing fund election.

In general, a shareholder receives an “excess distribution” on shares if the amount of the distribution exceeds 125% of the average distributions on those shares during the three preceding taxable years (or shorter period during which the shareholder held the shares). The penalty tax is generally equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain on the shares was realized ratably throughout that period and subject to tax at the highest U.S. federal income tax rate applicable to ordinary income. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition, a distribution paid by Validus to U.S. shareholders that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for a reduced rate of tax as qualified dividend income if Validus were considered a PFIC.

For PFIC purposes, passive income generally includes interest, dividends, annuities and other investment income. Income derived in the active conduct of an insurance business by a corporation that is predominantly engaged in an insurance business is not treated as passive income. That exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income except to the extent that such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. The PFIC provisions also contain a look-through rule under which a non-U.S. corporation will be treated as if it received directly its proportionate share of the income, and held its proportionate share of the assets, of any other corporation in which it owns at least 25% of the value of the stock.

Validus currently expects, for purposes of the PFIC rules, that Validus Re will be predominantly engaged in the active conduct of an insurance business and will not have financial reserves in excess of the reasonable needs of its reinsurance business in each year of operations. Accordingly, Validus currently expects that none of the income or assets of Validus Re should be treated as passive. Further, Validus currently expects that the passive income and assets of each of Valdius’s other subsidiaries will, for PFIC purposes, be immaterial in each year of operations relative to the overall income and assets of Validus. Under the look-through rule, Validus should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its direct and indirect subsidiaries for purposes of the 75% test and the 50% test. Assuming that Valdius’s expectations are in fact correct currently and in the future, Cahill is of the opinion that Validus should not be treated as a PFIC in 2006 or in the foreseeable future. There can be no assurance, however, that the IRS will not challenge this position and that a court will not sustain such challenge. No regulations regarding the application of the PFIC provisions to an insurance company are currently available, and new regulations or pronouncements interpreting or clarifying those rules may be forthcoming, which could be retroactive. Prospective investors are urged to consult their tax advisers about the effects of the PFIC rules.

Foreign Tax Credits.  In computing a shareholder’s U.S. foreign tax credit limitation, only a portion of the current income inclusions, if any, under the CFC, RPII and PFIC provisions and of any dividends paid by Validus (including any gain from the sale or common shares that is treated as a dividend under Code Section 1248) will be treated as non-U.S. source income. We will consider providing shareholders with information regarding the portion of such amounts constituting non-U.S. source income to the extent that such information is reasonably available. It is likely that the “subpart F income,” RPII and dividends that are non-U.S. source income will constitute passive category income for foreign tax credit limitation purposes. Thus, shareholders might not be able to utilize any excess foreign tax credits from other sources to reduce U.S. tax on such income.

IRS Forms 926 and 5471.  U.S. Persons, including tax-exempt entities, that purchase common shares in the offering may be required to attach IRS Form 926 to their U.S. federal income tax returns for their taxable year that includes the date on which the proceeds of the offering are transferred to the Company. For U.S. individual investors, this generally will be their calendar year 2007 tax return. This requirement applies if (i) immediately after the purchase of the common shares, the U.S. Person owns, directly, indirectly or by attribution, at least 10% (by vote or value) of the common shares or (ii) the purchase of the common shares, when aggregated with all purchases of common shares made by such person or any related person in the offering, exceeds $100,000. For an individual, a “related person” generally includes family members and corporations in which the U.S. Person owns more than 50% (by value) of the stock. A U.S. Person that fails to attach IRS Form 926 to its return when required to do so may be subject to a penalty equal to 10% of the gross amount paid by such person for the common shares. That penalty may not exceed $100,000, provided that the failure to file was not attributable to an intentional disregard of the tax law.

Under certain circumstances, U.S. Persons owning stock in a non-U.S. corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required by (i) a person who is treated as a RPII shareholder, (ii) a 10% U.S. Shareholder of a non-U.S. corporation that is a CFC for an uninterrupted period of 30 days or more during any taxable year of the non-U.S. corporation, and who owned the stock on the last day of that year and (iii) under certain circumstances, a U.S. Person who acquires stock in a non-U.S. corporation and as a result thereof owns 10% or more of the voting power or value of such non-U.S. corporation, whether or not such non-U.S. corporation is a CFC.

U.S. Persons are urged to consult their tax advisers for advice regarding reporting on IRS Form 926 and IRS Form 5471 and any other reporting requirements that may apply to their acquisition of the common shares.

Information Reporting and Backup Withholding.  Information returns may be filed with the IRS in connection with distributions on the common shares and the proceeds from a sale or other disposition of the common shares unless the holder of the common shares establishes an exemption. A holder of common shares that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder is not a corporation or non-U.S. Person or fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Person will be allowed as a credit against the U.S. Person’s U.S. federal income tax liability and may entitle the U.S. Person to a refund provided that the required information is timely furnished to the IRS.

Possible Changes in U.S. Tax Law.  The U.S. federal income tax laws and interpretations, including those regarding whether a company is engaged in a trade or business within the U.S. (or has a permanent establishment) or is a PFIC, or whether U.S. Persons would be required to include in their gross income the “subpart F income” or the RPII of a CFC, are subject to change, possibly on a retroactive basis. No regulations regarding the application of the PFIC rules to insurance companies are currently in effect, and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements will be provided and whether such guidance will have a retroactive effect.

UNDERWRITING

We, the selling shareholders and the underwriters named below have entered into a purchase agreement with respect to the common shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of common shares indicated in the following table. Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the underwriters.

Number of
Underwriter	common shares

Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total

The underwriters are committed to take and pay for all of the common shares being offered, if any are taken, other than the common shares covered by the option described below unless and until this option is exercised.

The underwriters are offering the common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Shares

If the underwriters sell more common shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional           common shares from the selling shareholders to cover those sales. They may exercise that option for 30 days. If any common shares are purchased pursuant to this option, the underwriters will severally purchase common shares in approximately the same proportion as set forth in the table above.

Discounts and Commissions

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase           additional common shares.

		No	Full
	Per share	exercise	exercise

Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Underwriting discounts and commissions to be paid by the selling shareholders	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to selling shareholders	$	$	$

Common shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any common shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per common share from the initial public offering price. Any of these securities dealers may resell any common shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $      per common share from the initial public offering price. If all the common shares are not sold at the initial public offering price, the representative may change the offering price and the other selling terms.

Lock-Up Agreements

We, certain of our officers and directors and the selling shareholders have agreed with           not to dispose of or hedge any of the common shares or securities convertible into or exchangeable for common shares during the period from the date of this prospectus continuing through the date that is           days after the date of this prospectus, except with the prior written consent of     . See “Shares Eligible for Future Sale” for a discussion of specified transfer restrictions.

The  -day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the initial  -day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the initial  -day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the initial  -day period, then in each case the initial  -day restricted period will be automatically extended until the expiration of the 18-day period beginning on the date of earnings release or the announcement of the material news or material event, as applicable, unless each           waives, in writing, such extension.

Offering Price Determination

Prior to this offering, there has been no public market for the common shares. The initial public offering price has been negotiated among us, the selling shareholders and the representatives. Among the factors to be considered in determining the initial public offering price of the common shares, in addition to prevailing market conditions, will be our company’s historical performance, estimates of the business potential and earnings prospects of our company, an assessment of our company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses. An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial offering price.

Discretionary Sales

The underwriters do not expect to sell more than 5% of the common shares in the aggregate to accounts over which they exercise discretionary authority.

New York Stock Exchange

Our common shares have been approved for listing on the New York Stock Exchange under the symbol “VR,” subject to official notice of issuance. In order to meet one of the requirements for listing our common shares on the NYSE, the underwriters will undertake to sell lots of 100 or more common shares to a minimum of 2,000 beneficial holders.

Indemnification

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities incurred in connection with the directed share program referred to below, and to contribute to payments that the underwriters may be required to make for these liabilities.

Directed Share Program

At our request, the underwriters have reserved for sale at the initial public offering price up to           common shares offered hereby for officers, employees and certain other persons associated with us. The number of common shares available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of common shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional common shares from the selling shareholders in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional common shares or purchasing common shares in the open market. In determining the source of common shares to close out the covered short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase additional common shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of that option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased common shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common shares. As a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise. Neither we, the selling shareholders nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares.

Foreign Selling Restrictions

United Kingdom

Each of the underwriters has represented and agreed that:

(a) it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

(c) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Shares to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Shares to be offered so as to enable an investor to decide to purchase or subscribe the Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Relationships

Certain of the underwriters and their respective affiliates have, from time to time, performed and may in the future perform various financial advisory and investment or commercial banking services for our company and our affiliates for which they received or will receive customary fees and expenses. In addition, affiliates of the underwriters own common shares. This offering is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers (“NASD”). Affiliates of Goldman, Sachs & Co. currently in the aggregate beneficially own a 10% or more interest in Validus. Rule 2720 requires that the initial public offering price can be no higher than that recommended by a “qualified independent underwriter,” as defined by the NASD. We therefore have           which serves as a qualified independent underwriter (“QIU”).           has served in the capacity of QIU previously and, in relation to this offering, has performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. The underwriters will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts. See “Principal and Selling Shareholders.”

Two of our directors, Stuart A. Katz and Mandakini Puri, are employed by affiliates of the underwriters. Stuart A. Katz is a Managing Director of each of Goldman, Sachs & Co. and the general partners of GS Capital Partners. Ms. Puri is a Managing Director and chief investment officer with Merrill Lynch Global Private Equity and a director of several Merrill Lynch subsidiaries.

VALIDITY OF COMMON SHARES

The validity of the common shares under Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. Our company is being advised as to certain U.S. legal matters in connection with this offering by Cahill Gordon & Reindel llp, New York, New York, and the underwriters are being advised as to certain U.S. legal matters by Simpson Thacher & Bartlett LLP, New York, New York. An investment partnership comprised of certain partners of Cahill Gordon & Reindel llp owns interests representing less than one-tenth of 1% of the common shares of Validus Holdings, Ltd.

EXPERTS

The consolidated financial statements of Validus Holdings, Ltd. as of December 31, 2006 and December 31, 2005 and for the year ended December 31, 2006 and for the period from October 19, 2005, the date of incorporation, to December 31, 2005 have been audited by PricewaterhouseCoopers, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed a Registration Statement on Form S-1 with the SEC relating to this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy the registration statement, the related exhibits and the reports, and other materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers, including us, that file with the SEC. The site’s internet address is www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows:

Validus Holdings, Ltd.
19 Par-La-Ville Road, Third Floor
Hamilton HM11 Bermuda
(441) 278-9000

After this offering, we will become subject to the information requirements of the Exchange Act and will be required to file reports, proxy statements and other information with the SEC. You will be able to read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at the address noted above or on the SEC’s internet site at the internet address noted above.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED
STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS

Our company is a Bermuda company and several of our directors and most of our officers are residents of various jurisdictions outside the United States. A substantial portion of our assets and the assets of our directors and officers, at any given time, are or may be located in jurisdictions outside the United States. Although we have appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011 as our agent to receive service of process with respect to any actions against us arising out of violations of the U.S. federal securities laws in any federal or state court in the United States relating to the transactions covered by this prospectus, it may be difficult for investors to effect service of process within the United States on our directors and officers who reside outside the United States or to enforce against us or our directors and officers judgments of U.S. courts predicated upon civil liability provisions of the U.S. federal securities laws.

We have been advised by our Bermuda counsel that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would recognize as a valid judgment, a final and conclusive judgment in personam obtained in a U.S. court pursuant to which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty). The courts of Bermuda would give a judgment based on such a U.S. judgment as long as (1) the U.S. court had proper jurisdiction over the parties subject to the judgment, (2) the U.S. court did not contravene the rules of natural justice of Bermuda, (3) the U.S. judgment was not obtained by fraud, (4) the enforcement of the U.S. judgment would not be contrary to the public policy of Bermuda, (5) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda and (6) there is due compliance with the correct procedures under the laws of Bermuda.

In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of the U.S. federal securities law that is either penal in nature or contrary to public policy. It is the advice of our Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Bermuda courts. Specified remedies available under the laws of U.S. jurisdictions, including specified remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they are likely to be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for a violation of U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.

We have received from the BMA permission for the issue and free transferability of the common shares being offered hereby, so long as such common shares are listed on the NYSE, to and among persons who are non-residents of Bermuda for exchange control purposes. In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as at December 31, 2006 and 2005	F-3

Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2006 and the period from October 19, 2005 to December 31, 2005	F-4

Consolidated Statements of Shareholders’ Equity for the year ended December 31, 2006 and the period from October 19, 2005 to December 31, 2005	F-5

Consolidated Statements of Cash Flows for the year ended December 31, 2006 and the period from October 19, 2005 to December 31, 2005	F-6

Notes to Consolidated Financial Statements for the year ended December 31, 2006 and the period ended December 31, 2005	F-7

Schedule I — Summary of investments other than investments in related parties	F-28

Schedule II — Balance Sheets as at December 31, 2006 and 2005; Statements of Operations for the year ended December 31, 2006 and the period from October 19, 2005 to December 31, 2005; and Statements of Cash Flows for the year ended December 31, 2006 and the period from October 19, 2005 to December 31, 2005
F-29

Schedule IV — Reinsurance at December 31, 2006	F-32

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND THE SHAREHOLDERS OF
VALIDUS HOLDINGS, LTD.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss) and the consolidated statements of cash flows and statements of shareholders’ equity present fairly, in all material respects, the financial position of Validus Holdings, Ltd.  and its subsidiaries at December 31, 2006 and December 31, 2005, and the results of their operations and their cash flows for the year ended December 31, 2006 and for the period from October 19, 2005, the date of incorporation, to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/  PricewaterhouseCoopers
Hamilton, Bermuda
March 9, 2007

VALIDUS HOLDINGS, LTD.

CONSOLIDATED BALANCE SHEETS
As at December 31, 2006 and December 31, 2005
(Expressed in thousands of U.S. dollars, except share amounts)

	December 31,	December 31,
	2006	2005

ASSETS
Fixed maturities, at fair value (amortized cost: 2006; $843,982, 2005; $236,643)	$844,857	$236,748
Short-term investments, at fair value (amortized cost: 2006; $531,530, 2005; $374,052)	531,530	374,052
Cash and cash equivalents	63,643	398,488

Total cash and investments	1,440,030	1,009,288
Premiums receivable	142,408	—
Deferred acquisition costs	28,203	—
Prepaid reinsurance premiums	8,245	—
Securities lending collateral	12,327	—
Accrued investment income	6,456	3,233
Other assets	8,754	1,932

Total assets	$1,646,423	$1,014,453

LIABILITIES
Unearned premiums	$178,824	$—
Reserve for losses and loss expenses	77,363	—
Reinsurance balances payable	7,438	—
Securities lending payable	12,327	—
Net payable for investments purchased	12,850	—
Accounts payable and accrued expenses	15,098	14,647
Debentures payable	150,000	—

Total liabilities	453,900	14,647

Commitments and contingent liabilities

SHAREHOLDERS’ EQUITY
Ordinary shares, 571,428,571 authorized, par value $0.175
Issued and outstanding (2006; 58,482,601, 2005; 58,423,174)	$10,234	$10,224
Additional paid-in capital	1,048,025	1,039,185
Accumulated other comprehensive income	875	105
Retained earnings (deficit)	133,389	(49,708)

Total shareholders’ equity	1,192,523	999,806

Total liabilities and shareholders’ equity	$1,646,423	$1,014,453

The accompanying notes are an integral part of these consolidated financial statements.

VALIDUS HOLDINGS, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
For the Year Ended December 31, 2006 and the Period from October 19, 2005 to December 31, 2005
(Expressed in thousands of U.S. dollars, except share amounts)

	Year ended	Period ended
	December 31,	December 31,
	2006	2005

Revenues
Gross premiums written	$540,789	$—
Reinsurance premiums ceded	(63,696)	—

Net premiums written	477,093	—
Net change in unearned premiums	(170,579)	—

Net premiums earned	306,514	—
Net investment income	58,021	2,032
Net realized (losses) gains on investments	(1,102)	39
Foreign exchange gains	2,157	—

Total revenues	365,590	2,071
Expenses
Losses and loss expenses	91,323	—
Policy acquisition costs	36,072	—
General and administrative expenses	46,232	2,657
Finance expenses	8,789	—
Fair value of warrants issued	77	49,122

Total expenses	182,493	51,779

Net income (loss)	183,097	(49,708)

Comprehensive income (loss)
Unrealized (losses) gains arising during the period	(332)	144
Adjustment for reclassification of losses (gains) realized in income	1,102	(39)

Comprehensive income (loss)	$183,867	$(49,603)

Earnings per share
Weighted average number of common shares and common share equivalents outstanding
Basic	58,477,130	58,423,174
Diluted	58,874,567	58,423,174
Basic earnings (loss) per share	$3.13	$(0.85)

Diluted earnings (loss) per share	$3.11	$(0.85)

The accompanying notes are an integral part of these consolidated financial statements.

VALIDUS HOLDINGS, LTD.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Year Ended December 31, 2006 and the Period from October 19, 2005 to December 31, 2005
(Expressed in thousands of U.S. dollars)

	Year ended,	Period ended
	December 31,	December 31,
	2006	2005

Common shares
Balance — Beginning of year	$10,224	$—
Issue of common shares	10	10,224

Balance — End of year	$10,234	$10,224

Additional paid-in capital
Balance — Beginning of year	$1,039,185	$—
Issue of common shares, net of costs	885	989,773
Stock option expense	3,690	136
Fair value of warrants qualifying as equity	77	49,122
Stock compensation expense	4,188	154

Balance — End of year	$1,048,025	$1,039,185

Accumulated other comprehensive income
Balance — Beginning of year	$105	$—
Net change in unrealized gain on investments	770	105

Balance — End of year	$875	$105

Retained earnings (deficit)
Balance — Beginning of year	$(49,708)	$—
Net income (loss)	183,097	(49,708)

Balance — End of year	$133,389	$(49,708)

Total shareholders’ equity	$1,192,523	$999,806

The accompanying notes are an integral part of these consolidated financial statements.

VALIDUS HOLDINGS, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2006 and the Period from October 19, 2005 to December 31, 2005
(Expressed in thousands of U.S. dollars)

	Year ended	Period ended
	December 31,	December 31,
	2006	2005

Cash flows provided by operating activities
Net income (loss) for the year	$183,097	$(49,708)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock compensation and option expense	7,880	290
Net realised losses (gains) on sales of investments	1,102	(39)
Fair value of warrants expensed	77	49,122
Amortization of discounts on fixed maturities	(10,911)	(937)
Increase in:
Premiums receivable	(142,408)	—
Deferred acquisition costs	(28,203)	—
Prepaid reinsurance premiums	(8,245)	—
Accrued investment income	(3,223)	(3,233)
Other assets	(3,073)	(1,931)
Unearned premiums	178,824	—
Reserve for losses and loss expense	77,363	—
Reinsurance balances payable	7,438	—
Accounts payable and accrued expenses	13,487	1,611

Net cash provided by (used in) operating activities	273,205	(4,825)

Cash flows used in investing activities
Proceeds on sales of fixed maturity investments	449,576	—
Purchases of fixed maturities	(1,045,523)	(235,667)
Purchases of short-term investments, net	(146,212)	(374,052)
Increase in securities lending collateral	(12,327)	—

Net cash used in investing activities	(754,486)	(609,719)

Cash flows provided by financing activities
Net proceeds on issuance of debentures	146,250	—
Issue of common shares, net	(12,141)	1,013,032
Increase in securities lending payable	12,327	—

Net cash provided by financing activities	146,436	1,013,032

Net (decrease) increase in cash and cash equivalents	(334,845)	398,488
Cash and cash equivalents — Beginning of year	398,488	—

Cash and cash equivalents — End of year	63,643	398,488

Interest paid during the year	6,802	—

The accompanying notes are an integral part of these consolidated financial statements.

VALIDUS HOLDINGS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in thousands of U.S. dollars, except share and per share amounts)

1.	Nature of the business

Validus Holdings, Ltd. (the “Company” or “Validus”) was incorporated under the laws of Bermuda on October 19, 2005. The Company’s principal operating subsidiary is Validus Reinsurance, Ltd. (“Validus Re”). Validus Re is registered as a Class 4 insurer under The Insurance Act 1978 of Bermuda, amendments thereto and related regulations (“The Act”). The Company, through Validus Re, offers reinsurance coverage in the Property, Marine & Energy and Specialty lines markets, effective January 1, 2006.

Validus has two wholly-owned subsidiaries: Validus Specialty, Ltd. (“Validus Specialty”) and Validus Research, Ltd. (“Validus Research”). Validus Specialty was incorporated on May 3, 2006 as a holding company. Validus Research was incorporated on August 24, 2006, and is a Canada-based modeling service company.

2.	Basis of preparation and consolidation

The consolidated financial statements include the financial statements of Validus and its wholly owned subsidiaries. All significant inter-company balances have been eliminated in consolidation. Certain amounts in prior years have been reclassified to conform to current year presentation.

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities as at the balance sheet date. Estimates also affect the reported amounts of income and expenses for the reporting period. Actual results could differ from those estimates.

3.	Significant accounting policies

The following is a summary of the significant accounting policies adopted by the Company:

(a)   Premiums

Premiums written are earned on a pro rata basis over the term of the period. For contracts and policies written on a losses occurring basis, the risk period is generally the same as the contract or policy terms. For contracts written on a policies attaching basis, the risk period is based on the terms of the underlying contracts and policies and is generally assumed to be 24 months. Premiums written include estimates based on information received from brokers, ceding companies and reinsureds, and any subsequent differences arising on such estimates will be recorded in the periods in which they are determined. The portion of the premiums written applicable to the unexpired terms of the underlying contracts and policies are recorded as unearned premiums. Reinstatement premiums are recognized and earned at the time a loss event occurs.

(b)   Policy acquisition costs

Policy acquisition costs are costs that vary with, and are directly related to, the production of new and renewal business, and consist principally of commissions and brokerage expenses. These costs are deferred and amortized over the periods in which the related premiums are earned. Deferred acquisition costs are limited to their estimated realizable value based on the related unearned premiums, anticipated claims expenses and investment income. Policy acquisition costs also include profit commission.

VALIDUS HOLDINGS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share amounts)

3.	Significant accounting policies — (Continued)

(c)   Reserve for losses and loss expenses

The reserve for losses and loss expenses includes reserves for unpaid reported losses and for losses incurred but not reported (“IBNR”). The reserve for unpaid reported losses and loss expenses is established by management based on reports from brokers, ceding companies and insureds and represents the estimated ultimate cost of events or conditions that have been reported to, or specifically identified by the Company. The reserve for incurred but not reported losses and loss expenses is established by management based on actuarially determined estimates of ultimate losses and loss expenses. Inherent in the estimate of ultimate losses and loss expenses are expected trends in claim severity and frequency and other factors which may vary significantly as claims are settled. Accordingly, ultimate losses and loss expenses may differ materially from the amounts recorded in the consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, will be recorded in earnings in the period in which they become known.

(d)   Reinsurance ceded

In the normal course of business, the Company seeks to reduce the potential amount of loss arising from claims events by reinsuring certain levels of risk assumed in various areas of exposure with other insurers or reinsurers. Reinsurance premiums ceded are expensed (and any commissions thereon are earned) on a pro-rata basis over the period the reinsurance coverage is provided. Prepaid reinsurance premiums represent the portion of premiums ceded applicable to the unexpired term of policies in force. Reinstatement premiums ceded are recognized and earned at the time a loss event occurs. Reinsurance recoverables, if any, are based on contracts in force. The method for determining the reinsurance recoverable on unpaid loss and loss expenses involves actuarial estimates of unpaid losses and loss expenses as well as a determination of the Company’s ability to cede unpaid losses and loss expenses under its reinsurance treaties.

(e)   Investments

The Company’s investments in fixed maturities are classified as available-for-sale and are carried at fair value, with related net unrealized gains or losses excluded from earnings and included in shareholders’ equity as a component of accumulated other comprehensive income. The fair value of investments is based upon quoted market values.

Short-term investments comprise investments with a remaining maturity of less than one year at time of purchase.

All investment transactions are recorded on a first-in-first-out basis and realized gains and losses on sale of investments are determined on the basis of amortized cost. Interest on fixed maturity securities is recorded in net investment income when earned and is adjusted for any amortization of premium or discount.

The Company reviews the fair value of its investment portfolio to identify declines in fair value below the amortized cost that are other than temporary. This review involves consideration of several factors including (i) the time period during which there has been a significant decline in fair value below amortized cost, (ii) an analysis of the liquidity, business prospects and overall financial condition of the issuer, (iii) the significance of the decline, (iv) an analysis of the collateral structure and other credit support, as applicable, of the securities in question and (v) the Company’s intent and ability to hold the investment for a sufficient period of time for the value to recover. If the Company

VALIDUS HOLDINGS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share amounts)

3.	Significant accounting policies — (Continued)

concludes that declines in fair values are other than temporary, the cost of the security will be written down to fair value below amortized cost and the previously unrealized loss is therefore realized in the period such determination is made. With respect to securities where the decline in value is determined to be temporary and the security’s value is not written down, a subsequent decision may be made to sell that security and realize a loss. Subsequent decisions on security sales are made within the context of overall risk monitoring, changing information, market conditions generally and assessing value relative to other comparable securities.

For mortgage-backed securities, and any other holdings for which there is a prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any adjustments required due to the resultant change in effective yields and maturities are recognized retrospectively. Prepayment fees or call premiums that are only payable to the Company when a security is called prior to its maturity, are earned when received and reflected in net investment income.

The Company participates in a securities lending program whereby certain securities from its portfolio are loaned to third parties for short periods of time through a lending agent. The Company retains all economic interest in the securities it lends and receives a fee from the borrower for the temporary use of the securities. Collateral in the form of cash, government securities and letters of credit is required at a rate of 102% of the market value of the loaned securities and is held by a third party

(f)   Cash and cash equivalents

The Company considers time deposits with an original maturity of 30 days or less as equivalent to cash.

(g)   Foreign exchange

Monetary assets and liabilities denominated in foreign currencies are revalued at the exchange rates in effect at the balance sheet date and revenues and expenses denominated in foreign currencies are translated at the prevailing exchange rate on the transaction date with the resulting foreign exchange gains and losses included in earnings.

(h)   Stock plans

The Company accounts for its stock compensation plans in accordance with the fair value recognition provisions of FAS No. 123 (revised) “Share-Based Payments.” Accordingly, the Company recognizes the compensation expense for stock option grants based on the fair value of the award on the date of grant over the requisite service period.

(i)   Warrants

The Company has accounted for certain warrant contracts issued to certain founder shareholders in conjunction with the capitalization of the Company, and which may be settled by the Company using either the physical settlement or net-share settlement methods, in accordance with EITF 00-19: “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” Accordingly, the fair value of these warrants has been recorded in equity as an addition to additional paid-in capital. The associated cost of the fair value of these warrants has been recorded in accordance with 3(j) below.

VALIDUS HOLDINGS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share amounts)

3.	Significant accounting policies — (Continued)

(j)   Offering and incorporation costs

Offering costs incurred in connection with common share offerings, including investment banking fees, legal fees, founders fees and the fair value of warrants issued to certain sponsors, are deducted from the proceeds of the offerings.

The fair value of warrants deducted from the proceeds of the offering are those issued to founding sponsors that were involved in raising capital. The fair value of the other warrants are recorded as an expense on the income statement in the period they are granted.

Incorporation costs not related to the raising of capital are expensed as incurred and are included in general and administrative expenses.

(k)   Earnings per share

Basic earnings per common share is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per common share are based on the weighted average number of common shares and share equivalents excluding any anti-dilutive effects of warrants and options.

(l)   Recent accounting pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The provisions of FIN 48 must be applied beginning January 1, 2007. The Company has evaluated the impact of this guidance and has determined that it will not have a material impact on the Company’s financial condition and results of operations.

In September 2006, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin No. 108 (“SAB 108”), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for companies with fiscal years ending after November 15, 2006 and was adopted by the Company in its fiscal year ending December 31, 2006. The Company has evaluated the impact of this guidance and has determined that it will not have a material impact on the Company’s financial condition and results of operations.

In September 2006, the FASB issued FAS No. 157, Fair Value Measurements (“FAS 157”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. FAS 157 is applicable in conjunction with other accounting pronouncements that require or permit fair value measurements, where the FASB previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, FAS 157 does not require any new fair value measurements. FAS No. 157 will be effective for interim and annual financial statements issued after January 1, 2008 and may be early adopted.

VALIDUS HOLDINGS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share amounts)

3.	Significant accounting policies — (Continued)

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Liabilities Including amendment of FASB Statement No. 115” (FAS 159), which permits entities to choose to measure many financial instruments and certain other items at fair value. FAS 159 includes a provision whereby investments accounted for as available-for-sale or held-to-maturity are eligible for the fair value option at the adoption date and will be accounted for as trading securities subsequent to adoption. If FAS 157 is adopted simultaneously with FAS 159, any change in an existing eligible items fair value shall be accounted for as a cumulative-effect adjustment. FAS No. 159 will be effective as of the beginning of the Company’s fiscal year beginning after November 15, 2007 and may be early adopted.

The Company has early adopted FAS 157 and FAS 159 as of January 1, 2007 and elected the fair value option on all securities previously accounted for as available-for-sale. Unrealized gains and losses on available-for-sale investments at December 31, 2006 of $875, previously included in the accumulated other comprehensive income, were treated as a cumulative-effect adjustment as of January 1, 2007. The cumulative-effect adjustment will transfer the balance of unrealized gains and losses from accumulated other comprehensive income to retained earnings and will have no impact on the results of operations for the annual or interim periods beginning January 1, 2007. The Company’s investments will be accounted for as trading for the annual or interim periods beginning January 1, 2007 and as such; all unrealized gains and losses will be included in Net Income on the Statement of Operations. The Company is evaluating the impact of FAS 157 and FAS 159 and has determined that, with the exception of the Company’s investment portfolio, the adoptions of these pronouncements will not have a material impact on the Company’s financial statements.

4.	Investments

(a)   Net investment income

Net investment income is derived from the following sources:

	Year ended	Period ended
	December 31,	December 31,
	2006	2005

Fixed maturities and short-term investments	$57,350	$1,266
Cash and cash equivalents	2,583	834

Total gross investment income	59,933	2,100
Investment expenses	(1,912)	(68)

Net investment income	$58,021	$2,032

VALIDUS HOLDINGS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share amounts)

4.	Investments — (Continued)

The following represents an analysis of net realized gains (losses) and the change in unrealized appreciation (depreciation) of investments:

	Year ended	Period ended
	December 31,	December 31,
	2006	2005

Fixed maturities, short-term investments and cash equivalent Gross realized gains	$77	$39
Gross realized losses	(1,179)	—

Net realized gains (losses) on investments	(1,102)	39
Change in unrealized gains (losses) of fixed maturities, short-term investments and cash equivalents	770	105

Total net realized (losses) gains and change in unrealized gains (losses) of investments	$(332)	$144

(b)   Fixed maturity and short-term investments

The amortized cost, fair value and gross unrealized gains and losses and estimated fair value of investments available-for-sale at December 31, 2006 are as follows:

		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value

U.S. Government and Government Agency	$119,579	$304	$(152)	$119,731
Corporate	223,079	482	(572)	222,989
Asset-backed and mortgage-backed securities	501,324	1,688	(875)	502,137

Total fixed maturities	843,982	2,474	(1,599)	844,857
Total short-term investments	531,530	—	—	531,530

Total	$1,375,512	$2,474	$(1,599)	$1,376,387

The amortized cost, fair value and gross unrealized gains and losses and estimated fair value of investments available-for-sale at December 31, 2005 as follows:

		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value

U.S. Government and Government Agency	$98,136	$82	$(31)	$98,187
Corporate	53,807	83	(24)	53,866
Asset-backed and mortgage-backed securities	84,700	70	(75)	84,695

Total fixed maturities	236,643	235	(130)	236,748
Total short-term investments	374,052	—	—	374,052

Total	$610,695	$235	$(130)	$610,800

VALIDUS HOLDINGS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share amounts)

4.	Investments — (Continued)

The estimated fair value of fixed maturity securities and equities is based on quoted market values. As at December 31, 2006 the Company has 122 securities in an unrealized loss position with a fair market value of $441,436 (2005: nil). Seven of these securities have been in an unrealized loss position for greater than twelve months. The Company believes that the gross unrealized losses relating to the Company’s fixed maturity investments at December 31, 2006 and 2005 of $1,599 and $130, respectively, resulted primarily from increases in market interest rates from the dates that certain investments within that portfolio were acquired as opposed to fundamental changes in the credit quality of the issuers of such securities.

The following is an analysis of how long each of the fixed maturity securities held at December 31, 2006 has been in a continued loss position:

	12 months or less		Greater than 12 months		Total
	Estimated	Gross	Estimated	Gross	Estimated	Gross
	fair	unrealized	fair	unrealized	fair	unrealized
	value	losses	value	losses	value	losses

U.S. Government and Government Agency	$56,385	$(123)	$—	$—	$56,385	$(123)
Corporate	127,547	(527)	9,111	(45)	136,658	(572)
Asset-backed and mortgage-backed securities	225,561	(767)	22,832	(137)	248,393	(904)

Total	$409,493	$(1,417)	$31,943	$(182)	$441,436	$(1,599)

The following table sets forth certain information regarding the investment ratings of the Company’s fixed maturities portfolio as at December 31, 2006 and December 31, 2005. Investment ratings are lower of Moody’s or Standard & Poor’s rating for each investment security, presented in Standard & Poor’s equivalent rating. For investments where Moody’s and Standard & Poor’s ratings are not available, Fitch ratings are used and presented in Standard & Poor’s equivalent rating.

	December 31,		December 31,
	2006		2005
	Estimated		Estimated
	fair	% of	fair	% of
	value	total	value	total

AAA	$644,106	76.2%	$192,627	81.4%
AA	69,087	8.2%	9,861	4.2%
A+	58,285	6.9%	17,538	7.4%
A	44,136	5.2%	9,779	4.1%
A−	22,759	2.7%	2,770	1.2%
BBB	6,484	0.8%	4,173	1.7%

Total	$844,857	100.0%	$236,748	100.0%

The amortized cost and estimated fair value amounts for fixed interest securities held at December 31, 2006 and December 31, 2005 are shown by contractual maturity. Actual maturity may differ from contractual maturity because certain borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.

VALIDUS HOLDINGS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share amounts)

4.	Investments — (Continued)

	December 31, 2006		December 31, 2005
		Estimated		Estimated
	Amortized	fair	Amortized	fair
	cost	value	cost	value

Due in one year or less	$67,984	$67,920	$—	$—
Due after one year through five years	255,808	255,739	140,508	140,601
Due after five years through ten years	4,966	5,207	8,301	8,315
Due after ten years	13,900	13,854	3,134	3,137

	342,658	342,720	151,943	152,053
Asset-backed and mortgage-backed securities	501,324	502,137	84,700	84,695

Total	$843,982	$844,857	$236,643	$236,748

During the year ended December 31, 2006, proceeds from sales of available-for-sale securities were $449,576 (period ended December 31, 2005: $nil). For the year ended December 31, 2006, gross realized losses were $1,179 (period ended December 31, 2005: nil) and realized gains were $77 (period ended December 31, 2005: $39).

The Company has a three year, $200,000 letter of credit facility provided by a syndicate of commercial banks. At December 31, 2006 approximately $78,323 of letters of credit were issued and outstanding under this facility which were fully secured by investments.

(c)   Securities lending

The Company participates in a securities lending program whereby certain securities from its portfolio are loaned to third parties for short periods of time through a lending agent. The Company retains all economic interest in the securities it lends and receives a fee from the borrower for the temporary use of the securities. Collateral in the form of cash, government securities and letters of credit is required at a rate of 102% of the market value of the loaned securities and is held by a third party. As at December 31 2006, the Company had $11,942 (2005: nil) in securities on loan.

5.	Reserves for losses and loss expenses

Reserves for losses and loss expenses are based in part upon the estimation of case losses reported from brokers and ceding companies. The Company also uses statistical and actuarial methods to estimate ultimate expected losses and loss expenses. The period of time from the occurrence of a loss, the reporting of a loss to the Company and the settlement of the Company’s liability may be several months or years. During this period, additional facts and trends may be revealed. As these factors become apparent, case reserves will be adjusted, sometimes requiring an increase or decrease in the overall reserves of the Company, and at other times requiring a reallocation of incurred but not reported reserves to specific case reserves. These estimates are reviewed regularly, and such adjustments, if any, are reflected in earnings in the period in which they become known. While management believes that it has made a reasonable estimate of ultimate losses, there can be no assurances that ultimate losses and loss expense will not exceed the total reserves.

VALIDUS HOLDINGS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share amounts)

5.	Reserves for losses and loss expenses — (Continued)

The following table represents an analysis of paid and unpaid losses and loss expenses incurred and a reconciliation of the beginning and ending unpaid loss expense for year ended December 31, 2006 and period ended December 31, 2005:

	Year ended	Period ended
	December 31,	December 31,
	2006	2005

Reserves for losses and loss expenses, beginning of period	$—	$—
Increase in net losses and loss expenses incurred in respect of losses occurring in
Current year	91,323	—
Prior years	—	—

Total incurred losses and loss expenses	91,323	—
Less net losses and loss expenses paid in respect of losses occurring in
Current year	13,960	—
Prior years	—	—

Total net paid losses	13,960	—
Foreign exchange	—	—

Net reserve for losses and loss expenses, end of period	77,363	—
Losses and loss expenses recoverable	—	—

Reserve for losses and loss expenses, end of period	$77,363	$—

6.	Reinsurance

The effects of reinsurance on premiums written and earned for the year ended December 31, 2006 and period ended December 31, 2005 is as follows:

	Year ended		Period ended
	December 31, 2006		December 31, 2005
	Written	Earned	Written	Earned

Direct	$—	$—	$—	—
Assumed and acquired	540,789	361,965	—	—
Ceded	(63,696)	(55,451)	—	—

Total	$477,093	$306,514	$—	—

Collateralized quota share retrocession treaties

Between May 8, 2006 and July 28, 2006, Validus Re entered into retrocessional reinsurance agreements with Petrel Re Limited (“Petrel Re”), a newly-formed Bermuda reinsurance company. These agreements include quota share reinsurance agreements (“Collateralized Quota Shares”) whereby Petrel Re assumes a quota share of certain lines of marine & energy and other lines of business underwritten by Validus Re for unaffiliated third parties for the 2006 and 2007 underwriting years. Under the terms of the reinsurance agreements, the Company has determined it is not required to consolidate the assets, liabilities and results of operations of Petrel Re per FIN 46(R). Petrel Re is a separate legal entity of which Validus has no equity investment, management or board interests or related party relationships.

VALIDUS HOLDINGS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share amounts)

6.	Reinsurance — (Continued)

Petrel Re is required to contribute funds into a trust (the “Trust”) for the benefit of Validus Re. Under the Collateralized Quota Shares, the amount required to be on deposit in the Trust is the sum of (i) full aggregate outstanding limits in excess of unpaid premium and related ceding commission on all in force covered policies plus (ii) an amount determined by Validus Re in its discretion to support losses under covered policies (the “Required Amount of Available Assets”). If the actual amounts on deposit in the Trust, together with certain other amounts (the “Available Assets”), do not at least equal the Required Amount of Available Assets, Validus Re will, among other things, cease ceding business on a prospective basis.

Validus Re pays a reinsurance premium to Petrel Re in the amount of the ceded percentage of the original gross premiums written on the business reinsured with Petrel Re less a ceding commission, which includes a reimbursement of direct acquisition expenses as well as a commission to Validus Re for generating the business. The Collateralized Quota Shares also provides for a profit commission to Validus Re based on the underwriting results for the 2006 and 2007 underwriting years on a cumulative basis.

For the year ended December 31, 2006, Validus Re ceded $44,539 of premiums written to Petrel Re through the Collateralized Quota Shares. The earned portion of premiums ceded to Petrel Re for the year ended December 31, 2006 was $37,956.

7.	Share capital

(a)   Authorized and issued

The Company’s authorized share capital is 571,428,571 ordinary shares with a par value of $0.175 each.

As of December 31, 2005, the Company had issued 58,423,174 ordinary shares at a price of $17.50 in a private offering. Shares issued consisted of both voting common shares and non-voting common shares which are identical in all respects, other than with respect to voting and conversion of non-voting common shares. Of the shares issued at December 31, 2005, 14,057,138 were non-voting and an additional 5,714,285 issued will convert to non-voting upon the filing of a registration statement in connection with any public offering. Proceeds from this issuance, after offering expenses, were $999,997. These proceeds were used for general corporate purposes.

The Company issued an additional 59,427 voting shares in a private offering in February, 2006 at a price of $17.50.

The holders of ordinary voting shares are entitled to receive dividends and are allocated one vote per share, provided that, if the controlled shares of any shareholder or group of related shareholders constitute more than 9.09 percent of the outstanding common shares of the Company, their voting power will be reduced to 9.09 percent.

(b)   Warrants

The Company’s founders and sponsoring investors provided their insurance industry expertise, resources and relationships during the period ended December 31, 2005 to ensure that the Company would be fully operational with key management in place in time for the January 2006 renewal season. In return for these services, as well as providing significant capital to the Company, the founders and sponsoring investors were issued warrants. The Warrants represent, in the aggregate, 12.0% of the fully diluted shares of the Company (assuming exercise of all options, Warrants and any other rights to purchase common shares) and are subject to adjustment such that the Warrants will continue to represent, in the aggregate, 12.0% of the fully diluted shares of the Company until such time as the Company consummates an initial public offering,

VALIDUS HOLDINGS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share amounts)

7.	Share capital — (Continued)

amalgamation, merger or another such similar corporate event. In consideration for the founders’ and sponsoring investors’ commitments, the Company had issued as at December 31, 2006 Warrants to the founding shareholder and sponsoring investors to purchase, in the aggregate, up to 8,455,319 (2005 — 8,446,726) common shares. In February 2006, 8,593 additional warrants were issued to the founding shareholder and sponsoring investors to maintain the allocation at 12% of the fully diluted shares of the Company. Of those issued, 1,557,188 (2005 — 1,555,606) of the Warrants are to purchase non-voting common shares. The Warrants will expire ten years from the date of issue and will be exercisable at a price per share of $17.50, equal to the price per share paid by investors in the private offering.

The Warrants may be settled using either the physical settlement or net-share settlement methods. The Warrants have been classified as equity instruments, in accordance with EITF 00-19: “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” The Warrants were initially measured at an aggregate fair value of $75,091 and recorded as addition to additional paid-in capital. The founding shareholder’s warrants in the amount of $25,969 were accounted for as a deduction from additional paid-in capital and the balance of $49,122 was expensed. The additional warrants issued for the period ended December 31, 2006 increased the fair value to $75,168 with the increase of $77 expensed.

The fair value of each Warrant issued was estimated on the date of grant using the Black-Scholes option-pricing model. The volatility assumption used, of approximately 30.0%, was derived from the historical volatility of the share price of a range of publicly-traded Bermuda reinsurance companies of a similar business nature to the Company. No allowance was made for any potential illiquidity associated with the private trading of the Company’s shares. The other assumptions in the option-pricing model were as follows: risk free interest rate of 4.5%, expected life of ten years and a dividend yield of nil.

(c)   Dividends

The Company did not declare any dividends for the year ended December 31, 2006 or period ended December 31, 2005.

8.	Retirement plans

The Company provides pension benefits to eligible employees through various plans sponsored by the Company. All pension plans are structured as defined contribution retirement plans. The Company’s contribution generally vests over two years. The Company’s expenses for its defined contribution retirement plans for the year ended December 31, 2006 and period ended December 31, 2005 were $707 and $46, respectively.

9.	Stock compensation plans

(a)   Long-term incentive plan

The Company’s Long Term Incentive Plan (“LTIP”) provides for grants to employees of any option, stock appreciation right (“SAR”), restricted share, restricted share unit, performance share, performance unit, dividend equivalent or other share-based award. The total number of shares reserved for issuance under the LTIP is 5% of the outstanding shares of the company immediately following completion of the private offering on a fully diluted basis. The LTIP is administered by the Compensation Committee of the Board of Directors. No SARs, restricted share units, performance shares, performance units or dividend equivalents have been granted to date. Grant prices are established at the estimated fair market value of the Company’s common shares at the date of grant.

VALIDUS HOLDINGS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share amounts)

9.	Stock compensation plans — (Continued)

(b)   Options

The Company has a long-term incentive option plan (“Option Plan”) for employees under which up to 2,740,150 (2005 - 2,737,366) common shares of the Company may be issued. Options granted under the Option Plan may be exercised for voting common shares upon vesting. Options have a life of 10 years and vest rateably over five years from the date of grant. Grant prices are established at the estimated fair value of the Company’s common shares at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for all grants to date: risk free interest rates of 4.5%, expected life of 7 years, expected volatility of 30.0% and a dividend yield of nil. Expected volatility is based on stock price volatility of comparable publicly-traded companies. Stock compensation expense of $3,690 and $136 respectively, was recorded for the year ended December 31, 2006 and period ended December 31, 2005 related to the Option Plan, with a corresponding increase to additional paid-in capital. The expense represents the proportionate accrual of the fair value of each grant based on the remaining vesting period. Activity with respect to the Option Plan for the year ended December 31, 2006 is as follows:

		Weighted average	Weighted average
		grant date fair	grant date
	Options	value	exercise price

Options outstanding, December 31, 2005	2,217,267	$7.35	$17.50
Options granted	351,627	7.36	17.68
Options exercised	—	—	—
Options forfeited	—	—	—

Options outstanding, December 31, 2006	2,568,894	$7.35	$17.52
Options exercisable at December 31, 2006	657,637	$7.35	$17.50

Activity with respect to the Option Plan for the period ended December 31, 2005 is as follows:

		Weighted average	Weighted average
		grant date fair	grant date
	Options	value	exercise price

Options outstanding, October 19, 2005	—	$—	$—
Options granted	2,217,267	7.35	17.50
Options exercised	—	—	—
Options forfeited	—	—	—

Options outstanding, December 31, 2005	2,217,267	$7.35	$17.50
Options exercisable at December 31, 2005	—	$—	$—

At December 31, 2006 there was $14,115 (December 31, 2005: $15,353) of total unrecognized compensation expense related to the outstanding options that is expected to be recognized over a weighted-average period of 3.9 years (2005: 4.9 years).

(c)   Restricted shares

The Company has a long-term incentive plan (“Restricted Share Plan”) for employees under which up to 782,900 (2005 - 782,105) restricted common shares of the Company may be issued. The restricted shares vest at the end of a three year period from the date of grant and contain certain restrictions for the three year

VALIDUS HOLDINGS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share amounts)

9.	Stock compensation plans — (Continued)

period, relating to, among other things, forfeiture in the event of termination of employment and transferability. Stock compensation expense of $4,188 and $154, respectively, was recorded for the year ended December 31, 2006 and period ended December 31, 2005 related to the Restricted Share Plan. The expense represents the proportionate accrual of the fair value of each grant based on the remaining vesting period. Activity with respect to unvested restricted shares for the year ended December 31, 2006 is as follows:

		Weighted average
	Restricted	grant date fair
	shares	value

Restricted shares outstanding, December 31, 2005	633,503	$17.50
Restricted shares granted	100,461	17.68
Restricted shares vested	—	—
Restricted shares forfeited	—	—

Restricted shares outstanding, December 31, 2006	733,964	$17.52

Restricted shares exercisable at December 31, 2006	—	$—

Activity with respect to unvested restricted shares for the period ended December 31, 2005 is as follows:

Weighted
	Restricted	average grant
	shares	date fair value

Restricted shares outstanding, October 19, 2005	—	$—
Restricted shares granted	633,503	17.50
Restricted shares vested	—	—
Restricted shares forfeited	—	—

Restricted shares outstanding, December 31, 2005	633,503	$17.50

Restricted shares exercisable at December 31, 2005	—	$—

At December 31, 2006 there was $7,888 (December 31, 2005: $10,386) of total unrecognized compensation expense related to the outstanding restricted shares that is expected to be recognized over a weighted-average period of 1.9 years (2005: 2.9 years).

10.	Taxation

(a)   Bermuda

The Company has received an undertaking from the Bermuda government exempting it from all local income, withholding and capital gains taxes until March 28, 2016. At the present time no such taxes are levied in Bermuda.

(b)   United States

The Company has determined that it is not engaged in trade or business in the United States and, accordingly, is not subject to United States income taxation.

VALIDUS HOLDINGS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share amounts)

11.	Debt and financing arrangements

(a)   Junior subordinated deferrable debentures

On June 15, 2006, the Company participated in a private placement of $150,000 of junior subordinated deferrable interest debentures due 2036 (the “Junior Subordinated Deferrable Debentures”). The Junior Subordinated Deferrable Debentures mature on June 15, 2036, are redeemable at the Company’s option at par beginning June 15, 2011, and require quarterly interest payments by the Company to the holders of the Junior Subordinated Deferrable Debentures. Interest will be payable at 9.069% per annum through June 15, 2011, and thereafter at a floating rate of three-month LIBOR plus 355 basis points, reset quarterly. The proceeds of $150,000 from the sale of the Junior Subordinated Deferrable Debentures, after the deduction of commissions paid to the placement agents in the transaction and other expenses, are being used by the Company to fund ongoing reinsurance operations and for general working capital purposes. Debt issuance costs of $3,750 were deferred as an asset and are amortized to income over the five year optional redemption period.

Future expected payments of interest and principal on the Junior Subordinated Deferrable Debentures are as follows:

2007	$13,604
2008	13,604
2009	13,604
2010	13,604
2011 and thereafter	156,802

Total minimum future payments	$211,218

(b)   Credit facility

On March 14, 2006 (the “effective date”), the Company entered into a 364-day $100,000 revolving credit facility and a three-year $200,000 letter of credit facility, each provided by a syndicate of commercial banks. Associated with each of these bank facilities are various covenants that include, among other things, (i) the requirement under the revolving credit facility that the Company at all times maintain a minimum level of consolidated net worth of at least 65% of consolidated net worth calculated as of the effective date, (ii) the requirement under the letter of credit facility that the Company initially maintain a minimum level of consolidated net worth of at least 65% of consolidated net worth calculated as of the effective date, and thereafter to be increased quarterly by an amount equal to 50% of consolidated net income (if positive) for such quarter plus 50% of any net proceeds received from any issuance of common shares of the Company during such quarter, and (iii) the requirement under each of the facilities that the Company maintain at all times a consolidated total debt to consolidated total capitalization ratio not greater than 0.30:1.00. The Company was in compliance with the covenants at December 31, 2006 and for the period then ended.

The financing structure at December 31, 2006 was:

		In use /
	Commitment	outstanding

9.069% Junior Subordinated Deferrable Debentures	$150,000	$150,000
364-day $100,000 revolving credit facility	100,000	—
$200,000 letter of credit facility	200,000	78,323

Total	$450,000	$228,323

VALIDUS HOLDINGS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share amounts)

11.	Debt and financing arrangements — (Continued)

Finance expenses were $8,789 for the year ended December 31, 2006 and $nil for the period ended December 31, 2005. Finance expenses consist of interest on our junior subordinated deferrable debentures, the amortization of debt offering costs, and fees relating to our credit facility.

12.	Commitments and contingencies

(a)   Concentrations of credit risk

The Company’s investments are managed following prudent standards of diversification. Specific provisions limit the allowable holdings of a single issue and issuers. The Company believes that there are no significant concentrations of credit risk associated with its investments.

(b)   Employment agreements

The Company has entered into employment agreements with certain individuals that provide for option awards, executive benefits and severance payments under certain circumstances.

(c)   Operating leases

The Company leases office space and office equipment under operating leases. Total rent expense with respect to these operating leases for the year ended December 31, 2006 was approximately $437 (period ended December 31, 2005: $12). Future minimum lease commitments are as follows:

2007	$829
2008	829
2009	829
2010	829
2011 and thereafter	622

Total minimum future rentals	$3,938

13.	Related party transactions

The transactions listed below are classified as related party transactions as each counterparty has either a direct or indirect shareholding in the Company.

(a) The Company entered into an agreement on December 7, 2005 under which the Company’s founding investor Aquiline Capital Partners, LLC and its related companies (“Aquiline”) were engaged to provide services in connection with the Company’s formation and initial capitalization, including without limitation development of the Company’s business plan, recruitment of management and establishment of the Company’s Bermuda operations. In connection with this agreement, Aquiline received $12,300 in fees during 2005 which were included as organizational costs within additional paid-in capital. Aquiline entities, which own 6,857,143 shares in the Company, are allocated a warrant percentage of 6.55% and employ three of the Company’s directors who do not receive compensation from Validus.

(b) The Company entered into an advisory agreement on December 7, 2005 with Aquiline. Under this agreement, Aquiline from time to time provides advisory and consulting services in relation to the affairs of the Company and its subsidiaries. These services include insurance market consulting and strategic and capital planning. Under the terms of this agreement, the Company pays an annual advisory fee of $1,000 payable in advance for a period of five years from the date of initial funding until the termination date. Prior to the termination date, upon the earlier to occur of (a) a change in control and (b) a first public offering, the

VALIDUS HOLDINGS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share amounts)

13.	Related party transactions — (Continued)

Company shall immediately pay in full to Aquiline the remaining unpaid advisory fees. Certain officers and employees of Aquiline also invested in the Company and some of these individuals also serve as directors of the Company.

(c) The Company and Aquiline engaged Merrill Lynch to provide services in connection with the initial capitalization of Validus. In connection with this agreement, Merrill Lynch received $8,100 in fees during 2005 which are included as a direct equity offering expense within additional paid-in capital. Merrill Lynch entities, which own 5,714,285 shares in the Company, are allocated a warrant percentage of 0.67%, and have an employee on the Board of Directors who does not receive compensation from Validus. Merrill Lynch warrants are convertible to non-voting shares as described in note 7(b). In addition, entities affiliated with Merrill Lynch acted as the initial purchasers of $40,000 of the $150,000 Junior Subordinated Deferrable Debentures.

(d) The Company entered into an agreement on December 8, 2005 with BlackRock Financial Management, Inc. (“BlackRock”) under which BlackRock was appointed as an investment manager of part of its investment portfolio. This agreement was entered into on an arm’s length basis on terms generally available in the market. The Company incurred $1,164 during the year ended December 31, 2006 and $36 during the period ended December 31, 2005, of which $429 was included in accounts payable and accrued expenses at December 31, 2006 (2005: $36)

(e) The Company entered into an agreement on December 8, 2005 with Goldman Sachs Asset Management and its affiliates (“GSAM”) under which GSAM was appointed as an investment manager of part of the Company’s investment portfolio. This agreement was entered into on an arm’s length basis on terms available generally in the market. Goldman Sachs entities, which own 14,057,143 shares in the Company, are allocated a warrant percentage of 2.21%, and have an employee on the Board of Directors who does not receive compensation from Validus. The Company incurred $675 and $32 during the year ended December 31, 2006 and period ended December 31, 2005 of such investment management fees, of which $180 was included in accounts payable and accrued expenses at December 31, 2006 (2005: $32)

(f) In November 2006, the Company entered into a property quota share reinsurance contract with a subsidiary of Allied World Assurance Holdings Ltd. pursuant to which the Company assumed an approximate 10% share of the reinsurance assumed under the contract. $30,000 of gross premiums written in the fourth quarter of 2006 was recorded on this contract. The contract terms were negotiated on an arm’s length basis. Funds affiliated with Goldman Sachs are shareholders of Allied World Assurance Holdings Ltd.

14.	Earnings per share

As disclosed in note 17, a reverse stock split of the outstanding shares of Validus Holdings, Ltd, was approved by the shareholders, whereby each 1.75 outstanding shares was consolidated into 1 share. This reverse stock split has been reflected retroactively in the calculation of earnings per share.

VALIDUS HOLDINGS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share amounts)

14.	Earnings per share — (Continued)

The following table sets forth the computation of basic and diluted earnings per share for the year ended December 31, 2006 and period ended December 31, 2005:

	Year ended	Period ended
	December 31,	December 31,
	2006	2005

Net income (loss) available to common shareholders	$183,097	$(49,708)

Weighted average shares — basic
Ordinary shares outstanding	58,477,130	58,423,174
Share equivalents
Warrants	244,180	—
Restricted Shares	153,257	—
Options	—	—

Weighted average shares — diluted	58,874,567	58,423,174

Basic earnings per share	$3.13	$(0.85)

Diluted earnings per share	$3.11	$(0.85)

Share equivalents that would result in the issuance of common shares of 812,450 and 805,899 were outstanding for the year ended December 31, 2006 and period ended December 31, 2005, respectively, but were not included in the computation of diluted earnings per share because the effect would be antidilutive.

15.	Statutory financial data

Validus Re is registered under The Insurance Act 1978 (Bermuda), Amendments Thereto and Related Regulations (“The Act”). Under the Insurance Act, Validus Re is required to prepare Statutory Financial Statements and to file a Statutory Financial Return. Validus Re obtained an exemption from making a statutory filing to the Bermuda Monetary Authority for the period ended December 31, 2005 under Section 56 of the Act. The Act also requires Validus Re to maintain a minimum share capital of $1,000 and to meet a minimum solvency margin equal to the greatest of 50% of net premiums written or 15% of the loss and loss adjustment expense reserves. To satisfy these requirements, Validus Re is required to maintain a minimum level of statutory capital and surplus of $238,547. Validus Re’s actual statutory capital and surplus at December 31, 2006 was $1,319,228. Validus Re is also required to maintain a minimum liquidity ratio. Both of these requirements were met at December 31, 2006 and December 31, 2005.

16.	Subsequent events

On January 16, 2007, Validus filed a Registration Statement on Form S-1 with the United States Securities and Exchange Commission. Validus intends to use such net proceeds for general corporate purposes and to support future growth of its reinsurance operations.

On January 18, 2007, Windstorm Kyrill produced damaging winds across Europe. Windstorm Kyrill caused damage predominantly in Germany as well as in the U.K., Belgium, the Netherlands, Austria, Poland and the Czech Republic. At this time, overall insured market loss estimates from commercial model vendors are wide-ranging. The Company is continuing to review its in-force contracts and preliminary loss information from clients, but does not expect that any losses will have a material impact on its shareholders’ equity or liquidity.

VALIDUS HOLDINGS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share amounts)

On February 14, 2007, the Company entered into a commitment letter with JPMorgan Chase Bank, National Association and Deutsche Bank AG, New York Branch, under which JPMorgan Chase Bank National Association, and Deutsche Bank AG, New York Branch have agreed to arrange to provide a $200 million three-year unsecured facility with letter of credit availability for Validus Re and revolving credit availability for Validus and a $500 million five-year secured facility with letter of credit availability for Validus Re.

17.	Share consolidation

A reverse stock split of the outstanding shares of Validus Holdings, Ltd., was approved by the shareholders, effective immediately following the Company’s Annual General Meeting on March 1, 2007, whereby each 1.75 outstanding shares was consolidated into 1 share, and the par value of the Company’s shares was increased to US $0.175 per share. This share consolidation has been reflected retroactively in these financial statements.

18.	Segment information

The Company operates in a single business segment. The following table sets forth a breakdown of the Company’s gross premiums written by line of business for the years indicated:

	Year ended		Period ended
	December 31, 2006		December 31, 2005
	Gross	Gross	Gross	Gross
	premiums	premiums	premiums	premiums
	written	written (%)	written	written (%)

Property	$370,958	68.6%	$—	—%
Marine	104,584	19.3%	—	—%
Other specialty
Aerospace	40,977	7.6%	—	—%
Life and A&H	1,729	0.3%	—	—%
Terrorism	18,525	3.4%	—	—%
Workers’ compensation	4,016	0.8%	—	—%

Total other specialty	65,247	12.1%	—	—%

Total	$540,789	100.0%	$—	—%

VALIDUS HOLDINGS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share amounts)

18.	Segment information — (Continued)

The following table sets forth a breakdown of the Company’s net premiums earned by line of business for the years indicated:

	Year ended		Period ended
	December 31, 2006		December 31, 2005
	Net	Net	Net	Net
	premiums	premiums	premiums	premiums
	earned	earned (%)	earned	earned (%)

Property	$214,083	69.8%	$—	—%
Marine	56,755	18.5%	—	—%
Other specialty
Aerospace	18,799	6.1%	—	—%
Life and A&H	1,473	0.5%	—	—%
Terrorism	12,721	4.2%	—	—%
Workers’ compensation	2,683	0.9%	—	—%

Total other specialty	35,676	11.7%	—	—%

Total	$306,514	100.0%	$—	—%

The Company’s exposures are generally diversified across geographic zones. The following table sets forth the gross premiums written allocated to the territory of coverage exposure for the years indicated:

	Year ended		Period ended
	December 31, 2006		December 31, 2005
	Gross	Gross	Gross	Gross
	premiums	premiums	premiums	premiums
	written	written (%)	written	written (%)

United States	$224,423	41.5%	$—	—%
Worldwide excluding United States(1)	38,720	7.2%	—	—%
Europe	36,812	6.8%
Latin America and Caribbean	15,412	2.8%	—	—%
Japan	6,326	1.2%	—	—%
Canada	2,103	0.4%	—	—%

Sub-total, non United States	99,373	18.4%	—	—%

Worldwide including United States(1)	71,432	13.2%	—	—%

Marine and Aerospace(2)	145,561	26.9%	—	—%

Total	$540,789	100.0%	$—	—%

(1)	Represents risks in two or more geographic zones.

(2)	Not classified as geographic area as marine and aerospace risks can span multiple geographic areas and are not fixed locations in some instances.

VALIDUS HOLDINGS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share amounts)

19.	Condensed unaudited quarterly financial data

	Quarters ended
	March 31,	June 30,	September 30,	December 31,
	2006	2006	2006	2006

Gross premiums written	$248,205	$110,574	$116,505	$65,505
Reinsurance premiums ceded	(8,238)	(16,921)	(38,892)	355

Net premiums written	239,967	93,653	77,613	65,860
Change in unearned premiums	(197,559)	(27,198)	14,885	39,293

Net premiums earned	42,408	66,455	92,498	105,153
Net investment income	10,912	13,185	16,272	17,652
Net realized gains (losses) on investments	(386)	(354)	(154)	(208)
Net foreign exchange losses	(4)	696	369	1,096

Total revenues	52,930	79,982	108,985	123,693
Losses and loss expenses	24,337	31,144	11,577	24,265
Policy acquisition costs	5,500	8,436	10,638	11,498
General and administrative expenses	7,633	9,733	13,641	15,225
Finance expenses	705	978	3,453	3,653
Fair value of warrants issued	77	—	—	—

Total expenses	38,252	50,291	39,309	54,641

Net income	$14,678	$29,691	$69,676	$69,052

Basic earnings per common share	$0.25	$0.51	$1.19	$1.18
Diluted earnings per common share	$0.25	$0.51	$1.19	$1.16
Weighted average shares — basic	58,460,716	58,482,601	58,482,601	58,482,601
Weighted average shares — diluted	58,509,519	58,591,802	58,651,163	59,745,784

Loss ratio	57.4%	46.9%	12.5%	23.1%
Expense ratio	31.0%	27.3%	26.2%	25.4%

Combined ratio	88.4%	74.2%	38.8%	48.5%

VALIDUS HOLDINGS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share amounts)

19.	Condensed unaudited quarterly financial data — (Continued)

Period ended
December 31,
2005(1)

Net investment income	$2,032
Net realized gains (losses) on investments	39

Total revenues	2,071
General & administrative expenses	2,657
Fair value of warrants issued	49,122

Total expenses	51,779

Net loss	$(49,708)

Basic loss per common share	$(0.85)
Diluted loss per common share	$(0.85)
Weighted average shares — basic	58,423,174
Weighted average shares — diluted	58,423,174

(1)	The Company was formed on October 19, 2005, and underwriting commenced on January 1, 2006. Accordingly, the results for 2005 are for a shortened period and do not include any underwriting income.

SCHEDULES TO CONSOLIDATED FINANCIAL STATEMENTS
VALIDUS HOLDINGS, LTD.

Schedule I — Summary of investments other than investments in related parties

Summary of investments other than investments in related parties at December 31, 2006
(expressed in thousands of U.S. dollars)

			Amount at which
	Amortized		shown on the
	cost	Market value	balance sheet

U.S. Government and Government Agency	$119,579	$119,731	$119,731
Corporate	223,079	222,989	222,989
Asset-backed and mortgage-backed securities	501,324	502,137	502,137

Total fixed maturities	843,982	844,857	844,857
Total short-term investments	531,530	531,530	531,530

Total investments	$1,375,512	$1,376,387	$1,376,387

Schedule II

VALIDUS HOLDINGS, LTD. (parent company only)

BALANCE SHEETS as at December 31, 2006 and 2005
(Expressed in thousands of U.S. dollars)

	December 31,	December 31,
	2006	2005

ASSETS
Cash and cash equivalents	$36	$11,906
Investment in subsidiary	1,348,823	999,844
Other assets	3,389	118
Accrued investment income	—	9
Intercompany receivable	—	1,008

Total assets	$1,352,248	$1,012,885

LIABILITIES
Intercompany payable	$9,158	$—
Accounts payable and accrued expenses	567	13,079
Debentures payable	150,000	—

Total liabilities	$159,725	$13,079

Commitments and contingent liabilities

SHAREHOLDERS’ EQUITY
Ordinary shares, 571,428,571 authorized, par value $0.175
Issued and outstanding (2006; 58,482,601, 2005; 58,423,174)	$10,234	$10,224
Additional paid-in capital	1,048,025	1,039,185
Accumulated other comprehensive income	875	105
Retained earnings (deficit)	133,389	(49,708)

Total shareholders’ equity	1,192,523	999,806

Total liabilities and shareholders’ equity	$1,352,248	$1,012,885

VALIDUS HOLDINGS, LTD. (parent company only)

STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2006 and the Period from October 19, 2005 to December 31, 2005
(Expressed in thousands of U.S. dollars)

	Year ended	Period ended
	December 31,	December 31,
	2006	2005

Revenues
Equity in net earnings of subsidiaries	$194,117	$(552)
Net investment income	25	9

Total revenues	194,142	(543)
Expenses
General and administrative expenses	2,276	43
Finance expenses	8,692	—
Fair value of warrants issued	77	49,122

Total expenses	11,045	49,165

Net income (loss)	$183,097	$(49,708)

VALIDUS HOLDINGS, LTD. (parent company only)

STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2006 and
the Period from October 19, 2005 to December 31, 2005
(Expressed in thousands of U.S. dollars)

	Year ended	Period ended
	December 31,	December 31,
	2006	2005

Cash flows provided by operating activities
Net income (loss) for the year	$183,097	$(49,708)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Fair value of warrants expensed	77	49,122
Equity in net earnings of subsidiary	(194,117)	552
Change in:
Accrued investment income	9	(9)
Other assets	479	(118)
Intercompany receivable	1,008	(1,008)
Intercompany payable	9,158	—
Accounts payable and accrued expenses	522	43

Net cash provided by (used in) operating activities	233	(1,126)

Cash flows used in investing activities
Investment in subsidiaries	(146,212)	(1,000,000)

Net cash used in investing activities	(146,212)	(1,000,000)

Cash flows provided by financing activities
Net proceeds on issuance of debentures	146,250	—
Issue of common shares, net	(12,141)	1,013,032

Net cash provided by financing activities	134,109	1,013,032

Net (decrease) increase in cash	(11,870)	11,906
Cash and cash equivalents — Beginning of year	11,906	—

Cash and cash equivalents — End of year	$36	$11,906

Schedule IV — Reinsurance at December 31, 2006
VALIDUS HOLDINGS, LTD.

REINSURANCE
at December 31, 2006
(Expressed in thousands of U.S. dollars)

					Percentage
		Ceded	Assumed		of amount
		to other	from other	Net	assumed
	Gross	companies	companies	amount	to net

Year ended December 31, 2006	$—	$63,696	$540,789	$477,093	113%
Period from October 19, 2005 to December 31, 2005	$—	$—	$—	$—	0%

GLOSSARY OF SELECTED REINSURANCE AND OTHER RELATED TERMS

Accumulation/accumulating	All the risks that could be affected by the same event or all the underwritten lines regarding the same risk.

Acquisition expenses or acquisition costs	The aggregate expenses incurred by a company acquiring new business, including commissions, brokerage and U.S. federal excise tax.

Additional case reserves	Additional case reserves represent management’s estimate of reserves for claims and claim expenses that are allocated to specific contracts, less paid and reported losses by the client.

Aggregate excess of loss	A form of excess of loss reinsurance in which the excess and the limit of liability are expressed as annual aggregate amounts.

Attachment point	The dollar amount of loss (per occurrence or in the aggregate, as the case may be) above which excess of loss reinsurance becomes operative.

Broker/Intermediary	An intermediary who negotiates contracts of insurance or reinsurance, receiving a commission for placement and other services rendered, between (1) a policyholder and a primary insurer, on behalf of the insured party, (2) a primary insurer and reinsurer, on behalf of the primary insurer, or (3) a reinsurer and a retrocessionaire, on behalf of the reinsurer.

Capacity or underwriting capacity	The percentage of surplus, or the dollar amount of exposure, that an insurer or reinsurer is willing or able to place at risk. Capacity may apply to a single risk, a program, a line of business or an entire book of business. Capacity may be constrained by legal restrictions, corporate restrictions or indirect restrictions. Reinsurance serves to increase a company’s underwriting capacity by reducing its exposure from particular risks.

Case reserves	Loss reserves, established with respect to specific, individual reported claims.

Casualty insurance or reinsurance	Insurance or reinsurance that is primarily concerned with the losses caused by injuries to third persons and their property (in other words, persons other than the policyholder) and the legal liability imposed on the insured resulting therefrom. Also referred to as liability insurance.

Catastrophe	A severe loss, typically involving multiple claimants. Common perils include earthquakes, hurricanes, hailstorms, severe winter weather, floods, fires, tornadoes, explosions and other natural or man-made disasters. Catastrophe losses may also arise from acts of war, acts of terrorism and political instability.

Catastrophe excess of loss reinsurance	A form of excess of loss reinsurance that, subject to a specified limit, indemnifies the ceding company for the amount of loss in excess of a specified retention with respect to an accumulation of losses resulting from a “catastrophe.”

Cede, cedant, ceding company	When a party reinsures its liability with another, it “cedes” business and is referred to as the “cedant” or “ceding company.”

Claim	Request by an insured or reinsured for indemnification by an insurance company or a reinsurance company for loss incurred from an insured peril or event.

Class 4 reinsurer	Those underwriting direct excess liability and/or property catastrophe reinsurance risk in Bermuda. The minimum capital and surplus requirement is $100,000,000 and the actuarial certification requirement is yearly. This class is reserved for highly capitalized companies.

Combined ratio	The combined ratio is the sum of the losses and expenses ratio and the expense ratio. A combined ratio below 100% generally indicates profitable underwriting prior to the consideration of investment income. A combined ratio over 100% generally indicates unprofitable underwriting prior to the consideration of investment income.

Demand surge	The temporary inflation of costs for building materials and labor resulting from increased demand for rebuilding services in the aftermath of a disaster.

Excess of loss	Insurance or reinsurance that indemnifies the insured or reinsured against all or a specified portion of losses on underlying insurance policies in excess of a specified amount, which is called a “level” or “retention.” Also known as non-proportional reinsurance. Excess of loss reinsurance is written in layers. A reinsurer or group of reinsurers accepts a band of coverage up to a specified amount. The total coverage purchased by the cedant is referred to as a “program” and will typically be placed with predetermined reinsurers in pre-negotiated layers. Any liability exceeding the outer limit of the program reverts to the ceding company, which also bears the credit risk of a reinsurer’s insolvency.

Excess of loss reinsurance	A generic term describing reinsurance that indemnifies the reinsured against all or a specified portion of losses on underlying insurance policies in excess of a specified amount, which is called a “level” or “retention.” Also known as non-proportional reinsurance. Excess of loss reinsurance is written in layers. A reinsurer or group of reinsurers accepts a bank of coverage up to a specified amount. The total coverage purchased by the cedant is referred to as a “program” and will typically be placed with predetermined reinsurers in pre-negotiated layers. Any liability exceeding the out limit of the program reverts to the ceding company, which also bears the credit risk of a reinsurer’s insolvency.

Exclusions	Those risks, perils, or classes of insurance with respect to which the reinsurer will not pay loss or provide reinsurance, notwithstanding the other terms and conditions of reinsurance.

Expense ratio	The ratio of the sum of the acquisition expenses and operational expenses to net premiums earned.

First-Party Risk	Property risk and other reinsurance lines commonly referred to as short-tail in nature.

Frequency	The number of claims occurring during a given coverage period.

Gross premiums written	Total premiums for insurance written and assumed reinsurance during a given period.

Incumbent	A reinsurer who is on risk on the policy that is being renewed.

Incurred but not reported (IBNR)	Reserves for estimated losses that have been incurred by insureds and reinsureds but not yet reported to the insurer or reinsurer including unknown future developments on losses that are known to the insurer or reinsurer.

Industry loss warranty	A reinsurance contract in which the payout is dependent on two triggers. The first trigger is the insured loss of the purchaser and the second is the industry wide loss. Both triggers need to be impacted for a payout to occur.

Layer	The interval between the retention or attachment point and the maximum limit of indemnity for which a reinsurer is responsible.

Limits	The maximum amount that an insurer or reinsurer will insure or reinsure for a specified risk or portfolio of risks. The term also refers to the maximum amount of benefit payable for a given claim or occurrence.

Long-tail	An insurance coverage that has a lengthy period between the occurrence and final settlement of a claim.

Loss; losses	An occurrence that is the basis for submission and/or payment of a claim. Whether losses are covered, limited or excluded from coverage is dependent on the terms of the policy.

Loss adjustment expense	The expenses of settling claims, including legal and other fees and the portion of general expenses allocated to claim settlement costs.

Loss emergence patterns	A development pattern used to project current reported or paid loss amounts to their ultimate settlement value or amount.

Loss reserves	See “Reserves.”

Losses and loss expenses ratio; Loss ratio	The ratio of incurred losses and loss expenses to net premiums earned. Incurred losses include a provision for IBNR.

Losses occurring basis	Insurance or Reinsurance coverage with respect to losses that occur during the policy period.

Net premiums earned	The portion of net premiums written during or prior to a given period that was actually recognized as income during such period.

Net premiums written	Gross premiums written for a given period less premiums ceded to reinsurers and retrocessionaires during such period.

Non-proportional reinsurance	See “Excess of loss reinsurance.”

Perils	This term refers to the causes of possible loss in property insurance and reinsurance, such as fire, windstorm, collision, hail, etc. In casualty insurance and reinsurance, the term “hazard” is more frequently used.

Premiums; written, earned and unearned	The amount charged during the term on policies and contracts issued, renewed or reinsured by an insurance company or reinsurance company. Written premium is premium registered on the books of an issuer or reinsurer at the time a policy is issued and paid for. Unearned premium is premium for a future exposure period. Earned premium is written premium minus unearned premium for an individual policy.

Probable Maximum Loss (“PML”)	The maximum amount of loss expected from a reinsurance contract measured over various return periods (e.g., once in 100 years) or measured probabilistically (e.g., 1% probability).

Property catastrophe insurance	Insurance that provides coverage to a person with an insurable interest in tangible property for that person’s property loss, damage or loss of use resulting from a catastrophic event.

Property insurance or reinsurance	Insurance or reinsurance that provides coverage to a person with an insurable interest in tangible property for that person’s property loss, damage or loss of use.

Proportional reinsurance	A generic term describing all forms of reinsurance in which the reinsurer shares a proportional part of the original premiums and losses of the reinsured. Also known as pro rata reinsurance, quota share reinsurance or participating reinsurance. In proportional reinsurance the reinsurer generally pays the ceding company a ceding commission. The ceding commission generally is based on the ceding company’s cost of acquiring the business being reinsured (including commissions, premium taxes, assessments and miscellaneous administrative expenses) and also may include a profit factor.

Pro rata	Pro Rata Reinsurance is a type of reinsurance whereby the reinsurer, in return for a predetermined portion or share of the insurance premium charged by the ceding company, indemnifies the ceding company against a predetermined portion of losses and loss adjustment expenses of the ceding company under the covered policies or policy.

Quota share reinsurance	A form of proportional reinsurance in which the reinsurer assumes an agreed percentage of each insurance being reinsured and shares all premiums and losses in accordance with the reinsured percentage. See also “Proportional Reinsurance” and “Surplus Share Reinsurance.”

Rate on line	The premium paid by an insurer to a reinsurer as a percentage of the reinsurer’s exposure.

Reinstatement premium	The premium charged for the restoration of the reinsurance limit of a catastrophe contract to its full amount after payment by the reinsurer of losses as a result of an occurrence.

Reinstatement premium protection	Coverage offered to protect the reinsured against the contingency of having to pay reinstatement premiums.

Reinsurance	An arrangement in which an insurance company, the reinsurer, agrees to indemnify another insurance or reinsurance company, the ceding company, against all or a portion of the insurance or reinsurance risks underwritten by the ceding company under one or more policies. Reinsurance can provide a ceding company with several benefits, including a reduction in net liability on individual risks and catastrophe protection from large or multiple losses. Reinsurance also provides a ceding company with additional underwriting capacity by permitting it to accept larger risks and write more business than would be possible without a concomitant increase in capital and surplus, and facilitates the maintenance of acceptable financial ratios by the ceding company.

Reinsurance treaties	The reinsurance of a specified type or category of risk defined in a reinsurance agreement between an insurer or other reinsured and a reinsurer. Typically, in treaty reinsurance, the primary insurer or reinsured is obligated to offer and the reinsurer is obligated to accept a specified portion of all of that type or category of risks originally written by the insurer or reinsured.

Reserves or loss reserves	Liabilities established by insurers and reinsurers to reflect the estimated costs of claim payments and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses, for loss adjustment expenses (“LAE”) and for unearned premiums. Loss reserves consist of “case reserves,” or reserves established with respect to individual reported claims, and “IBNR reserves.” For reinsurers, LAE reserves are generally not significant because substantially all of the LAE associated with particular claims are incurred by the primary insurer and reported to reinsurers as losses. Unearned premium reserves constitute the portion of premium paid in advance for insurance or reinsurance that has not yet been provided. See also “Claim reserves.”

Retention	The amount or portion of risk that an insurer retains for its own account. Losses in excess of the retention level up to the outer limit of the program, if any, are paid by the reinsurer. In proportional treaties, the retention may be a percentage of the original policy’s limit. In excess of loss business, the retention is a dollar amount of loss, a loss ratio or a percentage.

Retrocessional reinsurance; retrocessionaire	The transaction whereby a reinsurer cedes to another reinsurer (the “retrocessionaire”) all or part of the reinsurance it has assumed. Retrocessional reinsurance does not legally discharge the ceding reinsurer from its liability with respect to its obligations to the reinsured. Reinsurance companies cede risks to retrocessionaires for reasons similar to those that cause primary insurers to purchase reinsurance: to reduce net liability on individual risks, to protect against catastrophic losses, to stabilize financial ratios and to obtain additional underwriting capacity.

Risk excess of loss reinsurance	A form of excess of loss reinsurance that covers a loss of the reinsured on a single “risk” in excess of its retention level, rather than the aggregate losses for all covered risks, as does catastrophic excess of loss reinsurance. A “risk” in this context might mean the insurance coverage on one building or a group of buildings or the insurance coverage under a single policy that the reinsured treats as a single risk.

Risks	A term used to denote the physical units of property at risk or the object of insurance protection that are not perils or hazards. Also defined as chance of loss or uncertainty of loss.

Risks attaching basis	Contracts that cover claims that arise on underlying insurance policies that incept during the term of the reinsurance contract.

Saffir-Simpson Hurricane Scale	The Saffir-Simpson Hurricane Scale is a 1-5 rating based on the hurricane’s present intensity. This is used to give an estimate of the potential property damage and flooding expected along the coast from a hurricane landfall. Wind speed is the determining factor in the scale, as follows:

• Category One Hurricane: Winds 74-95 mph

• Category Two Hurricane: Winds 96-110 mph

• Category Three Hurricane: Winds 111-130 mph

• Category Four Hurricane: Winds 131-155 mph

• Category Five Hurricane: Winds greater than 155 mph

Severity	The magnitude of claims occurring during a given coverage period.

Short-tail	An insurance coverage that has a brief period between the occurrence and payment of a claim.

Sidecar	Special purpose reinsurer created to provide quota share retrocession to an insurer or reinsurer for specific lines or risks.

Specialty lines	Lines of insurance and reinsurance that provide coverage for risks that are often unusual or difficult to place and do not fit the underwriting criteria of standard commercial products carriers.

Submission	An unprocessed application for (i) insurance coverage forwarded to a primary insurer by a prospective policyholder or by a broker on behalf of such prospective policyholder, (ii) reinsurance coverage forwarded to a reinsurer by a prospective ceding insurer or by a broker or intermediary on behalf of such prospective ceding insurer or (iii) retrocessional coverage forwarded to a retrocessionaire by a prospective ceding reinsurer or by a broker or intermediary on behalf of such prospective ceding reinsurer.

Surplus share reinsurance	A form of pro rata reinsurance (proportional) indemnifying the ceding company against loss to the extent of the surplus insurance liability ceded, on a share basis similar to quota share. See also “Proportional Reinsurance” and “Quota Share Reinsurance.”

Third-party liability	The obligation to compensate another person harmed or injured by a negligent or wrongful act or omission. A person other than the parties to a liability policy (i.e., not the insurer nor the policyholder) is a third-party. When an insured (the first party) causes a loss, the insurer (the second party) assumes the insured’s liability up to the policy limit.

Treaty	A reinsurance agreement covering a book or class of business that is automatically accepted on a bulk basis by a reinsurer. A treaty contains common contract terms along with a specific risk definition, data on limit and retention, and provisions for premium and duration.

Underwriting	The insurer’s or reinsurer’s process of reviewing submissions for insurance coverage, deciding whether to accept all or part of the coverage requested and determining the applicable premiums.

Underwriting cycle	An insurance business cycle, where rates and premiums (and therefore profits) alternately rise and fall, rather than growing smoothly. Causes of these cycles are interest rate and stock market fluctuations, flow of excessive new capital into the insurance industry during profitable years, social and economic inflation, catastrophic losses, and competition.

U.S. GAAP	Accounting principles generally accepted in the United States, as defined by the Financial Accounting Standards Board. U.S. GAAP is the method of accounting to be used by the Company for reporting to shareholders.

Through and including          , 2007 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

           Shares

Validus Holdings, Ltd.

Common Shares

PROSPECTUS

Goldman, Sachs & Co.

Merrill Lynch & Co.

          , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses payable by us, other than underwriting commissions, fees and expenses, in connection with the issuance and distribution of the common shares being registered hereby. All of the fees set forth below are estimates except for the SEC registration fee, the NASD fee and the NYSE listing fee.

SEC registration fee		$21,400
NYSE listing fee		*
NASD fee		*
Blue Sky fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous fees and expenses		*

Total	$	*

*	To be provided by amendment.

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Bye-law 50 of the Registrant’s Bye-laws provides, among other things, that the Registrant will, in the case of directors and officers of the Registrant, and may (in the discretion of the Board of Directors), in the case of employees and agents, indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Registrant), by reason of his acting in such capacity or his acting in any other capacity for, or on behalf of, the Registrant, against any liability or expense actually and reasonably incurred by such person in respect thereof. The Registrant shall, in the case of directors and officers, and may, in other cases, advance the expenses of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law.

Bye-law 50 of the Registrant’s Bye-laws also provides that none of the officers or directors of the Registrant will be personally liable to the Registrant or its shareholders for any action or failure to act to the full extent that they are indemnified under the Registrant’s Bye-laws.

Bye-law 50A of the Registrant’s Bye-laws provides that each shareholder agrees to waive any claim or right of action such shareholder might have, whether individually or by or in the right of the Registrant, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for the Registrant; provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.

Section 98 of the Companies Act 1981 of Bermuda provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to such company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act. Section 98 further provides that any provision, whether contained in the bye-laws of a company or in any contract or arrangement between such company and any director exempting or indemnifying him against any liability which would otherwise attach to him in respect of any fraud or dishonesty of which he may be guilty in relation to such company, shall be void.

Section 98A of the Companies Act permits a Bermuda company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not such Bermuda company may otherwise indemnify such officer or director.

The Registrant may purchase directors’ and officers’ liability insurance policies. Such insurance would be available to the Registrant’s directors and officers in accordance with its terms. In addition, certain directors may be covered by directors’ and officers’ liability insurance policies purchased by their respective employers.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES

The Registrant was incorporated as a Bermuda company in October 2005. Following its incorporation, the Registrant issued 102,240,600 common shares at a price of U.S. $10.00, for an aggregate price of $1,022,406,000, to certain accredited investors on December 12, 2005, and issued an additional 104,000 shares to certain new accredited investors in February 2006 at a price of $10.00, for an aggregate price of $1,040,000. The Registrant believes that each transaction, if deemed to be a sale of a security, was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof. Each sale of shares was made in reliance on Regulation D. Please note that the above share numbers and prices do not reflect the Company’s recent 1.75 for one reverse stock split of outstanding common shares.

In connection with these transactions, the Registrant paid a fee of $8.1 million to Merrill Lynch, Pierce, Fenner & Smith Incorporated in payment of deal fees and expenses, including for serving as its placement agent.

The founder and sponsoring investors were issued Warrants. The Warrants represent, in the aggregate, 12.0% of the fully diluted shares of the Registrant (assuming exercise of all options, Warrants and any other rights to purchase Common Shares) and are subject to adjustment such that the Warrants will continue to represent, in the aggregate, 12.0% of the fully diluted shares of the Registrant until such time as the Registrant consummates an initial public offering, amalgamation, merger or another such similar corporate event. In consideration for the founder’s and sponsoring investors’ commitments, the Registrant had issued as at December 31, 2006 Warrants to the founding shareholder and sponsoring investors to purchase, in the aggregate, up to 8,455,319 common shares. In February 2006, 8,593 additional Warrants were issued to the founding shareholder and sponsoring investors to maintain the allocation at 12% of the fully diluted shares of the Registrant. Of those issued, 1,557,188 of the Warrants are to purchase non-voting common shares. The Warrants will expire ten years from the date of issue and will be exercisable at a price per share of $17.50, which is equal to the price per share paid by investors in the private offering following the reverse split. The issuance of the Warrants was made in reliance on Regulation S.

On June 15, 2006, the Registrant issued $150.0 million aggregate principal amount of junior subordinated deferrable interest debentures due 2036, which it refers to as the Junior Subordinated Deferrable Debentures, in a private placement to certain accredited investors. The Junior Subordinated Deferrable Debentures mature on June 15, 2036, are redeemable at the Registrant’s option at par beginning June 15, 2011 and require the Registrant to make quarterly interest payments to the holders of the Junior Subordinated Deferrable Debentures. The Registrant paid $3.8 million in commissions and discounts to parties who are not related to the Registrant.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

Exhibit
number	Description of document

1.1	Form of Underwriting Agreement*
3.1	Memorandum of Association dated October 10, 2005**
3.2	Amended and Restated Bye-laws*
4.1	Specimen Common Share Certificate*
4.2	Certificate of Deposit of Memorandum of Increase of Share Capital dated October 28, 2005**
5.1	Form of Opinion of Conyers Dill & Pearman**
8.1	Form of Opinion of Cahill Gordon & Reindel llp as to certain tax matters**
8.2	Form of Opinion of Conyers Dill & Pearman as to certain tax matters**
10.1	Shareholders’ Agreement dated as of December 12, 2005 among Validus Holdings, Ltd. and the Shareholders Named Herein**
10.2	Founder Agreement with Aquiline Capital Partners LLC dated December 7, 2005**
10.3	Advisory Agreement with Aquiline Capital Partners LLC dated December 7, 2005**
10.4	Form of Warrant**
10.5	Five-Year Secured Letter of Credit Facility Agreement
10.6	Three-Year Unsecured Letter of Credit Facility Agreement
10.7	[Reserved]
10.8	9.069% Junior Subordinated Deferrable Debentures Indenture as of June 15, 2006**
10.9	First Supplemental Indenture to the above Indenture dated as of September 15, 2006**
10.10	Amended and Restated Employment Agreement between Validus Holdings, Ltd. and Edward J. Noonan**
10.11	Amended and Restated Employment Agreement between Validus Holdings, Ltd. and George P. Reeth**
10.12	Amended and Restated Employment Agreement between Validus Holdings, Ltd. and Joseph E. (Jeff) Consolino**
10.13	Amended and Restated Employment Agreement between Validus Holdings, Ltd. and Stuart W. Mercer**
10.14	Amended and Restated Employment Agreement between Validus Reinsurance, Ltd. and Conan M. Ward**
10.15	Investment Manager Agreement with BlackRock Financial Management, Inc.**
10.16	Risk Reporting & Investment Accounting Services Agreement with BlackRock Financial Management, Inc.**
10.17	Discretionary Advisory Agreement with Goldman Sachs Asset Management**
10.18	Validus Holdings, Ltd. 2005 Amended & Restated Long Term Incentive Plan*
10.19	Form of Restricted Share Agreement for employee without Employment Agreement**
10.20	Form of Restricted Share Agreement for employee with Employment Agreement**
10.21	Form of Stock Option Agreement for employee without Employment Agreement**
10.22	Form of Stock Option Agreement for employee with Employment Agreement**
10.23	Nonqualified Supplemental Deferred Compensation Plan**
10.24	Director Stock Compensation Plan**
10.25	Employment Agreement between Validus Reinsurance, Ltd. and Jerome Dill**
10.26	Amended and Restated Restricted Share Agreement between Validus Holdings, Ltd. and Edward J. Noonan**
10.27	Amended and Restated Restricted Share Agreement between Validus Holdings, Ltd. and George P. Reeth**
10.28	Stock Option Agreement between Validus Holdings, Ltd. and Edward J. Noonan**
10.29	Stock Option Agreement between Validus Holdings, Ltd. and George P. Reeth**
21.1	Subsidiaries of the Registrant**
23.1	Consent of Conyers Dill & Pearman (included in Exhibits 5.1 and 8.2)*
23.2	Consent of Cahill Gordon & Reindel llp (included in Exhibit 8.1)*

Exhibit
number	Description of document

23.3	Consent of PricewaterhouseCoopers
24.1	Power of Attorney (included as part of the signature pages)**
99.1	Audit Committee Charter*
99.2	Compensation Committee Charter*
99.3	Corporate Governance and Nominating Committee Charter*

*	To be filed by Amendment.

**	Previously filed.

(b) Financial Statement Schedules

Schedule I — Summary of investments other than investments in related parties

Schedule II — Balance Sheets as at December 31, 2006 and 2005; Statement of Operations and Comprehensive Income for the year ended December 31, 2006 and the period from October 19, 2005 to December 31, 2005; Statement of Cash Flows for the year ended December 31, 2006 and the period from October 19, 2005 to December 31, 2005.

Schedule IV — Reinsurance at December 31, 2006

ITEM 17.   UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the purchase agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on April 9, 2007.

Validus Holdings, Ltd.

By:	/s/ Edward J. Noonan
Name: Edward J. Noonan

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward J. Noonan Name: Edward J. Noonan	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	April 9, 2007

* Name: George P. Reeth	Deputy Chairman and President	April 9, 2007

/s/ Joseph E. (Jeff) Consolino Name: Joseph E. (Jeff) Consolino	Vice President (Principal Financial Chief Financial Officer and Executive Vice President (Principal Financial Officer and Principal Accounting Officer)	April 9, 2007

* Name: Matthew J. Grayson	Director	April 9, 2007

* Name: Jeffrey W. Greenberg	Director	April 9, 2007

* Name: John J. Hendrickson	Director	April 9, 2007

* Name: Stuart A. Katz	Director	April 9, 2007

* Name: Sander M. Levy	Director	April 9, 2007

* Name: Jean-Marie Nessi	Director	April 9, 2007

* Name: Mandakini Puri	Director	April 9, 2007

Signature	Title	Date

* Name: Alok Singh	Director	April 9, 2007

* Name: Christopher E. Watson	Director	April 9, 2007

/s/ Joseph E. (Jeff) Consolino As: Attorney-in-Fact

EXHIBIT LIST

Exhibit
number	Description of document

1.1	Form of Underwriting Agreement*
3.1	Memorandum of Association dated October 10, 2005**
3.2	Amended and Restated Bye-laws*
4.1	Specimen Common Share Certificate*
4.2	Certificate of Deposit of Memorandum of Increase of Share Capital dated October 28, 2005**
5.1	Form of Opinion of Conyers Dill & Pearman**
8.1	Form of Opinion of Cahill Gordon & Reindel llp as to certain tax matters**
8.2	Form of Opinion of Conyers Dill & Pearman as to certain tax matters**
10.1	Shareholders’ Agreement dated as of December 12, 2005 among Validus Holdings, Ltd. and the Shareholders Named Herein**
10.2	Founder Agreement with Aquiline Capital Partners LLC dated December 7, 2005**
10.3	Advisory Agreement with Aquiline Capital Partners LLC dated December 7, 2005**
10.4	Form of Warrant**
10.5	Five-Year Secured Letter of Credit Facility Agreement
10.6	Three-Year Unsecured Letter of Credit Facility Agreement
10.7	[Reserved]
10.8	9.069% Junior Subordinated Deferrable Debentures Indenture as of June 15, 2006**
10.9	First Supplemental Indenture to the above Indenture dated as of September 15, 2006**
10.10	Amended and Restated Employment Agreement between Validus Holdings, Ltd. and Edward J. Noonan**
10.11	Amended and Restated Employment Agreement between Validus Holdings, Ltd. and George P. Reeth**
10.12	Amended and Restated Employment Agreement between Validus Holdings, Ltd. and Joseph E. (Jeff) Consolino**
10.13	Amended and Restated Employment Agreement between Validus Holdings, Ltd. and Stuart W. Mercer**
10.14	Amended and Restated Employment Agreement between Validus Reinsurance, Ltd. and Conan M. Ward**
10.15	Investment Manager Agreement with BlackRock Financial Management, Inc.**
10.16	Risk Reporting & Investment Accounting Services Agreement with BlackRock Financial Management, Inc.**
10.17	Discretionary Advisory Agreement with Goldman Sachs Asset Management**
10.18	Validus Holdings, Ltd. 2005 Amended & Restated Long Term Incentive Plan*
10.19	Form of Restricted Share Agreement for employee without Employment Agreement**
10.20	Form of Restricted Share Agreement for employee with Employment Agreement**
10.21	Form of Stock Option Agreement for employee without Employment Agreement**
10.22	Form of Stock Option Agreement for employee with Employment Agreement**
10.23	Nonqualified Supplemental Deferred Compensation Plan**
10.24	Director Stock Compensation Plan**
10.25	Employment Agreement between Validus Reinsurance, Ltd. and Jerome Dill**
10.26	Amended and Restated Restricted Share Agreement between Validus Holdings, Ltd. and Edward J. Noonan**
10.27	Amended and Restated Restricted Share Agreement between Validus Holdings, Ltd. and George P. Reeth**
10.28	Stock Option Agreement between Validus Holdings, Ltd. and Edward J. Noonan**
10.29	Stock Option Agreement between Validus Holdings, Ltd. and George P. Reeth**
21.1	Subsidiaries of the Registrant**
23.1	Consent of Conyers Dill & Pearman (included in Exhibits 5.1 and 8.2)*
23.2	Consent of Cahill Gordon & Reindel llp (included in Exhibit 8.1)*
23.3	Consent of PricewaterhouseCoopers
24.1	Power of Attorney (included as part of the signature pages)**
99.1	Audit Committee Charter*
99.2	Compensation Committee Charter*
99.3	Corporate Governance and Nominating Committee Charter*

*	To be filed by Amendment.

**	Previously filed.